       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION JULY 5, 1996
                                                            ------
                                                      REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                         DANIELSON HOLDING CORPORATION
            (exact name of registrant as specified in its charter)

        Delaware                     6719                    95-6021257
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                                                    Lisa D. Levey
                                                    General Counsel
                                             Danielson Holding Corporation
           767 Third Avenue                       767 Third Avenue
     New York, New York 10017-2023             New York, NY 10017-2023
            (212) 888-0347                         (212) 888-0347
   (Address, including zip code, and     (Name, address, including zip code,
           telephone number,                    and telephone number,
 including area code, of registrant's     including area code, of agent for
      principal executive office)                     service)

                               ----------------

    Michael W. Stamm         Charles H. Gray, III      Charles T. Tuggle, Jr.
  Anderson Kill Olick &          President and        Baker, Donelson, Bearman
     Oshinsky, P.C.         Chief Operating Officer               &
   1251 Avenue of the      Midland Financial Group,        Caldwell, P.C.
        Americas                     Inc.                165 Madison Avenue
 New York, NY 10020-1182      825 Crossover Lane,         Memphis, TN 38103
     (212) 278-1702                Suite 112               (901) 577-2267
                               Memphis, TN 38117
                                (901) 680-9100

  Approximate date of commencement of proposed sale of securities to public: As soon as practicable after the effective date of this Registration Statement.
                                ----------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                                       PROPOSED
                                                       MAXIMUM      AMOUNT OF
               TITLE OF EACH CLASS OF                 AGGREGATE    REGISTRATION
           SECURITIES TO BE REGISTERED(1)           OFFERING PRICE    FEE(2)
- -------------------------------------------------------------------------------
  Common Stock, $0.10 par value; Series A
   Cumulative Perpetual Preferred Stock, $0.10 par
   value                                             $21,664,412      $7,471
================================================================================

(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of Midland Financial Group, Inc. ("Midland"), in connection with the merger (the "Merger") of Midland into Mission Sub E, Inc., a wholly-owned subsidiary of Registrant ("Merger Sub").
(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 for the purpose of calculating the amount of registration fee.

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                         DANIELSON HOLDING CORPORATION

  Cross Reference Sheet pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K showing the location or heading in the Joint Proxy Statement/Prospectus of the information required by Part I of Form S-4.

                                               Location or Heading in
     S-4 Item Number and Caption             Proxy Statement/Prospectus
     ---------------------------             --------------------------
  A. INFORMATION ABOUT THE
   TRANSACTION
   1.  Forepart of Registration
        Statement and Outside        Facing Page; Cross Reference Sheet; Outside
        Front Cover Page of          Front Cover Page of Proxy
        Prospectus................   Statement/Prospectus

  2.  Inside Front and Outside
        Back Cover Pages of
        Prospectus................   Available Information; Inside Front Cover
                                     Page of Proxy Statement/Prospectus; Table
                                     of Contents

   3.  Risk Factors, Ratio of
        Earnings to Fixed Charges
        and Other Information.....   Summary; Risk Factors; Pro Forma Financial
                                     Information; Selected Consolidated
                                     Historical Financial Data of Danielson;
                                     Selected Consolidated Historical Financial
                                     Data of Midland; Market Prices and Related
                                     Information

4.  Terms of the Transaction...      Summary; The Merger; The Merger Agreement
                                     Certain Federal Income Tax Consequences;
                                     Description of Danielson Capital Stock;
                                     Comparison of Certain Rights of
                                     Stockholders

   5.  Pro Forma Financial
        Information...............   Summary; Pro Forma Financial Information

   6.  Material Contacts with the
        Company Being Acquired....   Summary; The Merger; The Merger Agreement

   7.  Additional Information
        Required for Reoffering by
        Persons and Parties Deemed
        to be Underwriters........   Not Applicable

   8.  Interests of Named Experts
        and Counsel...............   Not Applicable

   9.  Disclosure of Commission
        Position on
        Indemnification for
        Securities Act
        Liabilities...............   Undertakings; Part II

  B. INFORMATION ABOUT THE
   REGISTRANT
   10. Information with Respect to
        S-3 Registrants...........   Not Applicable

   11. Incorporation of Certain
        Information by Reference..   Not Applicable

                                              Location or Heading in
    S-4 Item Number and Caption             Proxy Statement/Prospectus
    ---------------------------             --------------------------
   12. Information with Respect
        to S-2 or S-3
        Registrants..............   Summary; Danielson's NOL and Deferred Tax
                                    Asset; Business Information Regarding
                                    Danielson and Merger Sub; Pro Forma
                                    Financial Information; Selected
                                    Consolidated Financial Data of Danielson;
                                    Danielson Management's Discussion and
                                    Analysis of Financial Condition and Results
                                    of Operations; Market Prices and Related
                                    Information; Financial Statements

   13. Incorporation of Certain
        Information by
        Reference................   Not Applicable

   14. Information with Respect
        to Registrants Other than
        S-3 or S-2 Registrants...   Not Applicable

  C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

   15. Information with Respect
        to S-3 Companies.........   Not Applicable

   16. Information with Respect
        to S-2 or S-3 Companies..   Summary; Business Information Regarding
                                    Midland; Pro Forma Financial Information;
                                    Selected Consolidated Financial Data of
                                    Midland; Midland Management's Discussion
                                    and Analysis of Financial Condition and
                                    Results of Operations; Market Prices and
                                    Related Information; Financial Statements
   17. Information with Respect
        to Companies Other than
        S-2 or S-3 Companies.....   Not Applicable

  D. VOTING AND MANAGEMENT
   INFORMATION
   18. Information if Proxies,
        Consents or
        Authorizations Are to be
        Solicited................   Cover Page; Summary; Introduction; The
                                    Merger; The Merger Proposal; Comparison of
                                    Certain Rights of Stockholders; Principal
                                    Midland Stockholders; Principal Danielson
                                    Stockholders; Election of Danielson
                                    Directors; Executive Officers; Executive
                                    Compensation; Certain Relationships and
                                    Related Transactions

   19. Information if Proxies,
        Consents or
        Authorizations Are Not to
        be Solicited, or in an
        Exchange Offer...........   Not Applicable

                         DANIELSON HOLDING CORPORATION
                               767 Third Avenue
                         New York, New York 10017-2023

                                                                   July 5, 1996

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Danielson Holding Corporation ("Danielson"), which will be held on Friday, August 2, 1996, at The New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th and 49th Streets), New York, New York 10017 at 1:00 p.m. New York time (the "Annual Meeting").

  At this meeting, you will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve the proposed merger (the "Merger") of Midland Financial Group, Inc. ("Midland") into Mission Sub E, Inc., a wholly-owned subsidiary of Danielson ("Merger Sub"), pursuant to an Agreement and Plan of Merger dated February 26, 1996 (as amended, the "Merger Agreement") among Danielson, Midland and Merger Sub. Approval of the Merger Proposal constitutes approval of the following matters, each of which is related to and necessary for the consummation of the Merger:

    (a) the issuance of shares of Danielson common stock in a number sufficient to enable Danielson to consummate (i) the Merger and (ii) a proposed public offering of Danielson common stock, a substantial portion of the net proceeds of which are intended to be used to fund the cash portion of the consideration to be paid by Danielson in the Merger and all or a portion of a $30 million capital contribution to the surviving company upon the effectiveness of the Merger; approval of the Merger Proposal will authorize Danielson to issue up to, but not in excess of, 1,802,000 shares of Danielson common stock in the Merger and 18,889,000 shares of Danielson common stock in the proposed public offering;

    (b) the terms of the new series of Danielson preferred stock that will be issued to holders of Midland common stock as part of the consideration in the Merger;

    (c) the amendment of the Danielson Certificate of Incorporation to increase the authorized capital of Danielson from a total of 30 million shares to a total of 50 million shares, 10 million of which may be preferred stock and 40 million of which may be common stock; and

    (d) the amendment of the Danielson Certificate of Incorporation to remove Article SIXTH thereof which prohibits the issuance of non-voting stock by Danielson.

  You will also be asked at the meeting to vote on the election of nine directors and to ratify the appointment of KPMG Peat Marwick LLP as the independent certified public accountants for Danielson for 1996.

  The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus.

  THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, DANIELSON. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

  All stockholders are invited to attend the Annual Meeting in person. Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Danielson common stock.

  Because of the significance of the proposed transaction to Danielson, your participation in the Annual Meeting, in person or by proxy, is especially important.

  In order that your shares may be represented at the Annual Meeting, you are urged to complete, sign, date and return promptly the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person, you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy.

                                          Sincerely,

                                          C. Kirk Rhein, Jr.
                                          President and Chief Executive
                                           Officer

                         MIDLAND FINANCIAL GROUP, INC.
                              825 Crossover Lane
                           Memphis, Tennessee 38117

                                                                   July 5, 1996

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Midland Financial Group, Inc. ("Midland"), which will be held on Friday, August 2, 1996, at The New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th and 49th Streets), New York, New York 10017 at 10:00 a.m., New York time (the "Special Meeting").

  At this meeting, you will be asked to consider and vote upon a proposed merger (the "Merger") involving Midland and Danielson Holding Corporation ("Danielson"), pursuant to which Midland will be merged with and into Mission Sub E, Inc., a wholly-owned subsidiary of Danielson ("Merger Sub"). Upon the Merger, Merger Sub, as a wholly-owned subsidiary of Danielson, will be the surviving company, and shareholders of Midland will receive a combination of cash, Danielson common stock and Danielson Series A Cumulative Perpetual Preferred Stock. The consideration to be received by Midland shareholders in the Merger will have a value, based on the valuation provisions in the Agreement and Plan of Merger, dated as of February 26, 1996 (as amended, the "Merger Agreement") equal to $14.50 per share of Midland common stock. The amount to be paid by Danielson in the Merger represents 1.6 times the book value of Midland as of December 31, 1995. The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus.

  THE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, MIDLAND AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  All shareholders are invited to attend the Special Meeting in person. Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of common stock of Midland.

  The accompanying Joint Proxy Statement/Prospectus provides detailed information concerning the Merger and certain additional information. You are urged to read and carefully consider this information.

  Because of the significance of the proposed transaction to Midland, your participation in the meeting, in person or by proxy, is especially important.

  In order that your shares may be represented at the Special Meeting, you are urged promptly to complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting in person, you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

                                          Sincerely,

                                          Joseph W. McLeary
                                          Chairman and Chief Executive Officer

                         DANIELSON HOLDING CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on August 2, 1996

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Danielson Holding Corporation ("Danielson") will be held on Friday, August 2, 1996, at The New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th and 49th Streets), New York, New York 10017 at 1:00 p.m., New York time (the "Annual Meeting"), for the following purposes:

  1. To consider and to vote on a proposal (the "Merger Proposal") to approve the proposed merger (the "Merger") of Midland Financial Group, Inc. ("Midland") with and into Mission Sub E, Inc., a Delaware corporation that is a wholly-owned subsidiary of Danielson ("Merger Sub"), pursuant to an Agreement and Plan of Merger dated February 26, 1996 (as amended, the "Merger Agreement"), among Danielson, Midland and Merger Sub, a copy of which is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix A; Merger Sub, as a wholly-owned subsidiary of Danielson, will be the surviving company in the Merger; approval of the Merger Proposal will constitute approval of the following matters each of which is related to the Merger and necessary for the consummation of the Merger;

    (a) the issuance of shares of Danielson common stock, $0.10 par value per share ("Danielson Common Stock") in a number sufficient to enable Danielson to consummate (i) the Merger and (ii) a proposed public offering of shares of Danielson Common Stock, a substantial portion of the net proceeds of which are intended to be used to fund (x) the cash portion of the consideration to be paid by Danielson in the Merger (currently estimated to be $40,533,416 assuming 5,590,816 shares of Midland common stock outstanding at closing) and (y) all or a portion of a capital contribution to the surviving company of $30 million; approval of the Merger Proposal will authorize Danielson to issue up to, but not in excess of, 1,802,000 shares of Danielson common stock in the Merger and 18,889,000 shares of Danielson common stock in the proposed public offering;

    (b) the rights, powers, privileges and restrictions of the new Danielson Series A Cumulative Perpetual Preferred Stock which will be issued to holders of Midland common stock as part of the consideration in the Merger;

    (c) the amendment of the Danielson Certificate of Incorporation to increase Danielson's authorized shares from 30 million shares (20 million of which may be common stock and 10 million of which may be preferred stock) to 50 million shares (40 million of which may be common stock and 10 million of which may be preferred stock);

    (d) the amendment of the Danielson Certificate of Incorporation to remove Article SIXTH thereof which prohibits the issuance of non-voting stock by Danielson.

  2. To elect nine directors of Danielson to serve for the ensuing year and until their successors are elected;

  3. To confirm the appointment of KPMG Peat Marwick LLP as the independent certified public accountants for Danielson for the year ending December 31, 1996; and

  4. To transact such other business as may properly come before the meeting.

  The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.

  Only stockholders of record at the close of business on June 27, 1996 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

  Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Danielson Common Stock.

  THE BOARD OF DIRECTORS OF DANIELSON RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER PROPOSAL AND THE OTHER MATTERS TO BE PRESENTED AT THE ANNUAL MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LISA D. LEVEY
                                          Secretary

New York, New York
July 5, 1996


                            YOUR VOTE IS IMPORTANT

 To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. To revoke a proxy, you must submit to the Secretary of Danielson, prior to voting, either a signed instrument of revocation or a duly executed proxy bearing a date or time later than the proxy being revoked. If you attend the meeting, you may vote in person even if you previously returned a proxy.

                         MIDLAND FINANCIAL GROUP, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         To Be Held on August 2, 1996

                               ----------------

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Midland Financial Group, Inc. ("Midland") will be held on Friday, August 2, 1996, at The New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th and 49th Streets), New York, New York 10017 at 10:00 a.m., New York time, for the following purposes:

  1. To consider and vote upon the approval and adoption of an Agreement and Plan of Merger dated as of February 26, 1996 (as amended, the "Merger Agreement") between Midland and Danielson Holding Corporation ("Danielson"), a copy of which is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus. The Merger Agreement provides for, among other things, the proposed merger of Midland (the "Merger") with and into Mission Sub E, Inc., a Delaware corporation, that is a wholly-owned subsidiary of Danielson ("Merger Sub"), with Merger Sub to be the surviving corporation in the Merger; and

  2. To transact such other business as may properly come before the meeting.

  The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.

  Only shareholders of record at the close of business on June 14, 1996 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

  Approval of the Merger and the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Midland common stock.

  THE BOARD OF DIRECTORS OF MIDLAND RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          ELENA BARHAM
                                          Secretary

Memphis, Tennessee
July 5, 1996


                            YOUR VOTE IS IMPORTANT

 To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. To revoke a proxy, you must submit to the Secretary of Midland, prior to voting, either a signed instrument of revocation or a duly executed proxy bearing a date or time later than the proxy being revoked. If you attend the meeting, you may vote in person even if you previously returned a proxy.

                       JOINT PROXY STATEMENT/PROSPECTUS

     DANIELSON HOLDING CORPORATION          MIDLAND FINANCIAL GROUP, INC.
 PROXY STATEMENT FOR ANNUAL MEETING OF PROXY STATEMENT FOR SPECIAL MEETING OF
             STOCKHOLDERS                           SHAREHOLDERS
     TO BE HELD ON AUGUST 2, 1996           TO BE HELD ON AUGUST 2, 1996

                                ---------------

                         DANIELSON HOLDING CORPORATION
 Prospectus for Common Stock and Series A Cumulative Perpetual Preferred Stock

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are being furnished in connection with the solicitation of proxies by the Boards of Directors of Danielson Holding Corporation ("Danielson") and Midland Financial Group, Inc. ("Midland") to be used at the Annual Meeting of Stockholders of Danielson to be held on August 2, 1996 at 1:00 p.m., Eastern Daylight Time (the "Danielson Meeting") and the Special Meeting of Shareholders of Midland to be held on August 2, 1996 at 10:00 a.m., Eastern Daylight Time (the "Midland Meeting" and, together with the Danielson Meeting, the "Meetings"), in each case, at The New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th and 49th Streets), New York, New York 10017. This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Danielson and Midland on or about July 5, 1996.

  At the Midland Meeting, the stockholders of Midland will consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated as of February 26, 1996, (as amended, the "Merger Agreement"), among Danielson, Midland and Mission Sub E, Inc., a wholly-owned subsidiary of Danielson ("Merger Sub"). The Merger Agreement provides for the merger (the "Merger") of Midland with and into Merger Sub. Upon the effectiveness of the Merger, Merger Sub will be the surviving corporation as a wholly-owned subsidiary of Danielson (the "Surviving Corporation").

  STOCKHOLDERS OF MIDLAND AND DANIELSON SHOULD CAREFULLY CONSIDER THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE FACTORS DISCUSSED UNDER THE HEADING "RISK FACTORS" AT PAGE 19.

  At the Danielson Meeting, the stockholders of Danielson will consider and vote on a proposal (the "Merger Proposal") to approve the proposed Merger of Midland into Merger Sub pursuant to the Merger Agreement. Approval of the Merger Proposal constitutes approval of the following matters, each of which is related to and necessary for the consummation of the Merger:

    (a) the issuance of shares (the "Common Stock Issuance") of Danielson common stock, $0.10 par value per share ("Danielson Common Stock") in a number sufficient to enable Danielson to consummate (i) the Merger and (ii) a proposed public offering of Danielson Common Stock (the "Public Offering"), a substantial portion of the net proceeds of which are intended to be used to fund the cash portion of the consideration to be paid by Danielson in the Merger and all or a portion of a $30 million capital contribution to the Surviving Corporation upon the effectiveness of the Merger, with any remaining proceeds being added to the general corporate funds of Danielson; approval of the Merger Proposal will authorize Danielson to issue up to, but not in excess of, 1,802,000 shares of Danielson Common Stock in the Merger and 18,889,000 shares of Danielson Common Stock in the Public Offering;

    (b) the terms (the "Preferred Stock Terms") of a new series of Series A Cumulative Perpetual Preferred Stock of Danielson, $0.10 par value per share ("Danielson Series A Preferred Stock"), that will be issued to holders of Midland common stock as part of the consideration in the Merger;

    (c) the amendment of the Danielson Certificate of Incorporation to increase the authorized capital of Danielson from a total of 30 million shares to a total of 50 million shares, 10 million of which may be preferred stock and 40 million of which may be common stock (the "Authorized Capital Charter Amendment"); and

    (d) the amendment of the Danielson Certificate of Incorporation to remove Article SIXTH thereof which prohibits the issuance of non-voting stock by Danielson (the "Non-Voting Stock Charter Amendment").

  Pursuant to the terms of the Merger Agreement, upon the Merger becoming effective (the "Effective Time"), each share of Midland Common Stock outstanding prior to the Effective Time will be converted into a right to receive a combination of cash, Danielson Common Stock and Danielson Series A Preferred Stock which will have an aggregate value, based on valuation provisions agreed upon in the Merger Agreement, equal to $14.50 per share (the "Per Share Merger Price"). The Per Share Merger Price represents 1.6 times the per share book value of Midland as of December 31, 1995. The total consideration which Danielson is required to pay in the Merger (currently estimated to be approximately $81,066,832, when valued in accordance with the terms of the Merger Agreement and assuming 5,590,816 shares of Midland common stock, no par value ("Midland Common Stock"), are outstanding at the Effective
Time) will consist of 50% cash, 40% Danielson Series A Preferred Stock and 10% Danielson Common Stock.

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

      The date of this Joint Proxy Statement/Prospectus is July 5, 1996.

FOR NORTH CAROLINA INVESTORS: THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. EACH NORTH CAROLINA BUYER UNDERSTANDS THAT NEITHER DANIELSON NOR ANY SUBSIDIARY OF DANIELSON IS LICENSED AS AN INSURANCE COMPANY IN NORTH CAROLINA NOR DOES EITHER MEET THE BASIC ADMISSION REQUIREMENTS FOR LICENSING AS AN INSURANCE COMPANY IN NORTH CAROLINA.

  A condition to the Merger is the receipt by Midland of an opinion that the Merger qualifies as a tax-free transaction, within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), for holders of Midland Common Stock to the extent of the non-cash consideration received by such holders in the Merger. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--General." The Merger Agreement contains consideration election provisions that provide that (i) each holder of Midland Common Stock will be entitled to make an election (or multiple elections each relating to a portion of such holder's shares) requesting that the consideration to be paid to it in the Merger be either cash, Danielson Common Stock or Danielson Series A Preferred Stock and (ii) the available consideration payable in the Merger will be allocated first to Midland holders who request Danielson Common Stock, second to Midland holders who request Danielson Series A Preferred Stock, third to Midland holders who request cash. Midland holders who make no election will be treated as though they elected to receive cash. The consideration election provisions of the Merger Agreement accord first priority in the allocation of Merger consideration to Midland holders who elect Danielson Common Stock, so that any Midland holder who wishes to realize the tax-free benefits of the Merger to the greatest extent possible may, by electing Danielson Common Stock, increase the likelihood that such Midland holder will receive predominantly Danielson Common Stock and Danielson Series A Preferred Stock in the Merger. Neither Danielson nor Midland can predict at this time what elections will be made by holders of Midland Common Stock. Accordingly, holders of Midland Common Stock should be aware that it is possible that they may not receive in the Merger solely the form of consideration requested by them in their consideration elections and, under certain circumstances, may not receive any of the form of consideration requested. See "MERGER AGREEMENT--Election of Form of Merger Consideration" and Schedule I hereto for more information about the election provisions of the Merger Agreement.

  This Joint Proxy Statement/Prospectus also serves as a Prospectus of Danielson under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Danielson Common Stock and Danielson Series A Preferred Stock issuable in the Merger.

  No person is authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction in which such offer or solicitation may not lawfully be made. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Joint Proxy Statement/Prospectus.

  State insurance holding company laws and regulations applicable to Midland generally provide that no person may acquire control of Midland, and thus indirect control of its insurance subsidiaries, unless such person has provided certain required information to, and such acquisition is approved (or not disapproved) by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the Midland Common Stock would be presumed to have acquired such control, unless the appropriate insurance regulatory authorities, upon advance application, determine otherwise.

                             AVAILABLE INFORMATION

  Danielson and Midland are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each company files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports and other information filed by each of Danielson and Midland can be inspected and copied at the public reference facilities at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549, (by Danielson) at the SEC's Regional Office at Seven World Trade Center, New York, New York 10048 and (by Midland) at the SEC's Regional Office at Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60621-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material and other information concerning Midland can be inspected and copied at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Such material and other information concerning Danielson can be inspected and copied at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

  Danielson has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act covering the securities described herein. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents, and each statement is qualified in its entirety by reference to the applicable document if filed with the SEC or attached as an appendix hereto. For further information, reference is hereby made to the Registration Statement and the exhibits filed therewith. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION..................................................... iii
SUMMARY...................................................................   1
 The Companies............................................................   1
 Rationale for the Merger.................................................   2
 The Meetings.............................................................   3
 The Merger...............................................................   4
 Accounting; Adjustments at Closing.......................................  12
 Market Prices of Danielson Common Stock and Midland Common Stock.........  12
 Summary of Selected Historical and Pro Forma Condensed Financial
  Information (Unaudited).................................................  12
RISK FACTORS..............................................................  16
INTRODUCTION..............................................................  20
 Meetings of Stockholders.................................................  20
 Purpose of Meetings......................................................  20
 Voting Requirements at Meetings..........................................  20
 Proxies..................................................................  21
THE MERGER................................................................  23
 General..................................................................  23
 Background of the Merger.................................................  23
 Reasons for the Merger; Recommendation of the Danielson Board............  26
 Opinion of Danielson's Financial Advisor--Stephens.......................  28
 Information Concerning Stephens..........................................  32
 Information Concerning DLJ...............................................  32
 Reasons for the Merger; Recommendation of the Midland Board..............  33
 Opinion of Midland's Financial Advisor...................................  34
 Information Concerning Midland's Financial Advisor.......................  38
 Merger Consideration and Election of Consideration.......................  38
 Federal Income Tax Consequences..........................................  41
 Accounting Treatment.....................................................  41
 Regulatory Approvals.....................................................  41
 Interests of Certain Members of Midland Management in the Merger.........  41
 Effect on Employee Benefit Plans.........................................  42
 Resale of Danielson Common Stock and Danielson Series A Preferred Stock..  42
 No Appraisal Rights......................................................  43
 Trading Market...........................................................  43
THE MERGER AGREEMENT......................................................  44
 Effective Time...........................................................  44
 The Merger...............................................................  44

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                                                                           ----
 Consideration to be Received in the Merger...............................  44
 Information Concerning BT................................................  45
 Election of Form of Merger Consideration.................................  46
 Exchange of Shares.......................................................  46
 Fractional Shares........................................................  47
 Stock Options............................................................  47
 Registration and Listing of Share Consideration..........................  48
 Management of the Surviving Corporation..................................  48
 Representations and Warranties...........................................  48
 Covenants................................................................  48
 No Solicitation; Transaction Moratorium..................................  49
 Access to Information....................................................  49
 Additional Covenants.....................................................  49
 Conditions to the Merger.................................................  50
 The Public Offering......................................................  50
 Capital Contribution.....................................................  51
 Termination..............................................................  51
 Termination Expenses and Liability.......................................  51
 Indemnification..........................................................  52
THE MERGER PROPOSAL.......................................................  53
 The Common Stock Issuance................................................  53
 The Series A Preferred Stock Terms.......................................  54
 The Authorized Capital Charter Amendment.................................  55
 The Non-Voting Stock Charter Amendment...................................  56
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................  57
 General..................................................................  57
 Proposed Legislation.....................................................  57
 Treatment of Midland Stockholders........................................  58
 Special Considerations Relating to Danielson Series A Preferred Stock:
  Section 306 Stock.......................................................  60
 Treatment of Midland, Danielson and Merger Sub...........................  60
 Treatment of Midland Options.............................................  61
 Net Operating Loss Carryforwards of Danielson............................  61
DANIELSON'S NOL AND DEFERRED TAX ASSET....................................  62
BUSINESS INFORMATION REGARDING DANIELSON AND MERGER SUB...................  64
 Overview of NAICC's Insurance Business...................................  64
 NAICC's Workers' Compensation Insurance Business.........................  65

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                                                                           ----
 NAICC's Non-Standard Personal Automobile Insurance Business.............   67
 NAICC's Non-Standard Commercial Automobile Insurance Business...........   70
 Provisions for Losses and Loss Adjustment Expenses......................   71
 Reinsurance.............................................................   74
 Investments.............................................................   75
 Regulation..............................................................   76
 A.M. Best Rating........................................................   77
 Capital Adequacy and Risk-Based Capital.................................   77
 Danielson Trust's Business..............................................   78
 Employees...............................................................   79
 Properties..............................................................   79
 Legal Proceedings.......................................................   80


BUSINESS INFORMATION REGARDING MIDLAND...................................   81
 Overview................................................................   81
 Non-Standard Automobile Insurance.......................................   82
 Marketing...............................................................   83
 Underwriting............................................................   84
 Claims..................................................................   85
 Provisions for Losses and Loss Adjustment Expenses......................   85
 Reinsurance.............................................................   87
 Investments.............................................................   88
 Regulation..............................................................   89
 A.M. Best Rating........................................................   91
 Employees...............................................................   91
 Properties..............................................................   91
 Legal Proceedings.......................................................   91
PRO FORMA FINANCIAL INFORMATION..........................................   92
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DANIELSON.............   97
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MIDLAND...............   98
DANIELSON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................   99
 General.................................................................   99
 Results of NAICC's Operations...........................................   99
 Results of Danielson Trust's Operations.................................  103
 Results of Danielson's Operations.......................................  106
 Authoritative Accounting Pronouncements.................................  107

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                                                                          ----
MIDLAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS................................................... 108
 Results of Operations................................................... 108
 Liquidity and Capital Resources......................................... 111
 Recent Accounting Pronouncements........................................ 112
MARKET PRICES AND RELATED INFORMATION.................................... 113
DESCRIPTION OF DANIELSON CAPITAL STOCK................................... 114
 Danielson Common Stock.................................................. 114
 Danielson Series A Preferred Stock...................................... 116
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS............................. 119
 Election of Directors................................................... 119
 Removal of Directors.................................................... 119
 Conflict-of-Interest Transactions....................................... 120
 Special Meetings of Stockholders........................................ 120
 Required Vote for Authorization of Certain Actions...................... 120
 Action by Written Consent............................................... 121
 Inspection Rights....................................................... 121
 Amendment of Certificate of Incorporation and Bylaws.................... 121
 Voluntary Dissolution................................................... 122
 Indemnification......................................................... 122
 Business Combination Statute............................................ 122
 Control Share Acquisition Act........................................... 123
 Investor Protection Act................................................. 123
 Authorized Corporation Protection Act................................... 124
 Greenmail Act........................................................... 124
 Dividends and Other Distributions....................................... 125
 Dissenters' Rights...................................................... 125
PRINCIPAL MIDLAND STOCKHOLDERS........................................... 126
 Compliance with Section 16(a) of the Exchange Act....................... 127
PRINCIPAL DANIELSON STOCKHOLDERS......................................... 128
 Compliance with Section 16(a) of the Exchange Act....................... 130
ELECTION OF DANIELSON DIRECTORS.......................................... 130
EXECUTIVE OFFICERS....................................................... 134
EXECUTIVE COMPENSATION................................................... 135

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................ 142
CONFIRMATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS............. 142
LEGAL MATTERS............................................................. 142
EXPERTS................................................................... 142
PROPOSALS AND NOMINATIONS BY STOCKHOLDERS................................. 144
GLOSSARY OF SELECTED INSURANCE TERMS...................................... G-1
SCHEDULE I................................................................ I-1
INDEX TO FINANCIAL STATEMENTS............................................. F-1
APPENDICES
 APPENDIX A--  MERGER AGREEMENT
 APPENDIX A-1--MERGER AGREEMENT AMENDMENT NO. 1
 APPENDIX A-2--MERGER AGREEMENT AMENDMENT NO. 2
 APPENDIX B--  OPINION OF DANIELSON'S
               FINANCIAL ADVISOR
 APPENDIX C--  OPINION OF MIDLAND'S FINANCIAL ADVISOR
 APPENDIX D--  DLJ LETTER REGARDING COMMON STOCK OFFERING
 APPENDIX E--  TERMS OF DANIELSON SERIES A PREFERRED STOCK
 APPENDIX H--OPINION OF BT REGARDING DANIELSON SERIES A PREFERRED STOCK
               DIVIDEND RATE

                                    SUMMARY

The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus and in the attached Appendices. Stockholders of Danielson and Midland are urged to read carefully this Joint Proxy Statement/Prospectus and the attached Appendices in their entirety. This Joint Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. The actual results of Danielson and Midland could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "RISK FACTORS" and elsewhere in this Joint Proxy Statement/Prospectus. See "Glossary of Selected Insurance Terms" for definitions of certain insurance terms used herein.

All information concerning Danielson included in this Joint Proxy Statement/Prospectus and the attached Appendices has been furnished by Danielson and all information concerning Midland included in this Joint Proxy Statement/Prospectus and the attached Appendices has been furnished by Midland. Unless the context otherwise requires, as used in this Joint Proxy Statement/Prospectus "Danielson" refers to Danielson Holding Corporation and its consolidated subsidiaries including NAICC; "NAICC" refers to National American Insurance Company of California and its consolidated subsidiaries; "Midland" refers to Midland Financial Group, Inc. and its consolidated subsidiaries including MRIC and SRIC; "MRIC" refers to Midland Risk Insurance Company and its consolidated subsidiaries; and "SRIC" refers to Specialty Risk Insurance Company and its consolidated subsidiaries; each immediately prior to the Effective Time.

THE COMPANIES

 Danielson

  Danielson is a publicly-traded holding company which, through its principal insurance subsidiary, NAICC, is engaged in specialty property and casualty insurance businesses. NAICC underwrites principally workers' compensation insurance and non-standard automobile insurance in California and other western states. In 1987, when NAICC first became affiliated with Danielson, NAICC was a small non-rated company with $3.6 million of net premiums written. Since 1987, NAICC has grown to become a company rated B++ (Very Good) by A.M. Best Company ("A.M. Best"), with $55.3 million of net premiums written in 1995. During the past several years, NAICC has expanded from its workers' compensation insurance product line into non-standard automobile insurance in California. NAICC intends to continue to grow through expansion of its product lines and its geographic territories in a continuing effort to build stockholder value as a specialty insurance company.

  Danielson regularly seeks, and after the consummation of the Merger intends to continue to regularly seek, acquisition opportunities that will contribute to Danielson's strategy of being a diversified specialty property and casualty insurance company. Danielson looks for well-managed acquisition candidates that have the potential for achieving significant profitability and enhancing Danielson stockholder value, either as a result of synergies with existing Danielson operations or by otherwise helping Danielson to achieve its strategic objective of maximizing pre-tax income. Danielson, from time to time, signs confidentiality agreements with potential acquisition candidates relating to the exchange of information. Except for the Merger Agreement, Danielson is not currently a party to any understanding or agreement providing for an acquisition, and there is no assurance that Danielson in the future will conclude favorable acquisitions. In addition, Danielson's ability to issue significant amounts of Danielson Common Stock in future acquisitions is limited by regulations relating to the preservation of Danielson's net operating loss carryforwards ("NOL"). Danielson believes, however, that its modest debt leverage and increased size will leave it well positioned to pursue its acquisition strategy after the consummation of the Merger.

  Danielson is the successor to Mission Insurance Group, Inc. ("Mission"), a company successfully restructured and reorganized through efforts that began in 1985. During that restructuring, Danielson acquired NAICC as a vehicle to continue in the insurance business. After the Mission restructuring and as a result of the continuing run-off of Mission's business by trusts administered by various state regulators, Danielson preserved a federal NOL in excess of $1 billion which expires over the period ending 2010. As a result of the NOL, Danielson does not expect to pay any material federal income taxes during the period that its NOL is available. As required by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"), upon consummation of the Merger, Danielson will recognize an increase in its paid-in capital to the extent it determines that it is more likely than not that its NOL will be utilized. Management has determined that an increase of paid-in capital of approximately $150 million for financial accounting purposes reflects the likelihood of its future utilization of a portion of its NOL.

  In addition to NAICC, Danielson also owns a small California non-bank trust company, Danielson Trust Company ("Danielson Trust"). Danielson Trust is engaged in the personal trust and employee benefit trust businesses.

  Danielson's principal offices are located at 767 Third Avenue, New York, New York 10017-2023 and its telephone number is (212) 888-0347.

 Midland

  Midland is a publicly-traded company which, through MRIC and SRIC, its wholly-owned property and casualty insurance subsidiaries, specializes in the underwriting, marketing and servicing of non-standard personal automobile insurance. To a lesser extent, Midland also insures commercial automobile and related risks and coastal dwellings and through its Auto 13 program provides automobile insurance to individuals who file for bankruptcy protection.

  Midland underwrites and markets its products through a branch office network with three major company-owned regional offices and through three independently owned general agencies, which use approximately 8,500 independent agents. Midland conducts its business in 20 states, primarily in the southern and western United States.

  Midland's strategy is to be a low cost provider of non-standard personal automobile insurance. Midland's management believes that the non-standard personal automobile market provides greater opportunities for profit than other segments of the automobile property and casualty insurance market. Midland's management is pursuing a growth strategy which includes an underwriting and marketing focus on selected segments of the non-standard personal automobile market, particularly the minimum limit liability insured. Midland seeks to expand primarily within its existing markets since expansion in these markets is more cost effective than expansion in new markets. Midland also has implemented a direct marketing program in areas where its independent agency force is less established.

  Midland's principal executive offices are located at 825 Crossover Lane, Memphis, Tennessee 38117 and its telephone number is (901) 680-9100.

RATIONALE FOR THE MERGER

  Danielson and Midland believe that the Merger is beneficial to both companies and is likely to assist each in achieving strategic objectives that would be difficult for either company to achieve independently.

  The Merger is a significant step for Danielson in its continuing strategy to increase stockholder value by expanding its specialty property and casualty insurance business through strategic acquisition as well as through internal growth of Danielson's existing insurance business. Danielson's non-standard automobile insurance business will increase substantially as a result of the Merger. In 1995, Midland had $192.4 million of direct premiums written in its non-standard personal and commercial automobile insurance business, compared to Danielson's $31.1 million of direct premiums written in such line of business. See "PRO FORMA FINANCIAL INFORMATION."

  Midland believes that the Merger will assist it in addressing recent losses and other operational problems brought on by the rapid expansion of its full coverage programs in Arizona and California. Midland also believes that Danielson's post-Merger $30 million capital contribution (the "Capital Contribution") will improve its ability to capitalize on future opportunities to expand its operations in existing markets and in strategically selected new markets. Midland believes its net losses of $5.7 million and $9.8 million during the third and fourth quarters of 1995, respectively, are primarily attributable to pricing inadequacies relating to full coverage programs in Arizona and California and inefficient claims handling in those states. Midland has refocused on its core business and has made operational and underwriting changes to address the causes of those losses. Specifically, Midland has adopted rate increases in Arizona, California and other states and now performs certain prescreening techniques and has adopted other requirements which must be satisfied prior to underwriting new risks or full coverage policies. It has also upgraded claims management personnel. See "MIDLAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Midland believes that it will benefit from gaining access to NAICC's claims handling systems, which are superior to Midland's current claims systems. Midland expects that the Capital Contribution will provide Midland the flexibility to reduce or eliminate Midland's reliance on its quota-share reinsurance facility commencing January 1, 1997 and will enable Midland to refinance $26 million in secured bank debt on more attractive terms, both of which are expected to improve Midland's profitability. Due to the availability of Danielson's NOL, Midland will benefit from repositioning its investment portfolio from tax-exempt securities to higher-yielding taxable securities. On February 27, 1996, Midland's rating by A.M. Best was reduced from B+ (Very Good) to B (Adequate). At the time A.M. Best announced its downgrade of Midland, it also stated that it expected to restore Midland's rating to B+ upon consummation of the Merger and funding of the Capital Contribution.

  The underwriting operations and strategies of NAICC and Midland will remain separate and distinct after the Merger. Certain personnel of the two companies will be pooled, however, in order to enhance combined profitability. In addition, senior executive officers of Danielson, Midland and NAICC will be members of an Insurance Executive Committee, the purpose of which will be to identify and exploit opportunities to reduce costs through joint or pooled efforts.

THE MEETINGS

 The Danielson Meeting

  The Danielson Meeting will be held on Friday, August 2, 1996, at The New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th and 49th Streets), New York, New York 10017 at 1:00 p.m., New York time.

  Only holders of record of Danielson Common Stock at the close of business on June 27, 1996 (the "Danielson Record Date") will be entitled to vote at the Danielson Meeting. On the Danielson Record Date, there were issued and outstanding approximately 15,360,255 shares of Danielson Common Stock held by approximately 1,674 holders of record. Each share is entitled to one vote on each matter to come up at the Danielson Meeting, except that, pursuant to the Certificate of Incorporation of Danielson, voting for directors may be cumulative, if, prior to the vote, any Danielson stockholder gives notice to Danielson of such stockholder's intention to vote cumulatively.

  At the Danielson Meeting, the stockholders of Danielson will be asked to consider and vote upon the Merger Proposal. Approval of the Merger Proposal will constitute the approval of the Merger, the Common Stock Issuance, the Preferred Stock Terms, the Authorized Capital Charter Amendment and the Non-Voting Stock Amendment. See "THE MERGER PROPOSAL" for information about matters included in the Merger Proposal and possible consequences thereof. In addition, at the Danielson Meeting, the stockholders of Danielson will consider and vote on the election of nine directors and the ratification of the appointment of KPMG Peat Marwick LLP as Danielson's independent certified public accountants.

  Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Danielson Common Stock. On the Danielson Record Date, 7,680,128 shares of Danielson Common Stock constitute a majority of such shares outstanding and entitled to vote at the Danielson Meeting.

  As of the Danielson Record Date, directors and executive officers of Danielson owned beneficially an aggregate of 3,657,976 shares of Danielson Common Stock (including shares issuable upon the exercise of employee stock options which are currently exercisable or which will become exercisable prior to the Effective Time), or approximately 22.6% of the shares of Danielson Common Stock outstanding on such date.

 The Midland Meeting

  The Midland Meeting will be held on Friday, August 2, 1996, at The New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th and 49th Streets), New York, New York 10017 at 10:00 a.m., New York time.

  Only holders of record of Midland Common Stock at the close of business on June 14, 1996 (the "Midland Record Date") will be entitled to vote at the Midland Meeting. On the Midland Record Date, there were issued and outstanding 5,546,522 shares of Midland Common Stock held by approximately 1,900 holders of record. Each such share is entitled to one vote on each matter which comes up at the Midland Meeting.

  At the Midland Meeting, the stockholders of Midland will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the merger of Midland with and into Merger Sub, with Merger Sub being the surviving corporation.

  Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Midland Common Stock. On the Midland Record Date, 2,773,262 shares of Midland Common Stock constitute a majority of such shares outstanding and entitled to vote at the Midland Meeting.

  As of the Midland Record Date, directors and executive officers of Midland owned beneficially an aggregate of 1,598,323 shares of Midland Common Stock (including shares issuable upon the exercise of employee stock options which are currently exercisable or which will become exercisable prior to the Effective Time), or approximately 27% of the shares of Midland Common Stock outstanding on such date.

THE MERGER

 Form of the Merger

  Pursuant to the Merger Agreement, Midland will be merged with and into Merger Sub, with Merger Sub being the Surviving Corporation.

 Merger Consideration

  The Merger Agreement provides that each share of Midland Common Stock issued and outstanding prior to the Effective Time will be converted in the Merger into a right to receive consideration, consisting of a combination of cash, Danielson Common Stock and Danielson Series A Preferred Stock, which will have an aggregate value, based on valuation provisions agreed upon in the Merger Agreement, equal to $14.50 (the "Per Share Merger Price"). The Per Share Merger Price represents 1.6 times the per share book value of Midland as of December 31, 1995. The total consideration which Danielson is required to pay in the Merger (currently estimated to be $81,066,832, when valued in accordance with the terms of the Merger Agreement and assuming 5,590,816 shares are outstanding at the Effective Time) will consist of 50% cash, 40% Danielson Series A Preferred Stock (valued in accordance with the terms of the Merger Agreement) and 10% Danielson Common Stock (valued in accordance with the terms of the Merger Agreement), with the mix of such consideration for each Midland stockholder being subject to election and to certain state securities law restrictions.

  Pursuant to the terms of the Merger Agreement, shares of Danielson Common Stock issued to Midland stockholders as consideration in the Merger will be valued for purposes of the Merger at the average of the closing prices of Danielson Common Stock on the American Stock Exchange (the "AMEX") (or other national securities exchange on which Danielson Common Stock is then traded) for each day on which trading of Danielson Common Stock took place on such exchange during the period beginning on the date 20 days prior to the date on which the Public Offering is priced (the "Offering Pricing Date") and ending on the business day immediately preceding the Offering Pricing Date, provided that in no event shall such price be lower than $4.50 per share nor more than $10.50 per share.

  In addition, as provided in the Merger Agreement, the shares of Danielson Series A Preferred Stock issued to Midland stockholders in the Merger will be valued for purposes of the Merger at $25.00 per share (the "Stated Value"). The Merger Agreement also provides that the dividend rate applicable to Danielson Series A Preferred Stock shall initially be set, prior to the date of mailing of this Joint Proxy Statement/Prospectus, at the rate which would be likely to cause Danielson Series A Preferred Stock to trade at its Stated Value ($25.00 per share) if such security were assumed to have been trading on such date on a fully-distributed basis. The Merger Agreement provides that such rate is to be determined by the joint written opinion of Donaldson, Lufkin & Jenrette Securities Corporation, one of Danielson's financial advisors ("DLJ"), and The Robinson-Humphrey Company, Inc., Midland's financial advisor ("R-H"). If DLJ and R-H are unable to agree upon a dividend rate, the Merger Agreement provides that BT Securities Corporation ("BT") will advise Midland and Danielson in writing of the rate which, in its opinion represents the rate likely to cause Danielson Series A Preferred Stock to have a trading price equal to its Stated Value as of such date if such security were assumed to have been trading on such date on a fully-distributed basis. The Merger Agreement provides that, if the dividend rate specified by BT is within the range of rates indicated by DLJ and R-H, then the rate specified by BT shall be the rate and if the rate specified by BT is above or below the range of the two rates specified by DLJ and R-H, the dividend rate will be set at the nearest of the rates specified by DLJ and R-H.

  On June 19, 1996, DLJ advised Danielson that the dividend rate applicable to Danielson Series A Preferred Stock should be 9 1/4% per annum, while on June 24, 1996, R-H advised Midland that the dividend rate applicable to Danielson Series A Preferred Stock should be 11 1/4% per annum. As a result, BT was asked to specify a dividend rate. On July 1, 1996, BT advised Midland and Danielson that, in its opinion, the rate as of such date should be 10% per annum. Since the rate specified by BT was within the range of rates specified by DLJ and R-H, the rate specified by BT has been initially established as the dividend rate for Danielson Series A Preferred Stock as of the date of this Joint Proxy Statement/Prospectus. The full text of the written opinion of BT, which sets forth the assumptions made, matters considered and limitations on the review undertaken by BT (the "BT Opinion"), is attached as Appendix H to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

  On the Offering Pricing Date, which is expected to occur approximately three business days before the Effective Time, the 10% per annum dividend rate initially established as the dividend rate for Danielson Series A Preferred Stock as of the date of this Joint Proxy Statement/Prospectus will be adjusted by DLJ and R-H upward or downward, if necessary, to the rate which, as of the Offering Pricing Date, would be likely to cause

Danielson Series A Preferred Stock to trade at its Stated Value if such security were assumed to have been trading on such date on a fully-distributed basis. If DLJ and R-H are unable to agree upon a dividend rate as of the Offering Pricing Date, BT again will be called upon to specify a rate. The Merger Agreement provision requiring a re-evaluation, and if necessary, a readjustment, of the dividend rate of Danielson Series A Preferred Stock as of the Offering Pricing Date is intended to provide that the dividend rate finally set for Danielson Series A Preferred Stock will be determined with an awareness of prevailing interest or dividend rates for other securities as of a date reasonably close to the Effective Time, as well as events or developments occurring subsequent to the date the initial dividend rate was established. See "DESCRIPTION OF DANIELSON CAPITAL STOCK--Danielson Series A Preferred Stock."

  Under certain circumstances, the provisions in the Merger Agreement governing the valuation of Danielson Common Stock and Danielson Series A Preferred Stock which will be issued as part of the consideration payable in the Merger may result in such securities being ascribed a value for purposes of the Merger which may be above or below the market value of those securities under normal trading conditions after the Effective Time. See "THE MERGER--Merger Consideration and Election of Consideration." As described above, for purposes of the Merger, Danielson Series A Preferred Stock will be valued at its Stated Value and Danielson Common Stock will be valued at the average of the closing prices of that stock on the AMEX during the 20 days prior to the Offering Pricing Date but in no event shall such price be lower than $4.50 per share nor more than $10.50 per share. If the average trading price of Danielson Common Stock over that period is outside the $4.50 to $10.50 range agreed upon in the Merger Agreement, or if trading in Danielson Common Stock during that 20-day averaging period is affected positively or negatively by market conditions not present after the Effective Time, the price at which Danielson Common Stock is valued as a part of the Merger consideration may be greater than or less than the trading price of Danielson Common Stock after the Effective Time. In addition, although the dividend rate for Danielson Series A Preferred Stock was set on July 1, 1996 at the rate believed likely to cause that security to trade at its Stated Value if such were assumed to have been trading on a fully-distributed basis as of such date (and such rate will be re-evaluated and, if necessary, reset as of the Offering Pricing Date), Stated Value is not the actual market value of Danielson Series A Preferred Stock as of any date, and there can be no assurance that Danielson Series A Preferred Stock will trade at or near its Stated Value after the Effective Time. The dividend rate of 10.00% per annum initially established for the Series A Preferred Stock is below the midpoint of the range of rates specified by DLJ and R-H and is not the arithmetic average of the three different dividend rates specified by DLJ, R-H and BT, respectively. Because the rates specified by DLJ, R-H and BT are inherently subject to uncertainty, none of Midland, Danielson, DLJ, R-H or BT assumes responsibility if the Danielson Series A Preferred Stock does not have a trading price at or near its Stated Value at, or at any time after, the Effective Time.

  As stated above, the Merger Agreement provides that 10% of the total consideration payable in the Merger will be delivered in Danielson Common Stock, valued for that purpose on the basis of the average of the closing prices of Danielson Common Stock for each day on which trading took place during the period beginning on the date 20 days prior to the Offering Pricing Date and subject to the $4.50 to $10.50 range described above. Consequently, the total number of shares of Danielson Common Stock issuable in the Merger could be a maximum of 1,802,000 shares, assuming the minimum valuation of $4.50 per share applies, or a minimum of 772,065 shares, assuming the maximum value of $10.50 per share applies, or an aggregate number of shares within those maximum and minimum numbers if the closing price average for Danielson Common Stock is somewhere within the agreed-upon $4.50 to $10.50 range. A Midland stockholder who elects to receive solely Danielson Common Stock in the Merger, and who in fact receives solely Danielson Common Stock, would therefore receive
3.22 shares of Danielson Common Stock for each share of Midland Common Stock owned by it, assuming the minimum $4.50 per share value applies, or 1.38 shares of Danielson Common Stock for each of its shares of Midland Common Stock, assuming the $10.50 per share value applies.

  The funds necessary to pay the cash portion of the Merger consideration (currently estimated to be approximately $40,533,400 assuming 5,590,816 shares of Midland Common Stock are outstanding at the

Effective Time) and some or all of the Capital Contribution are expected to be raised in the Public Offering. The consummation of the Public Offering is a condition to the Merger. Danielson currently intends to raise in the Public Offering gross proceeds of approximately $85 million (before giving effect to any exercise of an over-allotment option), but, depending on market conditions, may decide to raise a greater amount. Any net proceeds of the Public Offering available after payment of the cash portion of the Merger consideration and the Capital Contribution will be added to Danielson's general corporate funds.

  The offering price of Danielson Common Stock in the Public Offering, the value of Danielson Common Stock for purposes of the Merger and the dividend rate of Danielson Series A Preferred Stock will all be finally determined on the Offering Pricing Date, which cannot occur until after the Meetings. Consequently, at the time of the Meetings Midland stockholders and Danielson stockholders will know the manner in which the Danielson Series A Preferred Stock dividend rate and the Danielson Common Stock value will be determined but they will not know what that value and dividend rate will be, nor will they know what the price of Danielson Common Stock in the Public Offering will be. The Merger Agreement does not impose any limitations or conditions relating to the value of Danielson Common Stock or the dividend rate of Danielson Series A Preferred Stock, other than the $4.50 to $10.50 price range for Danielson Common Stock issued in the Merger. In addition, the Merger Agreement does not set any minimum pricing requirement for the sale of Danielson Common Stock in the Public Offering. Both the Danielson Board and the Midland Board have determined however that if, after receipt of stockholder approval at the Meetings, either the average of the closing prices of Danielson Common Stock on the AMEX during the 20 days prior to the Offering Pricing Date or the pricing of Danielson Common Stock in the Public Offering is less than $4.50 or more than $10.50 per share, the Merger will not be consummated unless it is approved by Danielson and Midland stockholders on the basis of revised proxy materials specifically disclosing such Public Offering price or closing price average.

 Election of Form of Merger Consideration

  The Merger Agreement contains consideration election provisions that provide that (i) each holder of Midland Common Stock will be entitled to make an election requesting that the consideration to be paid to it in the Merger be either cash, Danielson Common Stock or Danielson Series A Preferred Stock and
(ii) the available consideration payable in the Merger will be allocated first to Midland holders who elect Danielson Common Stock, second to Midland holders who elect Danielson Series A Preferred Stock, third to Midland holders who elect cash. Midland holders who make no election will be treated for the purpose as though they elected to receive cash.

  Each holder of Midland Common Stock who has requested a specific form of consideration will receive such consideration in the Merger subject to securities law restrictions in certain states and to the availability of such consideration after giving effect to any prior allocations and after pro-rating such holder with other holders who have requested the same consideration. If there is not a sufficient amount of such consideration available to satisfy such holder's right to receive consideration in the Merger which has a value equal to the Per Share Merger Price (when valued in accordance with the Merger Agreement), such holder will receive additional, successive allocations of the other forms of consideration until such holder has received such value. In such event, a holder of Midland Common Stock who has elected to receive Danielson Common Stock will next receive an additional allocation of Danielson Series A Preferred Stock and, if necessary, an allocation of cash; a holder who has elected to receive Danielson Series A Preferred Stock will next receive an additional allocation of Danielson Common Stock and, if necessary, an allocation of cash; and a holder who has elected to receive cash will next receive an allocation of Danielson Series A Preferred Stock and, if necessary, an allocation of Danielson Common Stock.

  It is a condition to the Merger that Midland receive an opinion that the Merger will qualify as a tax-free transaction, within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, for holders of Midland

Common Stock to the extent of the non-cash consideration received by such holders in the Merger. The consideration election provisions of the Merger Agreement accord first priority in the allocation of Merger consideration to Midland holders who elect Danielson Common Stock so that any Midland holder who wishes to realize the benefits of the tax-free nature of the Merger to the greatest extent possible may, by electing Danielson Common Stock, increase the likelihood that such Midland holder will receive predominantly Danielson Common Stock and Danielson Series A Preferred Stock in the Merger.

  Neither Danielson nor Midland can predict at this time what elections will be made by holders of Midland Common Stock. Accordingly, holders of Midland Common Stock should be aware that it is likely that they may not receive in the Merger solely the form of consideration requested by them in their consideration elections and, under certain circumstances, it is possible that they may not receive any of the form of consideration requested. Attached as Schedule I to this Joint Proxy Statement/Prospectus is a table showing the resulting allocations of Merger consideration assuming, solely for purposes of illustration, three different hypothetical patterns of election by holders of Midland Common Stock.

 Recommendation of the Danielson Board of Directors

  The Board of Directors of Danielson (the "Danielson Board") believes that the Merger and the other transactions contemplated by the Merger Agreement and the Merger Proposal are fair to, and in the best interests of, Danielson and its stockholders. The Danielson Board has unanimously approved the Merger, the Merger Agreement, the Common Stock Issuance, the Preferred Stock Terms, the Authorized Capital Charter Amendment and the Non-Voting Stock Charter Amendment and recommends that the stockholders of Danielson vote FOR approval of the Merger Proposal.

  For a discussion of the factors considered by the Danielson Board in reaching its decisions, see "THE MERGER--Reasons for the Merger; Recommendation of the Danielson Board."

  The Danielson Board unanimously recommends that the stockholders of Danielson vote FOR the nine nominees to the Board of Directors of Danielson named herein, and FOR the ratification of the appointment of KPMG Peat Marwick LLP as Danielson's independent certified public accountants.

 Opinion of Danielson's Financial Advisor

  Stephens Inc. ("Stephens") has acted as financial advisor to Danielson in connection with the Merger. On February 25, 1996, the date on which the Danielson Board approved the Merger, Stephens advised the Danielson Board that Stephens believed it would be able, prior to the mailing of this Joint Proxy Statement/Prospectus, to render a written fairness opinion stating that the Merger is fair, from a financial point of view, to Danielson. Stephens advised the Danielson Board at the February 25 meeting that its views were preliminary in light of the lack of audited financial statements for Midland for the year ended December 31, 1995 and the continuing nature of Stephens' and Danielson's due diligence with respect to Midland. Immediately prior to the date of mailing of this Joint Proxy Statement/Prospectus, Stephens delivered to the Danielson Board a written opinion dated the date of this Joint Proxy Statement/Prospectus to the effect that as of such date the Merger was fair from a financial point of view to Danielson. The full text of the written opinion of Stephens, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Stephens is attached as Appendix B to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "THE MERGER--Opinion of Danielson's Financial Advisor-Stephens."

 Recommendation of the Midland Board of Directors

  The Board of Directors of Midland (the "Midland Board"), believes that the Merger is fair to, and in the best interests of, Midland and its stockholders. The Midland Board has approved the Merger and the Merger Agreement and recommends that the stockholders of Midland vote FOR approval of the Merger Agreement.

  For a discussion of the factors considered by the Midland Board in reaching its decision, see "THE MERGER--Reasons for the Merger; Recommendation of the Midland Board."

 Opinion of Midland's Financial Advisor

  The Robinson-Humphrey Company, Inc. ("R-H") has acted as financial advisor to Midland in connection with the Merger. On February 26, 1996, the date on which the Midland Board approved the Merger, R-H delivered an oral opinion to the Midland Board to the effect that, as of the date of such opinion, the Merger consideration was fair, from a financial point of view, to the holders of the Midland Common Stock. R-H has confirmed such opinion by delivery of a written opinion to that effect dated the date of this Joint Proxy Statement/Prospectus. The R-H opinion considered the fairness of the Merger consideration (having a value of approximately $14.50 per share) being paid by Danielson on an aggregate basis and, therefore, did not attempt to address certain fairness questions that may arise due to possible stockholder consideration elections made by Midland stockholders. Midland stockholders who elect to receive all Danielson Common Stock in the Merger or all Danielson Preferred Stock could receive consideration having a value at the Effective Time that is materially less than or materially more than $14.50 per Midland share depending on the market value of Danielson Common Stock or Danielson Preferred Stock at the Effective Time. See "RISK FACTORS--Potential Dilutive Effect of Merger on Danielson Common Stock" and "RISK FACTORS--Absence of Public Market for Danielson Series A Preferred Stock". The full text of the written opinion of R-H dated the date of this Joint Proxy Statement/Prospectus which sets forth the assumptions made, matters considered and limitations on the review undertaken by R-H, is attached as Appendix C to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "THE MERGER--Opinion of Midland's Financial Advisor."

 Regulatory Approvals Required

  The Merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), by the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ"). The Merger is subject to the expiration or earlier termination of the waiting period under the HSR Act. On April 18, 1996, Danielson and Midland completed the filing of notification and report forms under the HSR Act with the FTC and the DOJ with respect to the Merger. On May 2, 1996, Danielson and Midland were notified that early termination of the requisite waiting period under the HSR Act was granted effective as of such date.

  The Merger is also subject to, among other approvals, the prior approval of insurance regulatory authorities in the State of Tennessee and the State of California. Applications for such approvals were filed with the Tennessee Department of Commerce and Insurance (the "Tennessee Department") on March 14, 1996, and the California Department of Insurance (the "California Department") on April 19, 1996. On June 27, 1996, the Tennessee Department approved the Merger without a hearing. On June 24, 1996, the California Department approved the Merger without a hearing. See "THE MERGER--Regulatory Approvals" for further discussion of required regulatory approvals.

 Conditions to the Merger

  In addition to obtaining requisite stockholder and regulatory approvals, the obligations of Danielson and Midland to consummate the Merger are subject to the satisfaction or waiver of various conditions, including, among other things, the obtaining of required third party consents, the receipt of a legal opinion with respect to the tax consequences of the Merger, the truth and correctness of representations and warranties and the absence of certain material adverse changes. See "THE MERGER AGREEMENT--Conditions to the Merger."

 Certain Covenants

  The Merger Agreement contains various covenants of Danielson and Midland with respect to operational and other matters in the period prior to the Effective Time. Each of Danielson and Midland has agreed to conduct its business and operations prior to the Effective Time in the ordinary course consistent with past practices, except as contemplated by the Merger Agreement. Danielson and Midland have each also agreed that until the Effective Time each will, and that each will cause its subsidiaries to, (i) preserve intact its current business organizations and reputation, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it, comply in all material respects with applicable laws and (ii) not enter into any material transactions other than in the ordinary course of business consistent with the past practices. Additionally, Danielson and Midland have agreed, among other things, to (a) take all actions necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, (b) cooperate to make certain filings and obtain certain consents with respect to the Merger, and (c) cause a meeting of their respective stockholders to be duly called and held at which the Midland Board will recommend approval and adoption by the Midland stockholders of the Merger Agreement and the Merger, and the Danielson Board will recommend approval and adoption by the Danielson stockholders of the Merger Proposal. Danielson has also agreed to make the Capital Contribution. Midland has agreed that, except as required to comply with the fiduciary duties of the Midland Board, it will not solicit other transactions similar to the Merger. See "THE MERGER AGREEMENT--Covenants; Additional Covenants."

 Termination

  The Merger Agreement will terminate on August 31, 1996 unless Danielson enters into an underwriting agreement with respect to the Public Offering prior to such date. Midland may extend such termination date for two 30-day periods. Either Midland or Danielson may terminate the Merger Agreement prior to such date if the other party (i) materially breaches a representation, warranty or covenant contained in the Merger Agreement and fails to cure such breach in a timely manner, or (ii) is unable to satisfy a condition precedent to closing.

  Upon any termination of the Merger Agreement resulting from a material, but non-willful, breach of a representation, warranty or covenant contained in the Merger Agreement, the non-breaching party will be entitled to reimbursement by the breaching party of all documented out-of-pocket expenses incurred in an amount up to $1 million. Midland has agreed to pay Danielson $2.75 million if the Merger Agreement is terminated upon the occurrence of certain events and within six months of such termination (i) it is publicly announced that Midland will enter into an Acquisition Transaction (as defined in the Merger Agreement), (ii) Midland consummates an Acquisition Transaction, or (iii) Midland enters into an agreement with respect to an Acquisition Transaction. Midland is required to pay such amount only if an Acquisition Transaction closes, and any amount previously paid to Danielson by Midland as an expense reimbursement will apply as a credit against such amount. See "THE MERGER AGREEMENT--Termination; Termination Expenses and Liability."

 Stock Exchange Listing

  The Merger Agreement provides that Danielson will use its best efforts to cause the shares of Danielson Common Stock and Danielson Series A Preferred Stock issued in the Merger to be approved for listing on the AMEX or the New York Stock Exchange ("NYSE") or approved for trading on The National Association of Securities Dealers Automated Quotation System ("NASDAQ"), in each case subject to official notice of issuance, prior to the Effective Time. Danielson Common Stock is currently listed on the AMEX under the trading symbol "DHC." It is a condition to the consummation of the Merger that Danielson Series A Preferred Stock be approved for listing on the AMEX, NYSE or NASDAQ. The AMEX has certain listing criteria applicable to new listings of preferred stock. First, the issuer must appear to be in a financial position which will enable it to satisfactorily service the dividend requirements for the preferred stock and have, at a minimum, stockholders' equity of $4 million and pre-tax income of $750,000 in its last fiscal year, or in two of its last three fiscal years. Second, in the case of an issuer whose common stock is traded on the AMEX or NYSE, at least 100,000 shares of such preferred stock must be publicly held and must trade at a minimum price of $10.00 per share and the aggregate public market value of such shares must be at least $2 million. Third, holders of the preferred stock must have the right, voting as a class, to vote on any change in the rights, privileges or preferences of such issuance of preferred stock, and the creation of any class of preferred stock that is senior to or equal in preference to the issuance of preferred stock to be listed. With respect to voting rights upon default, holders of the preferred stock should have the right, voting as a class, to elect at least two members of the issuer's board of directors no later than two years after a default in the payment of fixed dividends. Finally, redeemable issuances of preferred stock, if subject to redemption in part, must be redeemable only pro rata or by lot. Management of Danielson believes that Danielson Series A Preferred Stock is likely to meet all applicable AMEX listing criteria, without the need for any waivers of those criteria by the AMEX.

 Certain Federal Income Tax Consequences

  A condition to the Merger is the receipt by Midland of an opinion that the Merger will qualify for federal income tax purposes as a tax-free reorganization within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(D). Such opinion is, however, based on the satisfaction of certain prior conditions discussed in "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." Although the condition to obtain an opinion can be waived by the Midland Board if for any reason that condition cannot be satisfied, the Midland Board has indicated that it will not waive that condition and permit the Merger to be consummated unless Midland stockholders have first been advised of the inability to satisfy that condition and have approved the Merger on that basis.

  A holder of Midland Common Stock will not recognize gain or loss upon the conversion of such stock to the extent such stock is converted in the Merger to Danielson Common Stock or Danielson Series A Preferred Stock or a combination of both. No gain or loss will be recognized by, and no amount will be included in the income of, a holder of Midland Common Stock.

  All Midland stockholders should read carefully the discussion under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" and are urged to consult their own tax advisors as to the specific consequences to them of the Merger and the holding and disposing of Danielson Common Stock and Danielson Series A Preferred Stock under federal, state, local or any other applicable tax laws.

 Directors and Officers Following the Merger

  The Merger Agreement provides that the Board of Directors of Merger Sub prior to the Effective Time will be the directors of the Surviving Corporation after the Effective Time. Charles H. Gray, III, currently Chief Operating Officer of Midland, will be the Chief Executive Officer of the Surviving Corporation after the Effective Time. No changes are currently contemplated in the officers reporting to Mr. Gray. See "THE MERGER AGREEMENT--Management of the Surviving Corporation."

 Interests of Certain Persons in the Merger

  Midland's management and certain members of the Midland Board may be deemed to have certain interests in the Merger in addition to their interests as stockholders of Midland generally, and which may create potential conflicts of interest. These interests include, among others, provisions in the Merger Agreement with respect to continued employment, employee stock options, other employee benefits, indemnification and insurance, severance benefits and the directorships described above. See "THE MERGER-- Interests of Certain Members of Midland Management in the Merger."

 Comparison of Stockholder Rights

  A discussion of differences in the rights of stockholders under Delaware law and the Danielson Certificate of Incorporation and Bylaws as compared to rights of stockholders under Tennessee law and the Midland Charter and Bylaws is included under "COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS."

 No Appraisal or Dissenters' Rights

  Under Tennessee law, the holders of the Midland Common Stock are not entitled to dissenters' rights in connection with the Merger. See "THE MERGER--No Appraisal Rights."

  Under Delaware law, the holders of Danielson Common Stock are not entitled to appraisal rights in connection with the Merger. See "THE MERGER--No Appraisal Rights."

ACCOUNTING; ADJUSTMENTS AT CLOSING

  Danielson intends to treat the Merger as a "purchase" for accounting and financial reporting purposes. In connection with the Merger, Midland will incur approximately $4.5 million of costs and expenses contingent upon the consummation of the Merger of which approximately $2.5 million represents costs associated with the elimination of duplicative operations of Midland. These accounting adjustments will not affect in any way the consideration payable in the Merger, which is fixed pursuant to the Merger Agreement. See "PRO FORMA FINANCIAL INFORMATION."

  As required by SFAS 109, upon consummation of the Merger Danielson will recognize an increase in its paid-in capital to the extent it determines that it is more likely than not that its NOL will be utilized. Management has determined that approximately $150 million for financial accounting purposes reflects the likelihood of its future utilization of a portion of its NOL. The amount of that asset reflects, among other things, Danielson's best estimate of the post-Merger taxable income of Danielson, NAICC, Midland and Danielson Trust during the period from 1996 through 2005 when the NOL is expected to be available. See "DANIELSON'S NOL AND DEFERRED TAX ASSET."

MARKET PRICES OF DANIELSON COMMON STOCK AND MIDLAND COMMON STOCK

  The following table sets forth the closing price per share of Danielson Common Stock and Midland Common Stock and the equivalent per share price for Midland Common Stock giving effect to the Merger as of February 26, 1996, the last business day preceding public announcement of the execution of the Merger Agreement, and as of July 1, 1996, the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus. The equivalent price per share of Midland Common Stock at each specified date is the Per Share Merger Price as described in the Merger Agreement.

                        Midland Common Stock  Midland Common Stock   Danielson Common Stock
      Dates                 (Historical)     Equivalent Merger Price      (Historical)
      -----             -------------------- ----------------------- ----------------------
     February 26, 1996         $11.875                $14.50                 $ 7.50
     July 1, 1996              $11.375                $14.50                 $ 6.875

  Holders of Midland Common Stock and Danielson Common Stock are urged to obtain current market quotations for the shares of Danielson Common Stock and Midland Common Stock.

SUMMARY OF SELECTED HISTORICAL AND PRO FORMA CONDENSED FINANCIAL INFORMATION (UNAUDITED)

  The Summary of Selected Historical and Pro Forma Condensed Financial Information (unaudited) consolidates the historical balance sheets of Danielson and Midland as of March 31, 1996, as if the Merger and related transactions had been consummated on March 31, 1996 and consolidates the statements of operations of Danielson and Midland for the three months ended March 31, 1996 and the year ended December 31, 1995, as if the Merger and related transactions had been consummated on January 1, 1995 and 1996, in each case giving effect to the Merger and related transactions under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

  The Summary of Selected Historical and Pro Forma Condensed Financial Information (unaudited) gives effect to the following: (i) the consummation of the Merger and the transactions contemplated thereby; (ii) the sale of 12,363,636, shares of Danielson Common Stock in the Public Offering at an assumed gross offering price per share, before underwriting discounts and commissions, of $6.875 (the closing price of Danielson Common Stock on July 1, 1996 and the issuance of 1,179,154 shares of Danielson Common Stock in the Merger at a value of $6.875 per share (resulting in a total issuance of 13,542,790 shares); (iii) the Capital Contribution by Danielson to the Surviving Corporation; (iv) the reduction of Midland's general and administrative expenses associated with salaries of certain executive officers;
(v) an increase in Danielson's paid-in capital in the amount of approximately $150 million attributable to the recognition of a portion of the NOL in accordance with SFAS 109; and (vi) purchase accounting adjustments to reflect Midland's assets and liabilities at fair value. The Summary of Selected Historical and Pro Forma Condensed Financial Information (Unaudited) does not give effect to the exercise of any over-allotment options in the Public Offering. Approval of the Merger Proposal will authorize Danielson to issue in the Merger and Public Offering a total number of shares of Danielson Common Stock ranging from 8,867,303 shares (assuming a $10.50 price per share) to 20,690,373 shares (assuming a $4.50 price per share).

  This pro forma financial information is presented for illustrative purposes only and does not purport to be indicative of the results of operations or financial position that would have been reported if the Merger had been consummated at the dates indicated or for the periods presented or that may be reported in the future. This pro forma financial information contains information which may be considered forward-looking statements. Such forward-looking statements involve risks and uncertainties, and actual results could differ materially from those anticipated in forward-looking statements. This pro forma financial information is derived from the unaudited Condensed Consolidated Pro Forma Financial Information appearing herein under "PRO FORMA FINANCIAL INFORMATION" and should be read in conjunction with such Information and the notes thereto.

                            SELECTED AND HISTORICAL
        PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
             (In thousands, except share and per share information)

                                                             Consolidated
                                    Danielson     Midland     Pro Forma
                                   (historical) (historical) (unaudited)
                                   ------------ ------------ ------------
RESULTS OF OPERATIONS:
REVENUES
Net premiums earned and policy
 fees.............................  $    8,968   $  42,144   $    51,112
Net investment income.............       2,839       2,159         4,998
Net realized investment gains.....         --          407           407
Other income......................       1,418          21         1,439
                                    ----------   ---------   -----------
    Total revenues................      13,225      44,731        57,956
LOSSES AND EXPENSES
Net losses and LAE................       6,671      32,147        38,818
Other expenses....................       5,941      11,501        17,292
Goodwill amortization.............          43          36           893
Interest expense..................         --          629           629
                                    ----------   ---------   -----------
    Total losses and expenses.....      12,655      44,313        57,632
Income before provision (benefit)
 for income
 tax and minority interests.......         570         418           324
Income tax provision (benefit)....          13        (125)          (61)
Minority interests................         --          (15)          (15)
                                    ----------   ---------   -----------
    Net income....................  $      557   $     528   $       370
                                    ==========   =========   ===========
Net income........................  $      557   $     528   $       370
Less preferred dividends..........         --          --           (811)
                                    ----------   ---------   -----------
Net income (loss) available to
 common stockholders..............  $      557   $     528   $      (441)
                                    ==========   =========   ===========
Net income (loss) per common
 share............................  $     0.03   $    0.10   $     (0.01)(/1/)
                                    ==========   =========   ===========
Weighted average number of shares
 outstanding......................  16,013,221   5,567,000   29,528,310 (/1/)
BALANCE SHEET DATA:
Invested assets...................  $  168,570   $ 162,001   $   367,818
Total assets......................  $  210,389   $ 279,575   $   712,282
Unpaid losses and LAE.............  $  124,258   $ 107,716   $   231,974
Stockholders' equity..............  $   65,822   $  50,581   $   334,136
Shares of Common Stock outstand-
 ing..............................  15,360,255   5,546,522    28,903,045(/1/)
Book value per common share.......  $     4.29   $    9.12   $     10.44(/1/)
Dividends per common share........         --          --            --

- --------
For explanation of pro forma adjustments see Notes to Pro Forma Unaudited Condensed Consolidated Balance Sheet and Statement of Operations information.

(1) Assumes a $6.875 price per share. Assuming a $10.50 price per share, (i) there would be 24,227,558 shares outstanding and book value per common share would be $12.45; and (ii) weighted average number of shares outstanding would be 24,852,823 and net loss per common share would be $.02. Assuming a $4.50 price per share, (i) there would be 36,050,628 shares outstanding and book value per common share would be $8.37 and (ii) weighted average number of shares outstanding would be 36,675,893 and net loss per common share would be $.01.

                            SELECTED AND HISTORICAL
        PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1995
             (In thousands, except share and per share information)

                                                             CONSOLIDATED
                                    DANIELSON     MIDLAND     PRO FORMA
                                   (HISTORICAL) (HISTORICAL) (UNAUDITED)
                                   ------------ ------------ ------------
RESULTS OF OPERATIONS:
REVENUES
Net premiums earned and policy
 fees.............................  $   60,548   $ 183,043    $  243,591
Net investment income.............      13,161       9,839        23,000
Net realized investment gains
 (losses).........................         208          (3)          205
Other income......................       6,164         167         6,331
                                    ----------   ---------    ----------
    Total revenues................      80,081     193,046       273,127
LOSSES AND EXPENSES
Net losses and LAE................      48,715     152,103       200,818
Other expenses....................      28,072      56,438        83,910
Goodwill amortization.............         858         135         4,386
Interest expense..................         --        1,880         1,880
                                    ----------   ---------    ----------
    Total losses and expenses.....      77,645     210,556       290,994
Income (loss) before provision
 (benefit) for income tax and
 minority interests...............       2,436     (17,510)      (17,867)
Income tax provision (benefit)....         120      (7,445)       (7,121)
Minority interests................         --           (6)           (6)
                                    ----------   ---------    ----------
    Net income (loss).............  $    2,316   $ (10,071)   $  (10,752)
                                    ==========   =========    ==========
Net income (loss).................  $    2,316   $ (10,071)   $  (10,752)
Less preferred dividends..........         --          --         (3,243)
                                    ----------   ---------    ----------
Net income (loss) available to
 common stockholders..............  $    2,316   $ (10,071)   $  (13,995)
                                    ==========   =========    ==========
Net income (loss) per common
 share............................  $     0.14   $   (1.88)   $    (0.47)(/1/)
                                    ==========   =========    ==========
Weighted average number of shares
 outstanding......................  15,989,055   5,369,461    29,531,669(/1/)

- --------
For explanation of pro forma adjustments see Notes to Pro Forma Unaudited Condensed Consolidated Statement of Operations Information.
(1) Assumes a $6.875 price per share. Assuming a $10.50 price per share, weighted average number of shares outstanding would be 24,856,182 and net loss per common share would be $.56. Assuming a $4.50 price per share, weighted average number of shares outstanding would be 36,679,251 and net loss per common share would be $.38.

                                 RISK FACTORS

  Holders of Danielson and Midland Common Stock should consider carefully all of the information set forth in this Joint Proxy Statement/Prospectus including the information in the Appendices and, in particular, should evaluate the specific factors set forth below for risks associated with the Merger and ownership of Danielson Common Stock and Danielson Series A Preferred Stock. This Joint Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. Danielson's and Midland's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Joint Proxy Statement/Prospectus.

 Holding Company Structure; Dividend Restrictions

  Danielson (on a parent-only basis) currently is, and after the Merger will continue to be, a holding company with substantially all its operations conducted through its subsidiaries. Danielson, however, will be required to make continuing expenditures for administrative expenses, corporate services and dividends on Danielson Series A Preferred Stock. Danielson relies primarily on its existing parent company cash and short-term investments to meet its liquidity needs. Danielson may in the future also rely on dividends and tax sharing payments from its subsidiaries to meet its obligations, although there can be no assurance that such funds will be available.

  Payments of future dividends by the insurance subsidiaries of Danielson and Midland are subject to various laws and regulations which limit the amount of dividends that can be paid without prior approval from the applicable state department of insurance. None of NAICC, MRIC or SRIC is able to pay dividends during 1996 without prior approval of the insurance regulators of California, in the case of NAICC, and Tennessee, in the cases of MRIC and SRIC. It is anticipated that Midland and NAICC will be able to pay dividends based on 1996 net income, if any. Under California and Tennessee laws, generally insurance companies may not, without prior regulatory approval, pay dividends in excess of their accumulated earned surplus and are further limited to the greater of
(i) 10% of the prior year's statutory surplus, and (ii) the prior year's statutory net income. The maximum dividend amount permitted by law without prior approval is not indicative of an insurer's actual ability to pay dividends, which may be further constrained by business and regulatory considerations, such as the impact of dividends on surplus which could affect an insurer's ratings, its competitive position, the amount of premiums that it can write and its risk-based capital ("RBC") requirements.

  A prolonged material decline in insurance subsidiary profits or materially adverse insurance regulatory developments could subject Danielson to shortages of cash because of its resulting inability to receive dividends from its subsidiaries.

 Nature of the Business; Competition

  The insurance business underwritten by Danielson and Midland is affected by many factors such as weather conditions and economic activity that can cause fluctuations in the results of operations. An economic downturn in the states in which Danielson and Midland write business could result in fewer car sales, less demand for automobile insurance and lower policy amounts in addition to increased workers' compensation claims. Severe adverse weather conditions could also adversely affect Danielson's and Midland's business. These factors, together with competitive pricing, could result in increases in Danielson's and Midland's loss ratios and fluctuations in Danielson's and Midland's underwriting results and net income. Many of these factors are not subject to the control of Danielson and Midland.

  Danielson and Midland compete both with large national writers and with smaller regional companies in each state in which they operate. Certain of these competitors are larger and have greater financial resources than Danielson and Midland. In addition, certain competitors of Danielson have, from time to time, decreased their prices significantly to gain market share. Danielson's and Midland's growth depends on their ability to expand in the states in which they already do business and to expand into other states.

 Availability of NOL and Deferred Tax Asset

  Danielson has a federal consolidated NOL expiring in the period through 2010 in an aggregate amount of approximately $1.4 billion at December 31, 1995. Danielson expects that some or all of its consolidated NOL for federal income tax purposes will be available to offset future taxable income, if any, of Danielson and Midland and thereby reduce federal income tax payments after the Effective Time. The continued availability of the NOL is premised on the conclusion that the "principal purpose" of each of the Merger and Danielson's restructuring and reorganization as successor to Mission is related to valid business objectives and not to enable Danielson to utilize its NOL. The Internal Revenue Service ("IRS") has not examined Danielson's tax returns for the years in which the losses giving rise to the NOL were reported. The IRS may attempt to challenge the amount or availability of the NOL in the event of a future tax audit of such year or years in which the NOL is utilized. A disallowance by the IRS of all or a portion of the NOL recognized by Danielson could, if sustained by the courts, effectively eliminate Danielson's NOL and could, therefore, have an adverse effect on Danielson's financial condition.

  Upon the consummation of the Merger and in accordance with SFAS 109, Danielson will increase its paid-in capital by approximately $150 million to recognize a portion of its NOL. The amount of the corresponding deferred tax asset reflects, among other things, Danielson's best estimate, as of June 1996, of the post-Merger taxable income of Danielson, NAICC, Midland and Danielson Trust. Some of the assumptions underlying Danielson's estimate inevitably will not materialize, and unanticipated events may occur which could affect Danielson's actual results, positively or negatively. Danielson periodically reevaluates the assumptions underlying such deferred tax asset. Any material change in these assumptions could result in a corresponding adjustment to the deferred tax asset. See "DANIELSON'S NOL AND DEFERRED TAX ASSET."

 Regulation

  Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The agencies established pursuant to these state laws have broad administrative and supervisory powers relating to the granting and revocation of licenses to transact insurance business, regulation of trade practices, establishment of guaranty associations, licensing of agents, approval of policy forms, premium rate filing requirements, reserve requirements, the form and content of required regulatory financial statements, periodic examinations of insurers' records, capital and surplus requirements and the maximum concentrations of certain classes of investments. These laws, in general, also require approval of the particular insurance regulators prior to certain actions by the insurance companies, such as the payment of dividends in excess of statutory limitations (as discussed under "Holding Company Structure; Dividend Restrictions" above) and certain transactions and continuing service arrangements with affiliates. The laws of most states provide for the filing of premium rate schedules and other information with the insurance commissioner, either directly or through rating organizations. The commissioner generally has powers to disapprove such filings or make changes to the rates if they are found to be excessive, inadequate or unfairly discriminatory. The determination of rates is based on various factors, including loss and loss adjustment expense experience. The failure to obtain, or delay in obtaining, the required approvals could have an adverse impact on the operations of Danielson's and Midland's insurance subsidiaries.

  The National Association of Insurance Commissioners (the "Association") has adopted the Risk-Based Capital For Insurers Model Act (the "Model Act") which applies to property and casualty companies. The RBC formulas serve as benchmarks for regulators to evaluate capital adequacy. The Model Act provides for increasing levels of regulatory intervention as the ratio of an insurer's total adjusted capital and surplus decreases relative to its RBC, culminating with mandatory control of the operations of the insurer by the domiciliary insurance department at the so-called "mandatory control level." The RBC formulas became effective in 1994 for property and casualty companies. Based on the 1995 results, all of Danielson's and Midland's insurance subsidiaries meet or exceed all minimum applicable RBC standards developed by the Association.

 Adequacy of Provisions for Unpaid Losses and Loss Adjustment Expenses

  The insurance subsidiaries of Danielson and Midland establish provisions to cover their estimated liability for losses and loss adjustment expenses ("LAE") with respect to both reported and unreported claims as of the end of each accounting period. By their nature, such provisions for unpaid losses and LAE do not represent an exact calculation of liabilities. Rather, such provisions for unpaid losses and LAE are estimates involving management's projections as to the ultimate settlement and administration of claims. These expectations are, in turn, based on facts and circumstances known at the time, predictions of future events, estimates of future trends in the severity and frequency of claims and judicial theories of liability as well as inflation. NAICC and Midland regularly review their respective reserve techniques and reserve positions and believe that adequate provision has been made for their respective unpaid losses and LAE. There can be no assurance that currently established provisions for unpaid losses and LAE will prove adequate in light of subsequent actual experience. Future earnings could be adversely impacted should future loss development require increases in provisions for unpaid losses and LAE previously established for prior periods.

 Investment Portfolio; Effects of Changes in Interest Rates

  The respective investment portfolios of Danielson's and Midland's insurance subsidiaries include fixed maturity securities, such as investment grade and publicly-traded corporate debt securities. In addition, Danielson's investment portfolio includes mortgage-backed securities, including collateralized mortgage obligations. Certain risks are inherent in connection with fixed maturity securities, including loss upon default and price volatility in reaction to changes in interest rates and general market factors. Certain additional risks are inherent with mortgage-backed securities, including the risks associated with reinvestment of proceeds due to prepayments of such obligations in a period of declining interest rates.

 Potential Market Effect of Public Offering

  In deciding whether to approve the Merger, holders of Danielson Common Stock and holders of Midland Common Stock who may receive Danielson Common Stock in the Merger should consider the potential effect of the Public Offering on the market value of Danielson Common Stock. Danielson intends to use a substantial portion of the net proceeds of the Public Offering to pay the cash portion of the Merger consideration and at least a portion of the Capital Contribution. Danielson retains the ability to attempt to use debt and other capital markets for up to half of the Capital Contribution if, in Danielson's judgment, the pricing of the Public Offering would be adversely affected by an attempt to raise the entire amount of the Capital Contribution in the Public Offering. However, Danielson is not permitted under the Merger Agreement to refuse to sell Danielson Common Stock in the Public Offering solely because the pricing of such offering is below the historic trading range of Danielson's Common Stock. It is impossible to predict the effect that equity market conditions generally, and the market's perception of the proposed Merger specifically, may have on the trading price of Danielson Common Stock in the short-term. It is possible that the Public Offering will be priced at some discount to the trading price of Danielson Common Stock during the period prior to the Meetings and the Effective Time. Consequently, if the trading range of Danielson Common Stock during that period is below its historic trading range, it is likely that Danielson will be required to sell Danielson Common Stock in the Public Offering at a price that is below the historic market value of that security, and it is possible that such price may be below the value ascribed to Danielson Common Stock pursuant to the terms of the Merger Agreement for purposes of determining the consideration issuable to Midland holders in the Merger. Both the Danielson Board and the Midland Board have determined, that if, after receipt of stockholder approval at the Meetings, either the average of the closing prices of Danielson Common Stock on the AMEX during the 20 days prior to the Offering Pricing Date or the pricing of Danielson Common Stock in the Public Offering is less than $4.50 or more than $10.50 per share, the Merger will not be consummated unless it is approved on the basis of revised proxy materials specifically disclosing such Public Offering price or closing price average. Approval of the Merger Proposal will authorize Danielson to issue up to 18,889,000 shares of Danielson Common Stock in the Public Offering. The actual number of shares of Danielson Common Stock that will be issued in the Public Offering will be dependent upon the pricing obtained in the Public Offering, but Danielson could issue a total number of shares in such offering ranging from approximately 18.9 million shares, assuming a price of $4.50 per share in the offering, to 8.1 million shares assuming a price of $10.50 per share in the offering.

 Possible Dilutive Effect of Merger on Danielson Common Stock

  Shares of Danielson Common Stock issued to Midland stockholders as consideration in the Merger will be valued for purposes of the Merger at the average of the closing prices of Danielson Common Stock on the AMEX for each day on which trading of Danielson Common Stock took place during the period beginning on the date 20 days prior to the Offering Pricing Date and ending on the day prior to the Offering Pricing Date, but in no event shall such price be lower than $4.50 per share nor more than $10.50 per share. If the average trading price of Danielson Common Stock over that 20-day period is negatively affected either by market conditions in effect generally during that period or by trading specifically affecting Danielson Common Stock in advance of the Merger, the value ascribed to Danielson Common Stock in the Merger could be below its historic trading range and below its average trading price if measured over a longer period of time. If the value of Danielson Common Stock is negatively affected in the manner described above, the impact will be materially worse for any Midland stockholder who elects to receive Danielson Common Stock, as compared to a Midland stockholder who elects cash, in the Merger. Both the Danielson Board and the Midland Board have determined, that if, after receipt of stockholder approval at the meetings, either the average of the closing prices of the Danielson Common Stock on the AMEX during the 20 days prior to the Offering Pricing Date or the pricing of Danielson Common Stock in the Public Offering is less than $4.50 or more than $10.50 per share, the Merger will not be consummated unless it is approved on the basis of revised proxy materials specifically disclosing such Public Offering price or closing price average.

 Absence of Public Market for Danielson Series A Preferred Stock

  The shares of Danielson Series A Preferred Stock issued in the Merger will be new securities for which there currently is no market. There can be no assurance as to the liquidity of any market that may develop for Danielson Series A Preferred Stock, the ability of holders of Danielson Series A Preferred Stock to sell such stock, or the price at which holders will be able to sell Danielson Series A Preferred Stock. Future trading prices of Danielson Series A Preferred Stock will depend on many factors, including, among other things, Danielson's operating results and the market for similar securities. Under the terms of the Merger Agreement, Danielson is required to use its best efforts to cause Danielson Series A Preferred Stock to be listed on the AMEX, NYSE or NASDAQ. It is a condition to the consummation of the Merger that Danielson Series A Preferred Stock be approved for listing on the AMEX, NYSE or NASDAQ. There can be no assurance, however, that any active market for Danielson Series A Preferred Stock will develop. If for any reason Danielson Series A Preferred Stock is listed on a recognized national securities exchange but owned by a limited number of holders, it is unlikely that an active trading market will exist for that security, and as a result, it would have very limited liquidity.

 Control; 5% Limitation

  Pursuant to Section 382 of the Code, a corporation possessing an NOL (a "loss corporation") would be restricted in the use of its NOL if the loss corporation were to undergo an "ownership change" within the meaning of the Code and regulations promulgated thereunder. Danielson believes that the issuance of Danielson equity securities in the Merger and the Public Offering will not cause an ownership change which would restrict the ability of Danielson to utilize its NOL. Danielson's ability to issue significant amounts of Danielson Common Stock in connection with future acquisitions, however, may be limited by such ownership change rules.

  In order to avoid an ownership change and, thus, to protect Danielson's ability to utilize its NOL, Danielson's Certificate of Incorporation contains a stock ownership limitation (the "5% Limitation") as a restriction on the ability of certain existing or potential stockholders to acquire securities of Danielson. See "DESCRIPTION OF DANIELSON CAPITAL STOCK--Danielson Common Stock, Transfer Restrictions." If such provisions for any reason do not prove adequate to prevent an ownership change, Danielson's NOL may not be available to offset its future taxable income. The 5% Limitation, however, may also have the effect of preserving effective control of Danielson by its principal stockholders and preserving the Danielson Board's and management's tenure with Danielson. Danielson's Certificate of Incorporation also contains provisions requiring Danielson to issue in Danielson's name, as escrow agent, certificates representing shares of Danielson Common Stock that are beneficially owned by holders of 5% or more of such stock ("5% Stockholders"), and to hold such shares until receipt of a written request from a 5% Stockholder to transfer such shares. Danielson may refuse such request upon the advice of its tax counsel that such transfer would create an unreasonable risk of an "ownership change" under Section 382 of the Code. The effect of such provisions may deter a change in control of Danielson.

                                 INTRODUCTION

MEETINGS OF STOCKHOLDERS

  This Joint Proxy Statement/Prospectus is being furnished to the holders of Danielson Common Stock in connection with the solicitation of proxies by and on behalf of the Danielson Board for use at the Danielson Meeting to be held at 1:00 p.m., New York time, on August 2, 1996, at The New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th and 49th Streets), New York, New York, and at any adjournments thereof. The Danielson Board has fixed the close of business on June 27, 1996 as the Danielson Record Date for determining the stockholders of Danielson entitled to vote at the Danielson Meeting. This Joint Proxy Statement/Prospectus and the enclosed proxy are first being sent to holders of Danielson Common Stock on or about July 5, 1996.

  This Joint Proxy Statement/Prospectus is also being furnished to the holders of Midland Common Stock in connection with the solicitation of proxies by and on behalf of the Midland Board for use at the Midland Meeting to be held at 10:00 a.m., New York time, on August 2, 1996, at The New York Marriott East Side Hotel, 525 Lexington Avenue (between 48th and 49th Streets), New York, New York, and at any adjournments thereof. The Midland Board has fixed the close of business on June 14, 1996 as the Midland Record Date for determining the stockholders of Midland entitled to vote at the Midland Meeting. This Joint Proxy Statement/Prospectus and the enclosed proxy are first being sent to holders of Midland Common Stock on or about July 5, 1996.

PURPOSE OF MEETINGS

  At the Danielson Meeting, Danielson's stockholders will consider and vote upon the Merger Proposal. Approval of the Merger Proposal constitutes approval of the Merger, the Common Stock Issuance, the Preferred Stock Terms, the Authorized Capital Charter Amendment and the Non-Voting Stock Charter Amendment. Danielson stockholders will also consider and vote at the Danielson Meeting on the election of nine directors of Danielson for the ensuing year, the ratification of the selection of KPMG Peat Marwick LLP as Danielson's independent accountants for the year ending December 31, 1996 and such other business as may properly come before the Danielson Meeting or any adjournments thereof.

  At the Midland Meeting, Midland's stockholders will consider and vote upon
(i) the approval and adoption of the Merger Agreement and (ii) such other business as may properly come before the Midland Meeting or any adjournments thereof.

VOTING REQUIREMENTS AT MEETINGS

  At the Danielson Meeting, approval and adoption of the Merger Proposal require the affirmative vote of holders of a majority of the outstanding Danielson Common Stock or holders of 7,680,128 shares of Danielson Common Stock. The election of directors at the Danielson Meeting requires a plurality of votes cast by the Danielson stockholders entitled to vote thereon at the Danielson Meeting (at which a quorum must be present). Ratification of the selection of KPMG Peat Marwick LLP as Danielson's independent public accountants for the year ending December 31, 1996 requires the affirmative vote of a majority of the votes cast at the Danielson Meeting by holders of Danielson Common Stock.

  The presence at the Danielson Meeting, in person or by proxy, of the holders of a majority of the total number of shares of Danielson Common Stock outstanding on the Danielson Record Date will constitute a quorum for the transaction of business by such holders at the Danielson Meeting. On the Danielson Record Date, there were 15,360,755 outstanding shares of Danielson Common Stock, each holder of which is entitled to one vote per share with respect to each matter to be voted on at the Danielson Meeting, except that, pursuant to the provisions of the Certificate of Incorporation of Danielson, voting for directors may be cumulative if, prior to the voting, any stockholder gives notice of such stockholder's intention to vote cumulatively. In the event of cumulative voting, each stockholder may give any one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or may distribute such votes on the same principle among as many candidates as the stockholder elects. Danielson has no class or series of stock outstanding other than Danielson Common Stock entitled to vote at the Danielson Meeting.

  At the Midland Meeting, approval and adoption of the Merger Agreement require the affirmative vote of the holders of a majority of the outstanding shares of Midland Common Stock or holders of 2,773,262 shares of Midland Common Stock. The presence at the Midland Meeting, in person or by proxy, of the holders of 2,773,262 of the total number of shares of Midland Common Stock outstanding on the Midland Record Date will constitute a quorum for the transaction of business by such holders at the Midland Meeting. On the Midland Record Date, there were 5,546,522 outstanding shares of Midland Common Stock, each holder of which is entitled to one vote per share with respect to each matter to be voted on at the Midland Meeting. Midland has no class or series of stock outstanding other than Midland Common Stock entitled to vote at the Midland Meeting.

  At the Meetings, abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum. For the purpose of computing the vote required for approval of matters to be voted on at the Meetings, shares held by stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter, except that abstentions will have no effect on the election of directors of Danielson. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares represented at the Meetings in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on such matter.

PROXIES

  All proxies that are properly executed by holders of Danielson Common Stock and received by Danielson prior to the Danielson Meeting will be voted in accordance with the instructions noted thereon. Any proxy that does not specify to the contrary will be voted in favor of the Merger Proposal, the nominees for election as directors and in favor of the ratification of Danielson's independent certified public accountants. Any holder of Danielson Common Stock who submits a proxy will have the right to revoke it, at any time before it is voted, by filing with the Secretary of Danielson written notice of revocation or a duly executed later-dated proxy, or by attending the Danielson Meeting and voting such Danielson Common Stock in person.

  All proxies that are properly executed by holders of Midland Common Stock and received by Midland prior to the Midland Meeting will be voted in accordance with instructions noted thereon. Any proxy that does not specify to the contrary will be voted in favor of approval and adoption of the Merger Agreement. Any holder of Midland Common Stock who submits a proxy will have the right to revoke it, at any time before it is voted, by filing with the Secretary of Midland written notice of revocation or a duly executed later-dated proxy, or by attending the Midland Meeting and voting such Midland Common Stock in person.

  All costs relating to the solicitation of proxies of holders of Danielson Common Stock and Midland Common Stock will be borne by Danielson and Midland, respectively. Proxies may be solicited by officers, directors and regular employees of Danielson and Midland and their subsidiaries personally, by mail or by telephone or otherwise. Danielson has engaged the proxy soliciting firm of Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005 at an estimated cost of $6,500 (plus out-of-pocket expenses), to solicit proxies in connection with the Danielson Meeting. Midland retains Corporate Communications, Inc. as its stockholder communications agent. In connection with such retention, Corporate Communications, Inc. will solicit proxies for Midland in connection with the Midland Meeting and will be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Although there is no formal agreement to do so, Danielson and Midland may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries holding shares of stock in their names or those of their nominees for their reasonable expenses in sending solicitation material to their principals.

  It is important that proxies be returned promptly. Stockholders who do not expect to attend the respective Meetings of Danielson and Midland in person are urged to mark, sign and date the respective accompanying proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

                                  THE MERGER

GENERAL

  This Section of the Joint Proxy Statement/Prospectus describes certain aspects of the Merger, the Merger Agreement and other related matters. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All Danielson and Midland stockholders are urged to read the Merger Agreement in its entirety.

  The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, including but not limited to the receipt of all necessary third party, regulatory and stockholder approvals, Midland will be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of Midland will cease, and the shares of Midland Common Stock outstanding prior to the Effective Time will be converted into a right to receive the consideration provided for in the Merger Agreement.

BACKGROUND OF THE MERGER

  Since 1990, when Danielson's current management assumed control of Danielson, Danielson's strategy has been to grow through strategic acquisitions. In pursuing that strategy, Danielson in recent years has analyzed, and in some instances had discussions with respect to, a variety of possible acquisitions.

  In view of the competitive environment of the specialty insurance field, the Midland Board and senior management of Midland have regularly reviewed various strategies and transactions intended to enhance Midland stockholder values.

  In late November 1995, Midland received an unsolicited expression of interest from a U.S. subsidiary of a large international insurance company ("Company A"). Messrs. McLeary, Zanone and Gray of Midland met with representatives of Company A on December 11, 1995 to discuss Company A's interest in a potential business combination. Company A did not execute a confidentiality agreement and received no information about Midland except for publicly-filed documents. Representatives of Company A visited Midland on January 29, 1996.

  Shortly after the December 11 meeting with Company A, Midland received a second unsolicited expression of interest from a national privately-held insurance company ("Company B"). Representatives of Midland, including Messrs. Gray, Zanone and Farmer, met with representatives of Company B on December 13, 1995. After this initial meeting, Company B made no further inquiries of Midland relative to a business combination.

  Stephens, an investment banking company which follows the stock of Midland and which is also familiar with Danielson, contacted Midland in December 1995, about a possible meeting between representatives of Midland and Danielson. On January 16, 1996, Messrs. McLeary, Zanone and Gray of Midland met with Mr. Rhein of Danielson, Mr. Story of NAICC and a representative of Stephens to discuss developments affecting their respective companies. During the course of this meeting, they also discussed the possibility of a strategic business combination between Danielson and Midland and concluded that further discussions would be appropriate in light of the unique potential benefits of such a transaction to both companies and their respective stockholders.

  On January 19, 1996, Danielson executed a confidentiality agreement at Midland's request.

  On January 30 and 31, 1996, Messrs. Rhein and Story of Danielson and representatives of DLJ and Stephens met with Messrs. McLeary, Zanone, Gray, Farmer and Ms. Barham of Midland and Mr. Bender, a director of Midland and a Managing Director of R-H, to continue discussions with regard to a possible strategic business combination. Principal matters discussed in these meetings included valuation as well as the structure of the proposed transaction (particularly in light of issues relating to Danielson's NOL) and the operation of Midland as an independent subsidiary of Danielson upon consummation of the proposed transaction. The parties also discussed the October 1995 downgrading by A.M. Best of the rating of Midland and the ways in which Danielson could assist Midland, either by facilitating financial accommodations or by direct cash infusion, to be upgraded by A.M. Best. Additionally, the parties identified the duplication of efforts in the operating aspects of the insurance business, including accounting and claims handling, which would result from a strategic business combination between Danielson and Midland and undertook to explore whether any synergies or opportunities for cost reduction would result from the common ownership of their respective operations.

  At the regular meeting of the Midland Board on February 9, 1996, the Midland Board discussed the status of the discussions with Company A, Company B and Danielson. At this meeting, the Midland Board agreed to retain R-H as its financial advisor and instructed R-H to identify candidates for a possible strategic combination.

  Subsequent to this meeting and recognizing the pace at which the negotiations with Danielson were proceeding and the operational issues Midland needed to address, R-H prepared a confidential memorandum regarding Midland and identified and contacted 11 potential acquirors. In its initial contact, R-H did not disclose the name of Midland but only inquired as to the potential acquirors' general interest in a transaction. Six potential acquirors agreed to sign confidentiality agreements and received a confidential memorandum regarding Midland which included a general description of Midland's operations and target market. The confidential memorandum distributed to the six potential acquirors did not contain any financial forecasts or material non-public information. In addition, R-H contacted Company A and was informed that Company A was no longer interested in continuing discussions. An attempt to contact Company B was unsuccessful and neither R-H nor Midland heard anything further from Company B.

  On February 13, 1996, representatives of senior management of both Danielson and Midland met and developed a preliminary draft term sheet relating to a possible merger involving such companies.

  Between February 14 and 17, 1996, representatives of Midland began conducting a due diligence review of Danielson. In addition, Mr. Gray and a representative of R-H conducted a due diligence review of Danielson which included an on-site review of the operations of NAICC in Long Beach, California and Danielson Trust in San Diego, California. During that same period, representatives of Danielson and DLJ conducted an on-site diligence review of Midland in Phoenix, Arizona; Dallas, Texas and in Nashville, Tennessee.

  During the period from February 19, 1996 through February 26, 1996, negotiations regarding the Merger took place involving various members of management of Danielson and Midland and their respective advisors, and beginning on February 21, 1996, numerous drafts of the Merger Agreement were distributed. In addition, during that period representatives of both companies continued their preliminary business due diligence.

  On February 21, 1996, representatives of Company C, a large regional multi-line property and casualty insurance company that was one of the companies R-H had identified in connection with its engagement by Midland, met with Messrs. McLeary, Zanone and Gray of Midland to discuss its potential interest in a business combination. On that same day, Midland received a draft copy of a formal written proposal from Danielson regarding a business combination, which by its terms required a response from Midland prior to the stock market opening on Monday, February 26, 1996. Following the receipt of the Danielson proposal, Midland was informed orally by Danielson that its proposal would remain outstanding only for a limited period of time. The final version of the written proposal was delivered to Midland on February 23, 1996. Beginning, however, with the delivery of the draft proposal, the legal advisers of Danielson and Midland began negotiating a definitive merger agreement to be presented to the Danielson Board and the Midland Board. Danielson's proposal contemplated the acquisition by Danielson of all the issued and outstanding stock of Midland by means of a merger. The price proposed was 1.6 times Midland's December 31, 1995 stockholders' equity, to be paid 50% in cash, 40% in Danielson Series A Preferred Stock and 10% in Danielson Common Stock.

  In light of Danielson's formal proposal to Midland and Danielson's statements that its proposal would be withdrawn in a short time if not accepted by Midland, R-H contacted the companies to whom it had sent information regarding Midland to determine if there were any present interest in pursuing discussions with Midland on an accelerated timetable. Several of the companies contacted by R-H expressed preliminary interest in visiting Midland in order to learn more about Midland. However, neither R-H nor Midland received any definitive expressions of interest from those companies. R-H and Midland management viewed the Danielson proposal as a viable alternative and, in light of the inability of the other companies contacted to respond to Midland in a timely fashion and their inability to express a definitive interest in a business combination, Midland chose to pursue discussions with Danielson. Faced with the pending withdrawal of the Danielson proposal and, in light of the fact that Danielson had conducted preliminary due diligence on Midland and was aware of Midland's operating results for 1995 and the benefit of additional capital, it was decided that the Midland Board should convene to deliberate on the Danielson proposal. Specifically, Company C indicated it had relatively limited interest in Midland and no interest in pursuing a transaction under the accelerated timetable imposed by the pending offer.

  On February 25, 1996, the Danielson Board held a telephonic meeting regarding the terms of the proposed Merger in which representatives of Stephens, DLJ and Anderson Kill Olick & Oshinsky, P.C., counsel for Danielson, participated by invitation of the Danielson Board. At that meeting, Stephens advised the Danielson Board that it believed it would be able, prior to the mailing of this Joint Proxy Statement/Prospectus, to render a written fairness opinion stating that the Merger is fair, from a financial point of view, to Danielson. Stephens advised the Danielson Board at that meeting that its views were preliminary in light of the lack of audited financial statements for the year ended December 31, 1995 and the continuing nature of Stephen's and Danielson's due diligence with respect to Midland. At that meeting, the Danielson Board also heard a presentation from representatives of DLJ with respect to its assessment of its ability, on behalf of Danielson, to complete the Public Offering and raise the cash required for the Merger consideration. After such presentations, the Danielson Board unanimously approved the Merger and the Merger Agreement.

  The Midland Board met all day on February 26, 1996 to consider the proposed transaction. Mr. Ross Johnson was absent from the meeting and Mr. Bender reminded the Midland Board that he serves as a Managing Director of R-H and would abstain from voting on the Merger Agreement. The Midland Board heard a presentation from Mr. Rhein, President and Chief Executive Officer of Danielson concerning the transaction from Danielson's point of view and a presentation from representatives of DLJ with respect to its belief in its ability to complete the Public Offering and raise the cash required for the Merger consideration and Capital Contribution.

  The Midland Board then heard a presentation from R-H with respect to the results of its efforts to identify candidates for a possible strategic combination and the fairness of the proposed Danielson transaction to Midland stockholders from a financial point of view and a presentation from its legal advisers with respect to legal issues raised by the proposed transaction. See "THE MERGER--Opinion of Midland's Financial Advisor." The Board then deliberated on the terms of the proposed Danielson transaction and discussed in detail the various considerations identified below under "Reasons for the Merger; Recommendations of the Midland Board." After additional negotiations with Mr. Rhein and Danielson's advisors, and after considering the presentations of its legal and financial advisors and presentations from certain of its officers with respect to the financial performance, condition, business operations and prospects of Midland on a stand-alone basis (including the recent losses) the due diligence review of Danielson, and the belief of Danielson's management and DLJ's assessment of its ability to raise the cash required for the Merger consideration and Capital Contribution, the Midland Board approved the Merger Agreement by the unanimous vote of all Midland directors present at the meeting (other than Mr. Bender who abstained for the reasons stated above). Mr. Johnson subsequently advised the Midland Board of his support for the Merger and the Merger Agreement.

  On the evening of February 26, 1996, Danielson and Midland executed the Merger Agreement.

  On May 2, 1996, Midland received a letter from counsel for stockholders who own approximately 9.1% of the Midland Common Stock alleging that the Midland Board, in entering into the Merger Agreement, failed to fulfill its fiduciary duties to Midland's stockholders and that the transaction is unfair to, and not in the best interest of, Midland's stockholders. Such stockholders also demanded to meet with the Midland Board. Three of the stockholders served on the Midland Board from 1980 to 1992. The stockholders filed a Schedule 13D with the SEC disclosing their intent to act as a group with respect to their ownership of Midland Common Stock. Midland's counsel responded on behalf of the Midland Board by denying any claim that the Midland Board failed to fulfill its fiduciary duty and declining to schedule a meeting with such stockholders.

  On June 14, 1996, Midland received two additional letters from counsel for the stockholders, although it appears the number of stockholders and shares owned by these stockholders have apparently decreased to approximately 4.8% from the earlier 9.1% described above. One of the letters states that the stockholders intend to file direct claims on their own behalf and derivative claims on behalf of Midland against the Midland Board and each Midland director who voted in favor of the Merger and who has not withdrawn his vote unless the Midland directors terminate the Merger, take steps to protect Midland from potential liability under the Merger Agreement, seek alternative means of financing to address Midland's current financial issues and, if appropriate, take steps to seek a merger or other acquisition that will realize for the Midland stockholders the best value reasonably available. The second letter requests copies of and the right to inspect certain corporate documents. The Midland Board reviewed the letters and confirmed its earlier conclusion that the terms of the Merger are fair to, and in the best interest of, Midland and its stockholders. Midland's counsel, on behalf of Midland, related this determination to counsel for the stockholders. Midland provided the stockholders certain documents to which any stockholder of Midland is entitled pursuant to the corporate laws of the State of Tennessee.

REASONS FOR THE MERGER; RECOMMENDATION OF THE DANIELSON BOARD

  The Danielson Board has unanimously approved the Merger, the Merger Agreement, the Common Stock Issuance, the Preferred Stock Terms, the Authorized Capital Charter Amendment and the Non-Voting Stock Charter Amendment and has determined that the Merger and the Merger Agreement and the related transactions are in the best interests of Danielson and fair to Danielson's stockholders from a financial point of view. The Danielson Board unanimously recommends that the stockholders of Danielson vote FOR approval of the Merger Proposal.

  The Danielson Board considered the following factors in reaching its conclusion to approve the Merger and to recommend that Danielson stockholders approve the Merger Proposal:

    (a) Danielson's strategic objective of expanding its specialty insurance business through acquisitions. The Danielson Board viewed this factor as favorable to its determination because an acquisition of Midland, with its book of specialty insurance business, would significantly advance that strategy by increasing the volume of Danielson's existing specialty insurance business and by giving Danielson a presence in regional markets in which it currently does not conduct business;

    (b) the benefits expected to result from common ownership of NAICC and Midland. The Danielson Board viewed such factor as favorable to its determination because it believed that Midland's business would benefit from the availability of NAICC's claims handling functions and systems controls in California and Arizona. The Danielson Board also believed that common ownership of NAICC and Midland could enhance combined profitability through the pooling of certain personnel of the two operations;

    (c) the terms and conditions of the Merger and the Merger Agreement and related transactions, including the amount and form of consideration to be paid by Danielson in the Merger. In this regard, the Danielson Board viewed as favorable to its determination the limitation, under the terms of the Merger Agreement, on the amount of Danielson Common Stock issuable as Merger consideration to 10% of the total consideration to be paid in the Merger, thereby enabling it to avoid an "ownership change" within the meaning of Section 382(g) of the Code and preserve its NOL;

    (d) the financial presentation of Stephens delivered to the Danielson Board at its meeting on July 1, 1996, including its written opinion to the Danielson Board dated the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such date and based upon and subject to certain matters stated therein, the Merger is fair, from a financial point of view, to Danielson. See "THE MERGER--Opinion of

  Danielson's Financial Advisor-Stephens." The Danielson Board viewed such factor as favorable to its determination because Stephens is a nationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers, acquisitions and other business combinations; and

    (e) alternatives to the Merger, including the time, expense and uncertainty associated with attempting to achieve through internal growth of Danielson's existing insurance business the level of specialty insurance currently written by Midland.

  The Danielson Board also considered certain potentially negative factors in its deliberation concerning the Merger, including, among others:

    (a) the recent downgrading by A.M. Best of the rating of Midland to B from B+, and the effect that this downgrading has had and would likely have on Midland;

    (b) the historical variability in Midland's operating results;

    (c) the inability to predict at that time the price at which Danielson Common Stock will be sold in the Public Offering and the possibility that such price may be below the historic trading range of Danielson Common Stock; and

    (d) the inability to predict at that time the dividend rate which would be established for Danielson Series A Preferred Stock; and

    (e) the conditions, including regulatory approvals, required in connection with the Merger and related transactions, as well as the risks, uncertainties and possible delays associated with the consummation of the Merger and related transactions, and the estimated length of time and costs associated with consummating the Merger and related transactions.

  The Danielson Board also considered the February 25, 1996 financial presentation of DLJ, including its letter to Danielson (a copy of which is attached as Appendix D), to the effect that DLJ believes, subject to the matters stated in that presentation and letter, that the Public Offering can be consummated.

  Based on all of these considerations, and such other matters as the members of the Danielson Board deemed relevant, the members of the Danielson Board unanimously approved the Merger.

  In evaluating the presentations made by Stephens and DLJ, the Danielson Board took into account the fact that each of those firms will be entitled to a fee upon consummation of the Merger. No officers or directors of Danielson have any interest in the Merger other than their interests as stockholders of Danielson generally.

  In reaching its conclusion, the Danielson Board did not establish a specific value for Danielson or Danielson Common Stock. The Danielson Board did, however, conclude that the issuance of Danielson Common Stock to Midland stockholders in the Merger would be in the best interests of Danielson and fair to its stockholders at any valuation of Danielson Common Stock in excess of the minimum $5.00 price provided for in the Merger Agreement.

  The foregoing discussion of the information and factors considered by the Danielson Board is not intended to be exhaustive but is believed to include all material factors considered by the Danielson Board. The Danielson Board was unanimous in its recommendation to Danielson stockholders that the Common Stock Issuance Proposal, the Preferred Stock Terms Proposal, the Danielson Authorized Capital Proposal and the Non-Voting Stock Charter Amendment be approved.

  THE DANIELSON BOARD RECOMMENDS THAT DANIELSON STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

OPINION OF DANIELSON'S FINANCIAL ADVISOR--STEPHENS

  Stephens was retained by Danielson to act as its financial advisor in connection with the Merger. In connection therewith, Danielson requested that Stephens evaluate the fairness, from a financial point of view, to Danielson of the amount and nature of the consideration to be paid to holders of Midland Common Stock in the Merger. At the meeting of the Danielson Board held on February 25, 1996, Stephens advised the Danielson Board that Stephens believed that it would be able to render, prior to the mailing of this Joint Proxy Statement/Prospectus, a written opinion stating that the terms of the Merger, taken together, were fair, from a financial point of view, to Danielson. On July 1, 1996, an oral fairness opinion was delivered by Stephens to the Danielson Board, with a written opinion delivered on the date hereof. In connection with the delivery of its written opinion, Stephens reviewed the assumptions on which its analyses were based and the factors considered in connection therewith.

  In arriving at its written opinion, Stephens reviewed the Merger Agreement, the exhibits thereto, and held discussions with certain senior officers, directors and other representatives and advisors of Midland and Danielson concerning the business, operations and prospects of Midland and Danielson. Stephens examined certain publicly available business and financial information relating to Midland and Danielson, as well as certain financial forecasts and other data for Midland and Danielson, which were provided to Stephens by Midland and Danielson, or other representatives and advisors of Midland and Danielson, including information relating to certain strategic implications and operational benefits anticipated from the Merger. Stephens reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Midland Common Stock and Danielson Common Stock, the respective companies' historical and projected earnings, losses, profitability and other operating data, and the capitalization and financial condition of Midland and Danielson. Stephens considered, to the extent publicly available, the financial terms of certain other transactions recently effected which Stephens considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Stephens considered relevant in evaluating those of Midland and Danielson. Stephens also evaluated the potential pro forma financial impact of the Merger on Danielson. Stephens considered, for the purposes of its opinion, recent trends in the non-standard automobile insurance industry, the competitive position of Midland and the recent downgrading by A.M. Best of the rating of Midland. In addition to the foregoing, Stephens conducted such other analyses and examinations and considered such other financial, economic and market criteria as Stephens deemed appropriate to arrive at this opinion. Stephens noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed to Stephens as of the date of its opinion.

  In rendering its opinion, Stephens assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Stephens. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Stephens, the managements of Midland and Danielson advised Stephens that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Midland and Danielson as to the future financial performance of Midland and Danielson and the strategic implications and operational benefits anticipated from the Merger. Stephens did not express any opinion as to what the value of Danielson Common Stock actually would be when issued pursuant to the Merger, or the prices at which Danielson Common Stock would trade or otherwise be transferable subsequent to the Merger and the related transactions. In addition, Stephens did not make or obtain an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of Midland or Danielson nor did Stephens make any physical inspection of the properties or assets of Midland or Danielson. In addition, although Stephens evaluated the Merger consideration from a financial point of view, Stephens was not asked to and did not recommend the specific consideration payable in the Merger or the related transactions. No other limitations were imposed by Danielson on Stephens with respect to the investigations made or procedures followed by Stephens in rendering its opinion.

  The full text of the written opinion of Stephens dated the date of this Joint Proxy Statement/Prospectus which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. Holders of Danielson Common Stock are urged to read this opinion carefully in its entirety. Stephens' opinion is directed only to the fairness of the Merger consideration from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Danielson Meeting. The summary of the opinion of Stephens set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  Overview. In its presentation to the Danielson Board on July 1, 1996, Stephens reviewed the corporate structure and lines of business of Midland. Stephens noted that non-standard personal automobile insurance represented approximately 81% of net premiums written in 1995 and that Midland had experienced a compound annual growth rate of 51% in this line during the last three years. Stephens presented an overview of the estimated market shares of the leading companies in the non-standard personal automobile insurance market and noted that Midland's 0.8% share ranked 21st nationally and 14th in the state of California (based on 1994 direct premiums written), and that the combination of Midland's and Danielson's premiums would rank 17th nationally and 10th in the state of California. Stephens reviewed the recent historical performance of Midland as well as its projected future performance as provided by the managements of Midland and Danielson. Stephens reviewed certain GAAP and statutory financial information for Midland, including net premiums earned, total revenues, net operating earnings, book value, loss, expense and combined ratios, and the ratio of net premiums written to surplus.

  Stephens noted that $14.50 per share, the consideration to be paid to the Midland stockholders in the Merger, represented 15.9x adjusted and fully tax-effected projected and adjusted GAAP earnings for 1996, 8.4x adjusted and fully tax-effected projected GAAP earnings for 1997, and 1.8x fully-diluted and adjusted GAAP tangible book value as of March 31, 1996. The adjusted and fully tax-effected GAAP earnings were based on projected GAAP pre-tax earnings provided by the management of Midland, which were calculated without regard to the effects of the Merger, except that investment income related to the $30 million Capital Contribution was included. Stephens excluded such investment income for purposes of calculating the preceding multiples. GAAP tangible book value means book value less goodwill, if any. GAAP tangible book value was adjusted to reflect an anticipated purchase accounting adjustment which will reduce Midland's deferred acquisition costs by approximately $5 million. Stephens further noted that the total transaction value (purchase price plus debt assumed) represented 0.7x the net premiums (as adjusted to give estimated effect to Midland's planned reduction in premium) earned during the 12-month period ended March 31, 1996 and 1.9x statutory book value as of March 31, 1996.

  Valuation Analysis. Stephens arrived at valuation ranges for Midland by utilizing three principal valuation methodologies: a comparable company analysis; an analysis of selected acquisitions; and a discounted cash flow analysis. Comparable company analysis analyzes a company's operating performance and outlook relative to a group of publicly-traded peers to determine an implied unaffected market trading value. The analysis of selected acquisitions provides a valuation range based upon financial information of companies in the same or similar industries as the target which have been acquired in selected recent transactions. Discounted cash flow analysis provides insight into the intrinsic value of a company based on projected earnings and capital requirements and the subsequent cash flows generated by the assets of the target company. No company used in the comparable company analysis described below is identical to Midland, and no transaction used in the analysis of selected acquisitions described below is identical to the Merger. Accordingly, an analysis of the results of analyses described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared.

  Comparable Company Analysis. Stephens compared certain financial information and market data of Midland with two groups of automobile insurance companies that Stephens believed to be appropriate for comparison. The first group consisted solely of non-standard automobile insurance companies and included

Guaranty National Corporation, Integon Corporation, Mobile America Corporation, Omni Insurance Group, Inc., The Progressive Corporation and Titan Holdings, Inc. The second group consisted of the first group plus additional companies with significant automobile insurance business, including Allstate Corporation, Cincinnati Financial Corporation, Mercury General Corporation, Ohio Casualty Corporation, and SAFECO Corporation. The financial information compared included market capitalization, total market capitalization, current price, the previous 52 weeks' high and low sales prices, earnings per share for 1995, estimated earnings per share for 1996 and 1997, five year compound growth rate and return on average equity. Additional information compared included A.M. Bests ratings, the ratio of earnings before interest, taxes, depreciation and amortization to total market capitalization, and loss, expense and combined ratios. In order to arrive at a public market reference range for Midland, Stephens derived multiples for the comparable companies, including price as a multiple of (i) estimated earnings for 1996 and 1997 in accordance with GAAP, (ii) March 31, 1996 GAAP book value, and (iii) last twelve months' revenues. The market price information used in such analysis was as of June 21, 1996. The earnings per share estimates used were based on estimates as of June 21, 1996 by Institutional Brokers Estimate System ("IBES"), a data service that monitors and publishes a compilation of earnings estimates regarding companies of interest to institutional investors produced by selected research analysts.

  With regard to the group of non-standard automobile insurance companies, price as a multiple of estimated 1996 earnings ranged from 9.6x to 14.5x with a mean of 11.5x; price as a multiple of estimated 1997 earnings ranged from 8.0x to 12.5x with a mean of 9.5x; price as a multiple of GAAP book value ranged from 1.1x to 2.4x with a mean of 1.6x; and price as a multiple of last twelve months' revenues ranged from 0.6x to 1.4x with a mean of 1.0x. With regard to the broader group of automobile insurance companies, price as a multiple of estimated 1996 earnings ranged from 9.6x to 14.5x with a mean of 11.9x; price as a multiple of estimated 1997 earnings ranged from 8.0x to 13.1x with a mean of 10.0x; price as a multiple of GAAP book value ranged from 1.1x to 2.4x with a mean of 1.5x; and price as a multiple of last twelve months' revenues ranged from 0.6x to 2.1x with a mean of 1.2x.

  Based on its determination of the relative comparability of the comparable companies to Midland, Stephens then derived the ranges of these multiples deemed most meaningful for its analysis (which were 9.0x to 11.0x 1996 estimated earnings, 8.0x to 9.0x 1997 estimated earnings, 1.2x to 1.5x March 31, 1996 GAAP book value and 0.6x to 0.7x last twelve months' revenues, adjusted to give estimated effect to Midland's planned reduction in premium) and applied these multiples to Midland. For purposes of this analysis, Midland's estimated earnings for 1996 and 1997 were determined without regard to the Merger or the availability of Danielson's NOL. This analysis resulted in a public market reference range for Midland of between $64.3 million and $77.2 million (or $11.51 per share to $13.80 per share). In addition, Stephens derived a mergers and acquisitions ("M&A") market reference range for Midland of between $14.39 per share and $16.56 per share by applying premiums of approximately 20-25% (the range of premium that Stephens believed to be the most appropriate in light of Midland's stock price and financial performance and market conditions) to the public market reference range derived above.

  Analysis of Selected Acquisitions. The transactions used in the analysis included three recent acquisitions of non-standard automobile insurance companies, including Guaranty National Corporation's acquisition of Viking Insurance Holdings, Inc., USF&G Corporation's acquisition of Victoria Financial Corp., and Integon Corporation's acquisition of Bankers and Shippers Insurance Company; and three acquisitions of predominantly automobile and/or specialty insurance companies, including Castle Harlan's acquisition of Homestead National Corporation, Unitrin Inc.'s acquisition of Milwaukee Insurance Group, Inc., and Berkshire Hathaway's acquisition of GEICO Corporation. The financial information compared in the analysis included equity consideration, total consideration, the net premiums earned, GAAP tangible book value and statutory book value of the acquired company. In order to arrive at an acquisition reference range for Midland, Stephens derived multiples for the selected acquisitions, including (i) the price paid for the equity of the acquired company as a multiple of GAAP tangible book value and
(ii) the total consideration paid as a multiple of (a) net premiums earned and
(b) statutory book value. Stephens also reviewed 50 acquisitions of property and casualty insurance companies, which occurred during the last seven years to supplement its analysis of the named acquisitions.

  With regard to the named acquisitions, price as a multiple of GAAP tangible book value ranged from 1.1x to 2.7x with a mean of 1.7x (1.7x for the non-standard automobile insurance companies); total consideration as a multiple of net premiums earned ranged from 0.7x to 2.1x with a mean of 1.1x (1.0x for the non-standard automobile insurance companies); and total consideration as a multiple of statutory book value ranged from 1.3x to 5.0x with a mean of 2.5x (2.2x for the non-standard automobile insurance companies). With regard to the 50 acquisitions of property and casualty companies, which occurred during the last seven years, price as a multiple of GAAP book value ranged from 0.4x to 3.0x with a mean of 1.4x. This compares to 1.6x (price divided by unadjusted GAAP book value) for Midland.

  Based on the relative comparability of the selected acquisitions to the Merger, Stephens then derived the ranges of these multiples deemed most meaningful for its analysis (which were, with regard to price, 1.4x - 1.7x March 31, 1996 GAAP tangible book value, and with regard to total consideration, 0.7x to 0.8x net premiums earned, adjusted to give estimated effect to Midland's planned reduction in premium, and 1.7x to 2.1x statutory book value) and applied these multiples to Midland. This analysis resulted in a range of values for Midland of between $71.0 million and $88.1 million (or $12.70 per share to $15.76 per share).

  Discounted Cash Flow Analysis. The stand-alone valuation of Midland was determined by adding (i) the present value of the projected available dividends from Midland over a 10-year period from 1996 through 2005, and (ii) the present value of Midland's 2005 terminal value and subtracting the proposed capital infusion of $30 million. Separately, Stephens also calculated the present value of the projected tax sharing payments to be made by Midland to Danielson during the 10-year period. The terminal value of Midlands common equity at the end of the 10-year period was determined under two methods: multiplying the final year's projected GAAP net income by numbers representing various terminal multiples (ranging from 10.0x to 12.0x) and multiplying the ending statutory book value by various terminal multiples (ranging from 1.7x to 2.1x). Earnings were projected assuming that Midland performed in accordance with management's projections (base case) and one variation thereof (a higher combined ratio case). The base case projections assume, among other things, that (i) direct premiums written will grow at about the historical industry rate for non-standard automobile insurance, which is significantly less than Midland's historical growth rate, (ii) the loss ratio will decrease to a level which is more consistent with Midland's experience prior to 1995 and remain relatively constant, (iii) expenses will decline in 1997 and the expense ratio will decline significantly in 1998 (reflecting the effect of the termination of quota-share reinsurance on net premiums earned) and modestly thereafter reflecting increasing economies of scale. The higher combined ratio case is similar to the base case except that in 1998 it assumes that the combined ratio decreases by less than the decrease projected in the base case and then remains constant thereafter, effectively reducing projected underwriting profits by approximately 15% to 25% per year compared to the base case. The dividends and terminal values of Midland and the tax sharing payments were discounted to present values using different discount rates (ranging from 13% to 15%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Midland's common equity. Stephens calculated a range of discounted cash flow values per share on a fully diluted basis of $13.65 to $16.86 using the base case and $11.40 to $14.29 using the higher combined ratio case. The average present value of the tax sharing payments ranged from $8.97 to $9.72 per share.

  Pro Forma Merger Analysis. In addition to the valuation analysis described above, Stephens analyzed the pro forma changes in the per share amount of book value and projected pre-tax income for shares of Danielson Common Stock resulting from the Merger and the Offering. The analysis was performed on the basis of the financial conditions of Danielson and Midland as of March 31, 1996 and on Danielson's projections of pre-tax income (adjusted for the effect of dividends on Danielson Series A Preferred Stock) for the years 1996 and 1997 as if the Merger and Public Offering had occurred on December 31, 1995.

  The analysis indicated that the book value per share of Danielson Common Stock would increase by approximately 143% (from $4.29 per share to $10.44 per share), due primarily to the recognition of approximately $150 million in NOL tax benefits as a result of the Merger and the Public Offering. Excluding the excess of cost over net assets acquired, book value per share would increase by approximately 117% (from $4.12 per share to $8.94 per share). Projected pre-tax income (adjusted for the dividend) per share would decrease by approximately 32% in 1996 and increase by approximately 27% in 1997. For purposes of the foregoing analysis, Stephens assumed that shares of Danielson Common Stock issued in the Merger and sold in the Public Offering were priced at $6.875 per share. If Danielson Common Stock was priced at $4.50 per share, the minimum valuation applicable to shares issued in the Merger, the book value per share of Danielson Common Stock would increase by approximately 95% (from $4.29 per share to $8.37 per share), and projected pre-tax income (adjusted for the dividend) per share would decrease by approximately 39% in 1996 and increase by approximately 2% in 1997.

  The summary set forth above does not purport to be a complete description of the analyses performed by Stephens. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Midland. The analyses performed by Stephens are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which such business actually may be sold. Because such analyses are inherently subject to uncertainty, none of Midland, Danielson, Stephens or any other person assumes responsibility if future events do not conform to the judgments reflected in the opinion of Stephens.

INFORMATION CONCERNING STEPHENS

  Stephens is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and for other purposes. Danielson selected Stephens as a financial advisor because of its expertise, reputation and familiarity with the insurance industry. Danielson engaged Stephens to render a fairness opinion to the Danielson Board in connection with Danielson's proposed acquisition of Midland, pursuant to a letter agreement dated March 6, 1996. Danielson agreed to pay Stephens $75,000 upon the rendering of a fairness opinion. In addition, pursuant to a letter agreement dated January 22, 1996, Danielson engaged Stephens to act as a financial advisor to Danielson in connection with the proposed Merger and has agreed, if the Merger is consummated, to pay Stephens as consideration for such services, additional compensation in an amount based on a percentage of the value of the consideration payable in the Merger. If the Merger is consummated, the additional compensation payable to Stephens will be approximately $670,000. Danielson has agreed to reimburse Stephens for out-of-pocket expenses and to indemnify Stephens against certain liabilities in connection with rendering the fairness opinion and serving as Danielson's financial advisor. Stephens has a potential conflict of interest in rendering its fairness opinion because a portion of its compensation for serving as Danielson's financial advisor is contingent upon the consummation of the Merger.

INFORMATION CONCERNING DLJ

  Danielson has retained DLJ to act as a financial advisor with regard to the Merger; to act as lead manager for the Public Offering; and to act as a pricing firm for purposes of setting the dividend rate on Danielson Series A Preferred Stock. Danielson has agreed to compensate DLJ for its services with a fee of $600,000 due upon consummation of the Merger, in addition to underwriting fees resulting from the Public Offering. Danielson has also agreed to reimburse DLJ for its reasonable out-of-pocket expenses and to indemnify DLJ against certain liabilities in connection with its provision of services to Danielson.

REASONS FOR THE MERGER; RECOMMENDATION OF THE MIDLAND BOARD

  The Midland Board believes that the terms of the Merger are fair to and in the best interest of Midland and its stockholders and recommends that Midland stockholders vote FOR approval of the Merger. The Midland Board considered the following factors in reaching its conclusions:

    (a) the terms of the Merger Agreement, including the ability of Midland stockholders to elect among cash, Danielson Series A Preferred Stock and Danielson Common Stock as consideration;

    (b) the "cap and collar" arrangement in respect of the exchange for Danielson Common Stock comprising 10% of the aggregate Merger consideration. This arrangement provides that in the event that the average closing price of Danielson Common Stock calculated on a 20 day basis has declined below $4.50, the price to be used in calculating the exchange ratio shall be $4.50. Alternatively, if the average price has increased above $10.50, the price to be used in calculating the exchange ratio will be $10.50;

    (c) the opinion, analyses and presentation of R-H described above under "THE MERGER--Background of the Merger" and below under "THE MERGER--Opinion of Midland's Financial Advisor," including the oral opinion of R-H on February 26, 1996, to the effect that the Merger was fair to the holders of Midland Common Stock from a financial point of view. In this respect, while the Midland Board did not explicitly adopt, and did not rely solely on, R-H's financial analyses, the Midland Board placed special emphasis on such analyses in its overall evaluation of the Merger and viewed such analyses as favorable to its determination. The Midland Board viewed R-H's opinion as favorable to its determination because R-H is a nationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with, among other types of transactions, merger and acquisitions, and in providing advisory services and raising capital for companies in the insurance industry;

    (d) information relating to the financial performance, condition, business operations and prospects of Midland and Danielson and current industry, economic and market conditions. In this regard, the Midland Board placed special emphasis on and viewed as favorable to its determination, 1995 historical and projected 1996 and 1997 financial information for both Midland and Danielson. Additionally, Midland considered its losses for the year ended December 31, 1995, the anticipated downgrading of its rating by A.M. Best, the anticipated Capital Contribution by Danielson, the confidence of Danielson's management and DLJ in its ability to complete the Public Offering and the perceived benefit of Danielson's NOL of approximately $1.4 billion. In particular, the Midland Board viewed as favorable to its determination the fact that the value of the Merger consideration represented a 22% premium over the closing price of shares of Midland Common Stock on February 26, 1996;

    (e) Midland's ability to terminate the Merger Agreement under certain circumstances if required by the fiduciary duties of the Midland Board in responding to a proposal from a third party. The Midland Board viewed such factor as favorable to its determination because of its belief that a third party wishing to make a financially superior proposal for Midland would have the opportunity to do so. Although the Midland Board recognized that acceptance of the Danielson proposal could have the effect of discouraging other potential strategic partners from continuing or initiating a review of Midland's business, the Midland Board concluded that the $2.75 million fee, representing approximately $0.50 per share of Midland Common Stock, payable in the event the Merger Agreement is terminated under certain conditions and an Acquisition Transaction (as defined herein) is announced, an agreement for such transaction is signed or such transaction is consummated, within six months of the execution of the Merger Agreement, would not be a meaningful deterrent to a third party wishing to make a financially superior proposal to Midland;

    (f) the belief that the availability of the Danielson NOL would enable Midland to shift its investment portfolio from tax-exempt securities to higher-yielding taxable securities; and

    (g) the efforts of R-H to identify possible strategic partners, the level of interest expressed in Midland by other possible strategic partners with whom Midland or R-H had been in contact, the absence of other possible strategic partners who were interested in pursuing discussions with Midland on an accelerated timetable with the goal of making an alternative proposal and the absence of attractive alternatives to the Merger for enhancing stockholder value, including attempting to access the capital markets to raise equity capital in order to be able to further strengthen the capital of Midland. Operational issues (including the 1995 year-end loss of $10.1 million), the downgrading of Midland's rating by A.M. Best, the resulting negative impact on Midland's relationship with its agency force, management's view that such downgrading of Midland's rating would result in a significant loss of some of Midland's most profitable business, concerns about responses from state insurance regulators, the expectation that the volume of gross premiums written would be materially reduced, the benefit of a capital infusion and the need to remedy the existing default under Midland's senior credit facility also supported the conclusion of the Midland Board that acceptance of the Danielson proposal was a preferable alternative to continuing on a stand-alone basis. The Midland Board also considered Danielson's statement that its proposal would be withdrawn in a short time if not accepted by Midland. The Midland Board further considered statements by Danielson's management and advisors that it would no longer be interested in Midland if an agreement was not executed prior to Midland's release of its earnings for the fourth quarter because of Danielson's belief that the announcement of A.M. Best's downgrade of Midland's rating in the absence of a statement that A.M. Best expected to restore Midland's rating upon consummation of a planned merger with Danielson would adversely affect Midland's agency force. The Midland Board weighed the benefits to Midland stockholders of accepting the Danielson proposal against the negative effects of losing the Danielson proposal by delaying a response based on the possibility of securing one or more alternative offers.

  The Midland Board also considered certain potentially negative factors in its deliberations concerning the Merger, including, among others:

    (a) the fact that Midland stockholders may not receive the type of Merger consideration they request or if the stockholders receive the type of Merger consideration they request, they may not receive the amounts of each type they have requested;

    (b) the risk that Danielson may not succeed in raising the cash Merger consideration or the Capital Contribution through the Public Offering; and

    (c) the possibility that Midland may be required, if the Merger Agreement is terminated under certain circumstances, to reimburse Danielson's expenses up to $1 million, in addition to having to pay its own expenses incurred in connection with the Merger.

  The interest of certain officers in connection with continued employment was considered by the Midland Board in its discussions relating to the Merger but such interests were not a factor in the Midland Board's reaching its determination that the Merger is fair to, and in the best interests of, the Midland stockholders. See "THE MERGER--Interests of Certain Members of Midland Management in the Merger."

  In view of the wide variety of factors considered by the Midland Board, the Midland Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of the Midland Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors it considered in its deliberations relating to the Merger.

  THE MIDLAND BOARD RECOMMENDS THAT MIDLAND STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

OPINION OF MIDLAND'S FINANCIAL ADVISOR

  Midland engaged R-H to provide investment banking advice and services to Midland in connection with Midland's review and analysis of potential business combinations, including the Merger. In connection with such engagement, Midland requested that R-H evaluate the fairness, from a financial point of view, to the holders of Midland Common Stock of the consideration to be paid by Danielson to the holders of Midland Common Stock pursuant to the Merger Agreement. Midland did not impose any limitation on the scope of R-H's engagement or investigation. On February 26, 1996, at a meeting of the Midland Board held to evaluate the proposed Merger, R-H rendered an oral opinion to the Midland Board that, as of such date, the consideration (having a value of

$14.50 per share) to be received in the Merger was fair from a financial point of view to the holders of Midland Common Stock. R-H subsequently delivered to the Midland Board a written opinion dated the date of this Joint Proxy Statement/Prospectus confirming its opinion that, as of the date of this Joint Proxy Statement/Prospectus, the consideration (having a value of approximately $14.50 per share) was fair from a financial point of view to the holders of Midland Common Stock. In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, R-H performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

  In rendering its opinion, R-H, among other things, reviewed and analyzed:
(i) the terms of the Merger Agreement (including the $4.50 to $10.50 agreed-upon range of values for Danielson Common Stock); (ii) financial and operating information with respect to the business, operations and prospects of Midland furnished to R-H by Midland; (iii) a comparison of the historical financial results and present financial condition of Midland with those of other companies which R-H deemed relevant; (iv) an analysis of financial and stock market information of selected publicly-traded companies which R-H deemed comparable to Midland; (v) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions which R-H deemed relevant; and (vi) certain information regarding Danielson, including, but not limited to, (a) certain recent filings with the SEC, (b) the recent trading and volume history of Danielson Common Stock, and (c) historical and projected financial information of Danielson. In addition, R-H held discussions with the management of Midland and Danielson concerning their respective businesses and operations, assets, present conditions and future prospects, and undertook such other studies, analyses and investigations as R-H deemed appropriate. The foregoing factors represent all of the material factors considered by R-H.

  In rendering its opinion, R-H assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without independent verification and further relied upon the assurances of management of each of Midland and Danielson, respectively, that they were not aware of any facts existing at such time that would make such information inaccurate or misleading. With respect to financial forecasts provided to and discussed with R-H by management of Midland, R-H assumed that such forecasts and projections were reasonably prepared and reflected the best currently available estimates and judgments of management as to the future financial performance of Midland. In arriving at its opinion, R-H has not conducted a physical inspection of the properties or facilities of Midland or Danielson and did not make or obtain any evaluations or appraisals of the assets or liabilities of Midland or Danielson. R-H relied as to all legal matters on advice of counsel to Midland. R-Hs opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated as of the date of the opinion.

  With respect to the financial forecasts for Midland and Danielson provided to and discussed with R-H by each companies' respective management, R-H assumed such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance. Midland's financial forecast assumes that premiums earned decline and Midland returns to profitability in 1996 as Midland reduces its exposure to certain automobile insurance programs in Arizona and California. For the years 1997 and beyond, Midland's forecast assumes that Midland's operating margins return to pre-1995 levels and premium volume growth is in line with historical industry growth rates. Danielson's forecast assumes net earnings increase by approximately 90% in 1996, in part as a result of growth in Danielson's commercial automobile insurance programs. For the years 1997 and beyond, Danielson's forecast assumes that Danielson experiences steady growth as premium rates in the California workers' compensation market improve.

  The full text of the written opinion of R-H, dated the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, procedures followed, other matters considered and limits of the review by R-H, appears as Appendix C to this Joint Proxy Statement/Prospectus. Midlands stockholders are urged to read this opinion in its entirety. R-Hs opinion was directed only to the fairness, from a financial point of view, of the consideration (having a value of approximately $14.50 per share) to be paid by Danielson to the holders of Midland Common Stock pursuant to the Merger Agreement. R-Hs opinion was delivered for the information of the Midland Board and does not constitute a recommendation as to how any stockholder should vote at the Midland Meeting or any other meeting of Midlands stockholders called to consider the Merger. The opinion of

R-H does not constitute an opinion as to the price at which Danielson Common Stock and Danielson Series A Preferred Stock will actually trade at any time. R-H did not recommend the amount of Merger consideration to be paid to Midland stockholders. See "MARKET PRICES AND RELATED INFORMATION." This summary of the opinion of R-H is qualified in its entirety by reference to the full text of such opinion.

  In connection with the preparation of its opinion, R-H performed certain financial and comparative analyses, including those described below. The summary set forth below includes the financial analyses used by R-H and deemed to be material but does not purport to be a complete description of the analyses performed by R-H in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, R-H did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, R-H believes its analysis must be considered as a whole and that considering portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion.

  The opinion of R-H was based upon economic, market, financial and other conditions as they existed on February 26, 1996 and the date of this Joint Proxy Statement/Prospectus and on the information made available to R-H as of such dates and on the review and analyses conducted by R-H as of such dates. It should be understood that, although subsequent developments may affect its opinion, R-H does not have any obligation to update or revise its opinion.

  The generally accepted financial analyses R-H used in reaching its opinion included: (i) "comparable company analysis," which consisted of reviewing operating statistics and financial and operating information of selected publicly-traded companies considered to have businesses similar to that of Midland; (ii) "comparable transaction analysis," which consisted of reviewing operating statistics and purchase price information for selected merger and acquisition transactions that involved companies with businesses similar to that of Midland; and (iii) certain other factors and analyses. The following is a brief summary of the analyses performed by R-H in preparation for rendering its opinion to the Midland Board dated the date of this Joint Proxy Statement/Prospectus.

 Comparable Company Analysis

  R-H compared selected financial data and market information for Midland to the corresponding financial data and market information for two groups of selected public companies in the property and casualty insurance industry. The first group consisted of property and casualty companies specializing in non-standard automobile insurance ("Non-Standard Insurers") and included Guaranty National Corporation, Integon Corporation, Mobile America Corporation, Omni Insurance Group, Progressive Corporation, and State Auto Financial Corporation. The second group consisted of regional, multi-line property and casualty insurance companies ("Regional P&C Insurers") and included Alfa Corporation, Cincinnati Financial Corporation, Donegal Group, EMC Insurance Group, Gainsco, Inc., Harleysville Group, Merchants Group, Inc., Meridian Insurance Group, and Selective Insurance Group. The Non-Standard Insurers were selected by R-H as companies that are representative of the particular segment of the insurance industry in which Midland operates and which have similar operating characteristics to Midland. The Regional P&C Insurers were selected by R-H as companies that were similar to Midland in terms of their general business operations, markets, size, and financial characteristics. However, R-H recognizes that each of the comparable companies is distinguishable from Midland in certain respects, including, without limitation, equity market capitalization, ratio of premiums to statutory surplus, loss and expense ratios and A.M. Best rating.

  For each of the comparable companies, R-H reviewed the market value of equity of the company, based upon its closing stock price on July 1, 1996, as a multiple of its net operating income (net income excluding realized gains on the investment portfolio) and stockholders' equity, in each case calculated in accordance with generally accepted accounting principles ("GAAP"). With regard to the Non-Standard Insurers, the median multiple of the market value of equity to trailing 12 months GAAP net operating income was 12.1x and ranged from 12.0x to 16.2x. The median multiple of the market value of equity to 1996 consensus estimates for GAAP net operating income was 12.8x and ranged from 9.8x to 14.4x. The median multiple of the market value of equity to GAAP stockholders' equity for the fiscal quarter ended March 31, 1996 was 1.6x and ranged from 1.1x to 2.4x. With regard to the Regional P&C Insurers, the median multiple of the market value of equity to trailing 12 months GAAP net operating income was 10.2x and ranged from 8.1x to 16.2x. The median multiple of the market value of equity to 1996 consensus estimates for GAAP net operating income was 9.6x and ranged from 7.6x to 14.8x. The median multiple of the market value of equity to GAAP stockholders' equity for the fiscal quarter ended March 31, 1996 was 1.2x and ranged from 0.8x to 2.1x. Based on a per share offer price of $14.50, the multiple of the consideration offered for Midland Common Stock to Midland's stockholders' equity as of March 31, 1996 was 1.6x. This multiple is equal to the median multiple for the Non-Standard Insurers and greater than the multiple for the Regional P&C Insurers. The multiple of the consideration offered for Midland Common Stock to Midland's GAAP net operating income for the trailing 12 months ended March 31, 1996 is not meaningful as Midland incurred an operating loss during this period.

 Comparable Transaction Analysis

  R-H performed an analysis of precedent transactions involving non-standard automobile insurance companies in order to obtain a valuation range for Midland Common Stock based upon selected merger and acquisition transactions in the non-standard automobile segment of the property and casualty insurance industry which in R-H's judgment were deemed to be comparable to the Merger for purposes of this analysis. R-H reviewed a total of six precedent transactions involving non-standard automobile insurers. The transactions included (acquiree/acquiror): Viking Insurance Holdings/Guaranty National Corporation (7/95); Victoria Financial Corporation/USF&G Corporation (5/95); Bankers and Shippers Insurance Company/Integon Corporation (10/94); Leader National Corporation/American Premier Underwriters (5/93); American Financial Corporation/Penn Central Corporation (12/90); and Integon Corporation/Jupiter Industries (8/90). Due to the limited number of precedent transactions involving non-standard automobile insurance companies, R-H also reviewed 77 merger and acquisition transactions involving property and casualty insurance companies that occurred between 1989 and 1996. R-H reviewed the consideration paid in such transactions for the equity of the selling company as a multiple of GAAP net operating income and GAAP stockholders' equity. With regard to the six non-standard automobile insurance transactions, the median and low multiples of price paid for common stock to trailing 12 months GAAP net operating income were 11.5x and 10.9x, respectively. The median and low multiples of price paid for common stock to GAAP stockholders' equity for the prior fiscal quarter were 1.5x and 1.0x, respectively. With regard to the 77 property and casualty insurance transactions occurring between 1989 and 1996, the median multiple of price paid for common stock to trailing 12 months GAAP net operating income was 12.5x. The median multiple of price paid for common stock to GAAP stockholders' equity for the prior fiscal quarter was 1.3x. Based on a per share offer price of $14.50, the implied multiple of price paid for Midland Common Stock to Midland's stockholders' equity as of December 31, 1995 was 1.6x. This multiple is greater than the median multiple for both the non-standard automobile precedent transactions and the property and casualty transactions. The implied multiple of price paid for Midland Common Stock to Midland's GAAP operating income for the year ended December 31, 1995 is not meaningful as Midland incurred an operating loss for the year ended December 31, 1995.

  No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating precedent transactions, R-H made judgments and assumptions with regard to industry performance, general business, economic, market and financial condition and other matters, many of which are beyond the control of Midland and Danielson, such as the impact of competition on the business of Midland and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Midland or the industry or in the financial markets in general.

 Other Factors

  In rendering its opinion, R-H considered certain other factors including, among other things, a review of (i) the historical and projected financial results of Midland and Danielson; (ii) the current and projected financial and operating condition of Midland and Danielson; and (iii) the history of trading prices and volume for Midland Common Stock and Danielson Common Stock.

INFORMATION CONCERNING MIDLAND'S FINANCIAL ADVISOR

  R-H is a recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Midland's management selected R-H because of its expertise, reputation and familiarity with Midland and the insurance industry. Midland's relationship with R-H began in 1992, when R-H served as lead underwriter for Midland's initial public offering of Midland Common Stock. Since 1992, from time to time, Midland has requested R-H to provide various financial advisory services and analyses. No fees were paid by Midland to R-H during the past two years. In the ordinary course of R-H's business, R-H actively trades in Midlands Common Stock for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to a letter agreement dated February 9, 1996 (the "R-H Engagement Letter"), Midland engaged R-H to provide investment banking advice and services to Midland in connection with Midland's review and analysis of potential business combinations. Midland agreed to pay R-H a retainer fee of $75,000 and a fee of $200,000 (the "Advisory Fee") upon rendering an opinion as to whether or not the consideration payable to Midland's public stockholders in a business combination is fair from a financial point of view. In addition, if the Merger is consummated, Midland has agreed to pay R-H additional compensation, based on a percentage of the total consideration for Midland Common Stock, less the amount of the Advisory Fee. If the Merger is consummated, this additional compensation will be approximately $535,000. Pursuant to the R-H Engagement Letter, Midland has agreed to reimburse R-H for reasonable expenses incurred by R-H, in the event the Merger does not close prior to December 31, 1996, and to indemnify R-H against certain liabilities in connection with its engagement. R-H has a potential conflict of interest in rendering its fairness opinion because a portion of its compensation for serving as Midland's financial advisor is contingent on the consummation of the Merger.

MERGER CONSIDERATION AND ELECTION OF CONSIDERATION

  The Merger Agreement provides that each share of Midland Common Stock issued and outstanding prior to the Effective Time will be converted in the Merger into a right to receive consideration, consisting of a combination of cash, Danielson Common Stock and Danielson Series A Preferred Stock, which will have a value, based on valuation provisions agreed upon in the Merger Agreement, equal to the Per Share Merger Price. The Per Share Merger Price represents 1.6 times the per share book value of Midland as of December 31, 1995. The total consideration which Danielson is required to pay in the Merger (currently estimated to be $81,066,832, when valued in accordance with the terms of the Merger Agreement and assuming 5,590,816 shares are outstanding at the Effective Time) will consist of 50% cash, 40% Danielson Series A Preferred Stock (valued in accordance with the terms of the Merger Agreement) and 10% Danielson Common Stock (valued in accordance with the terms of the Merger Agreement), with the mix of consideration issuable to each specific Midland stockholder subject to election.

  Pursuant to the terms of the Merger Agreement, shares of Danielson Common Stock issued to Midland stockholders as consideration in the Merger will be valued for purposes of the Merger at the average of the closing prices of Danielson Common Stock on the AMEX (or other national securities exchange on which Danielson Common Stock is then traded) for each day on which trading of Danielson Common Stock took place on such exchange during the period beginning 20 days prior to the Offering Pricing Date and ending on the business day immediately preceding the Offering Pricing Date, provided that in no event shall such price be lower than $4.50 per share nor more than $10.50 per share.

  In addition, as provided in the Merger Agreement, the shares of Danielson Series A Preferred Stock issued to Midland stockholders in the Merger will be valued for purposes of the Merger at the Stated Value. The Merger Agreement also provides that the dividend rate applicable to Danielson Series A Preferred Stock shall initially be set, prior to the date of mailing of this Joint Proxy Statement/Prospectus, at the rate which would be likely to cause Danielson Series A Preferred Stock to trade at its Stated Value if such security were assumed to have been trading on such date on a fully-distributed basis. The Merger Agreement provides that such rate is to be determined by the joint written opinion of DLJ and R-H. If DLJ and R-H are unable to agree upon a dividend rate, the Merger Agreement provides that BT will advise Midland and Danielson in writing of the rate which, in its opinion, represents the rate likely to cause Danielson Series A Preferred Stock to have a trading price equal to its Stated Value as of such date. The Merger Agreement provides that if the dividend rate specified by BT is within the range of rates indicated by DLJ and R-H, then the rate specified by BT shall be the rate and if the rate specified by BT is above or below the range of the rates specified by DLJ and R-H, the dividend rate will be set at the nearest of the rates specified by DLJ and R-H.

  On June 19, 1996, DLJ advised Danielson that the dividend rate applicable to Danielson Series A Preferred Stock should be 9 1/4% per annum, while on June 24, 1996, R-H advised Midland that the dividend rate applicable to Danielson Series A Preferred Stock should be 11 1/4% per annum. As a result, BT was asked to specify a dividend rate. On July 1, 1996, BT advised Midland and Danielson in writing that, in its opinion, the rate as of such date should be 10% per annum. Since the rate specified by BT was within the range of rates specified by DLJ and R-H, the rate specified by BT has been initially established as the dividend rate for Danielson Series A Preferred Stock as of the date of this Joint Proxy Statement/Prospectus. The full text of the BT Opinion is attached as Appendix H to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

  The Merger Agreement provides that the 10% per annum dividend rate initially set for Danielson Series A Preferred Stock will be adjusted by DLJ and R-H upward or downward, if necessary, as of the Offering Pricing Date to the rate which, as of that date, would be likely to cause Danielson Series A Preferred Stock to trade at its Stated Value if such security were assumed to have been trading on a fully-distributed basis on such date. If DLJ and R-H are unable to agree upon a dividend rate as of the Offering Pricing Date, BT will again be called upon to specify a rate. The Merger Agreement provision requiring a re-evaluation and, if necessary, a readjustment, of the dividend rate of Danielson Series A Preferred Stock as of the Offering Pricing Date is intended to provide that the dividend rate as finally set for Danielson Series A Preferred Stock will be determined with an awareness of prevailing interest or dividend rates for other securities as of a date reasonably close to the Effective Time, as well as events or developments occurring subsequent to the date the initial dividend rate was established.

  In considering the Merger and the related proposals that will be presented at the Danielson Meeting, holders of Danielson Common Stock and Midland Common Stock should be aware that under certain circumstances the provisions in the Merger Agreement governing the valuation of Danielson Common Stock and Danielson Series A Preferred Stock which will be issued as part of the Merger consideration may result in such securities being ascribed a value for purposes of the Merger which may be above or below the fair market value of those securities under normal trading conditions after the Effective Time. As described above, for purposes of the Merger, Danielson Series A Preferred Stock will be valued at its Stated Value and Danielson Common Stock will be valued at the average trading price of that stock during the period beginning 20 days prior to the Offering Pricing Date and ending on the business day immediately preceding the Offering Pricing Date. The Merger Agreement also provides that, regardless of the actual amount of that average price, for purposes of the Merger, such price shall not be less than $4.50 per share nor more than $10.50 per share. If the average trading price of Danielson Common Stock over that period is outside the $4.50 to $10.50 range agreed upon in the Merger Agreement, or if trading in Danielson Common Stock during that 20-day averaging period is affected positively or negatively by market conditions not present after the Effective Time, the price at which Danielson Common Stock is valued as a part of the Merger consideration may be greater than or less than the trading price of Danielson Common Stock after the Effective Time. In addition, although the dividend rate for Danielson Series A Preferred Stock was set on July 1, 1996 at the rate believed likely to cause that security to trade at its Stated Value if it were assumed to have been trading on a fully-distributed basis as of such date (and such rate will be re-evaluated and, if necessary, reset as of the Offering Pricing Date), Stated Value is not the actual market value of Danielson Series A Preferred Stock as of any date, and there can be no assurance that Danielson Series A Preferred Stock will trade at or near its Stated Value after the Effective Time.

  The Merger Agreement contains consideration election provisions that provide that (i) each holder of Midland Common Stock will be entitled to make an election requesting that the consideration to be paid to it in the Merger be either cash, Danielson Common Stock or Danielson Series A Preferred Stock and
(ii) the available Merger consideration will be allocated first to Midland holders who elect Danielson Common Stock, second to Midland holders who elect Danielson Series A Preferred Stock, third to Midland holders who elect cash. Midland holders who make no election will be treated as though they had elected cash.

  Each holder of Midland Common Stock who has requested a specific form of consideration will receive such consideration in the Merger, subject to restrictions under certain state securities laws and to the availability of such consideration after giving effect to any prior allocations and after pro-rating such holder with other holders who have requested the same consideration. If there is not a sufficient amount of such consideration available to satisfy such holder's right to receive consideration in the Merger which has a value equal to the Per Share Merger Price (when valued in accordance with the Merger Agreement), such holder will receive additional, successive allocations of the other forms of consideration until such holder has received such value. In such event, a holder of Midland Common Stock who has elected to receive Danielson Common Stock will next receive an additional allocation of Danielson Series A Preferred Stock and, if necessary, an allocation of cash; a holder who has elected to receive Danielson Series A Preferred Stock will next receive an additional allocation of Danielson Common Stock and, if necessary, an allocation of cash; and a holder who has elected to receive cash will next receive an allocation of Danielson Series A Preferred Stock and, if necessary, an allocation of Danielson Common Stock.

  It is a condition to the Merger that Midland receive an opinion that the Merger will qualify as a tax-free transaction, within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, for holders of Midland Common Stock to the extent of the non-cash consideration received by such holders in the Merger. The consideration election provisions of the Merger Agreement accord first priority, in the allocation of Merger consideration, to Midland holders who elect Danielson Common Stock, so that any Midland holder who wishes to realize the benefits of the tax-free nature of the Merger to the greatest extent possible may, by electing Danielson Common Stock, increase the likelihood that such Midland holder will receive predominantly Danielson Common Stock and Danielson Series A Preferred Stock in the Merger.

  Although each holder of Midland Common Stock will receive in the Merger for each share of Midland Common Stock owned by it consideration with a value equal to the Per Share Merger Price (when valued based on the valuation provisions in the Merger Agreement), the proportion of its Merger consideration that will be paid in cash or Danielson Series A Preferred Stock or Danielson Common Stock will depend on the consideration election, if any, filed by such holder and on the pro rata allocation of the available Merger consideration to such holder and all other Midland holders. Neither Danielson nor Midland can predict at this time what elections will be made by holders of Midland Common Stock. Accordingly, holders of Midland Common Stock should be aware that they may not receive in the Merger the form of consideration requested by them in their consideration elections and, under certain circumstances, may not receive any of the form of consideration requested. Attached as Schedule I to this Joint Proxy Statement/Prospectus is a table showing the allocations of Merger consideration, assuming solely for purposes of illustration, three different hypothetical patterns of election by holders of Midland Common Stock.

  Promptly after the date of this Joint Proxy Statement/Prospectus, an agent appointed by Danielson and reasonably acceptable to Midland (the "Exchange Agent") will mail to holders of Midland Common Stock as of the Midland Record Date an Election Consideration Form which will instruct Midland stockholders as to the manner in which consideration elections may be made. Danielson, after consultation with Midland, will announce in a press release delivered to the Dow Jones News Service, the last day on which Election Forms will be accepted (the "Election Deadline"). The Election Deadline will be a business day not earlier than the date of the Midland Meeting nor later than the Effective Time and shall be at least five and not more than 20 business days after the date of the news release referred to above. Any Midland stockholder who submits an Election Form will be permitted to revoke its Election Form, or file a revised Election Form, at any time prior to the Election Deadline.

FEDERAL INCOME TAX CONSEQUENCES

  For a discussion of the federal income tax consequences of the Merger, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

ACCOUNTING TREATMENT

  Danielson intends to treat the Merger as a "purchase" for accounting and financial reporting purposes. See "PRO FORMA FINANCIAL INFORMATION."

REGULATORY APPROVALS

  The Merger is subject to review under the HSR Act by the FTC and the DOJ. On April 18, 1996, Danielson and Midland completed the filing of notification and report forms under the HSR Act with the FTC and the DOJ. The Merger is subject to the expiration or earlier termination of the waiting period under the HSR Act. On May 2, 1996, Danielson and Midland were notified that early termination of the requisite waiting period under the HSR Act was granted effective as of such date.

  The Merger is also subject to the prior approval of insurance regulatory authorities in the State of Tennessee and the State of California. Applications for such approvals were filed with the Tennessee Department on March 14, 1996, and the California Department on April 19, 1996. On May 15, 1996, the Tennessee Department approved the Merger without a hearing. On June 24, 1996, the California Department approved the Merger without a hearing.

INTERESTS OF CERTAIN MEMBERS OF MIDLAND MANAGEMENT IN THE MERGER

  In considering the Merger, Danielson and Midland stockholders should be aware that certain members of the Midland Board and management of Midland have certain interests that are in addition to the interests of Midland stockholders generally and may cause them to have potential conflicts of interest.

 Executive Officers

  At the Effective Time, Charles H. Gray, III, currently the Chief Operating Officer of Midland, will be the Chief Executive Officer of the Surviving Corporation. No changes are currently contemplated in the officers reporting to Mr. Gray. The contracts of Mr. Gray, James E. Farmer and Elena Barham will be modified to increase incentive compensation benefits prospectively while reducing base salaries, and severance benefits will be triggered upon termination of employment by Midland and will be based upon three times the preceding year's salary unless terminated during the first 18 months of employment, in which case severance will be based on the preceding year's total compensation. In connection with such modifications, Messrs. Gray and Farmer and Ms. Barham will be paid the balance of their existing 1996 contract base salary. It is also anticipated that senior officers and employees of Midland will participate in Danielson stock option plans and other benefit arrangements.

 Indemnification; Insurance

  Danielson has generally agreed to indemnify the present and former officers and directors of Midland, for a period of three years from the Effective Time, from any loss, claim, damage, cost or expense suffered due to the fact that such person was an officer or director of Midland prior to the Effective Time. In addition, Danielson has agreed to maintain directors' and officers' liability insurance for Midland directors and officers at the present levels of coverage for three years from the Effective Time, subject to certain limitations. See "THE MERGER AGREEMENT--Indemnification."

 Midland Stock Options

  The Merger Agreement provides for the cashless exercise on the business day (the "Exercise Date") immediately prior to the consummation of the transactions contemplated by the Merger Agreement (the "Closing Date") of all "in-the-money" Midland stock options. See "THE MERGER AGREEMENT--Stock Options."

  Assuming that the fair market value (as defined in the Merger Agreement) of a share of Midland Common Stock was $14.50 on the Exercise Date, the number of options held by, and the number of shares that on the Exercise Date would be issued to, each of the officers and directors of Midland listed below, management of Midland as a group and the members of the Midland Board as a group are set forth below:

                                                     # of Options   # of Shares
                                                      Held as of    Received on
       Name                                          Exercise Date Exercise Date
       ----                                          ------------- -------------
     Joseph W. McLeary..............................     18,200        3,607
     Philip R. Zanone...............................     18,200        3,607
     Charles H. Gray, III...........................     42,000        1,448
     Carlos H. Cantu................................     14,000          483
     Sidney A. Stewart..............................     14,000          483
     Management (as a group)........................     95,200       11,304
     Directors (as a group).........................    106,400        9,628

 Severance Arrangements

  Midland has entered into severance compensation agreements with Messrs. McLeary and Zanone which are effective only upon consummation of the Merger pursuant to which each will be paid at an annual rate of $250,000 plus benefits through the year ending December 31, 1998. This represents a reduction of $250,000 plus benefits which Midland would have been obligated to pay to such individuals under their current employment contracts in the event of a change of control.

 Employee Benefits

  The Merger Agreement contains other provisions relating to employee benefits in addition to those described above. See "Effect on Employee Benefit Plans."

EFFECT ON EMPLOYEE BENEFIT PLANS

  In the Merger Agreement, Danielson has agreed to cause the Surviving Corporation and each of its subsidiaries to provide any employees of Midland or its subsidiaries who continue to be employed after the Effective Time by the Surviving Corporation or its subsidiaries (the "Continuing Employees") with employee benefits that are at least approximately equivalent to the benefits being provided to Midland employees immediately prior to the Effective Time.

RESALE OF DANIELSON COMMON STOCK AND DANIELSON SERIES A PREFERRED STOCK

  The shares of Danielson Common Stock and Danielson Series A Preferred Stock received by Midland stockholders in the Merger will be freely transferable, except that shares received by persons who are deemed "affiliates" (as such term is defined in Rule 144 under the Securities Act) of Midland prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become "affiliates" of Danielson, Rule 144) or as otherwise may be permitted under the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of Danielson Common Stock or Danielson Series A Preferred Stock received by any person who may be deemed to be such an "affiliate."

  In the Merger Agreement, Midland has agreed to use its best efforts to cause each affiliate of Midland to agree in writing with Danielson that such person will not sell or otherwise transfer Danielson Common Stock or Danielson Series A Preferred Stock received by such person in the Merger except in accordance with Securities Act requirements.

  For a discussion of the transfer restrictions applicable to shares of Danielson Common Stock, see "DESCRIPTION OF DANIELSON CAPITAL STOCK--Danielson Common Stock-Transfer Restrictions."

NO APPRAISAL RIGHTS

  Under Delaware law, the holders of Danielson Common Stock are not entitled to appraisal rights in connection with the Merger. Under Tennessee law, the holders of Midland Common Stock are not entitled to dissenters' rights in connection with the Merger. State laws impose fiduciary duties on directors of a corporation to act in the interests of a corporation's stockholders. Stockholders may pursue a private action against a corporation's directors for breach of fiduciary duty if a stockholder believes that the directors of a corporation have not acted in the interests of such corporation's stockholders. The unavailability of appraisal or dissenters' rights under Delaware and Tennessee law does not preclude stockholders of Danielson and Midland from exercising other rights which may be available to them in connection with the Merger.

TRADING MARKET

  The outstanding shares of Danielson Common Stock are listed for trading on the AMEX. Danielson will use its best efforts to cause the shares of Danielson Common Stock and Danielson Series A Preferred Stock issuable as Merger consideration to be approved for listing on the AMEX, NYSE or NASDAQ. It is a condition to the consummation of the Merger that Danielson Series A Preferred Stock be approved for listing on the AMEX, NYSE or NASDAQ.

                             THE MERGER AGREEMENT

  THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT ATTACHED HERETO AS APPENDIX A, WHICH IS INCORPORATED HEREIN BY REFERENCE. DANIELSON AND MIDLAND STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

EFFECTIVE TIME

  The Merger Agreement provides that the Merger will become effective at the time a certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of the State of Tennessee and the Secretary of the State of Delaware. The time at which the Merger will become effective is referred to herein as the "Effective Time." Such filings, together with all other filings or recordings required by Tennessee law and Delaware law in connection with the Merger, will be made on the date of the consummation of the Public Offering and upon the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger contained in the Merger Agreement.

THE MERGER

  At the Effective Time, Midland will be merged with and into Merger Sub at which time the separate corporate existence of Midland will cease and Merger Sub will be the Surviving Corporation and a wholly-owned subsidiary of Danielson. From and after the Effective Time, the Surviving Corporation will possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Midland and Merger Sub, as provided under Delaware law. The Certificate of Incorporation and Bylaws of Merger Sub in effect immediately prior to the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Merger will amend the Certificate of Incorporation of the Surviving Corporation to change its corporate name to "Midland Financial Group, Inc."

CONSIDERATION TO BE RECEIVED IN THE MERGER

  At the Effective Time,

    (i) each share of Midland Common Stock held by Midland as treasury stock immediately prior to the Effective Time will be canceled and no payment will be made with respect thereto;

    (ii) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will remain outstanding and will constitute one share of common stock of the Surviving Corporation; and

    (iii) each share of Midland Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Share Merger Consideration (defined below).

  "Per Share Merger Consideration" means the consideration that will be issued and paid in the Merger in respect of each share of Midland Common Stock, which will consist of a combination of Danielson Common Stock, Danielson Series A Preferred Stock and cash.

  The total consideration which Danielson is required to pay in the Merger (currently estimated to be $81,066,832 assuming 5,590,816 shares are outstanding at the Effective Time) will consist of 50% cash, 40% Danielson Series A Preferred Stock (valued in accordance with the terms of the Merger Agreement) and 10% Danielson Common Stock (valued in accordance with the terms of the Merger Agreement).

  Pursuant to the terms of the Merger Agreement, shares of Danielson Common Stock issued to Midland stockholders as consideration in the Merger will be valued for purposes of the Merger at the average of the closing prices of Danielson Common Stock on the AMEX (or other national securities exchange on which Danielson Common Stock is then traded) for each day on which trading of Danielson Common Stock took place on such exchange beginning on the date 20 days prior to the Offering Pricing Date, provided that in no event shall such price be lower than $4.50 per share nor more than $10.50 per share. In addition, as provided in the Merger Agreement, the shares of Danielson Series A Preferred Stock issued to Midland stockholders in the Merger will be valued for purposes of the Merger at the Stated Value ($25 per share) of such shares. The dividend rate applicable to such shares represents the rate which, in the joint written opinion of R-H and DLJ, would be likely to cause Danielson Series A Preferred Stock to trade at its Stated Value if such security were assumed to have been trading on such date on a fully-distributed basis. The Merger Agreement provides that such rate is to be determined in the joint written opinion of DLJ and R-H. If DLJ and R-H are unable to agree upon a dividend rate, the Merger Agreement provides that BT will advise Midland and Danielson in writing of the rate which, in its opinion, represents the rate likely to cause Danielson Series A Preferred Stock to have a trading price equal to its Stated Value as of such date if such security were assumed to have been trading on such date on a fully-distributed basis. The Merger Agreement provides that, if the dividend rate specified by BT is within the range of rates indicated by DLJ and R-H, then the rate specified by BT shall be the rate and if the dividend rate specified by BT is above or below the range of the two rates specified by DLJ and R-H, the dividend rate will be set at the nearest of the rates by DLJ and R-H.

  On June 19, 1996, DLJ advised Danielson that the dividend rate applicable to Danielson Series A Preferred Stock should be 9 1/4% per annum, while on June 24, 1996, R-H advised Midland that the dividend rate applicable to Danielson Series A Preferred Stock should be 11 1/4% per annum. As a result, BT was asked to specify the dividend rate. On July 1, 1996, BT advised Midland and Danielson in writing that, in its opinion, the rate as of such date should be 10% per annum. Since the rate specified by BT was within the range of rates specified by DLJ and R-H, the rate specified by BT has been initially established as the dividend rate for Danielson Series A Preferred Stock. The full text of the BT Opinion is attached as Appendix H to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

  The Merger Agreement provides that the 10% per annum dividend rate initially set for Danielson Series A Preferred Stock will be adjusted by DLJ and R-H upward or downward, if necessary, as of the Offering Pricing Date to the rate which, as of that date, would be likely to cause Danielson Series A Preferred Stock to trade at its Stated Value if such security were assumed to have been trading on a fully-distributed basis on such date. If DLJ and R-H are unable to agree upon a dividend rate as of the Offering Pricing Date, BT will again be called upon to specify a rate. The Merger Agreement provision requiring a re-evaluation and, if necessary, a readjustment, of the dividend rate of Danielson Series A Preferred Stock as of the Offering Pricing Date is intended to provide that the dividend rate as finally set for Danielson Series A Preferred Stock will be determined with an awareness of prevailing interest or dividend rates for other securities as of a date reasonably close to the Effective Time, as well as events or developments occurring subsequent to the date the initial dividend rate was established. The dividend rate of 10% per annum initially established for the Danielson Series A Preferred Stock is below the midpoint of the range of rates specified by DLJ and R-H and is not the arithmetic average of the three different dividend rates specified by DLJ, R-H and BT, respectively. Because the rates specified by DLJ, R-H and BT are inherently subject to uncertainty, none of Midland, Danielson, DLJ, R-H or BT assumes responsibility if the Danielson Series A Preferred Stock does not have a trading price at or near its Stated Value at, or at any time after, the Effective Time.

INFORMATION CONCERNING BT

  BT was retained on June 28, 1996 by Midland and Danielson to render an opinion as to the dividend rate per annum that would be likely to cause Danielson Series A Preferred Stock to have a trading price equal to the Stated Value ($25.00) on the date of such opinion, assuming the shares of Danielson Series A Preferred Stock traded on a fully distributed basis on the date of such opinion. BT delivered the BT Opinion to Midland and Danielson on July 1, 1996. Although subsequent events may affect the BT Opinion, BT has no obligation to update or revise the BT Opinion unless requested to do so by Midland and Danielson as of the Offering Pricing Date. The Merger Agreement does not require Midland and Danielson to request BT to update or revise the BT Opinion unless DLJ and R-H are unable to agree on a dividend rate as of the Offering Pricing Date. The full text of the BT Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix H and should be read carefully in its entirety.

  Midland and Danielson agreed, jointly and severally, to compensate BT for its services with a fee of $375,000, of which $75,000 was paid upon execution and delivery of the engagement letter on June 28, 1996, and $300,000 was paid upon delivery of the BT Opinion on July 1, 1996. Each of Midland and Danielson paid half of such amounts. Midland and Danielson also agreed, jointly and severally, to reimburse BT for its expenses incurred in or arising out of the engagement and to indemnify BT against certain liabilities in connection with the engagement, including the rendering of the BT Opinion and any update or revision thereof.

ELECTION OF FORM OF MERGER CONSIDERATION

  The Merger Agreement contains consideration election provisions which enable any Midland holder who wishes to do so to request the particular form of consideration that such holder would prefer to receive in the Merger on account of all its shares of Midland Common Stock (or, by multiple requests, to elect different consideration for portions of such shares). The consideration election provisions provide that (i) each holder of Midland Common Stock will be entitled to make an election requesting that the consideration to be paid to it in the Merger be either cash, Danielson Common Stock or Danielson Series A Preferred Stock and (ii) the available Merger consideration will be allocated first to Midland stockholders who elect Danielson Common Stock, second to Midland stockholders who elect Danielson Series A Preferred Stock, third to Midland stockholders who elect cash. Midland stockholders who make no election will be treated as though they had elected cash.

  Each holder of Midland Common Stock who has requested a specific form of consideration will receive such consideration in the Merger, subject to the availability of such consideration after giving effect to any prior allocations and after pro-rating such holder with other holders who have requested the same consideration. If there is not a sufficient amount of the requested form of consideration available to satisfy such holder's right to receive consideration in the Merger which has a value equal to the Per Share Merger Price (when valued in accordance with the Merger Agreement), such holder will receive additional, successive allocations of the other forms of consideration until such holder has received such value. In such event, a holder of Midland Common Stock who has elected to receive Danielson Common Stock will next receive an additional allocation of Danielson Series A Preferred Stock, if available, and, if necessary, an allocation of cash; a holder who has elected to receive Danielson Series A Preferred Stock will next receive an additional allocation of Danielson Common Stock and, if necessary, an allocation of cash; and a holder who has elected to receive cash will next receive an allocation of Danielson Series A Preferred Stock and, if necessary, an allocation of Danielson Common Stock.

  Any Midland stockholder who is a North Carolina resident must elect to receive cash in the Merger because neither Danielson nor any of its subsidiaries is licensed as an insurance company in North Carolina.

EXCHANGE OF SHARES

  Before the Effective Time, Danielson will appoint an agent reasonably acceptable to Midland (the "Exchange Agent") for the purpose of exchanging certificates representing Midland Common Stock. As of the Effective Time, Danielson will deposit with the Exchange Agent, for the benefit of holders of Midland Common Stock, (i) cash; (ii) certificates representing shares of Danielson Common Stock; and (iii) certificates representing shares of Danielson Series A Preferred Stock, in each case issuable pursuant to the Merger Agreement in exchange for shares of Midland Common Stock evidencing the right to receive the Per Share Merger Consideration. Promptly after the Effective Time, Danielson will, or will cause the Exchange Agent to, send to each holder of Midland Common Stock at the Effective Time a letter of transmittal to be used in such exchange.

  EXCEPT IN CONNECTION WITH CONSIDERATION ELECTIONS, MIDLAND STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT OR DANIELSON.

  Each holder of shares of Midland Common Stock that have been converted into a right to receive the Per Share Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Midland Common Stock, together with a properly completed letter of transmittal, will be entitled to receive in exchange therefor the Per Share Merger Consideration which such holder has the right to receive pursuant to the Merger Agreement and cash in lieu of any fractional shares of Danielson Common Stock and Danielson Series A Preferred Stock, if any, as contemplated by the Merger Agreement. The certificate or certificates for shares of Midland Common Stock so surrendered shall be canceled. Until so surrendered, each such certificate will, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration and cash in lieu of the issuance of fractional shares, if applicable, pursuant to the terms of the Merger Agreement.

  If any shares of Danielson Common Stock or Danielson Series A Preferred Stock are to be issued to any person other than the registered holder of the shares of Midland Common Stock represented by the certificate or certificates surrendered in exchange therefor, it will be a condition to such issuance that the certificate or certificates so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance.

  After the Effective Time, there will be no further registration of transfers of shares of Midland Common Stock. If, after the Effective Time, certificates representing shares of Midland Common Stock are presented for transfer, they will be canceled and exchanged for the Per Share Merger Consideration and cash in lieu of the issuance of fractional shares, if applicable, pursuant to the terms of the Merger Agreement.

  Any shares of Danielson Common Stock, Danielson Series A Preferred Stock or cash made available to the Exchange Agent pursuant to the provisions of the Merger Agreement that remain unclaimed by the holders of shares of Midland Common Stock one year after the Effective Time will, upon request, be returned to Danielson, and any such holder who has not exchanged his or her shares prior to that time will be entitled thereafter to look only to Danielson to exchange such shares. Notwithstanding the foregoing, Danielson will not be liable to any holder of shares of Midland Common Stock for any amount paid, or any shares of Danielson Common Stock, Danielson Series A Preferred Stock or cash delivered to a public official pursuant to applicable abandoned property laws.

  No dividends or other distributions on shares of Danielson Common Stock or Danielson Series A Preferred Stock will be paid to the holder of any certificates representing shares of Midland Common Stock until such certificates are surrendered for exchange as provided in the Merger Agreement. Upon such surrender, there will be paid, without interest, to the person in whose name the certificates representing the shares of Danielson Common Stock or Danielson Series A Preferred Stock into which such shares were converted are registered, all dividends and other distributions paid in respect of such Danielson Common Stock or Danielson Series A Preferred Stock on a date subsequent to, and in respect of a record date after, the Effective Time.

FRACTIONAL SHARES

  No fractional shares of Danielson Common Stock or Danielson Series A Preferred Stock will be issued in the Merger. All fractional shares of Danielson Common Stock or Danielson Series A Preferred Stock that a holder of shares of Midland Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated, and the Exchange Agent will sell such shares in the public market and distribute to each holder of shares of Midland Common Stock entitled thereto a pro rata portion of the net proceeds of such sale. No cash in lieu of fractional shares of Danielson Common Stock or Danielson Series A Preferred Stock will be paid to any holder of shares of Midland Common Stock until certificates representing such shares of Midland Common Stock are surrendered and exchanged in accordance with the Merger Agreement.

STOCK OPTIONS

  Each option to purchase shares of Midland Common Stock and Midland's 1989 Incentive Stock Option Plan and 1992 Long-Term Incentive Plan (collectively, the "Options") will be amended on the Offering Pricing Date to provide that
(i) each Option, whether or not exercisable, will become fully vested on the business day immediately preceding the Effective Time, (ii) each Option will terminate as of the Effective Time if not exercised prior to such time, and (iii) except for persons who have been granted Options within six months of the Effective Time and are required to file reports under Section 16(a) of the Exchange Act, each holder will be deemed, as of the date such amendments were made, to have exercised such Options on the business day immediately preceding the Effective Time. The deemed exercise of Options will be by means of a "cash-less" exchange, pursuant to which Midland will issue to each Option holder shares of Midland Common Stock representing the difference between (i) the per share value of Midland Common Stock when valued at the Per Share Merger Price and (ii) the per share exercise price as stated in each Option. The amendment of the Options will be conditioned upon the consummation of the Merger.

REGISTRATION AND LISTING OF SHARE CONSIDERATION

  Danielson has agreed that it will cause the offer and sale of Danielson Common Stock and Danielson Series A Preferred Stock issuable in the Merger to be registered under the Securities Act. Danielson has agreed to use its best efforts to have such shares listed for trading on the NYSE, AMEX or NASDAQ. Such listing is a condition to the consummation of the Merger.

MANAGEMENT OF THE SURVIVING CORPORATION

  The Merger Agreement provides that the Board of Directors of the Merger Sub immediately prior to the Effective Time will be the Board of Directors of the Surviving Corporation. At the Effective Time, the Board of Directors of the Surviving Corporation will consist of the following individuals: C. Kirk Rhein, Jr.; Charles H. Gray, III; James P. Heffernan; and Martin J. Whitman.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties by each of Danielson, Midland and Merger Sub relating to, among other things: (a) corporate organization, existence and good standing; (b) corporate power and authority to enter into and perform the Merger Agreement; (c) due authorization of the execution, delivery and performance of the Merger Agreement (subject, in the case of Midland, to approval thereof by its stockholders); (d) the validity and binding effect of the Merger Agreement;
(e) the Merger not conflicting with the terms of the charter documents or resulting in breaches of any agreements; (f) consents or approvals of governmental bodies or any third parties; (g) its subsidiaries; (h) capital structure; (i) litigation; (j) compliance with applicable laws; (k) accuracy of documents filed with the SEC; (l) compliance with contracts and commitments; (m) labor matters; (n) taxes; (o) employee benefits; (p) the absence of certain changes and events; and (q) the Registration Statement and the Joint Proxy Statement/Prospectus.

  All of the representations and warranties set forth in the Merger Agreement will terminate as of the closing of the Merger.

COVENANTS

  Each of Danielson and Midland has agreed that, from the date of the Merger Agreement until the Effective Time, it will, and will cause its subsidiaries, to conduct its business and operations in the ordinary course consistent with past practices and except as contemplated by the Merger Agreement, will not take certain actions without the prior written consent of the other party, which actions include without limitation: (a) amendments to its charter documents; (b) stock splits, combinations or reclassifications; (c) stock redemptions or reacquisitions; (d) the incurrence of indebtedness; (e) the issuance, sale or grant of any shares of its capital stock; (f) the sale or encumbrance of any assets (other than the disposition of assets which are not, individually or in the aggregate, material to Danielson or Midland, respectively, and its subsidiaries taken as a whole); (g) entering into new, or modifying any existing employment arrangements or granting salary increases, bonuses or severance pay (other than in the ordinary course of business and consistent with past practice and which are not material); (h) entering into any other agreements, commitments or contracts which are outside of the ordinary course of business consistent with past practice or not on an arm's length basis; (i) making any change in the lines of business in which it participates or is engaged; (j) entering into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $500,000 per year in the case of Midland and $1 million per year in the case of Danielson, which is not cancelable without penalty on 30 days' or less notice; (k) the failure to maintain in full force the insurance policies in effect on the date of the Merger Agreement; (l) the failure to notify the other party of a claim for damage, which claim is covered by such insurance and would have a material adverse effect on the party receiving such claim prior to the Closing Date; (m) the failure to comply with all laws and orders applicable to it; (n) the adoption of a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization; or (o) the authorization or proposing of any of the foregoing or entering into any contract, agreement or commitment to do any of the foregoing.

NO SOLICITATION; TRANSACTION MORATORIUM

  Midland has agreed that it will not, and it will not permit its subsidiaries, and the officers, directors, employees or agents of Midland and its subsidiaries to directly or indirectly, initiate, solicit, encourage, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may be reasonably expected to lead to the acquisition or merger, consolidation or other business combination of Midland and its subsidiaries in any manner (an "Acquisition Transaction"). Midland may take certain actions with respect to an Acquisition Transaction if the Midland Board determines, in good faith and on written advice from independent counsel, that such actions are consistent with such board's fiduciary obligations under existing laws. If Midland takes any action, other than preliminary discussions, in response to a potential Acquisition Transaction, Midland will immediately notify Danielson in writing. Upon Danielson's receipt of such notice, all of Danielson's duties and obligations under the Merger Agreement will be suspended for a period (the "Transaction Moratorium Period") beginning on the date of such notice and ending on the date Danielson receives notice from Midland that it has ceased all such contacts and discussion regarding potential Acquisition Transactions. If a Transaction Moratorium Period continues for a period in excess of 30 days, Danielson may terminate the Merger Agreement prior to its receipt of notice from Midland terminating a Transaction Moratorium Period, and avail itself of all remedies available in the Merger Agreement in the event of the termination of such agreement. As a consequence of any Transaction Moratorium Period, each of the dates relating to or affecting a date by which Danielson is required to perform its duties and obligations under the Merger Agreement will be extended on a day-for-day basis for each day in any Transaction Moratorium Period.

ACCESS TO INFORMATION

  Each of Danielson and Midland has agreed that, until the Effective Time or earlier termination of the Merger Agreement, it will provide the other party, including representatives of such other party, access to information concerning itself, subject to the confidentiality provisions of the Merger Agreement and existing contractual and legal restrictions.

ADDITIONAL COVENANTS

  In addition to the covenants summarized above, each of Danielson and Midland has agreed to: (a) subject to the terms and conditions of the Merger Agreement, use its reasonable efforts to take all actions necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement; (b) cooperate to make certain filings and obtain certain consents necessary to consummate the transactions completed by the Merger Agreement; (c) consult with the other party prior to issuing any press release or making any public announcement relating to the Merger and the transactions contemplated by the Merger Agreement; (d) cause a meeting of the stockholders of each company to be duly called and held, at which, subject to the requirements of their respective fiduciary duties, the Midland Board will recommend approval and adoption by the Midland stockholders of the Merger Agreement and the Merger and the transactions contemplated thereby; and the Danielson Board will recommend approval and adoption by the

Danielson stockholders of the Merger Proposal; and (e) take all actions necessary in connection with this Joint Proxy Statement/Prospectus and in connection with the issuance of Danielson Common Stock and Danielson Series A Preferred Stock pursuant to the Merger Agreement.

CONDITIONS TO THE MERGER

  The obligations of each of Danielson and Midland to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction of certain conditions including without limitation: (a) approval and adoption of the Merger Agreement by the requisite vote of the stockholders of Midland and Danielson; (b) the receipt of all necessary authorizations, including the expiration or termination of any waiting period applicable to the Merger under the HSR Act; (c) the absence of any governmental order, stay, decree, judgment or injunction preventing consummation of the transactions contemplated by the Merger Agreement; (d) the continued effectiveness of the Registration Statement at the Effective Time, and the receipt of all necessary approvals under state securities laws, the Securities Act or the Exchange Act relating to the issuance or trading of Danielson Common Stock and Danielson Series A Preferred Stock; (e) the approval for listing on the AMEX, NYSE or NASDAQ of the shares of Danielson Common Stock and Danielson Series A Preferred Stock to be issued in the Merger; (f) the receipt of fairness opinions to the effect that the financial terms of the Merger are fair to Danielson and to Midland and its stockholders, respectively; and (g) the consummation of the Public Offering and the receipt of net proceeds in an amount not less than $40,533,416.

  The obligation of Danielson to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction of additional conditions including, without limitation: (a) receipt of an opinion from counsel to Midland; (b) the truth and correctness, in all material respects, of the representations and warranties of Midland contained in the Merger Agreement;
(c) Midland's performance of or compliance in all material respects with its obligations under the Merger Agreement; and (d) the absence of any materially adverse information in the Registration Statement with respect to Midland.

  The obligation of Midland to consummate the transactions contemplated by the Merger Agreement is subject to certain conditions including, without limitation: (a) receipt of an opinion from counsel to Danielson; (b) the truth and correctness, in all material respects, of the representations and warranties of Danielson contained in the Merger Agreement; (c) Danielson's performance of or compliance in all material respects with its obligations under the Merger Agreement; and (d) the absence of any materially adverse information in the Registration Statement with respect to Danielson.

THE PUBLIC OFFERING

  Danielson has agreed that it will prepare and file with the SEC the Registration Statement registering under the Securities Act the offer and sale of shares of Danielson Common Stock in a public underwritten transaction. The Merger Agreement, which originally provided that such Registration Statement shall be filed not later than April 15, 1996, was amended to require that such filing be made by Danielson as promptly as practicable after having received and having had a reasonable opportunity to respond to the final comments of the SEC on this Joint Proxy Statement/Prospectus. Midland has agreed to cooperate in all reasonable respects with Danielson's efforts to consummate the Public Offering. Danielson may commence active marketing of the Public Offering at any time prior to the termination of the Merger Agreement and has the right to determine the date on which it is appropriate to distribute preliminary prospectuses (the "Preliminary Prospectus Mailing Date"). Danielson has the right to actively market the Public Offering for up to 35 days after the Preliminary Prospectus Mailing Date. If the underwriters designated in the Merger Agreement (the "Designated Underwriters"), do not present Danielson, prior to the expiration of such 35 day period, with an opportunity to enter into a definitive firm commitment underwriting agreement (the "Underwriting Agreement") with respect to the Public Offering and to accept pricing of Danielson Common Stock in the Public Offering at a price per share which would generate net proceeds of not less than an amount equal to 50% of the Merger consideration (an "Adequate Pricing Opportunity"), then Danielson's obligations to actively market the Public Offering will cease and Midland may terminate the Merger Agreement. Danielson is required to accept any Adequate Pricing Opportunity presented to it by the Designated Underwriters within 35 days after the Preliminary Prospectus Mailing Date. Midland may terminate the Merger Agreement if Danielson declines to accept such Adequate Pricing Opportunity. Danielson will not be deemed to have declined to accept an Adequate Pricing Opportunity if it does not enter into an underwriting agreement on the reasonable belief that a condition to the effectiveness of the transactions contemplated by the Merger Agreement or the Underwriting Agreement would not be satisfied on or prior to the third business day following the day upon which the Adequate Pricing Opportunity was presented to Danielson.

CAPITAL CONTRIBUTION

  Danielson has agreed that it will make the $30 million Capital Contribution at the Effective Time. The Capital Contribution will be raised either as additional proceeds in the Public Offering, or in the debt market. Danielson may not raise more than $15 million of the Capital Contribution in the debt market without the prior written consent of the Midland Board.

TERMINATION

  The Merger Agreement will terminate on August 31, 1996 (the "Termination Date") unless the Underwriting Agreement specifying the offering price of Danielson Common Stock to be issued in the Public Offering has been executed and delivered prior to such date. Midland may extend the Termination Date for two 30-day periods by providing Danielson with written notice prior to the date which would otherwise be the Final Termination Date. Either Midland or Danielson may terminate the Merger Agreement prior to the Termination Date by providing the other party with written notice to such effect if any condition precedent to the closing of the Merger has not been or cannot be satisfied in a timely manner, or if a party breaches in a material respect a representation, warranty or covenant contained in the Merger Agreement and fails to cure or demonstrate an ability to cure such breach in a timely manner.

TERMINATION EXPENSES AND LIABILITY

  Upon the valid termination of the Merger Agreement, neither Danielson nor Midland will have any liability to each other, and each party will bear its own costs and expenses relating to the negotiation, execution and delivery of the Merger Agreement and the transactions contemplated thereby. If a party willfully breaches any of its representations, warranties or covenants made in the Merger Agreement, the breaching party will have liability for breach of contract and will pay such damages to the non-breaching party as may be determined by a court of law or equity. Danielson and Midland have agreed that Danielson's failure to make the Capital Contribution to the Surviving Corporation will not constitute a willful breach of the Merger Agreement.

  Upon a termination of the Merger Agreement resulting from (i) the material, but non-willful breach of any representation, warranty or covenant which remains uncured after the cure period specified in the Merger Agreement (a "Non-Willful Breach") by Danielson, or (ii) the failure on the Closing Date or a date earlier than the Closing Date if so specified in the Merger Agreement of any representation or warranty made by Danielson in the Merger Agreement (a "Representation Failure"), Midland will be entitled to reimbursement from Danielson in an amount up to $1 million, for all documented, out-of-pocket expenses incurred by Midland in connection with the Merger Agreement.

  Upon a termination of the Merger Agreement resulting from (i) a Non-Willful Breach by Midland, (ii) a Representation Failure by Midland, (iii) the continuance of a Transaction Moratorium Period for not less than 30 days, or
(iv) the withdrawal or modification by Midland of its recommendation to its stockholders to approve the Merger, Danielson will be entitled to reimbursement from Midland in an amount up to $1 million, for all documented, out-of-pocket expenses incurred by Danielson in connection with the Merger Agreement.

  Midland has agreed to pay Danielson a termination fee in the amount of $2.75 million (the "Termination Fee") in the event the Merger Agreement is terminated upon the occurrence of certain events and within six months of such termination date an Acquisition Transaction is publicly announced, an Acquisition Transaction closes or an agreement to consummate an Acquisition Transaction is signed. Danielson will be entitled to the Termination Fee if (i) Midland fails to obtain its stockholders' approval of the Merger, (ii) Danielson elects to terminate the Merger Agreement as a result of the continuance of a Transaction Moratorium Period for a period not less than 30 days, (iii) the Midland Board withdraws or modifies its recommendation to Midland stockholders to approve the Merger, or (iv) Midland fails to receive a written fairness opinion as provided for in the Merger Agreement.

  The Termination Fee will be paid on the date of closing of any Acquisition Transaction. Any amount previously paid by Midland as an expense recoupment upon termination of the Merger Agreement will be applied as a credit against the full amount of the Termination Fee.

INDEMNIFICATION

  For a period of three years from and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless any person who is or was, at any time prior to the Effective Time, a director, officer, employee or agent of Midland or its subsidiaries (each, an "Indemnified Party"), from and against all losses, claims, damages, costs, expenses, liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation that is based in whole or in part or arises out of (i) any action or omission by an Indemnified Party in his or her capacity as a director, officer, employee or agent of Midland or its subsidiaries, or (ii) the Merger Agreement or the transactions contemplated by such agreement.

  For a period of three years from and after the Effective Time, the Surviving Corporation will cause to be maintained in effect (i) all available policies of directors' and officers' liability insurance maintained by Midland and its subsidiaries on the date of the Merger Agreement, or (ii) policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties, with respect to claims arising from facts or events that occurred on or prior to the Effective Time. Notwithstanding the foregoing, the Surviving Corporation will not be obligated to expend any amount per annum in excess of the aggregate premiums paid by Midland and its subsidiaries as of the date of the Merger Agreement, in order to maintain such insurance.

                              THE MERGER PROPOSAL

  At the Danielson Meeting, holders of Danielson Common Stock will be asked to consider and vote on the Merger Proposal. By voting in favor of the Merger Proposal, a holder of Danielson Common Stock will be approving the Common Stock Issuance, the Preferred Stock Terms, the Authorized Capital Charter Amendment and the Non-Voting Stock Charter Amendment. The matters included in Merger Proposal are discussed below.

THE COMMON STOCK ISSUANCE

 Introduction

  The "Rules and Policies Applicable to Companies with Securities listed on the American Stock Exchange" (the "AMEX Rules") require listed companies to obtain stockholder approval of any application to list additional shares to be issued as "sole or partial consideration" for the acquisition of another company if the potential issuance could result in an increase in the listed company's common shares of 20% or more. The AMEX Rules state that "a series of closely related transactions may be regarded as one transaction for purposes of this policy." The number of shares of Danielson Common Stock issuable in the Merger and the Public Offering will be dependent upon market factors in the future and cannot be precisely determined at this time. Danielson believes that the total shares of Danielson Common Stock to be issued will result in a more than 20% increase in the total outstanding shares of Danielson Common Stock. Accordingly, in order to comply with the AMEX Rules, the Common Stock Issuance is included as part of the Merger Proposal to be voted on at the Danielson Meeting. Approval of the Merger Proposal will authorize Danielson to issue up to, but not in excess of 1,802,000 shares of Danielson Common Stock in the Merger and 18,889,000 shares of Danielson Common Stock in the Public Offering.

 Number of Shares Authorized to be Issued

  The number of shares of Danielson Common Stock issuable in the Merger and in the Public Offering will be dependent upon a number of factors which cannot be determined at this time. The total number of shares of Danielson Common Stock that will be issued to holders of Midland Common Stock in the Merger will be determined in accordance with the valuation provisions of the Merger Agreement. Those provisions of the Merger Agreement provide that Danielson Common Stock will be valued for purposes of the Merger at the average of the closing prices of Danielson Common Stock on the AMEX for each day on which trading of Danielson Common Stock took place on such exchange during the period beginning on the date 20 days prior to the date on which the Public Offering is declared effective, provided that in no event shall such price be lower than $4.50 per share nor more than $10.50 per share. The total number of shares of Danielson Common Stock issuable in the Merger could be a maximum of 1,802,000 shares assuming the minimum valuation of $4.50 per share applies, or a maximum of 772,065 shares, assuming the maximum value of $10.50 per share applies, or an aggregate number of shares within those maximum and minimum numbers if the closing price average for Danielson Common Stock is somewhere within the agreed-upon $4.50 to $10.50 range. The total number of shares of Danielson Common Stock that will be sold in the Public Offering will depend upon the pricing obtained by Danielson in the Public Offering and upon whether Danielson decides to raise the full amount of the Capital Contribution in the Public Offering.

  If Danielson raises the full amount of the Capital Contribution in the Public Offering and if Danielson Common Stock is priced in the Public Offering and valued for purposes of the Merger at $7.00 per share (the closing price of Danielson Common Stock on June 24, 1996), Danielson will issue approximately
13.4 million shares of Danielson Common Stock in the Public Offering and the Merger. If the full amount of the Capital Contribution is raised in the Public Offering and Danielson Common Stock is priced in the Public Offering and valued for purposes of the Merger at $10.50 per share (the highest value possible for purposes of calculating the Merger consideration), Danielson will issue approximately 8.9 million shares of Danielson Common Stock in the Public Offering and the Merger. If the full amount of the Capital Contribution is raised in the Public Offering and Danielson Common Stock is priced in the Public Offering and valued for purposes of the Merger at $4.50 per share (the lowest value possible for purposes of calculating the Merger consideration), Danielson will issue approximately 20.7 million shares of Danielson Common Stock in the Public Offering and the Merger.

  The pricing of Danielson Common Stock in the Public Offering will depend on market conditions and other factors in effect at the time of pricing and will not be limited or affected by the maximum and minimum values set in the Merger Agreement. The Merger Agreement requires Danielson to accept any opportunity to price Danielson Common Stock in the Public Offering which would yield proceeds sufficient to fund the cash portion of the Merger consideration.

  Approval of the Common Stock Issuance will authorize the Danielson Board to issue shares of Danielson Common Stock in a number sufficient to consummate the Merger and the Public Offering. Accordingly, the only limit on the number of shares which may be issued for that purpose will be the number of authorized but unissued shares of Danielson Common Stock. See "THE MERGER AGREEMENT--The Authorized Capital Charter Amendment."

Potential Market Effect of Public Offering on Existing Holders of Danielson Common Stock

  In deciding whether to approve the Merger Proposal, holders of Danielson Common Stock should consider the potential effect of the Public Offering on the historic market value of Danielson Common Stock. Danielson intends to use the net proceeds of the Public Offering to pay the cash portion of the Merger consideration and at least a portion of the Capital Contribution. Danielson retains the ability to attempt to use debt and other capital markets for up to one-half of the Capital Contribution if in Danielson's judgment the pricing of the Public Offering would be adversely affected by an attempt to raise the entire amount of the Capital Contribution in the Public Offering. Danielson, however, is not permitted under the Merger Agreement to refuse to sell Danielson Common Stock in the Public Offering solely because the pricing of such offering is below the historic trading range of Danielson's Common Stock. When the Danielson Board approved the Merger, the Board recognized that the Merger and the transactions contemplated by the Merger potentially may reduce, in the short-term, the market value of Danielson Common Stock. It is impossible to predict, however, the effect that equity market conditions generally, and the market's perception of the proposed Merger specifically, may have on the trading price of Danielson Common Stock in the short-term. It is possible that the Public Offering will be priced at some discount to the trading price of Danielson Common Stock during the period prior to the Danielson Meeting and the Effective Time. Consequently, if the trading range of Danielson Common Stock during the period prior to the Danielson Meeting is below its historic trading range and if holders of Danielson Common Stock vote in favor of the Merger Proposal, it is likely that Danielson will be required to sell Danielson Common Stock in the Public Offering at a price which is below the historic market value of that security and it is possible that such price may be below the value ascribed to Danielson Common Stock pursuant to the terms of the Merger Agreement for purposes of determining the consideration issuable to Midland holders in the Merger.

  The Merger Agreement does not set any minimum pricing requirement for the sale of Danielson Common Stock in the Public Offering. Both the Danielson Board and the Midland Board have determined, however, that if, after receipt of stockholder approval at the Meetings, either the average of the closing prices of Danielson Common Stock on the AMEX during the 20 days prior to the Offering Pricing Date or the pricing of Danielson Common Stock in the Public Offering is less than $4.50 or more than $10.50 per share, the Merger will not be consummated unless it is approved on the basis of revised proxy materials specifically disclosing such Public Offering price or average closing price.

THE SERIES A PREFERRED STOCK TERMS

  The Danielson Certificate of Incorporation provides that the Danielson Board is authorized to divide the ten million shares of preferred stock authorized for issuance into series and to determine the rights, powers (including voting powers), preferences, privileges and restrictions of the preferred stock or any series thereof. At a meeting on July 1, 1996, the Danielson Board unanimously approved and adopted the designations, preferences, rights and limitations of Danielson Series A Preferred Stock which created a 1.3 million share series of preferred stock.

For a description of the terms of Danielson Series A Preferred Stock, see "DESCRIPTION OF DANIELSON CAPITAL STOCK--Danielson Series A Preferred Stock" and the Certificate of Designations of Danielson Series A Preferred Stock, which is attached as Appendix E to this Joint Proxy Statement/Prospectus. The Danielson Board also approved at its July 1 meeting the issuance of up to 1.3 million shares of Danielson Series A Preferred Stock in the Merger. Danielson expects to issue approximately 1.3 million shares of Danielson Series A Preferred Stock in the Merger (assuming 5,590,816 shares of Midland Common Stock are outstanding at the Effective Time). Consequently, Danielson does not expect to have a material number of shares of Danielson Series A Preferred Stock available after the issuance of shares required for the Merger and has no present intention of issuing additional shares of Danielson Series A Preferred Stock for any purpose other than the Merger.

  Although the Danielson Certificate of Incorporation generally authorizes the Danielson Board, without stockholder approval, to issue up to 10 million shares of preferred stock in one or more series and to designate the terms of each such series, the Danielson Certificate of Incorporation also provides that the stockholders of Danielson must approve the rights, powers, preferences, privileges and restrictions of any preferred stock (or series of preferred stock) which is to be issued to any holder of 1% or more of the outstanding shares of Danielson Common Stock or to any officer, director or affiliate of Danielson prior to the issuance of such stock.

  The only persons to whom Danielson Series A Preferred Stock will be issued in the Merger are holders of Midland Common Stock immediately prior to the Effective Time. To the best of Danielson's knowledge, no current holder of Midland Common Stock is a holder of 1% or more of the outstanding Danielson Common Stock or an officer, director, or affiliate of Danielson. Danielson is unable however to predict who the owners of Midland Common Stock will be immediately prior to the Effective Time or to restrict or control the acquisition of Danielson Common Stock by holders of Midland Common Stock prior to the Effective Time. Accordingly, in order to ensure that the issuance of Danielson Series A Preferred Stock in the Merger complies with the Danielson Certificate of Incorporation, the Preferred Stock Terms are included as part of the Merger Proposal to be voted on at the Danielson Meeting.

THE AUTHORIZED CAPITAL CHARTER AMENDMENT

  The Danielson Certificate of Incorporation provides that the total number of shares of capital stock that Danielson is authorized to issue is 30 million shares, of which 20 million shares may be shares of Danielson Common Stock. As of June 24, 1996, Danielson had 15,360,255 shares of Danielson Common Stock outstanding and an additional 1,271,537 shares of Danielson Common Stock reserved for issuance upon the exercise of outstanding options. In order to ensure that Danielson will have sufficient authorized shares of Danielson Common Stock to issue the shares contemplated by the Common Stock Issuance, the Merger Proposal that will be voted on at the Danielson Meeting includes an amendment of Danielson's Certificate of Incorporation increasing Danielson's authorized capital stock from 30 million shares to 50 million shares, 10 million of which may be preferred stock and 40 million of which may be common stock.

 Consequences and Possible Adverse Effects of Approval of Authorized Capital Charter Amendment

  As stated above, the total number of shares of Danielson Common Stock that will be issued in the Merger and the Public Offering will be dependent upon a number of factors which cannot be determined at this time, most significantly, the pricing of Danielson Common Stock in the Public Offering and the value of Danielson Common Stock for purposes of the Merger. See "THE MERGER PROPOSAL-- The Common Stock Issuance-- Number of Shares to be Issued." Based on the assumption that Danielson Common Stock will be priced and valued within the $4.50 to $10.50 range provided for in the Merger Agreement, adoption of the Authorized Capital Charter Amendment may result, at least to some degree, in an increase in the number of authorized but unissued shares of Danielson Common Stock that will be available for issuance by Danielson Board without Danielson stockholder approval after consummation of the Merger and the Public Offering. The higher Danielson Common Stock is priced in the Public Offering and valued in the Merger, the larger the number of authorized but unissued shares will be. For example, if the full Capital Contribution amount is raised in the Public Offering and Danielson Common Stock is priced in the Public Offering and valued for purposes of the Merger at $4.50 per share (the lowest value possible for purposes of calculating the Merger consideration), Danielson will issue approximately 20.7 million additional shares of Danielson Common Stock in the Public Offering and the Merger and, after such issuance, will have approximately 2.7 million shares of authorized but unissued shares of Danielson Common Stock available for future issuance upon approval of the Danielson Board without further Danielson stockholder approval. Assuming the Merger Proposal is approved and the Merger and the Public Offering are consummated and Danielson Common Stock is priced in the Public Offering and valued in the Merger at $6.875 per share, Danielson will issue approximately
13.5 million additional shares of Danielson Common Stock in the Public Offering and the Merger and, after such issuance, will have approximately 9.8 million authorized but unissued shares of Danielson Common Stock available for future issuance. Danielson currently has approximately 3.4 million authorized but unissued shares of Danielson Common Stock which may be issued without Danielson stockholder approval (after taking into account shares reserved for issuance upon exercise of outstanding options).

  The adoption of the Authorized Capital Charter Amendment will also continue to grant to the Danielson Board the authority to issue, without Danielson stockholder approval, a significant number of shares of preferred stock (estimated to be 8.7 million after giving effect to the issuance of Danielson Series A Preferred Stock in the Merger), in such series and with such terms as the Danielson Board may designate.

  The rights of holders of Danielson Common Stock and Danielson Series A Preferred Stock may be adversely affected by the rights of the holders of any preferred stock issued by Danielson in the future. In addition, the future issuance by Danielson of preferred stock or Danielson Common Stock may have the effect of delaying or preventing a change of control of Danielson without further action by Danielson stockholders. Danielson has no current plans to issue any shares of preferred stock or Danielson Common Stock other than in the issuances contemplated by the Merger Proposal, the Public Offering and issuances upon the exercise of outstanding options. Danielson, however, is regularly seeking, and intends after consummation of the Merger to continue to regularly seek, acquisition opportunities. Danielson from time to time signs confidentiality agreements with potential acquisition candidates relating to the exchange of information. Danielson, however, does not now have any understanding or agreement with any acquisition candidate relating to an acquisition. There can be no assurance that any favorable acquisitions will be consummated.

THE NON-VOTING STOCK CHARTER AMENDMENT

  Article SIXTH of the Danielson Certificate of Incorporation provides the following:

    "Provisions of this Article SIXTH are included in this Certificate of Incorporation as required by United States Bankruptcy Code Section 1123(a)(6). The Corporation is prohibited from issuing non-voting equity securities. As to all classes of securities of the Corporation possessing voting power, there shall be a distribution of such power among such classes, including, in the case of any class of any equity securities having a preference over another class of equity securities with respect to dividends, provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends."

  That prohibition on the issuance of non-voting stock by Danielson was included in Danielson's Certificate of Incorporation at the time of the conclusion of the Mission reorganization proceedings in 1990 in order to comply with certain provisions of federal bankruptcy law. Danielson is not required at this time to retain that provision in its Certificate of Incorporation, and its ability to issue non-voting stock would not otherwise be restricted if its Certificate of Incorporation were amended to delete that provision. The Danielson Board believes that the removal of that provision from the Danielson Certificate of Incorporation would give Danielson the flexibility of issuing non-voting equity securities in future transactions and, consequently, would be beneficial to Danielson and its stockholders. In order to permit Danielson to issue non-voting preferred stock in the Merger and in the future, Danielson has included as part of the Merger Proposal a proposal to amend the Danielson Certificate of Incorporation to remove Article SIXTH.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material federal income tax consequences of the Merger. The discussion, however, does not address federal income or other tax consequences that depend on facts or circumstances specific to a particular exchanging Midland stockholder, including any tax consequences arising under foreign, state or local laws. It is, moreover, based on the provisions of existing law on the date hereof, including the Code, Treasury regulations promulgated thereunder (final, temporary and proposed), published and unpublished administrative interpretations thereof and judicial decisions with respect thereto, all of which are subject to change, with or without retroactive effect. No ruling has been or will be sought from the IRS as to any tax consequences of the Merger. THE LAW IS UNCLEAR IN CERTAIN SIGNIFICANT RESPECTS AND THE IRS COULD DIFFER WITH THE CONCLUSIONS REACHED HEREIN. MOREOVER, PROPOSED LEGISLATION, IF PASSED, COULD MATERIALLY CHANGE CERTAIN OF THE TAX CONSEQUENCES DISCUSSED BELOW. AS A RESULT, EACH EXCHANGING MIDLAND STOCKHOLDER IS URGED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THE MERGER.

GENERAL

  Subject to the discussion below, and based on the accuracy of certain representations made by the managements of Danielson and Midland, Danielson's counsel is of the opinion that the Merger will qualify as a reorganization (a "Tax Free Reorganization") pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

  The Merger has been structured with the intent that 50% of the consideration provided in the Merger will consist of equity of Danielson. This is the threshold percentage required by the IRS as a condition to issuing a private letter ruling relating to a transaction such as the Merger, and thus represents a safe harbor regarding the amount of equity consideration needed to qualify the Merger as a Tax Free Reorganization. It is possible, however, that the value of the equity consideration, issued by Danielson in the Merger could fall below that percentage if any or all of the following circumstances exist: (i) if holders of "in-the-money" Midland options receive Danielson Common Stock and/or Danielson Series A Preferred Stock in the Merger but are not considered Midland stockholders for purpose of the continuity-of-interest test or "historic" Midland stockholders for the purposes of determining if the required percentage of Danielson equity has been issued to "historic" Midland stockholders; (ii) if Danielson Series A Preferred Stock trades immediately after the Effective Time at less than its Stated Value or (iii) if Danielson Common Stock trades at the Effective Time at less than the value attributed to that stock under the valuation provisions of the Merger Agreement.

  Danielson's management, however, believes that the value of Danielson equity that will be issued in the Merger to persons other than Midland optionees will significantly exceed 40% of the value of the total Merger consideration and applicable precedents would support a 40% equity value threshold. Based on the accuracy of such belief, counsel believes that the value of the equity portion of the total Merger consideration will be sufficient to cause the Merger to be a Tax Free Reorganization, even though it is possible that the value of such equity portion may fall below the IRS's 50% safe harbor ruling standard.

PROPOSED LEGISLATION

  Pending budget proposals cast as proposed legislation (released as part of the Clinton Administration's Budget Plan on March 19, 1996), if enacted as currently proposed and with a proposed effective date on or prior to the Merger, could have an adverse impact on Midland stockholders exchanging Midland Common Stock in the Merger and on the Merger itself. Under one proposal (to be generally effective "for transactions after December 7, 1995"), Danielson Series A Preferred Stock would be treated as "other property" or "boot" received in a reorganization and thus would no longer qualify for tax-free treatment when received in an otherwise tax-free reorganization such as the Merger. Moreover, the Merger would be recast as a fully taxable sale of assets by Midland followed by a fully taxable liquidating distribution of cash and Danielson equity to Midland stockholders.

  Based on a joint statement by Senate Finance Committee Chairman Roth and House Ways and Means Committee Chairman Archer, however, it is expected that such provision, if enacted, would have an effective date "no earlier than the date of appropriate congressional action." It appears unlikely at this time that any "appropriate congressional action" on such budget proposals will occur prior to the Merger. Moreover, the terms of Danielson Series A Preferred Stock provide that the redemption provisions thereof shall be inoperative upon the enactment of any such proposal if such redemption provisions would otherwise cause Danielson Series A Preferred Stock to be treated as "other property" or "boot" received in the Merger. There can be no assurance, however, that Danielson Series A Preferred Stock provision described above will operate to protect Danielson Series A Preferred Stock from the effect of any subsequently enacted legislation.

  Another pending budget proposal would require that the basis of "substantially identical" securities (such as blocks of Midland Common Stock purchased at different times with different bases) must be determined using an "average basis." Thus, all substantially identical securities disposed of by a Midland stockholder in the Merger would be deemed to have the same basis (an average of all of the actual bases of shares of Midland Common Stock whenever acquired). This proposal, if enacted in its current form, would be effective 30 days after its enactment into law.

  Notwithstanding the foregoing, it is impossible to ultimately predict at this time whether the budget proposals will be enacted and, if enacted, whether they will contain the provisions described above or similar provisions and what the effective date of any such provisions would be.

TREATMENT OF MIDLAND STOCKHOLDERS

  The Merger will be non-taxable or wholly or partially taxable to Midland stockholders, depending on the form of the consideration each holder receives in the Merger.

 Recipients of Equity Only

  Midland stockholders receiving solely Danielson stock in the Merger (whether Danielson Common Stock, Danielson Series A Preferred Stock or a combination of both) will recognize no gain or loss upon the exchange of their Midland Common Stock for Danielson Common and/or Danielson Series A Preferred Stock. The basis of Danielson Common and/or Danielson Series A Preferred Stock received by an exchanging Midland stockholder will be the same as the basis of the Midland Common Stock exchanged therefor and the holding period of such Danielson Common and/or Danielson Series A Preferred Stock will include the holding period of the Midland Common Stock, provided that the Midland Common Stock is a capital asset in the hands of an exchanging Midland stockholder. In the case of Midland stockholders receiving both Danielson Common Stock and Danielson Series A Preferred Stock, the basis of the Midland Common Stock should be allocated between Danielson Common Stock and Danielson Series A Preferred Stock in proportion to their relative fair market values.

 Recipients of Cash Only

  Midland stockholders who receive solely cash in exchange for Midland Common Stock should be treated as if their Midland Common Stock were redeemed and will generally recognize capital gain or loss (again assuming the Midland Common Stock is a capital asset and assuming the attribution rules of Section 318 of the Code do not change the result) based on the difference between the basis of the Midland stock exchanged and the amount of cash received. Such capital gain or loss will be long-term if the Midland stock was held for more than one year at the Effective Time of the Merger, and short-term otherwise.

 Recipients of Equity and Cash

  Midland stockholders receiving Danielson Common Stock and/or Danielson Series A Preferred Stock together with cash will generally recognize gain, but not loss, equal to the difference between the sum of the fair market value of Danielson Common and/or Danielson Series A Preferred Stock plus the cash received and the basis of the Midland Common Stock exchanged. The gain recognized will in any event not exceed the amount of cash received. For this purpose, the IRS requires gain or loss on separate blocks of stock with separate bases to be computed separately. The extent, if any, to which a Midland stockholder may "earmark" Merger consideration to specific blocks of Midland Common Stock (as opposed to allocating a pro rata portion of each constituent part of the consideration to each block of Midland stock tendered) may depend upon a number of factors. Midland stockholders who wish to earmark are urged to consult their personal tax advisors.

  Depending on each exchanging Midland stockholder's particular circumstances (and depending on whether the attribution rules of Section 318 of the Code might apply in a particular case), any gain recognized by a Midland stockholder in the Merger will be taxable either as capital gain or as a dividend (but in the latter case only to the extent of the stockholder's ratable share of Midland's accumulated earnings and profits). Generally, this determination would appear to be made by comparing a Midland stockholder's hypothetical post-Merger percentage of Danielson Common Stock under the assumption that exclusively Danielson Common Stock (and no cash or Danielson Series A Preferred Stock) was issued in the Merger to all Midland stockholders in exchange for all the Midland Common Stock with the post-Merger percentage of Danielson Common Stock actually held by such Midland stockholder, with the difference between the hypothetical post-Merger percentage and the actual post-Merger percentage being treated as redeemed to the extent of the cash and/or Danielson Series A Preferred Stock actually distributed.

  The hypothetical redemption will then be tested under Section 302(b) of the Code for capital gain treatment. To the extent the actual post-Merger percentage of Danielson Common Stock equals or exceeds the hypothetical post-Merger percentage of Danielson Common Stock for any Midland stockholder, dividend treatment will result (but only to the extent of the stockholder's ratable share of Midland's accumulated earnings and profits).

  Midland stockholders whose relative stock interest in Danielson after the Merger is minimal and who exercise no managerial control or other significant corporate responsibilities ("de minimis stockholders"), should qualify for capital gain treatment as a "meaningful reduction" which is not "substantially equivalent to a dividend" under Section 302(b)(1) of the Code where their actual post-Merger percentage is less than their hypothetical post-Merger percentage by any amount (again taking into account possible application of Section 318 of the Code). Midland stockholders other than de minimis stockholders whose percentage has been reduced in a similar manner would not necessarily qualify for capital gain treatment and may be tested under other applicable Section 302 standards. Midland stockholders in these circumstances would receive capital gain treatment if the hypothetical stock redemption were "substantially disproportionate" under Section 302(b)(2) of the Code. This test would be met in the present case where a Midland stockholder's actual post-Merger percentage of Danielson Common Stock held was less than 80% of such holder's hypothetical post-Merger percentage of Danielson Common Stock held. Such Midland stockholders are urged to consult with their own tax advisors regarding the application of these rules to their own particular circumstances.

  The basis of the shares of Danielson Common and/or Series A Preferred Stock received by a Midland stockholder receiving Danielson stock and cash will be the same as the basis of the Midland Common Stock exchanged therefor, decreased by the amount of cash received and increased by any gain recognized (which would not include any portion of the gain ultimately treated as a dividend). The old Midland basis shall be allocated (in the case of a Midland stockholder receiving both Danielson Common Stock and Danielson Series A Preferred Stock) between such Common and Preferred Stock in proportion to their relative fair market values and the holding period of such Common and Preferred Stock will include the holding period of the Midland Common Stock, provided the Midland Common Stock is a capital asset.

 Cash Payment for Fractional Shares

  In the case of all Midland stockholders, the payment of cash in lieu of fractional shares for the purpose of rounding off fractions resulting from the exchange, should be treated as a redemption of such fractional shares, to be tested under Section 302 as described above. Gain or loss (other than with respect to proceeds treated as a dividend under Section 301) will be measured by the difference between the cash received for the fractional interest and the basis properly allocable to such interest. Assuming the fractional interest was a capital asset, such gain or loss will be a capital gain or loss, which will be long-term or short-term as previously noted.

SPECIAL CONSIDERATIONS RELATING TO DANIELSON SERIES A PREFERRED STOCK: SECTION 306 STOCK

  Danielson Series A Preferred Stock received by Midland stockholders must be tested for qualification as "Section 306 stock" under Section 306 of the Code. If any Midland stockholder's Danielson Series A Preferred Stock were treated as Section 306 stock then (i) the amount realized upon any disposition (other than a redemption) would be treated as ordinary income, except to the extent the amount realized exceeds the stock's ratable share of the amount which would have been treated as a dividend at the time of the distribution (taking Midland's, and perhaps Danielson's, earnings and profits into account at such time) if (in lieu of Section 306 stock) Midland had distributed money in an amount equal to the stock's fair market value at the time of the distribution, with any excess being treated as proceeds of a sale of the stock; and (ii) a redemption shall be treated as a dividend distribution under Section 301 of the Code to the extent of Danielson's earnings and profits at the time of redemption with any excess being treated first as a recovery of basis and thereafter as gain from the sale or exchange of the stock.

  Danielson Series A Preferred Stock received pursuant to the Merger generally will be Section 306 stock if the cash received in lieu of such stock would have been treated as a dividend. In testing for dividend treatment, it appears that Midland stockholders receiving Danielson Series A Preferred Stock would be viewed by the IRS for these purposes as if they had hypothetically received entirely Danielson Common Stock in exchange for their Midland Common Stock, in a manner similar to the hypothetical post-Merger percentage holdings of those Midland stockholders receiving equity and cash, discussed above. See "-- Treatment of Midland Stockholders-- Recipients of Equity and Cash." Thus, a hypothetical post-Merger percentage of Danielson Common Stock should be deemed held by such Midland stockholder receiving Danielson Series A Preferred Stock (and/or cash) based on the assumption that such holder (and all other Midland stockholders receiving Danielson Series A Preferred Stock and/or cash) had received solely Danielson Common Stock in exchange for such holder's Midland Common Stock.

  Thereafter, Midland stockholders would be tested for dividend equivalence under Section 302(b) of the Code by assuming that cash was issued in the hypothetical redemption of Danielson Common Stock deemed received in lieu of Danielson Series A Preferred Stock actually received (also taking into account any cash actually received in hypothetical redemption of Danielson Common Stock deemed received as previously described). Provided the hypothetical redemption met the "substantially disproportionate" test or the "not essentially equivalent to a dividend test," as described above, Danielson Series A Preferred Stock actually received should not be considered as Section 306 stock. Generally, de minimis stockholders of Midland who do not receive more than half of their consideration in the form of Danielson Common Stock would not be deemed to hold Section 306 stock because their actual holdings would always be less than their hypothetical holdings (subject, however, to the possible application of Section 318 of the Code). Midland stockholders other than de minimis stockholders who sustain a reduction in interest not qualifying for the "substantially disproportionate" test are urged to consult their own tax advisors in this regard.

TREATMENT OF MIDLAND, DANIELSON AND MERGER SUB

  No gain or loss will be recognized to Midland upon the transfer of all of its assets to and the assumption of all of its liabilities by Merger Sub in exchange for Danielson Common Stock, Danielson Series A Preferred Stock and cash. In addition, no gain or loss will be recognized by Danielson or Merger Sub as a result of such exchange or the transfer of Danielson Common Stock, Danielson Series A Preferred Stock or cash to Merger Sub.

  The tax basis of the assets of Midland in the hands of Merger Sub will be the same as the tax basis of such assets in the hands of Midland immediately prior to the Merger and the holding period of such assets will include the period they were held by Midland.

  The tax basis to Danielson of its stock in Merger Sub will be the amount of cash and the tax basis of any other property transferred to Merger Sub, increased by the tax basis of the assets of Midland in the hands of Merger Sub and reduced by the liabilities of Midland assumed by Merger Sub.

TREATMENT OF MIDLAND OPTIONS

  Pursuant to the Merger Agreement, holders of Midland options (to the extent they are "in-the-money") will receive a net amount of Midland Common Stock immediately prior to the Effective Time representing the difference between the exercise price of the Midland Common Stock subject to the option and such Common Stock's fair market value (based on the Per Share Merger Price, as defined in the Merger Agreement). Such net amount of Midland Common Stock should be included as ordinary income by each Midland option holder in an amount equal to the fair market value of the Midland Common Stock received and may be subject to withholding. Such an option holder may also become liable under Section 4999 for the 20% nondeductible excise tax on recipients of an "excess parachute payment" under Section 280G.

NET OPERATING LOSS CARRYFORWARDS OF DANIELSON

  Danielson currently reports a federal consolidated NOL of approximately $1.4 billion, which is expected to be available to offset future taxable income of Danielson's consolidated post-Merger group (except to the extent attributable to certain "recognized built-in gains" of Midland), subject to expiration at different intervals.

  Continued availability of the NOL is subject to the rules of Section 382 of the Code, which generally restricts NOL utilization after an "ownership change" (generally a more than 50% increase in stock ownership during a 3-year "testing period" by "5% stockholders" of a "loss corporation" measured by value, but not including in the definition of stock ownership so-called "straight preferred" such as Danielson Series A Preferred Stock). While the Merger and the Public Offering will result in a substantial increase in percentage holdings of Danielson Common Stock by 5% stockholders, they (in conjunction with other relevant increases by other 5% stockholders) will not result in an "ownership change." Danielson's Certificate of Incorporation also contains restrictions on transfer and acquisition designed to prevent an involuntary ownership change (although such restrictions cannot prevent an involuntary ownership change in all circumstances). Moreover, no assurance can be given that a voluntary ownership change may not occur in the future should Danielson's management conclude it is in the best interests of Danielson. In the event of an ownership change, the amount of Danielson's NOL that could be utilized in any taxable year would be generally limited to the value of Danielson's stock on the date of the ownership change multiplied by the applicable federal "long-term tax-exempt rate" as defined in Section 382(f) of the Code (plus any unused amounts from prior years).

  Continued availability of the NOL is also premised on the conclusion, based in part on certain representations of Danielson management, that the "principal purpose" for both of the Merger and Danielson's restructuring and reorganization as successor to Mission is related to valid business objectives and not to enable Danielson to utilize its NOL. There can, however, be no assurance that the IRS will not challenge Danielson in this regard. If any such challenge were successful, Danielson's NOL could be lost.

                    DANIELSON'S NOL AND DEFERRED TAX ASSET

 Danielson's NOL

  As of December 31, 1995, Danielson had an NOL of approximately $1.4 billion for federal income tax purposes. This number is based upon actual federal consolidated income tax filings for the periods through December 31, 1994 and an estimate of the 1995 taxable loss. Some or all of the NOL may be available to offset, for federal income tax purposes, the future taxable income, if any, of Danielson and its wholly-owned subsidiaries. While the IRS may attempt to challenge the amount or availability of this net operating loss in the event of a future tax audit, management believes, based in part upon the views of its tax advisors, that its net operating loss calculations are reasonable and that it is reasonable to conclude that Danielson's net operating losses of in excess of $1 billion would be available for use by Danielson. There can be no assurance, however, that Danielson will have available for use some or all of its NOL if such NOL is challenged on audit by the IRS and if such IRS position is upheld in a final unappealable order of a court.

  Danielson's NOL will expire, if not used, in the following approximate amounts in the following years (dollars in thousands):

                                                                     AMOUNT OF
        YEAR ENDING                                                CARRYFORWARDS
        DECEMBER 31,                                                 EXPIRING
        ------------                                               -------------
         1998....................................................    $ 32,804
         1999....................................................     203,869
         2000....................................................     249,488
         2001....................................................     155,768
         2002....................................................     169,767
         2003....................................................     196,476
         2004....................................................      75,933
         2005....................................................      99,961
         2006....................................................     129,755
         2007....................................................      44,873
         2008....................................................       4,626
         2009....................................................      10,938
         2010....................................................       6,107

  Danielson's ability to utilize its NOL would be substantially reduced if Danielson were to undergo an "ownership change" within the meaning of Section 382(g)(1) of the Code. In an effort to reduce the risk of an ownership change, Danielson has imposed restrictions on the ability of 5% Stockholders to transfer Danielson Common Stock owned by them and to acquire additional shares of Danielson Common Stock, as well as the ability of others to become 5% Stockholders as a result of transfers of Danielson Common Stock. Notwithstanding such transfer restrictions, there could be circumstances under which an issuance by Danielson of a significant number of new shares of Danielson Common Stock or other new class of equity security having certain characteristics (for example, the right to vote or to convert into Danielson Common Stock) might result in an ownership change under the Code. The issuance of Danielson equity securities in the Merger and the Public Offering will not effect such an ownership change.

 Deferred Tax Asset

  SFAS 109 requires corporations having an NOL or similar favorable tax attributes to account for those tax attributes as assets. Under the asset and liability method of accounting for income taxes required by SFAS 109, a corporation that has an NOL should currently recognize, for financial accounting purposes, the future federal tax savings by use of its NOL by establishing a deferred tax asset. Deferred tax assets are valued for this purpose using the currently enacted tax rates for the future years in which the NOL will be available. That value is then reduced by a "valuation allowance" if it is more likely than not that some portion of the deferred tax asset will not be realized (for example, because of insufficient levels of future taxable income). After recognizing a deferred tax asset, the entity records an income tax provision on its statement of operations similar to the income tax provision established by other taxable entities. Thereafter, the income tax provision amortizes the deferred tax asset and does not reflect an actual cash charge.

  Danielson has accounted for deferred income taxes in accordance with the asset and liability method since the adoption of SFAS 109 in 1993. Danielson considered all relevant factors impacting its business operations (such as the size of NAICC and Danielson Trust, the operating results of NAICC and Danielson Trust and the competitive environment in which NAICC and Danielson Trust operate) in order to determine whether the operations were "more likely than not" to utilize the NOL. After consideration of all positive and negative factors prior to consummation of the Merger, substantially the full value of the Danielson NOL has been offset by a valuation allowance and Danielson has not recognized any material deferred tax asset.

  Upon consummation of the Merger, Danielson will recognize a deferred tax asset of approximately $150 million by increasing paid-in capital by that amount. The post-Merger reduction of the valuation allowance applicable to Danielson's deferred tax asset is based primarily on Danielson's conclusion that it is more likely than not that the combined post-Merger business operations will earn future taxable income during the period in which Danielson's NOL is available. The estimate used by Danielson for this purpose is based very significantly upon Midland's business prospects. The estimate relating to Midland has been reviewed by Midland and is based on Midland's estimate of its post-Merger taxable income. Some of the assumptions underlying Danielson's estimate inevitably will not materialize, and unanticipated events may occur which could affect Danielson's actual results, positively or negatively. It should be noted, for example, that Danielson's estimate assumes, as required by SFAS 109, that no additional acquisitions will be made by Danielson during the NOL period. As stated earlier, a strategic objective of Danielson is to make additional acquisitions. This section contains forward-looking statements which involve risks and uncertainties. Actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors including those set forth under "RISK FACTORS" and elsewhere in this Joint Proxy Statement/Prospectus.

  Danielson's post-Merger projected future taxable income will be continuously re-estimated as actual experience emerges. To the extent that such revised estimates are less than previously projected, results of operations will be adversely affected by an increase to the valuation allowance. To the extent that such revised estimates indicate that the original NOL recognition should have been greater than $150 million, the valuation allowance will be reduced by a corresponding increase to paid-in capital.

            BUSINESS INFORMATION REGARDING DANIELSON AND MERGER SUB

  Danielson is a holding company that is primarily engaged, through its subsidiaries, in the workers' compensation and the non-standard personal and commercial automobile insurance businesses. Danielson also owns a small California non-bank trust company that provides personal trust and employee benefit trust services. Danielson operates its subsidiaries on a decentralized basis, allowing most operating decisions to be made at the subsidiary level.

  Merger Sub is a Delaware corporation organized and wholly-owned by Danielson. Merger Sub has not conducted any activities other than those related to its formation, the preparation of this Joint Proxy
Statement/Prospectus and the negotiations of the Merger Agreement and its obligations thereunder.

OVERVIEW OF NAICC'S INSURANCE BUSINESS

  NAICC's objective is to grow through expansion of its specialty insurance product lines and its geographic territories in a continuing effort to build stockholder value as a specialty insurance company. The focus of its strategy is to provide a limited number of types of insurance products to certain targeted markets in a highly efficient and profitable manner. NAICC is willing to redeploy its capital to profitable lines and profitable markets if and when any specific insurance line or market suffers excessive competition or rate deterioration. NAICC's incentive compensation of its senior managers is based upon the achievement of such objective and the implementation of this strategy.

  NAICC is a California corporation engaged in underwriting and marketing workers' compensation insurance and non-standard personal and non-standard commercial automobile insurance. NAICC markets its workers' compensation and non-standard commercial automobile insurance products through more than 700 independent insurance agents and brokers, none of whom individually produce more than 5% of NAICC's gross premiums written. NAICC markets its non-standard personal automobile insurance through one general agent that utilizes approximately 600 independent agents.

  The following table sets forth NAICC's gross premiums written by state for the periods indicated:

                                                                  THREE MONTHS
                                        YEARS ENDED DECEMBER 31, ENDED MARCH 31,
                                        ------------------------ ---------------
                                         1993     1994    1995    1995    1996
                                        ------- -------- ------- ------- -------
                                                 (dollars in thousands)
   Arizona............................. $ 2,516 $  3,046 $ 2,532 $   753 $   747
   California..........................  86,212   93,271  61,764  19,154  10,838
   Idaho...............................   4,083    4,582   3,318     945     727
   Nevada..............................     434      449     350      27     121
   Oregon..............................   2,610    3,011   2,952     828     676
   Other...............................      41       20      33       4       1
                                        ------- -------- ------- ------- -------
     TOTAL............................. $95,896 $104,379 $70,949 $21,711 $13,110
                                        ======= ======== ======= ======= =======

  The following table sets forth net premiums written by line of business for the periods indicated:

                                  YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                          -------------------------------------------  ---------------------------------
                              1993           1994           1995            1995              1996
                          -------------  -------------  -------------  ----------------- ---------------
                                                   (dollars in thousands)
Line of business:
Workers' compensation...  $79,269  90.1% $77,173  84.7% $38,200  69.0% $ 13,264    75.3% $ 3,999   44.5%
Non-standard automobile
 Personal...............    4,944   5.6   10,511  11.5   15,018  27.2     3,902    22.2    4,029   44.8
 Commercial.............    1,748   2.0    2,065   2.3    2,023   3.7       481     2.7      960   10.7
Other...................    1,992   2.3    1,320   1.5       54   0.1       (35)   (0.2)       4    0.0
                          ------- -----  ------- -----  ------- -----  --------  ------  ------- ------
 TOTAL..................  $87,953 100.0% $91,069 100.0% $55,295 100.0% $ 17,612   100.0% $ 8,992  100.0%
                          ======= =====  ======= =====  ======= =====  ========  ======  ======= ======

NAICC'S WORKERS' COMPENSATION INSURANCE BUSINESS

 General

  Workers' compensation insurance policies provide coverage for workers' compensation and employers' liability. The workers' compensation portion of the coverage provides for statutory benefits that employers are required to pay to employees who are injured in the course of employment including, among other things, temporary or permanent disability benefits, death benefits, medical and hospital expenses and expenses of vocational rehabilitation. The benefits payable and the duration of such benefits are prescribed by statute, and vary with the nature and severity of the injury or disease and the wages, occupation and age of the employee. The employers' liability portion of the coverage provides protection to an employer for its liability for losses suffered by its employees that are not included within the statutorily prescribed workers' compensation coverage. Typically, workers' compensation policies have a maximum term of one year.

  At December 31, 1995, NAICC had 3,844 workers' compensation policies in force with an average approximate annual premium size of $6,201, compared to 7,097 and 7,183 policies in force at December 31, 1993 and 1994, respectively, with an average approximate annual premium size of $11,492 and $9,566 in each respective year. NAICC's management believes the decrease of approximately 46.5% in the policies in force from 1994 to 1995 is attributable to significantly increased price competition in the California workers' compensation market. For the first quarter of 1996, NAICC continued to price the renewals of its in-force California policies above the market level price. In doing so, its in-force policy count continued to decrease.

  In 1995, 82% of NAICC's workers' compensation direct premiums written were in the State of California. Effective January 1, 1995, a new "open rating" law replaced the old workers' compensation "minimum rate" law. The new open rating law significantly changes the way in which insurance companies price workers' compensation insurance in California. Under open rating, to obtain approval to use any workers' compensation rates in California, an insurer is required to file its proposed rates and rating plans with the California Department. The California Department may disapprove a rate filing only if it finds that the rates are unfairly discriminatory, could threaten the solvency of the insurer, or could cause a single insurer, other than the California State Compensation Insurance Fund, to control more than 20% of the market.

  The profitability of the workers' compensation line of business in California in 1992, 1993 and 1994 increased competition in that line. That competition, coupled with California's adoption of a new "open rating" law in 1995, created a new and less profitable pricing environment in the California workers' compensation market. Notwithstanding the change in the California market and in accordance with its underwriting philosophy, NAICC continues to price its workers' compensation insurance in a way that NAICC expects will result in profitable operating results. As a result, NAICC has experienced a reduction in the number of workers' compensation policies written and net premiums written in recent periods and has redeployed a portion of its capital into its non-standard automobile insurance business. NAICC's non-standard personal and commercial automobile insurance business has grown from its inception in 1993 to $31.1 million in direct premiums written for the year ended December 31, 1995.

  In response to developments affecting the market for workers' compensation insurance in California, NAICC has pursued a strategy of redeploying its capital either in other specialty lines of insurance such as non-standard personal automobile insurance or in the workers' compensation line in geographic markets believed by NAICC to offer greater potential for profitability than California. In furtherance of its strategy to write workers' compensation insurance in markets other than California, in June 1996, NAICC acquired Valor Insurance Company, Incorporated ("Valor"), a Montana-domiciled specialty property and casualty insurance company that primarily writes workers' compensation insurance policies. This acquisition will enable NAICC to market workers' compensation insurance directly to employers in the state of Montana. Pursuant to the Stock Purchase Agreement dated May 31, 1996 among NAICC, Valor and Keith E. Brownfield, NAICC paid approximately $2.9 million to Valor stockholders, with an additional $500,000 payable if certain cumulative net income goals are achieved by Valor prior to December 31, 2000.

  NAICC utilizes a proprietary premium and loss ("PAL") software application in connection with the primary functions of data entry, reserving, calculation of benefits and payment of expenses and benefits that NAICC believes offers an advantage because it is stable, expandable, multi-functional and cost effective. NAICC's PAL software automatically rates and issues policies, endorsements and premium audits in all states and provides easy access to data via its relational database architecture. PAL also provides automatic reinsurance cessions of both premiums and losses.

  Set forth below are certain financial ratios relating to NAICC's workers' compensation business and a comparison of the combined ratios of NAICC's workers' compensation business to the industry averages for the periods indicated.

                                                               THREE MONTHS
                                 YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                ----------------------------  ----------------
                                  1993      1994      1995     1995     1996
                                --------  --------  --------  -------  -------
STATUTORY BASIS:
Loss and LAE ratio.............     76.9%     66.6%     71.0%    77.0%    75.8%
Policyholder dividend ratio....      5.8      12.0       4.1      3.7      1.0
Expense ratio..................     24.2      25.4      31.4     29.2     57.4
                                --------  --------  --------  -------  -------
Combined ratio.................    106.9%    104.0%    106.5%   109.9%   134.2%
                                ========  ========  ========  =======  =======
GAAP BASIS:
Loss and LAE ratio.............     76.9%     66.6%     71.0%    77.0%    75.8%
Policyholder dividend ratio....      4.5       7.6       0.3      1.0      1.0
Expense ratio..................     25.1      26.0      32.3     28.3     55.8
                                --------  --------  --------  -------  -------
Combined ratio.................    106.5%    100.2%    103.6%   106.3%   132.6%
                                ========  ========  ========  =======  =======
STATUTORY INDUSTRY AVERAGE:(1)
Combined ratio.................    109.1%    101.4%      --       --       --
                                ========  ========  ========  =======  =======

- --------
(1) Source: A.M. Best statistical data (statutory basis) for workers' compensation insurance companies. Data for 1995 and the first quarter of 1996 are not currently available.

 Marketing

  NAICC writes workers' compensation business primarily in the states of California, Oregon, Arizona and Idaho through more than 700 contracted independent agents. The agency contracts provide authority to bind coverage within detailed underwriting guidelines set by NAICC. There are no managing general agency contracts or general agency contracts covering NAICC's workers' compensation insurance.

  NAICC maintains five new business production offices located in Portland, Oregon; Phoenix, Arizona; and San Francisco, Fresno; and Long Beach, California. The marketing and underwriting employees at these offices solicit and underwrite only new applications produced by independent agents. NAICC believes that its local presence allows it to better serve independent agents. All other functions of policyholder service, renewal underwriting, policy issuance, premium collection and record retention are performed centrally at NAICC's home office in Long Beach, California.

  NAICC targets employers having operations that are classified as low to moderate hazard and that generally have payrolls under $1 million. Typically, annual premiums for employers in this payroll category are less than $25,000. According to the California Workers' Compensation Insurance Rating Bureau ("WCIRB"), which is the designated statistical agent for the California Department, in California, 58% of all policyholders pay premiums that fall within the range of $1,000 to $25,000 annually. Only approximately 10% pay premiums greater than $25,000.

 Underwriting

  NAICC maintains a disciplined approach to risk selection and pricing. In accordance with this policy, NAICC selects each prospective policyholder based on the characteristics of such risk and establishes premiums based on loss experience and risk exposure. NAICC's pricing policy is not driven by market share considerations.

  Rates, rating plans, policyholder dividend plans and policy forms are developed and filed by NAICC's underwriting personnel with the appropriate regulatory agency in each state in which NAICC operates. NAICC relies principally upon rates promulgated by either the WCIRB or the National Council on Compensation Insurance, the statistical agent for other western states in which NAICC markets insurance. Depending upon the state and NAICC's filed rating plans, NAICC may deviate from the filed rates where warranted by the characteristics of the risk. Individual policy rate deviations are tracked by NAICC's PAL on-line underwriting management system.

  In 1995, approximately 82% of NAICC's workers' compensation gross premiums written and 70% of NAICC's workers' compensation policies were produced in California. For the 1995 policy year, NAICC's workers' compensation policies in California had an average price of 130.2% of the WCIRB filed loss and LAE rates, sometimes referred to as "advisory pure premium rates." The California statewide average price was 106.5% of such advisory pure premium rates. Advisory pure premium rates are a benchmark for rate adequacy in the California workers' compensation business.

 Claims

  NAICC's workers' compensation claims are received, reviewed, processed and paid by NAICC employees located in claims service offices in Portland, Oregon; San Francisco, California; and Long Beach, California. NAICC's claims service personnel in NAICC's home office provide technical support and guidance to NAICC's claims service offices and monitor all activity at the claims service office level. All claims personnel receive training in fraud identification. NAICC believes that it is able to obtain the best result for the employer through the outsourcing of certain claims functions. Legal and investigative services (including fraud investigation) are provided by independent law firms and private investigation firms. NAICC also uses vendors to provide medical cost savings through physician and hospital bill review, access to preferred provider networks and large case management on an as-needed basis. NAICC believes that it is able to competitively contain legal costs, fraud and medical provider excesses by outsourcing these functions. Most of NAICC's policyholders are not of sufficient size or type to make a more specialized managed care approach to medical cost containment more cost effective.

  Workers' compensation claims processing involves the issuance of numerous checks to vendors of legal, medical and rehabilitation services, as well as to the injured worker. The PAL claims subsystem automatically prints these checks as well as letters of explanation to the injured worker that must accompany each check. The claims subsystem has a diary feature which enables claims examiners and supervisors to constantly monitor open individual claims. Finally, the claims subsystem provides all necessary routine management reports and also has the capability to build and run customized queries easily. NAICC management believes this subsystem is of competitive advantage to NAICC because it is stable, expandable, and it functions at a relatively low cost.

NAICC'S NON-STANDARD PERSONAL AUTOMOBILE INSURANCE BUSINESS

 General

  NAICC currently writes non-standard personal automobile insurance only in California. NAICC began writing non-standard personal automobile insurance in July 1993. Non-standard risks are those segments of the driving public which generally are not considered to be "preferred" business, such as drivers with a record of prior accidents or driving violations, drivers involved in particular occupations or driving certain types of vehicles, or those who have been non-renewed or declined by another insurance company. Management believes that opportunities in the non-standard personal automobile insurance market are influenced by many factors, including the market conditions for standard automobile insurance, the assigned risk or residual market plans of individual states and the extent to which state motor vehicle laws are enforced.

  NAICC's management believes the non-standard personal automobile insurance market has grown due to state law enforcement agencies' stepping up enforcement of motor vehicle laws, including drunk driving and uninsured motorist laws. According to A.M. Best, premiums from the national non-standard personal automobile insurance market grew at a compounded annual rate of 13% from 1990 through 1994, the last year for which such information is available.

  NAICC had 15,419 and 20,000 non-standard personal automobile policies in force for the years ended December 31, 1993 and 1994, respectively, compared to more than 29,000 policies in force in 1995. NAICC cedes 50% of its non-standard personal automobile direct premiums written, direct losses and allocated LAE to a major reinsurance company under a quota-share reinsurance agreement.

  Set forth below are certain financial ratios relating to NAICC's non-standard personal automobile business and a comparison of the combined ratios of NAICC's non-standard personal automobile business to the industry averages for the periods included.

                                                               THREE MONTHS
                                 YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                ----------------------------  ----------------
                                  1993      1994      1995     1995     1996
                                --------  --------  --------  -------  -------
STATUTORY BASIS:
Loss and LAE ratio.............     51.8%     71.3%     65.8%    68.8%    69.2%
Expense ratio..................     41.3      34.1      31.3     31.1     27.3
                                --------  --------  --------  -------  -------
Combined ratio.................     93.1%    105.4%     97.1%    99.9%    96.5%
                                ========  ========  ========  =======  =======
GAAP BASIS:
Loss and LAE ratio.............     51.8%     71.3%     65.8%    68.8%    69.2%
Expense ratio..................     60.0      33.6      33.6     34.4     32.9
                                --------  --------  --------  -------  -------
Combined ratio.................    111.8%    104.9%     99.4%   103.2%   102.1%
                                ========  ========  ========  =======  =======
STATUTORY INDUSTRY AVERAGE:(1)
Combined ratio.................    101.7%    102.7%    104.1%     --       --
                                ========  ========  ========  =======  =======

- --------
(1) Source: A.M. Best, "Best's Review: By-line Underwriting Results; Auto Private Passenger." Quarterly data are not currently available.

 Marketing

  NAICC markets non-standard personal automobile insurance solely through one general agent, SCJ Insurance Services, Inc., which, in turn, markets through 600 independent agents located in California.

  The characteristics of NAICC's policies in force as of December 31, 1995 define NAICC's target market. NAICC offers policy terms ranging from one month to 12 months, approximately 56% of which are one month policies, and 35% of which are annual policies, and the remainder are either three or six months in term. Of NAICC's total non-standard personal automobile policies, about 95% cover owned vehicles and 5% cover individuals who do not own an automobile. Approximately 40% of NAICC's policyholders are ineligible for non-renewal or cancellation under California Proposition 103. See "Regulation." About 75% of NAICC's policies cover liability only with the remaining 25% covering both liability and physical damage. Northern California accounted for 54% of NAICC's net premiums written in 1995 while southern California contributed 46% (of which 12% came from Los Angeles County). NAICC does not foresee any significant changes in this distribution in the near term.

 Underwriting

  Insurers admitted in California are required to obtain prior approval of both rates and forms for most types of insurance, including non-standard personal automobile liability and physical damage insurance, from the California Department before being used as part of an insurance contract in California. NAICC periodically revises its forms and rates based upon demand and NAICC's historical experience. NAICC's general agent has authority, through its agency contract, to use these forms and rates to bind new and renewal policies in accordance with NAICC's underwriting guidelines.

  The general agent performs the risk selection, rating, policy issuance, and premium collection functions for NAICC using its own data processing system. The general agent's computer system interfaces with NAICC's PAL computer system and uploads all premium transactions nightly. The general agent's system affords easy access to data through either customized or routine management reports enabling both the management of the general agent and NAICC to track profitability.

  NAICC offers limits of liability of a maximum of: $15,000 per person and $30,000 per accident for bodily injury liability; $10,000 for property damage liability; automobile medical payments of a maximum of $2,000 per person; uninsured motorists coverage of $15,000 per person; and $30,000 per accident, and $33,000 for physical damage to any one covered automobile. NAICC does not provide policies covering higher or excess limits of liability.

 Claims

  NAICC's automobile claims personnel adjust automobile claims for both NAICC's non-standard personal and non-standard commercial automobile programs. All of NAICC's automobile claims are handled by NAICC employees in the Long Beach, California headquarters. Claims are reported by agents, insureds and claimants directly to NAICC through fax or toll-free lines. Claims are entered, reserved and assigned to NAICC front line adjusters within 24 hours. NAICC front line adjusters are authorized to settle claims of up to $5,000 to facilitate rapid resolution. Settlement of claims in excess of $5,000 requires supervisory approval. NAICC adjusters assign independent appraisers from a list of NAICC-approved firms to provide repair estimates and other general appraisal services. The actual investigation of claims is handled primarily by NAICC adjusters by telephone unless an in-person meeting is necessary, in which case an independent adjuster is selected from a list approved by management. NAICC adjusters are responsible for all aspects of claims investigation, reserving, settlement, payment and recovery.

  Each adjuster handles a pending load of 100 to 120 claims files, receiving 30 to 40 new claims per month. Although NAICC currently receives approximately 450 new claims per month, the total auto claims pending count is maintained at approximately 1,450 pending claims which reflects NAICC's rapid resolution of claims. Of the approximately 1,450 claims currently pending, fewer than 85 are being litigated.

  NAICC manages litigation through regular supervisory involvement. Although NAICC assigns cases to outside counsel, NAICC's management conducts routine file reviews, and adjusters take an active role in managing and resolving the cases. NAICC has alternative fee arrangements with law firms in several major cities and closely monitors bills and performance through file reviews and litigation reports.

  All claims personnel receive training in fraud identification. Claims involving suspected fraud are referred to an in-house special investigation unit ("SIU") adjuster who manages a detailed investigation of these claims using outside investigative firms. When evidence of fraudulent activity is identified, the SIU adjuster works with the various state departments of insurance, the National Insurance Crime Bureau and local law enforcement agencies in handling the claims.

  Claims recovery is managed by the handling claims adjuster. NAICC has a contractual agreement with a salvage buyer in order to maintain high levels of recovery. Subrogation is handled in-house for most claims, while difficult claims are sent to a collection agent for follow-up on a contingent fee basis.

  The auto claims group uses NAICC's PAL system which facilitates all aspects of claims handling and management by providing (i) on-line claim and policy-limit verification, (ii) automated claim diary system functions which support claims supervision, (iii) assurance that expense checks are issued only to authorized vendors under adjuster authority, (iv) information pertaining to policyholders' claims history, and (v) form letters which may be customized at the direction of the adjuster.

NAICC'S NON-STANDARD COMMERCIAL AUTOMOBILE INSURANCE BUSINESS

 General

  Automobiles used or owned by businesses that are used to further the purposes of those businesses are classified broadly as "commercial automobiles" for insurance purposes. The majority of automobiles owned or used by businesses are insured under policies that provide other coverages for the business, e.g., general liability insurance. A large percentage of standard insurers will not cover certain commercial automobiles because of the claims experience and/or the type of the business, the use or the driver of the automobile.

  NAICC's policies in force typically cover fleets of four or fewer automobiles. The current average annual premium of the policies in force is approximately $3,000. About 45% of the policies provide both liability and physical damage coverage; most of the remainder provide liability insurance only. Businesses which are unable to insure a specific driver and businesses having vehicles used in higher than normal hazardous activities are typical NAICC insureds. Examples of higher hazard vehicles include sand and gravel haulers, farm vehicles and certain short haul common carriers. NAICC does not insure intermediate or long haul truckers, trucks hauling logs, pulp or similar higher hazard automobiles.

 Marketing

  NAICC markets non-standard commercial automobile insurance through approximately 600 independent agents located in Arizona, California, Idaho, Nevada and Oregon. NAICC does not use any managing general agents in this line of business, although NAICC has granted agency contracts to agents who may use independent agents. NAICC's new business field offices support the production of this business through the independent agents.

  NAICC believes its procedures facilitate agents' production and placement of this business with NAICC. Agents are given a diskette for use in their personal computer containing a menu driven, DOS-based program that rates applicants and produces a printed application for the agent. The agents have limited authority to quote and bind policies subject to NAICC's underwriting guidelines. Finally, all policy premiums are paid directly to NAICC, eliminating the need for the agent to perform the collection and credit function.

 Underwriting

  All data entry, final rating, underwriting and policy issuance for the non-standard commercial automobile business is done by NAICC employees at its Long Beach, California office. These employees also perform the premium collection function. NAICC leases a personal computer-based application for rating, policy issuance and direct billing that interfaces with its mainframe PAL system. NAICC believes that this system provides an efficient means of performing these functions.

  Rates and policy forms are developed by NAICC and filed with the regulators in each of the relevant states, depending upon each state's requirements. NAICC contracts with a pricing actuary to assist in the rate evaluation, determination and filing. NAICC relies upon industry experience tempered by its own experience in establishing rates.

  The maximum non-standard commercial automobile policy limit provided by NAICC is $1 million bodily injury and property damage combined single limit of liability for each occurrence. NAICC's retains the first

$150,000 bodily injury and property damage combined single limit of liability for each occurrence. Losses in excess of $150,000 per occurrence are ceded to reinsurers.

 Claims

  All of NAICC's non-standard commercial automobile claims are handled under the direction of the NAICC claims personnel who also are in charge of the non-standard personal automobile claims operations. The policies and procedures outlined in the discussion of non-standard personal automobile claims applies also to non-standard commercial automobile claims. Currently, there are fewer than 100 such pending claims.

PROVISIONS FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

  NAICC's provisions for unpaid losses and LAE are made based upon estimates for reported losses, NAICC's historical experience of losses reported by reinsured companies for insurance assumed, and actuarial estimates based upon historical NAICC and industry experience for development of reported and unreported (incurred but not reported) claims. Any changes in estimates of ultimate liability are reflected in current operating results. Inflation is assumed, along with other factors, in estimating future claims costs and related liabilities. NAICC does not discount any of its loss reserves for financial statement purposes.

  The ultimate cost of claims is difficult to predict for several reasons. Claims may not be reported until many years after they are incurred. Changes in the rate of inflation and the legal environment have created forecasting complications. Court decisions rendered in the time between the dates on which a claim is reported and its resolution may dramatically increase liability. Punitive damages awards have grown in frequency and magnitude. The courts have imposed increasing obligations on insurance companies to defend policyholders. As a result, the frequency and severity of claims have grown rapidly and unpredictably.

  The unpaid losses and LAE related to environmental claims are established based upon facts currently known and the current state of the law and coverage litigation. Liabilities are estimated for known environmental claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific contract of insurance or reinsurance and management can reasonably estimate its liability. Liabilities for unknown environmental claims or unreported environmental claims and development of reported environmental claims are included in NAICC's bulk unpaid losses. Management believes that the liability for unknown or unreported environmental claims is not material based on historical reporting experience. The liability for the development of reported environmental claims is based on estimates of the range of potential losses for reported environmental claims in the aggregate as well as currently established case estimates and industry development factors for reported claims. Estimates of liabilities are reviewed and updated continually. Exposure exists in excess of amounts that are currently recorded and that could be material.

  Due to these factors, among others, the process used in estimating unpaid losses and LAE cannot provide an exact result. Management of NAICC believes that the provisions for unpaid losses and LAE are adequate to cover the net cost of losses and LAE incurred to date; however, such liability necessarily is based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

  The following table presents information on changes in the provisions for losses and LAE of NAICC for the periods presented:

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1993     1994     1995
                                                     -------- -------- --------
                                                       (dollars in thousands)
   Net unpaid losses and LAE at beginning of year..  $104,825 $119,223 $128,625
                                                     -------- -------- --------
   Add:
   Provision for losses and LAE related to:
     Current year..................................    65,157   67,131   45,592
     Prior years...................................       743      384    3,123
                                                     -------- -------- --------
       Total incurred..............................    65,900   67,515   48,715
                                                     -------- -------- --------
   Less:
   Loss and LAE payments for claims related to:
     Current year..................................    11,852   15,849   14,464
     Prior years...................................    39,650   42,264   46,582
                                                     -------- -------- --------
       Total paid..................................    51,502   58,113   61,046
                                                     -------- -------- --------
   Net unpaid losses and LAE at end of year........   119,223  128,625  116,294
   Plus reinsurance recoverables on unpaid losses
    and LAE........................................    18,256   17,705   21,112
                                                     -------- -------- --------
   Gross unpaid losses and LAE at end of year......  $137,479 $146,330 $137,406
                                                     ======== ======== ========

  The losses and LAE incurred in 1995 relating to prior years are primarily attributable to claims from business written prior to 1986 that is in run-off. Two claims from business in run-off comprise substantially all of the losses and LAE incurred related to prior years: one being a claim for asbestos exposure, which was settled in 1995 in the form of a policy buy back; the other, a construction defect claim in which a court decision was contrary to previously established case law.

  NAICC has environmental claims against policies issued prior to 1980. The principal exposure arises from excess and primary policies of business in run-off, the obligations of which were assumed by NAICC. These excess and primary claims are relatively few in number and have policy limits of between $50,000 and $1 million, with reinsurance generally above $50,000. NAICC also has environmental claims primarily associated with participation in excess of loss reinsurance contracts assumed by NAICC. These reinsurance contracts have relatively low limits, generally less than $25,000, and estimates of unpaid losses are based on information provided by the primary insurance company. As of December 31, 1995, NAICC's net unpaid losses and LAE relating to environmental claims were $4.1 million. Included in the 1995 provision for losses and LAE occurring in prior years is $3.9 million related to claims arising from businesses in run-off since 1987, which includes environmental claims. Such losses and LAE increased NAICC's loss and LAE ratio for 1995 from 74.1% to 80.5%.

  The following table indicates the manner in which unpaid losses and LAE at the end of a particular year change as time passes. The first section reflects the liability as originally reported, net of reinsurance, at the end of the stated year. Each calendar year-end liability includes the estimated liability for that accident year and all prior accident years relating to that liability. The second section shows the original recorded net liability as of the end of successive years adjusted to reflect facts and circumstances which were subsequently discovered. The next line, cumulative deficiency, compares the adjusted net liability amount to the net liability amount as originally established and reflects whether the net liability as originally recorded was adequate to cover the estimated cost of claims. The third section reflects the cumulative amounts related to that liability that were paid, net of reinsurance, as of the end of successive years.

                                                 YEARS ENDED DECEMBER 31,
                          ------------------------------------------------------------------------------
                            1988      1989      1990      1991      1992      1993      1994      1995
                          --------  --------  --------  --------  --------  --------  --------  --------
                                                  (dollars in thousands)
Net unpaid losses and
 LAE at end of year.....  $115,858  $ 95,272  $ 91,870  $ 97,810  $104,825  $119,223  $128,625  $116,294
Net unpaid losses and
 LAE re-estimated as of:
 One year later.........   120,527   100,599    92,632    94,364   105,568   119,607   131,748
 Two years later........   124,167   100,143    87,504    99,875   111,063   123,039
 Three years later......   121,081    94,954    89,844   107,945   117,756
 Four years later.......   116,384    96,948    95,576   116,018
 Five years later.......   118,175   101,537   102,081
 Six years later........   122,784   107,344
 Seven years later......   128,589
Cumulative deficiency...   (12,731)  (12,072)  (10,211)  (18,208)  (12,931)   (3,816)   (3,123)
Cumulative net paid
 losses and LAE as of:
 One year later.........    41,767    38,165    31,162    39,131    39,650    42,264    46,582
 Two years later........    72,735    56,876    53,424    63,483    68,025    71,702
 Three years later......    86,142    71,543    66,198    81,485    88,038
 Four years later.......    96,352    78,991    75,963    94,238
 Five years later.......   102,385    84,980    83,704
 Six years later........   107,661    90,458
 Seven years later......   112,555
Gross unpaid losses and
 LAE at end of year.....                                          $125,391  $137,479  $146,330  $137,406
Reinsurance
 recoverable............                                            20,566    18,256    17,705    21,112
                                                                  --------  --------  --------  --------
Net unpaid losses and
 LAE at end of year.....                                           104,825   119,223   128,625   116,294
Gross unpaid losses and
 LAE re-estimated as of:
 One year later.........                                           130,347   137,998   149,815
 Two years later........                                           132,201   141,737
 Three years later......                                           139,823
                                                                  --------  --------  --------
Re-estimated reinsurance
 recoverable............                                            22,067    18,698    18,067
                                                                  --------  --------  --------
Net unpaid losses and
 LAE re-estimated.......                                           117,756   123,039   131,748
Gross cumulative
 deficiency.............                                           (14,432)   (4,258)   (3,485)

  The table above ordinarily would present a ten year development of unpaid losses and LAE; however, the loss and LAE data of NAICC relating to periods prior to 1988 are not comparable to such data for periods subsequent to 1988. In 1988, NAICC assumed the unpaid policyholder liabilities of Mission American Insurance Company ("MAIC") for accident years 1985, 1986 and 1987. The data subsequent to 1987 necessary to update the unpaid losses and LAE of NAICC as of December 31, 1987 and earlier includes loss and LAE data relating to MAIC that is not reflected in the December 31, 1987 unpaid losses and LAE of NAICC, and such data cannot be segregated because of the assumption of those 1985, 1986 and 1987 accident year liabilities in 1988. The 1988 assumption of the policyholder liabilities of MAIC was the last of a series of significant events and transactions that resulted in, among other things, the acquisition by Danielson of a majority ownership interest in NAICC, a change in the management of NAICC, and a material change in the business and operations of NAICC. As a result of these material changes, NAICC believes the table above, reflecting information commencing in 1988, provides the most meaningful and relevant historical analysis possible of unpaid losses and LAE of NAICC. Although NAICC continues to receive claims relating to 1988 and earlier, the liability recorded represents the best estimate by NAICC's management of the liability for currently foreseeable claims.

  The cumulative deficiency as of December 31, 1995 of $10.2 million, $18.2 million and $12.9 million for 1990, 1991 and 1992 of net unpaid losses and LAE, respectively, is primarily attributable to adverse development, subsequent to 1991, of the workers' compensation loss experience in the 1990 and 1991 loss years. The California workers' compensation industry, including NAICC, experienced adverse development during those loss years, primarily in Southern California, largely as a result of a significant increase in the number of workers' compensation post-termination stress claims primarily due to a downturn in the California economy and an increase in unemployment. Workers' compensation reform legislation passed in July 1993, which effectively reduced the number of successful post-termination stress claims, as well as a decrease in unemployment in California and highly publicized anti-fraud activity, have contributed to the significantly more favorable loss experience in the 1992, 1993 and 1994 loss years. In 1995, favorable development of approximately $4.9 million in the 1992 and 1993 loss years for workers' compensation was offset by $2.6 million of adverse development of commercial business no longer written by NAICC and $5.4 million of adverse development of the businesses in run-off.

  Conditions and trends that have affected the development of these liabilities in the past may not necessarily recur or have similar effects in the future. It would not be appropriate to use this cumulative history in the projection of future performance.

REINSURANCE

  In its normal course of business and in accordance with industry practice, NAICC reinsures a portion of its workers' compensation exposure with other insurance companies to limit effectively its maximum loss arising out of any one occurrence. Contracts of reinsurance do not legally discharge the original insurer from its primary liability. In accordance with GAAP, the estimated reinsurance receivable arising from these reinsurance contracts is reported separately as an asset.

  In 1995, NAICC retained the first $400,000 per occurrence, and in 1996 increased its retention to $500,000 per occurrence, for workers' compensation claims. General Reinsurance Corporation ("GRC") continues to reinsure NAICC for the difference between NAICC's net retention and $5 million per occurrence. American Re-Insurance Company ("AmRe") continues to reinsure NAICC for the difference between $5 million per occurrence and $10 million per occurrence. Finally, NAICC places the remaining $90 million per occurrence, in excess of the first $10 million per occurrence, with 18 other reinsurers.

  Beginning with NAICC's commencement of its non-standard personal automobile program in June 1993, and continuing to date, NAICC cedes 50% of its non-standard personal automobile premiums and losses, under a treaty, on a quota-share basis to Munich American Reinsurance Company ("MARC"). This risk sharing is based upon a joint venture marketing effort rather than a traditional need for reinsurance.

  Non-standard commercial automobile liability insurance policies are reinsured under a treaty with GRC. NAICC retains the first $150,000 combined single limit of liability per occurrence for bodily injury and property damage. The next $850,000 per occurrence in excess of NAICC's net retention is ceded to GRC.

  As of December 31, 1995, GRC and MARC were the only reinsurers that accounted for more than 10% of NAICC's reinsurance recoverable on paid and unpaid claims. Total premiums ceded to reinsurers by NAICC in 1995 were 22% of gross premiums written. NAICC monitors its reinsurers by reviewing A.M. Best reports and rating information from reinsurance intermediaries and by analyzing financial statements of its reinsurers. At December 31, 1995, NAICC had reinsurance recoverables on paid and unpaid claims of $10 million from GRC and $9.8 million from MARC. Both MARC and AmRe are rated A+ by A.M. Best; GRC is rated A++ by A.M. Best.

  NAICC and its two subsidiaries participate in an intercompany pooling and reinsurance agreement under which such subsidiaries cede 100% of their net liability, defined to include premiums, losses and allocated LAE, to NAICC to be combined with the net liability for policies of NAICC in formation of a "pool." NAICC simultaneously cedes to those subsidiaries 10% of the net liability of the pool. NAICC's subsidiaries commenced participation in the pool in July 1993 and January 1994. The participating subsidiaries further reimburse NAICC for executive and professional services and administrative expenses based on designated percentages of net premiums written for each line of business. This intercompany pooling and reinsurance agreement has been approved by the California Department.

INVESTMENTS

  NAICC's investment objectives are to produce an attractive total rate of return on a pre-tax basis while, at the same time, protecting and enhancing policyholders' capital and surplus on a long-term basis and maintaining adequate liquidity for insurance operations. NAICC's investment policy provides that no more than 5% of the investment portfolio at market value can be invested in equity securities (other than mutual funds) and no more than 10% of the investment portfolio at market value may be invested in mutual funds. Based on market value at March 31, 1996, 97.4% of NAICC's portfolio consisted of investment grade fixed maturity securities, 1.6% of the portfolio consisted of short-term investments and 1% of the portfolio consisted of equity securities. In addition, investments in individual securities are limited to a percentage of policyholders' capital and surplus, depending on the security's rating and the type of security. At March 31, 1996, the fixed maturity portfolio investments of NAICC had an average maturity of 4.2 years.

  The following table sets forth a summary of Danielson's consolidated investment portfolio as of March 31, 1996, by investment type (dollars in thousands).

                                                 AS OF MARCH 31, 1996
                                       ----------------------------------------
                                       AMORTIZED              FAIR
                                         COST    PERCENTAGE  VALUE   PERCENTAGE
                                       --------- ---------- -------- ----------
   Fixed maturities:
     U.S. Government/Agency (AAA)..... $ 63,815     39.2%   $ 64,763     39.6%
     Mortgage-backed (AAA)............   62,203     38.2      61,387     37.5
     Corporates (AAA to A)............   34,369     21.1      34,419     21.0
     Corporates (BBB).................    2,131      1.2       2,242      1.4
                                       --------    -----    --------   ------
     Subtotal-investment grade........  162,518     99.7     162,811     99.5
     Other............................      105      0.1         105      0.1
                                       --------    -----    --------   ------
   Total fixed maturities.............  162,623     99.8     162,916     99.6
                                       --------    -----    --------   ------
   Equity securities..................      256      0.2         602      0.4
                                       --------    -----    --------   ------
       TOTAL.......................... $162,879    100.0%   $163,518   100.00%
                                       ========    =====    ========   ======

  The portfolio of Danielson includes mortgage-backed securities ("MBS") representing 34.7% and 36.9% of Danielson's total portfolio at December 31, 1994 and 1995, respectively, compared to 37.5% at March 31, 1996. All MBS held by NAICC are issued by the Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac"), both of which are rated "Aaa" by Moody's Investors Services. Fannie Mae and Freddie Mac are public corporations that were created by Congress and which guarantee the principal balance of their securities. Fannie Mae also guarantees timely payment of principal and interest. One risk associated with MBS is the timing of principal payments on the mortgages underlying the securities. The amount of principal an MBS investor receives is dependent upon the amortization schedules and termination patterns (resulting from prepayments or defaults) of the mortgages included in the particular underlying pool of mortgages supporting the security purchased. Although the principal is guaranteed, the yield can vary depending upon the timing of the repayment of the principal balance, i.e., prepayment and interest rate risk. Fannie Mae and Freddie Mac also issue higher risk securities and true derivatives, however, these are not the type held by NAICC. MBS may be composed of various types of bonds having different interest rates, maturities, as well as priorities to the cash flows of the underlying mortgages. MBS with sinking fund schedules are known as Planned Amortization Classes ("PAC") and Targeted Amortization Classes ("TAC"). The structures of PACs and TACs attempt to increase prepayment timing certainty, thereby minimizing prepayment and interest rate risk. MBS as well as callable bonds, in contrast to other bonds, are more sensitive to market value declines in a rising interest rate environment than to market value increases in a declining interest rate environment. This is primarily because of payors' increased incentive and ability to prepay principal and issuers' increased incentive to call bonds in a declining interest rate environment. NAICC's management does not believe that the inherent prepayment risk in its portfolio is significant. However, management of NAICC believes that the potential impact of interest rate fluctuations on Danielson's Consolidated Financial Statements could be significant because of the greater sensitivity of the MBS portfolio to market value declines and the classification of the entire portfolio as available-for-sale. The following table sets forth MBS held by NAICC as of March 31, 1996, by type of instrument (dollars in thousands):

                                                            AS OF MARCH 31, 1996
                                                            --------------------
                                                                      PERCENT OF
                                                            AMORTIZED   TOTAL
                                                              COST    PORTFOLIO
                                                            --------- ----------
     Non-PAC/TAC...........................................  $18,674     11.5%
     PAC/TAC...............................................   43,529     26.7
                                                             -------     ----
     Total MBS.............................................  $62,203     38.2%
                                                             =======     ====

REGULATION

  Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The agencies established pursuant to these state laws have broad administrative and supervisory powers relating to the granting and revocation of licenses to transact insurance business, regulation of trade practices, establishment of guaranty associations, licensing of agents, approval of policy forms, premium rate filing requirements, reserve requirements, the form and content of required regulatory financial statements, periodic examinations of insurers' records, capital and surplus requirements and the maximum concentrations of certain classes of investments. Most states also have enacted legislation regulating insurance holding company systems, including with respect to acquisitions, extraordinary dividends, affiliate transactions and other related matters. Danielson and its insurance subsidiaries have registered as a holding company system pursuant to such legislation in California and routinely report to other jurisdictions. The Association has formed committees and appointed advisory groups to study and continue to formulate regulatory promulgations on such diverse issues as the use of surplus debentures, accounting for reinsurance transactions and the adoption of RBC requirements. It is not possible to predict the impact of future state and federal regulations on the operations of Danielson or its insurance subsidiaries.

  NAICC is an insurance company domiciled in the State of California and is regulated by the California Department for the benefit of policyholders. The California Department is currently conducting a routine examination of the statutory basis financial statements of NAICC and its subsidiaries as of December 31, 1995 and has disclosed no findings to date. The California Insurance Code prohibits the payment, from other than accumulated earned surplus, of stockholder dividends which exceed the greater of (i) 10% of prior year's statutory surplus and (ii) prior year's statutory net income, without prior approval of the California Department. As a result of NAICC's negative unassigned surplus, NAICC is not permitted to pay dividends in 1996 without prior regulatory approval.

  The California Automobile Assigned Risk Plan (the "Assigned Risk Plan") provides state mandated minimum levels of automobile liability coverage to drivers whose driving records, or other relevant characteristics, make it difficult for them to obtain insurance in the voluntary market. The Assigned Risk Plan allocates risks to all personal automobile insurers in the voluntary market based on each insurer's proportionate share of the personal automobile direct premiums written. Premium rates for Assigned Risk Plan are established by the California Department and, by law, these rates must be actuarially sound. To be eligible for the Assigned Risk Plan, an applicant must first be denied coverage by three admitted insurance carriers. The Assigned Risk Plan rates were increased by approximately 85% on October 1, 1990 and by 5.2% on June 1, 1995. The combination of these factors have caused the number of drivers applying for insurance under the Assigned Risk Plan to decline as well as reduced the underwriting losses from the Assigned Risk Plan. The population of drivers in the Assigned Risk Plan has declined by approximately 90% in the period from 1988 to 1995 and continued declines are anticipated. NAICC does not expect assignments from the Assigned Risk Plan that will be material or that will have a material adverse effect upon the profitability of this line of business.

  Prior to 1989, California automobile insurance rates, other than assigned risk rates discussed above, were not subject to approval by any governmental agency. In November 1988, Proposition 103, a California ballot initiative, was passed into law. Among other things, Proposition 103 requires insurance companies to obtain prior regulatory approval of any new rates prior to use. Proposition 103 also requires automobile insurers to renew policies of good drivers as defined in Proposition 103. Proposition 103 does not apply to the workers' compensation line of business.

A.M. BEST RATING

  A.M. Best has assigned a rating of B++ (Very Good) to NAICC. A.M. Best ratings, which range from A++ (Superior) to F (In Liquidation), reflect that rating agency's independent opinion of a company's financial strength and ability to meet its obligations to policyholders. Such ratings are based on a comparative analysis of the financial condition and operating performance of insurance companies as determined by their publicly available reports. A.M. Best prepares its ratings for the protection of policyholders, not securityholders.

CAPITAL ADEQUACY AND RISK-BASED CAPITAL

  Several measures of capital adequacy are common in the property and casualty industry. The two most often used are (a) premiums-to-surplus (which measures pressure on capital from inadequate pricing), and (b) reserves-to-surplus (which measures pressure on capital from inadequate loss and LAE reserves). A commonly accepted maximum premiums-to-surplus ratio is 3 to 1 and a commonly accepted maximum reserves-to-surplus ratio is5 to 1.

  The following table sets forth the consolidated premiums-to-surplus and reserves-to-surplus ratios of NAICC (on a statutory basis):

                                                       YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                        1993     1994     1995
                                                      -------- -------- --------
     Ratio of:
       Premiums-to-surplus...........................    2.1:1    2.3:1    1.2:1
       Reserves-to-surplus...........................    2.8:1    3.2:1    2.6:1

  Given the foregoing relatively conservative financial security ratios, NAICC's management believes that existing capital is adequate to support above average premium growth from its current premium levels for the foreseeable future.

  The Association has established a property and casualty RBC model as a regulatory tool for measuring the financial strength of an insurer based upon established minimum levels of capital and surplus.

  The RBC model sets forth four levels of increasing regulatory intervention,
(1) Company Action Level (200% of an insurer's Authorized Control Level), at which the insurer must submit to the regulator a plan for increasing such insurer's capital, (2) Regulatory Action Level (150% of an insurer's Authorized Control Level), at which the insurer must submit a plan for increasing its capital to the regulator and the regulator may issue corrective orders, (3) Authorized Control Level (a multi-step calculation based upon information derived from an insurer's most recent filed statutory annual statement), at which the regulator may take action to rehabilitate or liquidate the insurer, and (4) Mandatory Control Level (70% of an insurer's Authorized Control Level), at which the regulator must rehabilitate or liquidate the insurer.

  At December 31, 1995, the RBC of NAICC was 290% greater than the Company Action Level. NAICC currently has no plans to take any action designed to affect its RBC level. The Merger and the Public Offering are not expected to have any effect upon NAICC's RBC level.

DANIELSON TRUST'S BUSINESS

General

  Danielson Trust is chartered by the California State Banking Department to provide trust and fiduciary services. For the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996, Danielson Trust had $4.8 million, $4.6 million, and $1.2 million, respectively, of gross revenues representing 4.3%, 5.8% and 8.7% of Danielson's consolidated revenues, for $624,000, $2.0 million and $81,000, respectively, of net loss. In March 1993 (the "Acquisition Date"), Danielson acquired all of the common stock of Danielson Trust, which was known as HomeFed Trust until November 13, 1993. In February 1994, Danielson Trust acquired the assets of the Western Trust Services ("WTS") division of Grossmont Bank. On January 31, 1996, following approval of the California State Banking Department, Danielson Trust sold substantially all of the fiduciary accounts administered by its Santa Barbara branch to The Bank of Montecito (now known as Montecito Bank & Trust).

  Danielson Trust's business consists of providing trust and investment services to individuals, not-for-profit corporations and retirement service clients, including its affiliates. In addition, since 1994 Danielson Trust has provided custodial services for certificates of deposit to affiliated and unaffiliated broker-dealers, as well as other custodial services to an affiliated mutual fund. In connection with Danielson Trust's efforts to expand its sources of business within its primary market areas, Danielson Trust has developed enhanced product lines for its private trust and retirement services lines of business.

  The private trust unit of Danielson Trust primarily provides trust, custody and investment management services for individuals and not-for-profit corporations. In the performance of its private trust business, this unit may serve in the capacities of executor, trustee, investment agent, conservator or custodian. Danielson Trust's private trust unit generated fee income of $1.7 million, $1.3 million and $348,000 for the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996, respectively.

  Danielson Trust's retirement services unit (formerly known as employee benefit trust) provides trustee, custodial, and investment management services to corporations, typically for qualified employee benefit plans, often in the form of defined benefit plans, 401(k) plans, or profit sharing plans. Additionally, this unit provides cash management services to corporations desiring short-term investments in excess of $1 million. For the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, the retirement services unit of Danielson Trust generated fee income of approximately $2.3 million, $2.6 million and $652,000, respectively (excluding retirement services custodial fee income).

  In addition to custodial services associated with the private and retirement services businesses, since 1994 Danielson Trust has provided certificate of deposit custodial services to broker-dealers and other financial institutions. Danielson Trust also provides custody services for an affiliated mutual fund. Total fee income for all custody services provided by Danielson Trust for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996 were $427,000, $537,000 and $85,000, respectively, which constituted 8.9%, 11.7% and 7.3%, respectively, of Danielson Trust's total revenue for the comparable periods. Of that amount, fee income for CD custody services for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996 was $339,000, $401,000 and $67,000, respectively. Approximately 1% of Danielson Trust's total revenues in 1994 and 1995 was generated by each of its mutual fund-related custody services and other retirement custody services, and in the first quarter of 1996, by certain other retirement custody services. Fee income for custody services is not reflected in the private trust or retirement services revenue amounts referred to above.

  During the first quarter of 1994, as previously anticipated, Danielson Trust ceased providing various trust services to HomeFed Bank (Danielson Trust's former parent prior to Danielson's acquisition of Danielson Trust) following the sale of HomeFed Bank's branch offices by the Resolution Trust Corporation. All of the revenues associated with such services ceased by the end of the second quarter of 1994. For the year ended December 31, 1994, the run-off of HomeFed Bank-related business of Danielson Trust generated non-recurring total fee income of $310,000, or less than 7% of Danielson Trust's 1994 revenues.

Economic Conditions

  During 1995 and the first quarter of 1996, the California economy continued to improve, resulting in increased employment statewide. The San Diego metropolitan area experienced a significant increase in employment over 1994 and, based upon the forecasts of the University of California, San Diego Economic Round Table, employment is predicted to continue to increase in 1996 by approximately 3% over 1995. Danielson Trust believes that the increase in employment may result in additional funds becoming available for investment in trust products and services, particularly retirement services products, by corporate pension plans, as well as 401(k) participations for both new and existing plans. Danielson Trust intends to compete actively for new business opportunities that may develop in connection with the improvement in local economic conditions.

  Recent and anticipated consolidations among major money centers and regional banks which are trust and fiduciary services providers in the San Diego area, including the merger of Union Bank and The Bank of California, as well as the merger of Wells Fargo Bank and First Interstate Bank of California, are likely to have a significant impact on the trust and banking industries. Danielson Trust believes that industry consolidation may provide it with the opportunity to acquire existing trust relationships involving clients seeking a relationship with a local trust company, rather than a much larger institution. The industry consolidation also may increase competitive pressure on Danielson Trust, thereby heightening the importance of cost containment, product differentiation and development of additional services to maintain existing clients and attract new business.

New Business

  Danielson Trust has increased its efforts to expand its private trust and retirement services business within its primary market areas through the development and introduction of enhanced product lines in the first half of 1996. During 1995, Danielson Trust was appointed to serve as the designated trustee for PaineWebber Incorporated ("PaineWebber") in its west coast region. In connection with this appointment, Danielson Trust will provide trust services to PaineWebber clients throughout California, as well as Arizona, Colorado, Montana, Nevada, Oregon, Utah, Washington and Wyoming. Danielson Trust intends to continue to seek additional established distribution channels for its services. Management of Danielson Trust is hopeful that its increased business development efforts will result in continued enhancement of Danielson Trust's reputation as a quality provider of trust and investment services with a strong commitment to the communities in which it operates.

EMPLOYEES

  As of December 31, 1995, the number of employees of Danielson and its consolidated subsidiaries was approximately as follows:

         NAICC................................................ 156
         Danielson Trust......................................  64
         Danielson (holding company only).....................  12
                                                               ---
         Total................................................ 232
                                                               ===

  None of these employees is covered by a collective bargaining agreement. Danielson believes that its current staffing levels are adequate to conduct future operations.

PROPERTIES

  Danielson, at the holding company level, leases a minimal amount of space for use as administrative and executive offices. That lease has a term of approximately five years and is scheduled to expire in 1998. Danielson is contemplating vacating its current leased space and leasing other office space on substantially similar terms. Danielson believes that the space available to it is adequate for its current and foreseeable needs.

  NAICC's headquarters are located in a leased office facility in Long Beach, California, pursuant to a long-term lease that is scheduled to expire in 1999. In addition, NAICC has entered into short-term leases in connection with its operations in various locations on the west coast of the United States. NAICC believes that the foregoing leased facilities are adequate for NAICC's current and anticipated future needs.

  Danielson Trust's headquarters are located in a leased office facility in San Diego, California. This lease has a term of approximately ten years, with options to extend, and is scheduled to expire in 2004.

LEGAL PROCEEDINGS

  NAICC and Danielson Trust are parties to various legal proceedings which are considered routine and incidental to their respective insurance and trust businesses and are not material to the financial condition and operation of such respective businesses. For information regarding the resolution of NAICC's claim to recover a reinsurance receivable, see Note 3 of the Notes to Danielson Consolidated Financial Statements. Danielson, at the holding company level, is not a party to any legal proceeding which is considered material to the financial condition and operation of its business.

                    BUSINESS INFORMATION REGARDING MIDLAND

OVERVIEW

  Midland, through MRIC and SRIC, its wholly-owned property and casualty insurance subsidiaries, specializes in the underwriting, marketing and servicing of non-standard personal automobile insurance. To a lesser extent, Midland also insures commercial automobile and related risks and coastal dwellings and provides automobile insurance through its Auto 13 program to individuals who file for bankruptcy protection.

  Midland markets its products primarily through three major Midland-owned regional offices and through three independently owned general agencies, which use approximately 8,500 independent agents located in 20 states, predominantly in the southern and western United States. Management believes that Midland's relationship with its general agencies and independent agents has been an important factor in Midland's growth during the last five years.

  Midland's strategy is to be a low cost provider of non-standard personal automobile insurance. Midland's management believes that the non-standard personal automobile market provides greater opportunities for profit than other segments of the automobile property and casualty insurance market. Midland's management is pursuing a growth strategy that includes an underwriting and marketing focus on selected segments of the non-standard personal automobile market, particularly the minimum limit liability insured. Midland seeks to expand primarily within its existing markets because it believes that expansion in these markets is more cost effective than expansion in new markets. Midland also engages in a direct marketing program in areas where its independent agency force is less established.

  The following table sets forth gross premiums written in states where Midland currently writes insurance policies for the periods indicated:

                                                          THREE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,         MARCH 31,
                             -------------------------- -----------------------
                               1993     1994     1995      1995        1996
                             -------- -------- -------- ----------- -----------
                               (dollars in thousands)   (dollars in thousands)
Alabama..................... $  2,858 $  3,368 $  4,775 $       902 $     1,361
Arizona.....................   21,061   26,514   28,371       8,465       7,620
Arkansas....................    1,564    2,958   17,164       3,470       5,594
California..................   21,386   24,180   39,365       7,080       7,588
Florida.....................   12,929   28,200   29,819       8,788       8,916
Georgia.....................    4,599    9,843    8,895       2,301       2,838
Illinois....................      830    7,603    3,637       1,181         905
Indiana.....................      --       --     2,244         --          907
Louisiana...................   16,025   15,184   17,419       3,888       3,452
Mississippi.................      188      889    4,761         753       1,426
Oklahoma....................      --       249    1,457         320         814
Oregon......................       38    2,467    6,654       1,051       1,654
South Carolina..............    2,980    1,864    1,598         335         273
Tennessee...................    6,325   10,747   22,630       5,752       5,991
Texas.......................    3,843    3,743    5,871         802       1,064
Other.......................      566      311    1,976         349         613
                             -------- -------- -------- ----------- -----------
  Total direct premiums
   written..................   95,192  138,120  196,636      45,437      51,016
Reinsurance assumed.........    6,275   14,284   13,570       3,646         874
                             -------- -------- -------- ----------- -----------
  Total gross premiums writ-
   ten...................... $101,467 $152,404 $210,206 $    49,083 $    51,890
                             ======== ======== ======== =========== ===========

  The following table sets forth net premiums written by line of business for the periods indicated:

                                                                             THREE MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,                       MARCH 31,
                          ---------------------------------------------  ----------------------------
                              1993            1994            1995           1995           1996
                              ----            ----            ----           ----           ----
                                                  (dollars in thousands)
Line of business:
Automobile
 Non standard
  Personal(1)...........  $65,388  85.1% $124,505  82.4% $139,549  81.4% $41,769  86.5% $31,455  82.2%
 Commercial.............    9,533  12.4    22,762  15.1    28,239  16.4    5,724  11.9    6,065  15.9
Commercial multi-peril..      323   0.4     1,913   1.3     2,295   1.3      439   0.9      436   1.1
Dwelling................    1,513   2.0     1,759   1.2     1,599   0.9      335   0.7      271   0.7
Other...................       62   0.1       107   --        151   0.1       26   --        44   0.1
                          ------- -----  -------- -----  -------- -----  ------- -----  ------- -----
 Total net premiums
  written...............  $76,819 100.0% $151,046 100.0% $171,833 100.0% $48,293 100.0% $38,271 100.0%
                          ======= =====  ======== =====  ======== =====  ======= =====  ======= =====

- --------
(1) Includes net premiums written in Midland's Auto 13 program.

NON-STANDARD AUTOMOBILE INSURANCE

General

  Midland markets its non-standard personal and commercial automobile insurance through agents in 20 states. Depending on the specific state, the non-standard personal and commercial automobile insurance markets consist of drivers who are unable to obtain coverage from standard carriers due to undesirable or unverifiable prior driving records, no prior insurance, poor claims experience, a desire to purchase minimum limits of liability or other underwriting criteria or market conditions. Generally, such individuals have fewer assets to protect than insureds who purchase standard or preferred policies. Premium levels for non-standard risks are substantially higher than for standard or preferred risks. Midland focuses its multistate sales efforts primarily on individuals, and until mid-1994, priced its products toward liability-only business. Midland traditionally has targeted individuals who have histories of safe driving but require non-standard automobile insurance for other reasons. In mid-1994, with its move to more full coverage risks, Midland attracted a broader range of insureds, including many first-time full coverage buyers as well as many buyers with undesirable insurance and credit histories.

  Midland believes that opportunities for insurers to write non-standard automobile insurance are influenced by many factors, including compulsory state insurance laws, market conditions for standard automobile insurance and state assigned risk or other residual market plans. Midland believes that the non-standard automobile market has grown during the last five years primarily due to regulatory changes mandating insurance in certain states and due to standard carriers exiting certain markets. Midland also believes industry premium growth in the immediate future will be influenced to a greater extent by rate increases than in the past five years, due to a recent deterioration of results for non-standard automobile carriers that it considers to be its peers.

The Auto 13 Program

  Midland offers automobile insurance to individuals who file for bankruptcy protection (personal reorganization of debt). The Auto 13 program provides physical damage coverage only. Midland underwrites the Auto 13 program as a class of risks on a jurisdiction by jurisdiction basis, rather than utilizing the underwriting criteria described elsewhere herein. This coverage protects a creditor's security interest in a Chapter 13 debtor's automobile and eliminates court hearings to repossess automobiles for lack of insurance, affording judges and trustees time for other matters. Unlike its other products, Midland markets its Auto 13 program directly to bankruptcy judges and trustees for blanket applications to appropriate Chapter 13 debtors rather than to individuals. During the period that an individual debtor is in reorganization pursuant to a bankruptcy court-approved plan of reorganization, Midland's program provides automobile physical damage insurance for the debtor in accordance with an insurance policy approved by the bankruptcy trustee and the bankruptcy court. This enables the debtor to continue employment in order to satisfy the debtor's obligations under the approved plan. Midland believes that its Auto 13 program is the only one of its kind in the United States.

  Set forth below are certain financial ratios relating to Midland's business and a comparison of the combined ratios of Midland to the industry averages for the periods indicated.

                                                                 THREE MONTHS
                                                                    ENDED
                                    YEARS ENDED DECEMBER 31,      MARCH 31,
                                   ----------------------------  -------------
                                     1993      1994      1995    1995    1996
                                     ----      ----      ----    ----    ----
STATUTORY BASIS:
Loss and LAE ratio................     69.9%     71.3%     88.2%  71.6%   82.3%
Expense ratio.....................     23.8      25.0      23.3   23.6    23.5
                                   --------  --------  --------  -----  ------
Combined ratio....................     93.7%     96.3%    111.5%  95.2%  105.8%
                                   ========  ========  ========  =====  ======
GAAP BASIS:
Loss and LAE ratio................     69.9%     71.3%     88.2%  71.6%   82.3%
Expense ratio.....................     23.4      25.1      26.8   23.7    23.5
                                   --------  --------  --------  -----  ------
Combined ratio....................     93.3%     96.4%    115.0%  95.3%  105.8%
                                   ========  ========  ========  =====  ======
STATUTORY INDUSTRY AVERAGE: (1)
Combined ratio....................    101.7%    102.7%    104.1%   --      --
                                   ========  ========  ========  =====  ======

- --------
(1) Source: A.M. Best, "Best's Review: By-line Underwriting Results; Auto Private Passenger." Quarterly data are not currently available.

MARKETING

  Midland began to focus on the non-standard personal automobile market in 1988. Gross premiums written have grown from $27.7 million in 1991 to $210.2 million in 1995 due to Midland's expansion into selected states which was achieved by attracting key personnel with numerous agency and other relationships and years of experience in their respective markets.

  Midland markets its non-standard personal automobile products primarily through three major Midland-owned regional offices and three independently owned general agencies, which use approximately 8,500 independent agents in 20 states located primarily in the southern and western regions of the United States. The general agencies owned by Midland are presently being consolidated into the three major regional offices of Midland. The three independent general agencies produce approximately 15% of Midland's premiums volume.

  Independent insurance agents have significant influence over which insurance companies will write insurance policies for their customers; therefore, Midland's management views its approximately 8,500 independent insurance agents as Midland's primary customers. Both the general agencies and, in turn, the independent agents are compensated based on a fixed percentage of the gross premiums written.

  During 1995, Midland terminated its relationship with a number of independent agents, primarily in California, due to the elimination of its full coverage programs. In addition, several marginal or unprofitable agents also were terminated.

  Midland has implemented a direct marketing program for non-standard personal automobile insurance. If successful, Midland intends to expand this program into other geographic territories where Midland does not have a concentration of agents. To date, no material amount of premiums have been written through this program.

  Midland's target customer is an experienced driver who desires to purchase the minimum statutory limits of liability insurance to comply with state laws. That insured typically has minimal personal assets and is classified by the industry as non-standard due to a higher cancellation rate and other factors.

  Midland's objective is to be a competitive provider of non-standard automobile insurance while providing superior service to both agents and insureds. This objective is largely accomplished through maintenance of good agent and client relationships and computerization of certain marketing, underwriting, control and administrative functions. Cost-effective automation allows Midland to write a greater volume of non-standard automobile business without significantly increasing administrative expenses and provides a system for expeditious policy and claims processing.

  Midland selects the states in which it does business and into which it plans to expand based on several criteria in a given state, including the size of the non-standard automobile insurance market, loss results, competition and regulatory climate. In 1995, Midland expanded its writings in all its major markets. Premium writings in Arkansas grew significantly in 1995, due to the appointment of an independent general agency, effective January 1, 1995. The Arkansas business is now written by one of Midland's company-owned general agencies. Premium volume in Tennessee more than doubled in 1995 over 1994 due to increased market penetration by a Midland-owned general agency opened in mid-1994. In addition, Midland expanded into Indiana and Nevada during 1995. Midland eliminated certain full coverage programs in late 1995, terminated certain agents in 1995, implemented certain rate increases in 1995 and anticipates seeking other rate increases in 1996 and eliminated in 1995 certain of its commercial programs which had become unprofitable. As a consequence of those actions, Midland expects its overall gross premiums written to be reduced in 1996 by 20% to 30%, while its profitability is enhanced.

UNDERWRITING

  Midland seeks to classify non-standard personal automobile risks into narrowly defined segments by analyzing all available underwriting criteria, including driving records of insureds, class of driver and type of automobile. Midland considers many factors in determining its non-standard personal automobile rates, including type, age and location of the vehicle, number of vehicles per policyholder, number and type of driving violations or accidents, deductibles and, where allowed by law, age, gender and marital status of the insured. Midland maintains an extensive database which contains statistical records with respect to its insureds and their driving experience and repair costs by location, class of driver and type of automobile. Management believes this database gives Midland the ability to be more precise in the underwriting and pricing of its products.

  A typical policyholder of Midland seeks minimum limits of liability ranging from $25,000 to $50,000 (depending upon state regulations), with a policy term of either six months or 12 months, and is from 25 to 55 years of age. Premiums for such insurance are typically higher per dollar of coverage than premiums for standard or preferred risks. Typically, Midland's insureds have fewer assets which they desire to protect than persons who buy standard or preferred policies.

  During 1994 and early 1995, Midland significantly expanded its full coverage insurance in California and Arizona and, due to adverse results, substantially withdrew or eliminated this product in those states. See "MIDLAND MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Results of Operations." The following chart presents certain historical information regarding Midland's full coverage and liability only lines of business:

                                                                 THREE MONTHS
                                                                     ENDED
                                 YEARS ENDED DECEMBER 31,          MARCH 31,
                                 ------------------------        --------------
                                  1993       1994       1995      1995    1996
                                --------   --------   --------   ------  ------
MIDLAND NON-STANDARD PERSONAL
 AUTOMOBILE INSURANCE:
Percentage of net written full
 coverage.....................        40%        52%        62%    57.5%    45%
Percentage of net written lia-
 bility only..................        60%        48%        38%    42.5%    55%
Total.........................       100%       100%       100%     100%   100%

  In 1995, Midland's loss ratio for its full coverage business exceeded the loss ratio for its liability only business by approximately 24 percentage points.

  Midland utilizes and continually enhances industry specific computer software that provides its general and independent agencies with rating capability and allows Midland to deliver prompt service while ensuring consistency in underwriting and controls. Midland uses such integrated computer software to automate its underwriting and rating processes. The automated system screens insureds by comparing data on policy applications with criteria pre-established by Midland at the point of underwriting decisions, correctly rates and issues policies, and captures appropriate statistics for necessary management information. The software system is custom enhanced to address the specific requirements of Midland's target business.

  Midland also extends its automated system to its general and independent agencies in various forms and levels of integration. Depending upon the degree of automation used by an agency, Midland provides services and support for automated binding, underwriting, and rating of risks within the guidelines specified as acceptable for Midland's programs. These services supply the agency with important and pertinent information about the prospective insured, such as the motor vehicle operation record, credit background and claims history. The general agencies, and in certain markets independent agents, have the authority to bind insurance coverages in accordance with procedures and underwriting guidelines established by Midland. Midland reviews all coverages bound by the agents promptly and decides whether to accept the insurance at the quoted premium. Because it has established clear underwriting procedures and guidelines and promptly reviews the underwriting decisions agents have made, Midland considers the risks related to granting its agents binding authority to be minimal.

CLAIMS

  Insurance claims are typically investigated and settled by claims adjusters who are on Midland's staff or affiliated with certain general agencies of Midland. Midland currently has approximately 140 staff and affiliated claims adjusters located in Arizona, Florida, Louisiana, Tennessee and Texas, with average experience of approximately ten years. These adjusters settle in excess of 95% of Midland's claims. The claims philosophy of Midland emphasizes timely investigations, settlement of meritorious claims for equitable amounts, adequate reserving for claims and control of external claims adjusting expenses. Midland believes its claims philosophy over the last five years demonstrates its commitment to servicing its agents and insureds and has been a major factor in the growth of its non-standard personal automobile and other insurance programs.

  Claims settlement authority levels are established for each adjuster or manager based on such person's level of experience. Upon receipt, each claim is reviewed and assigned to an adjuster based on its type, severity and class of insurance. The claims department is responsible for reviewing the claim, obtaining necessary documentation and establishing appropriate loss and expense reserves. All claims in litigation are monitored by home office supervisors.

PROVISIONS FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

  Midland is required to maintain reserves for payment of estimated losses and LAE for both reported claims (established for each case) and losses estimated to have been incurred but which have not yet been reported ("IBNR"). Midland's ultimate actual liability may be more or less than current reserve estimates. Midland uses an independent actuary to assist in determining loss reserves.

  As to reported losses, reserves are established on either a case or formula basis depending on the type and circumstances of the loss. Case reserve amounts are determined based on Midland's reserving practices which take into account the type of risk, the circumstances surrounding each claim and policy provisions relating to types of loss. Formula reserve amounts are based on historical paid loss data for similar claims with provisions for trend changes caused by such factors as inflation. Loss reserves are reviewed on a regular basis and as new data becomes available, estimates are updated and corresponding adjustments are made to loss reserves. As to IBNR, loss and loss expense reserves are estimated based on many variables, including historical and statistical information, inflation, legal developments, economic conditions, general trends in claim severity and frequency and any other factors which could affect the adequacy of loss reserves. Midland uses two different methods for the purpose of establishing its IBNR reserves, depending on the maturity of the line of business as to which the reserve is being established. Those methods are the "loss ratio" method and the "counts and averages" method. Midland's IBNR reserves are reviewed quarterly by Midland, and at least semi-annually by an independent actuarial firm. Historically, Midland's IBNR reserves have been established based on amounts recommended by the independent actuaries. During 1996, Midland plans to add an in-house loss reserve actuary whose responsibilities will include determining its IBNR reserves. Adjustments in aggregate reserves are reflected in the operating results of the period during which such adjustments are made. Although management uses many resources to calculate reserves, there is no precise method for determining the ultimate liability. Midland does not discount loss reserves for financial statement purposes. In addition, there are no significant differences between GAAP and statutory reserves.

  The following table presents information on changes in the reserve for losses and LAE of Midland for the periods presented:

                                                     YEARS ENDED DECEMBER 31,
                                                     -------------------------
                                                      1993     1994     1995
                                                      ----     ----     ----
                                                      (dollars in thousands)
Net unpaid losses and LAE at beginning of year...... $ 7,121 $ 21,653 $ 49,978
                                                     ------- -------- --------
Add:
Provision for losses and LAE related to:
  Current year......................................  38,341   82,241  141,130
  Prior years.......................................     287    2,070   10,973
                                                     ------- -------- --------
    Total incurred..................................  38,628   84,311  152,103
                                                     ======= ======== ========
Less:
Loss and LAE payments for claims related to:
  Current year......................................  17,334   39,542   73,493
  Prior years.......................................   6,762   16,444   36,383
                                                     ------- -------- --------
    Total paid......................................  24,096   55,986  109,876
                                                     ------- -------- --------
Net unpaid losses and LAE at end of year............  21,653   49,978   92,205
Plus reinsurance recoverables on unpaid losses and
 LAE................................................  13,634    6,880   12,311
                                                     ------- -------- --------
Gross unpaid losses and LAE at end of year.......... $35,287 $ 56,858 $104,516
                                                     ======= ======== ========

  The reinsurance recoverables on paid losses and LAE were $2.8, $2.7 and $4.9 million for each of 1993, 1994 and 1995, respectively.

  The following table sets forth the development of Midland's reserves for unpaid losses and LAE from 1985 through 1995. "Net unpaid losses and LAE" sets forth the estimated liability recorded at the balance sheet date for each of the indicated years. This liability represents the estimated amount of losses and LAE for claims arising in the current year and all prior years that are unpaid at the balance sheet date, including losses incurred but not reported to Midland.

  The portion of the table labeled "Net unpaid losses and LAE as of one year later" through "ten years later" shows the reestimated amount of the previously recorded liability based on experience as of the succeeding year. The estimate is increased or decreased as payments are made and more information becomes known about the severity of still unpaid claims. For example, the 1985 liability has developed a deficiency of $7,000 after ten years, in that reestimated losses and LAE are expected to be more than the initial estimated liability established in the 1985 financial statements.

  The portion of the table labeled "Cumulative redundancy (deficiency)" shows the cumulative redundancy or deficiency at December 31, 1995 of the reserve estimate shown on the top line of the corresponding column. A redundancy in reserves means that reserves established in prior years exceeded actual losses and LAE or were reevaluated at less than the originally reserved amount. A deficiency in reserves means that the reserves established in prior years were less than actual losses and LAE or that the actual losses and LAE were reevaluated at more than the originally reserved amount.

  The portion of the table labeled "Cumulative net paid losses and LAE as of one year later" through "ten years later" shows the cumulative loss and LAE payments made in succeeding years for losses incurred prior to the balance sheet date. For example, the 1991 column indicates that as of December 31, 1995, Midland had paid $2,549,000 of the currently reestimated ultimate liability of $2,616,000 in loss and LAE. This implies that the December 31, 1995 estimate of the remaining liability for 1990 and prior years was $67,000.

                                                  YEARS ENDED DECEMBER 31,
                          -------------------------------------------------------------------------------
                          1985  1986  1987 1988 1989   1990    1991    1992     1993     1994      1995
                          ----  ----- ---- ---- ----   ----    ----    ----     ----     ----      ----
                                                   (DOLLARS IN THOUSANDS)
Net unpaid losses and
 LAE at end of year.....  $150   $894 $627 $474 $848  $1,041  $2,259  $ 7,121  $21,653  $49,978  $ 92,205
Net unpaid losses and
 LAE
 re-estimated as of:
 One year later.........   187  1,137  642  502  848   1,104   2,129    7,408   23,722   60,951
 Two years later........   171  1,023  649  492  898   1,161   2,577    7,159   26,251
 Three years later......   157    905  645  487  838   1,307   2,628    7,593
 Four years later.......   158    870  647  445  892   1,309   2,616
 Five years later.......   158    870  624  445  864   1,196
 Six years later........   158    862  624  418  885
 Seven years later......   157    862  624  441
 Eight years later......   157    862  624
 Nine years later.......   157    862
 Ten years later........   157
Cumulative redundancy
 (deficiency)...........    (7)    32    3   33  (37)   (155)   (357)    (472)  (4,598) (10,973)
Cumulative net paid
 losses and LAE as of:
 One year later.........   122    907  606  450  790     904   1,060    4,784   16,456   36,383
 Two years later........   157    862  633  474  841     934   2,168    6,685   22,419
 Three years later......   151    870  642  481  818   1,173   2,417    7,252
 Four years later.......   158    870  641  445  874   1,175   2,549
 Five years later.......   158    870  624  445  846   1,196
 Six years later........   158    862  624  418  870
 Seven years later......   157    862  624  441
 Eight years later......   157    862  624
 Nine years later.......   157    862
 Ten years later........   157
Gross unpaid losses and
 LAE at end of year.....                                              $16,711  $35,287  $56,858  $104,516
Reinsurance recover-
 able...................                                                9,590   13,634    6,880    12,311
                                                                      -------  -------  -------  --------
Net unpaid losses and
 LAE at end of year.....                                                7,121   21,653   49,978    92,205
Gross unpaid losses and
 LAE
 re-estimated as of:
 One year later.........                                               18,002   38,735   69,737
 Two years later........                                               17,014   42,741
 Three years later......                                               17,499
Re-estimated reinsurance
 recoverable............                                                9,906   16,490    8,786
                                                                      -------  -------  -------
Net unpaid losses and
 LAE
 re-estimated...........                                                7,593   26,251   60,951
Gross cumulative defi-
 ciency.................                                                 (788)  (7,454) (12,879)

  Midland has experienced a cumulative loss reserve deficiency during the past six years. The significant deficiencies for years 1993 and 1994 relate to full coverage personal automobile programs and certain commercial programs as more fully discussed under "MIDLAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

REINSURANCE

  Reinsurance makes the assuming reinsurer liable to the extent of the reinsurance ceded. However, in the event that reinsurance companies are unable to pay their portion of the loss based on the coverage ceded, a ceding insurer such as Midland would be responsible for the entire loss. Accordingly, the creditworthiness of reinsurers is extremely important to Midland. Midland believes that all amounts due from its reinsurers are collectible.

  Midland currently uses excess of loss reinsurance to limit the amount of risk retained under its policies. Through excess of loss reinsurance, Midland limits its retention on any one risk to $87,500 for personal and $250,000 for commercial risks. Midland's reinsurers under its excess of loss reinsurance agreements and their respective A.M. Best's ratings are: Christiana General Insurance Corporation rated A, Chatham Reinsurance Corporation rated B++, Gerling Global Reinsurance Corporation rated A and The Mercantile and General Reinsurance Company of America rated A-.

  In addition, in order to alleviate surplus constraints on Midland's operating insurance subsidiaries, effective September 30, 1995, Midland entered into a 30% quota-share reinsurance agreement with Kemper Reinsurance Company ("Kemper") covering its non-standard personal automobile programs. Kemper is rated A- by A.M. Best.

  Midland also purchases catastrophe insurance futures and options to help manage Midland's risk from catastrophic losses. These contracts are traded on the Chicago Board of Trade ("CBOT") and are designed to track insured catastrophic losses on a regional and nationwide basis. See Note 11 of the Notes to Midland Consolidated Financial Statements.

INVESTMENTS

  Midland's investment objectives are to produce an attractive total rate of return on an after-tax basis, while protecting and enhancing policyholders' capital and surplus on a long-term basis and maintaining adequate liquidity for insurance operations. Midland's investment policy provides that at least 50% of Midland's portfolio must be in fixed maturity securities and no more than 25% of admitted assets can be invested in common stock. At December 31, 1995, 89% of Midland's portfolio consisted of investment grade fixed maturity securities and 3% of the statutory admitted assets consisted of common stock. In addition, investments in individual securities are limited to a stated percentage of policyholders' capital and surplus, depending on the security's rating and the type of security. The average maturity of Midland's fixed maturities portfolio is 5 years. The portfolio also includes less than 1% of MBS. At December 31, 1995, approximately 4% of the fixed maturity investments were callable bonds. Midland retains an outside investment advisor to manage its entire portfolio.

  During September 1995, Midland's management changed its intent with respect to securities classified as held-to-maturity and reclassified all securities in its held-to-maturity portfolio to available-for-sale.

  The following table sets forth a summary of Midland's investment portfolio as of March 31, 1996, by investment type (dollars in thousands):

                                                 AS OF MARCH 31, 1996
                                       ----------------------------------------
                                       AMORTIZED              FAIR
                                         COST    PERCENTAGE  VALUE   PERCENTAGE
                                       --------- ---------- -------- ----------
   Fixed maturities:
       U.S. Government/Agency (AAA)... $  1,199      0.7%   $  1,198     0.7%
       Mortgage-backed (AAA)..........       78      --           79     --
       Municipals (AAA to A)..........   66,926     41.6      67,494    41.7
       Corporates (AAA to A)..........   37,158     23.1      37,190    23.0
       Municipals (BBB)...............      500      0.3         495     0.3
       Corporates (BBB)...............   36,274     22.5      36,201    22.3
                                       --------    -----    --------   -----
       Subtotal-investment grade......  142,135     88.2     142,657    88.0
       Other..........................    4,587      2.9       4,506     2.8
                                       --------    -----    --------   -----
       Total fixed maturities.........  146,722     91.1     147,163    90.8
   Equity securities..................   14,194      8.9      14,838     9.2
                                       --------    -----    --------   -----
     Total............................ $160,916    100.0%   $162,001   100.0%
                                       ========    =====    ========   =====

REGULATION

  Midland and its property and casualty insurance underwriting subsidiaries ("P&C Subsidiaries") are subject to the insurance laws and regulations of Tennessee, the domiciliary state of the P&C Subsidiaries, and the laws and regulations of the other states in which the P&C Subsidiaries are licensed to do business. At present, the P&C Subsidiaries collectively are licensed to do business as insurance companies ("admitted") in 20 states and are approved non-admitted insurers in 12 states. The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various state insurance departments, vary by jurisdiction, but generally grant broad powers to supervisory agencies or state regulators to examine and supervise insurance companies and insurance holding companies with respect to every significant aspect of the conduct of the insurance business. These laws and regulations generally require insurance companies to maintain minimum standards of business conduct and solvency, meet certain financial tests, file certain reports with regulatory authorities, including information concerning their capital structure, ownership and financial condition, and obtain prior approval of certain changes in control of domestic insurance companies and their direct and indirect parents and the payment of extraordinary dividends and distributions. In addition, these laws and regulations require approval for certain intercompany transfers of assets and certain transactions between insurance companies and their direct and indirect parents and affiliates, and generally require that all such transactions have terms no less favorable than terms that would result from transactions between parties negotiating at arms' length. Further, many states have enacted laws which restrict an insurer's underwriting discretion, such as the ability to terminate policies, terminate agents or reject insurance coverage applications. These laws may adversely affect the ability of insurance companies, including Midland, to earn a profit on their underwriting operations.

  Each P&C Subsidiary is required to file quarterly and annual statutory financial statements in each jurisdiction in which it is licensed, and is subject to single and aggregate risk limits and other statutory restrictions concerning the types and quality of investments and the filing and use of policy forms and premium rates. Additionally, the P&C Subsidiaries' accounts and operations are subject to periodic examination by the Tennessee Commissioner of Commerce and Insurance (the "Tennessee Insurance Commissioner") and by other state insurance regulatory authorities. The Tennessee Insurance Commissioner is currently performing a regular examination of the P&C Subsidiaries for the four years ended December 31, 1994, further described in Note 12 of the Notes to Midland Consolidated Financial Statements.

  Tennessee insurance laws and regulations, including those affecting insurance holding companies, impose restrictions on the amount of dividends that may be paid by the P&C Subsidiaries. As a result of these laws and regulations, the maximum amount of dividends that a P&C Subsidiary may pay at any time without prior regulatory approval is the greater of (a) 10% of the prior year's statutory policyholders' surplus of such P&C Subsidiary and (b) the prior year's statutory net income of such P&C Subsidiary less the amount of dividends paid during the preceding 12 months.

  Most states have enacted legislation regulating insurance holding companies such as Midland. The insurance holding company laws and regulations vary by state, but generally require an insurance holding company and its insurance company subsidiaries licensed to do business in the state to register and file certain reports with the regulatory authorities, including information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. State holding company laws also require prior notice or regulatory agency approval of direct or indirect changes in control of an insurer or its holding company and of certain material intercompany transfers of assets within the holding company structure. Tennessee insurance laws and regulations provide that no person may acquire control of Midland, and thus indirect control of the P&C Subsidiaries, without obtaining the prior approval of the Tennessee Insurance Commissioner. Any purchaser of 10% or more of the voting stock of an insurance holding company is deemed to have acquired control of that company and is required to obtain the approval of the Tennessee Insurance Commissioner before consummating such purchase.

  In expanding its operations into additional states, Midland is selective. It carefully considers the legislative and regulatory environment in each state before commencing operations and will not do business in states where the climate is not conducive to the operation of its business.

  In December 1993, the Association approved a model RBC formula for determining RBC requirements for property and casualty insurers. See "BUSINESS INFORMATION REGARDING DANIELSON AND MERGER SUB--Capital Adequacy and Risk-Based Capital." At December 31, 1995, the RBC of Midland was 35% greater than the Company Action Level. In light of the Capital Contribution, Midland currently has no plans to take any action designed to affect its RBC level. On a pro forma basis, after giving effect to the Merger, the Public Offering and the Capital Contribution, the RBC level of Midland would increase by $30 million, to 210% of the Company Action Level.

  For the year ended December 31, 1995, MRIC and SRIC failed certain of the Association Financial Ratios from the Insurance Regulatory Information System ("IRIS").

  MRIC failed the following ratios:

  . Two Year Overall Operating Ratio of 103% exceeded the usual range of less than 100%, due to adverse loss experience. See "MIDLAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS."

  . Investment Yields Ratio of 4.2% was less than the lower end of the usual range (4.5%) due to MRIC's classification of its equity ownership in SRIC as common stock and due to a significant concentration in tax preferential securities.

  . Liabilities to Liquid Assets Ratio of 106% was slightly above the upper usual range of 105%, due to substantial increases in the year end reserves for IBNR Losses. This test measures total liabilities against invested assets, but excludes premiums and agents' receivable balances.

  . Agents' Balances to Surplus Ratio of 54% exceeds the usual range of less than 40% due to a significant balance of receivables on direct bill policies. These receivables are offset by a liability for unearned premiums which is not considered in the calculation.

  SRIC failed the following ratios:

  . Change in Net Writings Ratio of 63% exceeded the usual upper range limit of 33% due to the expansion of SRIC's programs in Tennessee in 1995. Net premiums to surplus ratio, however, is 2.16 to 1, which Midland's management believes indicates SRIC is not excessively leveraged at current premium levels.

  . Investment Yields Ratio of 4.5% equaled the minimum range of 4.5% due to significant increases in invested assets in mid-1995 and due to a concentration in tax preferential securities.

  . Agents' Balances to Surplus Ratio of 47% exceeds the usual range of less than 40% due to significant direct bill premiums receivable which are offset by liabilities for unearned premiums.

  The Association places insurers in four categories ranging from No Priority to First Priority. MRIC has been designated as Second Priority and is subject to much closer review by the Association, primarily due to adverse development in prior year loss reserves. Midland's management believes that this will not have a material adverse effect on Midland's business.

  Many states require that companies writing non-standard personal automobile insurance in that state participate in a residual market mechanism. Although regulations vary by state, residual market mechanisms are generally designed to provide insurance coverage for consumers who are unable to obtain insurance in the voluntary automobile insurance market. In some states, companies participate in the administration, profit and/or loss associated with those consumers' policies to the extent provided by state regulations. In other states, assigned risk pools are utilized. Assigned risk pool insureds are assigned on a rotating basis to automobile insurers based on the individual insurer's share of the total automobile insurance market for that state. Insurers then issue and service those individual insurance risks assigned to them and accept the profit or loss for those policies. Residual markets have not had a material effect on the business or results of operations of Midland.

A.M. BEST RATING

  In February 1996, A.M. Best lowered the ratings on both MRIC and SRIC to B (Adequate), and placed the ratings under review, pending the outcome of Midland's proposed merger with Danielson. A.M. Best has indicated that it views the proposed transaction favorably and that it expects to upgrade the ratings to B+ (Very Good) if the transaction is consummated. Conversely, A.M. Best has indicated that the ratings would be under significant downward pressure if the transaction is not completed. A.M. Best ratings, which range from A++ (Superior) to F (In Liquidation), reflect such rating agency's independent opinion of a company's financial strength and ability to meet its obligations to policyholders. Such ratings are based on a comparative analysis of the financial condition and operating performance of insurance companies as determined by their publicly available reports.

EMPLOYEES

  At December 31, 1995, Midland employed a total of 424 employees. Neither Midland nor any of its employees is a party to any collective bargaining agreements and management of Midland believes employee relations are excellent.

PROPERTIES

  The corporate headquarters of Midland are located in Memphis, Tennessee, where Midland leases approximately 32,000 square feet of office space. Midland-owned general agencies are located in Phoenix, Arizona; Mission Viejo, California; Dallas, Texas; Portland, Oregon; and Nashville, Tennessee. These offices occupy an aggregate of approximately 100,000 square feet of leased office space. Midland also leases several small Auto 13 service offices. Midland owns no real properties and believes that its leased facilities are adequate for its needs.

LEGAL PROCEEDINGS

  In August 1994, Midland and three of its wholly owned subsidiaries were named in a civil lawsuit on behalf of two Chapter 13 debtors and as putative representatives of a plaintiff's class challenging the validity of the Chapter 13 automobile insurance program in Alabama. The plaintiffs sought certification of a class, a declaration that the insurance policies violate Alabama statutes, a permanent injunction against further implementation of the Chapter 13 automobile insurance program in Alabama, and reimbursement of premiums received by Midland under the Chapter 13 automobile program in Alabama. Midland and its subsidiaries denied the material allegations of the complaint and were awarded Dismissal by Summary Judgment in August 1995. The plaintiffs filed a motion for reconsideration, which was denied in October 1995. The plaintiffs have appealed this determination and no decision has been rendered to date. The lawsuit was filed in the United States District Court for the Northern District of Alabama, Western Division, and is presently pending in the United States Court of Appeals, Eleventh Circuit.

  In May 1995, Midland, one of its officers and one of its subsidiaries were named in a wrongful termination lawsuit by a former employee. This lawsuit is pending in the State of Illinois Circuit Court, Seventh Judicial Circuit. The plaintiff seeks $200,000 in compensatory damages and $1 million in punitive damages. The matter is in the discovery stages. Management of Midland believes that it had valid cause for the dismissal of this employee and presently intends to vigorously defend the case. Management of Midland believes that the resolution of this matter will not have a material impact on Midland's operations.

  Midland and its subsidiaries are involved in asserted claims in the normal course of business. Midland's management believes the outcome of these matters in the aggregate will not have a material adverse effect on the consolidated financial statements of Midland.

                        PRO FORMA FINANCIAL INFORMATION

  The pro forma unaudited condensed consolidated financial statements reflect the Merger and related transactions. The pro forma unaudited condensed consolidated balance sheet was prepared assuming the Merger and related transactions were consummated on March 31, 1996. The pro forma unaudited condensed consolidated statements of operations for the three months ended March 31, 1996 and the year ended December 31, 1995 reflect the results of operations of Danielson as if the Merger and related transactions were consummated as of January 1, 1996 and 1995, respectively.

  The historical information has been derived from the historical financial statements of Danielson and Midland. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Danielson and Midland and the notes thereto and the other financial information pertaining to Danielson and Midland included elsewhere herein.

  The pro forma unaudited condensed consolidated financial information gives effect to the following: (i) the consummation of the Merger and the transactions contemplated thereby; (ii) the sale of 12,363,636 shares of Danielson Common Stock in the Public Offering at an assumed gross offering price per share, before underwriting discounts and commissions, of $6.875 (the closing price of Danielson Common Stock on July 1, 1996) and the issuance of 1,179,154 shares of Danielson Common Stock in the Merger at a value of $6.875 per share (resulting in a total issuance of 13,542,790 shares); (iii) the Capital Contribution by Danielson to the Surviving Corporation; (iv) the reduction of Midland's general and administrative expenses associated with salaries of certain executive officers; (v) an increase in Danielson's paid-in capital in the amount of approximately $150 million attributable to the recognition of a portion of the NOL in accordance with SFAS 109; and (vi) purchase accounting adjustments to reflect Midland's assets and liabilities at fair value. The pro forma unaudited condensed consolidated financial statements do not give effect to any exercise of the over-allotment option in the Public Offering. Approval of the Merger Proposal will authorize Danielson to issue in the Merger and Public Offering a total number of shares of Danielson Common Stock ranging from 8,867,303 shares (assuming a $10.50 price per share) to 20,690,373 shares (assuming a $4.50 price per share).

  The pro forma unaudited condensed consolidated financial statements have been prepared under the purchase method of accounting for the Merger in accordance with Accounting Principles Board Opinion No. 16. Under purchase accounting, the acquired assets and liabilities of Midland are recognized at their fair value as of the acquisition date. The purchase price, estimated to be approximately $82 million, will be the cash and fair value of securities issued by Danielson in the Merger, including acquisition related expenses. The consideration payable in the Merger will be paid 50% in cash to be raised in the Public Offering, 40% in Danielson Series A Preferred Stock and 10% in Danielson Common Stock.

  The pro forma unaudited condensed consolidated financial statements do not purport to be indicative of the financial position or results of operations which would have been achieved had the Merger been consummated as of the dates indicated or for the periods presented and should not be construed as representative of future financial position or results of operations. The following pro forma material contains forward-looking statements which involve risks and uncertainties. Actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth under "RISK FACTORS" and elsewhere in this Joint Proxy Statement/Prospectus. The pro forma adjustments are based upon available information and assumptions that Danielson and Midland believe are reasonable under the circumstances.

                         DANIELSON HOLDING CORPORATION
PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
            (In thousands, except share and per share information)

                                                      Pro Forma   Consolidated
                           Danielson     Midland     Adjustments   Pro Forma
                          (historical) (historical)  (unaudited)  (unaudited)
                          ------------ ------------  -----------  ------------
REVENUES
Net premiums earned and
 policy fees                  $ 8,968       $42,144       --           $51,112
Net investment income           2,839         2,159       --             4,998
Net realized investment
 gains                            --            407       --               407
Other income                    1,418            21       --             1,439
                          -----------  ------------     -----     ------------
  Total revenues               13,225        44,731       --            57,956
LOSSES AND EXPENSES
Net losses and LAE              6,671        32,147       --            38,818
Policyholder dividends             44           --        --                44
Policy acquisition
 expenses                       2,539         9,746       --            12,285
General and
 administrative expenses        3,358         1,755      (150)/1/        4,963
Goodwill amortization              43            36       814 /2/          893
Interest expense                  --            629       --               629
                          -----------  ------------     -----     ------------
  Total losses and
   expenses                    12,655        44,313       664           57,632
Income before provision
 (benefit) for income
 tax and minority
 interests                        570           418      (664)             324
Income tax provision
 (benefit)                         13          (125)       51 /3/          (61)
                          -----------  ------------     -----     ------------
Income before minority
 interests                        557           543      (715)             385
Minority interests                --            (15)      --               (15)
                          -----------  ------------     -----     ------------
  NET INCOME (LOSS)           $   557       $   528     $(715)         $   370
                          ===========  ============     =====     ============
Net income                    $   557       $   528                    $   370
Less preferred dividends          --            --                        (811)
                          -----------  ------------               ------------
Net income (loss)
 available to common
 stockholders                 $   557       $   528                    $  (441)
                          ===========  ============               ============
Net income (loss) per
 common share/4/              $  0.03       $  0.10                    $ (0.01)
                          ===========  ============               ============
Weighted average shares
 outstanding/4/            16,013,221     5,567,000                 29,528,310

- --------
(1) Represents the reduction of executive salaries for the three months ended March 31, 1996, associated with Midland personnel whose positions will be eliminated. The absence of such personnel, including Midland's Chairman and Vice Chairman of the Board, is assumed not to adversely impact the operations of Midland.
(2) Represents the amortization of goodwill, using an amortization period no greater than 15 years.
(3) Represents the tax effect of the reduction of executive salaries at a rate of 34% (see note 1).
(4) The pro forma earnings per share data is based on the weighted average number of shares of Danielson Common Stock, par value $0.10 per share, and common share equivalents, including stock options outstanding during the year, adjusted to give effect to shares assumed to be issued in the Public Offering and in the Merger as of January 1, 1996. The pro forma net income available to common stockholders includes dividends of $811,000 assumed to have been declared at a rate of 10% on the pro forma Danielson Series A Preferred Stock outstanding as of January 1, 1996. Assumes a $6.875 pro forma price per share. Assuming a $10.50 pro forma price per share, (i) there would be 24,227,558 shares outstanding and book value per common share would be $12.45; and (ii) weighted average number of shares outstanding would be 24,852,823 and net loss per common share would be $.02. Assuming a $4.50 pro forma price per share, (i) there would be 36,050,628 shares outstanding and book value per common share would be $8.37 and (ii) weighted average number of shares outstanding would be 36,675,893 and net loss per common share would be $.01.

Interest income of $549,000 which is estimated to be earned on fixed maturities purchased using the proceeds of the Public Offering for the Capital Contribution and otherwise in excess of the Merger consideration ($37,247,000 at a yield of 5.9%), is not included in the Pro Forma Unaudited Condensed Consolidated Statement of Operations.

The elimination of expenses in the estimated amount of $99,000 relating to Midland's status as a public company, is not included in the Pro Forma Unaudited Condensed Consolidated Statement of Operations.

Non-recurring charges in the estimated amount of $500,000 which will be incurred in 1996 by Midland in connection with the Merger, are not included in the Pro Forma Unaudited Condensed Consolidated Statement of Operations.

                         DANIELSON HOLDING CORPORATION
PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
                     FOR THE YEAR ENDED DECEMBER 31, 1995
            (In thousands, except share and per share information)

                                                      Pro Forma    Consolidated
                           Danielson     Midland     Adjustments    Pro Forma
                          (historical) (historical)  (unaudited)   (unaudited)
                          ------------ ------------  -----------   ------------
REVENUES
Net premiums earned and
 policy fees                   $60,548    $183,043      $  --          $243,591
Net investment income           13,161       9,839         --            23,000
Net realized investment
 gains (losses)                    208          (3)        --               205
Other income                     6,164         167         --             6,331
                          ------------ -----------     -------     ------------
  Total revenues                80,081     193,046         --           273,127
LOSSES AND EXPENSES
Losses and LAE                  48,715     152,103         --           200,818
Policyholder dividends             137         --          --               137
Policy acquisition
 expenses                       13,391      50,070         --            63,461
General and
 administrative expenses        14,544       6,368        (600)/1/       20,312
Goodwill amortization              858         135       3,393 /2/        4,386
Interest expense                   --        1,880         --             1,880
                          ------------ -----------     -------     ------------
  Total losses and
   expenses                     77,645     210,556       2,793          290,994
Income (loss) before
 provision (benefit) for
 income tax and minority
 interests                       2,436     (17,510)     (2,793)         (17,867)
Income tax provision
 (benefit)                         120      (7,445)        204 /3/       (7,121)
                          ------------ -----------     -------     ------------
Income (loss) before
 minority interests              2,316     (10,065)     (2,997)         (10,746)
Minority interests                 --           (6)        --                (6)
                          ------------ -----------     -------     ------------
  NET INCOME (LOSS)            $ 2,316   $ (10,071)    $(2,997)       $ (10,752)
                          ============ ===========     =======     ============
Net income (loss)              $ 2,316   $ (10,071)                   $ (10,752)
Less preferred dividends           --          --                        (3,243)
                          ------------ -----------                 ------------
Net income (loss)
 available to common
 stockholders                  $ 2,316   $ (10,071)                   $ (13,995)
                          ============ ===========                 ============
Net income (loss) per
 common share/4/               $  0.14   $   (1.88)                   $   (0.47)
                          ============ ===========                 ============
Weighted average shares
 outstanding/4/             15,989,055   5,369,461                   29,531,669

- --------
(1) Represents the reduction of executive salaries for the year ended December 31, 1995, associated with Midland personnel whose positions will be eliminated. The absence of such personnel, including Midland's Chairman and Vice Chairman of the Board, is assumed not to adversely impact the operations of Midland.
(2) Represents the amortization of goodwill, using an amortization period no greater than 15 years.
(3) Represents the tax effect of the reduction of executive salaries at a rate of 34% (see note 1).
(4) The pro forma earnings per share data is based on the weighted average number of shares of Danielson Common Stock, and common share equivalents, including stock options outstanding during the year, adjusted to give effect to shares assumed to be issued in the Public Offering and in the Merger as of January 1, 1995. The pro forma net income available to common stockholders includes dividends of $3,243,000 assumed to have been declared at a rate of 10% on the pro forma Danielson Series A Preferred Stock outstanding as of January 1, 1995. Assumes a $6.875 pro forma price per share. Assuming a $10.50 pro forma price per share, weighted average number of shares would be 24,856,182 and net loss per common share would be $.56. Assuming a $4.50 pro forma price per share, weighted average number of shares outstanding would be 36,679,251 and net loss per common share would be $.38.

Interest income of $2,198,000 which is estimated to be earned on fixed maturities purchased using the proceeds of the Public Offering for the Capital Contribution and otherwise in excess of the Merger consideration ($37,247,000 at a yield of 5.9%), is not included in the Pro Forma Unaudited Condensed Consolidated Statement of Operations.

The elimination of expenses in the estimated amount of $395,000 relating to Midland's status as a public company, is not included in the Pro Forma Unaudited Condensed Consolidated Statement of Operations.

Non-recurring charges in the estimated amount of $500,000 which will be incurred in 1996 by Midland in connection with the Merger, are not included in the Pro Forma Unaudited Condensed Consolidated Statement of Operations.

                         DANIELSON HOLDING CORPORATION
     PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
                                MARCH 31, 1996
            (In thousands, except share and per share information)

                                                     Pro Forma     Consolidated
                           Danielson     Midland    Adjustments     Pro Forma
                          (historical) (historical) (unaudited)    (unaudited)
                          ------------ ------------ -----------    ------------
ASSETS
Fixed maturities
 available-for-sale         $162,916     $147,163    $ 37,247/1/     $347,326
Equity securities                602       14,838         --           15,440
Short term investments         5,052          --          --            5,052
                            --------     --------    --------        --------
  Total investments          168,570      162,001      37,247         367,818
Cash and cash
 equivalents                     294        3,925        (611)/1/       3,608
Premiums and fees
 receivable                    7,295       38,755         --           46,050
Reinsurance recoverables      21,075       19,002         --           40,077
Prepaid reinsurance
 premium                       2,414       21,408         --           23,822
Deferred acquisition
 costs                         1,031        9,440      (5,000)/2/       5,471
Excess cost over net
 assets acquired               2,613          --       40,682 /3/      43,295
Deferred tax asset               --         4,350     150,000 /4/     154,350
Other assets                   7,097       20,694         --           27,791
                            --------     --------    --------        --------
  TOTAL ASSETS              $210,389     $279,575    $222,318        $712,282
                            ========     ========    ========        ========
LIABILITIES
Unpaid losses and loss
 adjustment expenses        $124,258     $107,716    $    --         $231,974
Unearned premiums              8,772       81,882         --           90,654
Policyholder dividends         4,665          --          --            4,665
Notes payable                    --        26,000         --           26,000
Other liabilities              6,872       13,396       4,585/5/       24,853
                            --------     --------    --------        --------
  Total liabilities          144,567      228,994       4,585         378,146
STOCKHOLDERS' EQUITY
Preferred Stock                  --           --          130 /6/         130
Common Stock                   1,537       41,625       1,354 /7/
                                                      (41,625)/3/       2,891
Additional paid-in
 capital                      46,131        1,887     266,830 /8/
                                                       (1,887)/3/     312,961
Net unrealized gain on
 available for sale
 securities                      639          715        (715)/3/         639
Retained earnings             17,581        6,354      (6,354)/3/      17,581
Treasury stock                   (66)         --          --              (66)
                            --------     --------    --------        --------
  Total stockholders'
   equity                     65,822       50,581     217,733         334,136
                            --------     --------    --------        --------
  TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY     $210,389     $279,575    $222,318        $712,282
                            ========     ========    ========        ========
Book value per common
 share                      $   4.29     $   9.12         --         $  10.44
                            ========     ========    ========        ========

- --------
(1) Investment in fixed maturities represents the purchase of fixed maturity securities from proceeds of the Public Offering, of which $30,000,000 will be contributed post-Merger to Midland. The changes in cash and cash equivalents represent the estimated expenses to be incurred by Danielson in connection with the Merger.
(2) Represents the purchase accounting adjustment to reflect the value of business acquired.
(3) Represents the excess of cost over net assets acquired and the elimination of the equity accounts of Midland at March 31, 1996.

(4) Represents the recording of a deferred tax asset relating to Danielson's NOL which is recorded in connection with the Merger.
(5) Represents the recording of accruals for certain non-recurring Merger expenses contingent upon consummation of the Merger.
(6) Danielson is authorized to issue 10,000,000 shares of Preferred Stock, par value $0.10 per share. Of such shares, 1,300,000 have been designated Series A Preferred Stock. On a pro forma basis as of March 31, 1996, there would be 1,297,069 shares of Series A Preferred Stock outstanding having an aggregate value of $32,427,000.
(7) Danielson is authorized to issue 40,000,000 shares of Common Stock, par value $0.10 per share. At March 31, 1996, there were 28,913,684 shares of Danielson Common Stock issued and 28,903,045 of such shares outstanding after giving effect to the issuance of 13,542,790 shares of Danielson Common Stock at an assumed value of $6.875 per share in the Public Offering and in the Merger. Assuming a $10.50 price per share, there would be 24,227,558 shares outstanding and book value per common share would be $12.45. Assuming a $4.50 price per share there would be 36,050,628 shares outstanding and book value per common share would be $8.37. Midland is authorized to issue 50,000,000 shares of Midland Common Stock, no par value. At March 31, 1996 there were 5,546,522 shares of Midland Common Stock issued and outstanding and 5,590,816 shares (including unexercised options for 44,294 shares) of Midland Common Stock expected to be converted in the Merger.
(8) Represents (i) Danielson Series A Preferred Stock issued in connection with the Merger in the amount of $32,427,000 less par value of Danielson Series A Preferred Stock issued in the amount of $130,000 (ii) Danielson Common Stock issued for purposes of the Public Offering and in the Merger in the amount of $93,107,000 less par value of Danielson Common Stock issued in the amount of $1,354,000 and other direct costs of stock issuance, including estimated underwriting fees in the amount of $7,220,000 and (iii) the recording of a deferred tax asset in the amount of $150,000,000 attributable to Danielson's NOL which will be recognized in connection with the Merger.

         SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DANIELSON

  The following selected consolidated financial data as of March 31, 1995 and 1996 and for each of the three-month periods ended March 31, 1995 and 1996 have been derived from unaudited consolidated financial statements and include all adjustments that Danielson considers necessary for a fair presentation of such financial information for those periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The consolidated financial data as of December 31, 1991, 1992, 1993, 1994 and 1995 and for each of the years in the five-year period ended December 31, 1995 have been derived from the audited consolidated financial statements of Danielson. The data set forth below should be read in conjunction with "DANIELSON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere herein and the Consolidated Financial Statements of Danielson and related notes included elsewhere herein.

                                                                                                       THREE MONTHS ENDED
                                                                                                            MARCH 31,
                                         YEARS ENDED DECEMBER 31,                                          (UNAUDITED)
                          -----------------------------------------------------------------------     -------------------------
                             1991        1992           1993               1994           1995           1995           1996
                                     (In thousands, except share and per share information)
RESULTS OF OPERATIONS:
Gross premiums written       $64,324     $78,319       $ 95,896           $104,379        $70,949        $21,711        $13,110
Net premiums written          61,605      74,828         87,953             91,069         55,295         17,613          8,989
Net premiums earned           60,590      73,708         86,052             93,291         60,548         18,532          8,968
Net investment income         11,520      10,107         13,302             11,853         13,161          3,093          2,839
Total revenues                73,763      88,440        102,397            110,340         80,081         22,995         13,225
Pre-tax income (loss)            376       1,984          2,821              3,248          2,436            651            570
Income before
 extraordinary items             184       1,898          2,746              3,145          2,316            613            557
Net income                       184       8,046 /3/      3,234 /2/,/3/      3,895 /1/      2,316            613            557
Income per share before
 extraordinary items            0.01        0.13           0.17               0.20           0.14           0.04           0.03
Net income per share            0.01        0.53 /3/       0.20 /2/,/3/       0.25 /1/       0.14           0.04           0.03
Weighted average shares
 outstanding              13,496,620  15,262,984     15,847,682         15,938,018 /4/ 15,989,055 /4/ 16,048,970 /4/ 16,013,221 /4/
                                                                                                         AS OF MARCH 31,
                                            AS OF DECEMBER 31,                                             (UNAUDITED)
                          -----------------------------------------------------------------------     -------------------------
                             1991        1992           1993               1994           1995           1995           1996
BALANCE SHEET DATA:
Invested assets             $141,534    $161,468       $176,738           $181,763       $181,794       $181,687       $168,570
Total assets                 198,873     216,868        234,150            240,529        227,924        237,331        210,389
Stockholders' equity          46,659      54,764         58,838             62,318         69,821         63,345         65,822
Book value per share            3.09        3.62           3.89               4.06           4.55           4.12           4.29
                                                                                                       THREE MONTHS ENDED
                                                                                                            MARCH 31,
                                         YEARS ENDED DECEMBER 31,                                          (UNAUDITED)
                          -----------------------------------------------------------------------     -------------------------
                             1991        1992           1993               1994           1995           1995           1996
SELECTED GAAP RATIOS:/5/
Loss and LAE ratio              80.6%       78.3%          76.6%              72.3%          80.5%          77.9%          74.4%
Expense ratio                   39.9        37.9           34.3               33.9           32.9           31.1           45.6
                               -----       -----          -----              -----          -----          -----          -----
Combined ratio/6/              120.5%      116.2%         110.9%             106.2%         113.4%         109.0%         120.0%
                               =====       =====          =====              =====          =====          =====          =====

- --------
(1) Includes extraordinary gain from distribution from an unaffiliated trust.
(2) Includes extraordinary gains from a former subsidiary, as well as a former trust administered by the California Department as trustee.
(3) Includes extraordinary gain from a former trust administered by the California Department as trustee.
(4) Reflects shares issued upon the 1994 exercise of options to purchase Danielson Common Stock.
(5) Reflects operating ratios of Danielson's insurance subsidiaries.
(6) Includes 4.1%, (0.9%), 1.0%, 2.4% and 6.4% for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively, for losses and LAE incurred related to claims arising from businesses in run-off since 1987, which include environmental claims.

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MIDLAND

  The following selected consolidated financial data as of March 31, 1995 and 1996 and for each of the three-month periods ended March 31, 1995 and 1996 have been derived from unaudited consolidated financial statements and include all adjustments that Midland considers necessary for a fair presentation of such financial information for those periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The consolidated financial data as of December 31, 1991, 1992, 1993, 1994 and 1995 and for each of the years in the five-year period ended December 31, 1995 have been derived from the audited consolidated financial statements of Midland. The data set forth below should be read in conjunction with "MIDLAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere herein and the Consolidated Financial Statements of Midland and related notes included elsewhere herein.

                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31,
                                     YEARS ENDED DECEMBER 31,                   (UNAUDITED)
                         -------------------------------------------------  -------------------
                           1991      1992      1993      1994      1995       1995      1996
                                (In thousands, except share and per share information)
RESULTS OF OPERATIONS:
Gross premiums written     $27,671   $60,927  $101,467  $152,404  $210,206  $  49,083 $  51,890
Net premiums written        12,492    24,748    76,819   151,046   171,833     48,293    38,271
Net premiums earned         11,878    20,571    55,272   118,218   172,394     38,787    39,064
Net investment income          806     1,441     3,330     6,190     9,839      2,064     2,159
Total revenues              13,071    25,137    64,509   131,486   193,046     42,870    44,731
Pre-tax income (loss)        1,583     4,566     9,682    10,900   (17,510)     3,522       418
Net income (loss)            1,116     2,929     7,068     7,925   (10,071)     2,609       528
Net income (loss)
 available to
 stockholders                  994     1,628     7,068     7,925   (10,071)     2,609       528
Net income (loss) per
 share                        0.64      0.56      1.34      1.45     (1.88)      0.48      0.10
Cash dividend per share       0.13      0.09       --       0.10      0.20       0.05       --
Weighted average shares
 outstanding             1,612,566 2,900,147 5,305,824 5,477,666 5,369,461  5,461,805 5,567,338
                                                                              AS OF MARCH 31,
                                     YEARS ENDED DECEMBER 31,                   (UNAUDITED)
                         -------------------------------------------------  -------------------
                           1991      1992      1993      1994      1995       1995      1996
BALANCE SHEET DATA:
Invested assets            $13,364   $49,483  $102,987  $165,895  $174,803   $150,787  $162,001
Total assets                20,630    76,315   148,708   221,820   283,531    219,977   279,575
Notes payable and other
 debt                        1,128       286    20,000    40,000    27,000     19,000    26,000
Mandatorily redeemable
 preferred stock             4,805       --        --        --        --         --        --
Stockholders' equity         6,480    39,880    50,620    57,794    48,845     60,407    50,581
Book value per share          4.40      9.18      9.57     10.81      9.06      11.29      9.12
                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31,
                                     YEARS ENDED DECEMBER 31,                   (UNAUDITED)
                         -------------------------------------------------  -------------------
                           1991      1992      1993      1994      1995       1995      1996
SELECTED GAAP RATIOS:
Loss and LAE ratio         62.3%     69.2%     69.9%     71.3%      88.2%     71.6%      82.3%
Expense ratio              29.5      23.0      23.4      25.1       26.8      23.7       23.5
                           ----      ----      ----      ----      -----      ----      -----
Combined ratio             91.8%     92.2%     93.3%     96.4%     115.0%     95.3%     105.8%
                           ====      ====      ====      ====      =====      ====      =====

   DANIELSON MANAGEMENT'S DISCUSSION AND ANALYSISOF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

  This Joint Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. The actual results of Danielson and Midland could differ materially from those anticipated in their forward-looking statements as a result of certain factors, including those set forth under "RISK FACTORS" and elsewhere in this Joint Proxy Statement/Prospectus.

GENERAL

  Danielson is organized as a holding company with substantially all of its operations conducted by its subsidiaries. Danielson, on a parent-only basis, has had limited continuing expenditures for rent and administrative expenses and derives revenues primarily from investment return on portfolio securities. Therefore, the analysis of Danielson's financial condition is generally done on an operating subsidiary basis. For additional information relating to Danielson's organization, see Note 1 of the Notes to Danielson Consolidated Financial Statements. For matters affecting Danielson's operations by industry segment, see Note 14 of the Notes to Danielson Consolidated Financial Statements.

  Danielson does not currently pay significant federal income tax due to the recognition of losses from several trusts that assumed various liabilities of certain present and former subsidiaries of Danielson. It is expected that Danielson's 1995 consolidated federal income tax return will report a cumulative NOL currently estimated at approximately $1.4 billion, which will expire in various amounts, if not used, over the period ending 2010. See "DANIELSON'S NOL AND DEFERRED TAX ASSET" and Note 8 of the Notes to Danielson Consolidated Financial Statements.

RESULTS OF NAICC'S OPERATIONS

  The operations of Danielson's principal subsidiary, NAICC, are primarily in specialty property and casualty insurance lines of business. At March 31, 1996, NAICC had a B++ rating from A.M. Best.

PROPERTY AND CASUALTY INSURANCE OPERATIONS

 Three Months Ended March 31, 1995 compared with Three Months Ended March 31,
1996

  The operating results discussed below are not necessarily indicative of the results to be expected for the year ending December 31, 1996.

  Net premiums written were $17.6 million and $9.0 million for the three months ended March 31, 1995 and 1996, respectively. The decrease in net premiums written in the first quarter of 1996 from the same period in 1995 is attributable to a decline in workers' compensation business in California. Net premiums earned were $18.5 million and $9.0 million for the three months ended March 31, 1995 and 1996, respectively. The decrease in net premiums earned is directly related to the decrease in premiums written.

  In the workers' compensation line of business, net premiums written were $13.3 million for the first three months of 1995 compared to $4.0 million for that period in 1996. The decrease in the first quarter of 1996 from the same period in 1995 is attributable to significantly increased price competition in California. It is the policy of NAICC to underwrite business that is expected to yield an operating profit. As a result, NAICC's new and renewal policy counts, which decreased significantly in 1995, have continued to decrease during the first quarter of 1996.

  In the non-standard personal automobile insurance line of business, net premiums written were $3.9 million and $4.0 million for the three months ended March 31, 1995 and 1996, respectively. In the first three months of 1996, the non-standard personal automobile line represented 45% of total net premiums written, up from 22% in the first three months of 1995. NAICC continues to cede 50% of its non-standard personal automobile business to a major reinsurance company.

  Net investment income was $2.9 million and $2.7 million for the three months ended March 31, 1995 and 1996, respectively. The decline in net investment income is the result of a decrease in NAICC's invested assets in those periods.

  The combined ratio (which represents a ratio of losses and expenses to net premiums earned in a particular period) was 109% and 120% for the three months ended March 31, 1995 and 1996, respectively.

  Net losses and LAE were $14.4 million and $6.7 million for the three months ended March 31, 1995 and 1996, respectively. The resulting net loss and LAE ratios for the corresponding periods were 77.9% and 74.4%, respectively. The decrease in the net loss and LAE ratio in the first quarter of 1996 is due to the decrease in the workers' compensation line of business which has a higher loss and LAE expense ratio than the non-standard automobile line of business.

  Policy acquisition costs were $3.9 million and $2.5 million for the three months ended March 31, 1995 and 1996, respectively. The decrease is directly related to the decline in net premiums earned. Policy acquisition expenses as a percent of net premiums earned were 21.1% and 28.3% for the three months ended March 31, 1995 and 1996, respectively. The increase in the policy acquisition expense ratio in the first quarter of 1996 as compared to the same period in 1995 is primarily the result of a greater decline in workers' compensation premiums than in certain underwriting expenses included in policy acquisition costs.

  General and administrative expenses were $1.7 million and $1.6 million for the three months ended March 31, 1995 and 1996. These expenses are fixed or semi-variable in nature.

  Policyholder dividends for the three months ended March 31, 1995 were $137,000, as compared with $44,000 during the first quarter of 1996. The decrease in policyholder dividends is attributable to the decline in workers' compensation premiums.

  Net income from insurance operations for the three months ended March 31, 1995 and 1996 was $1.4 million and $1.1 million, respectively. Net income for the first quarter of 1996 decreased from the same period in 1995 due to the decline in premium revenue and investment income.

 Years Ended December 31, 1993, 1994 and 1995

  Net premiums written were $88.0 million, $91.1 million, and $55.3 million in 1993, 1994 and 1995, respectively. The decline in 1995 is primarily due to significantly increased price competition on California workers' compensation business under the open rating law which became effective January 1, 1995.

  In the workers' compensation insurance line of business, net premiums written were $79.3 million, $77.2 million and $38.2 million in 1993, 1994 and 1995, respectively. Workers' compensation net premiums written in California were affected by three decreases of the minimum rate during the last three years: a 7% decrease effective July 16, 1993, a 12.7% decrease effective January 1, 1994, and a 16% decrease effective October 1, 1994. In addition, the 1995 decrease of approximately 50.5% in the net premiums written from 1994 is attributable to significantly increased price competition in California. It is the policy of NAICC to underwrite business that is expected to yield an operating profit. As a result, NAICC's new and renewal policy counts decreased significantly during 1995. At December 31, 1993 and 1994, NAICC had 7,097 and 7,183 workers' compensation policies in force, respectively, with an average approximate annual premium size of $11,492 and $9,566 in each respective year compared to 3,844 of such policies in force at December 31, 1995, with an average approximate annual premium size of $6,201.

  In the non-standard personal automobile insurance line of business, net premiums written were $4.9 million, $10.5 million and $15.0 million in 1993, 1994 and 1995, respectively. NAICC commenced writing non-standard personal automobile insurance in July 1993. The increase in such premiums reflects NAICC's continued expansion of this line of business. NAICC had 15,419 and 20,000 non-standard personal automobile policies in force for the years ended December 31, 1993 and 1994, respectively, compared to more than 29,000 policies in force in 1995, representing approximately 5.6%, 11.5% and 27.1% of NAICC's total annual net premiums written for all lines of insurance in each of those years. NAICC cedes 50% of its non-standard personal automobile insurance business to a major reinsurance company.

  In the non-standard commercial automobile insurance line of business, net premiums written were $1.7 million in 1993 and $2.1 million for each of the years ended December 31, 1994 and 1995. NAICC writes non-standard commercial automobile insurance in California, Arizona, Idaho, Nevada and Oregon. NAICC introduced a new non-standard commercial automobile insurance program early in 1995. NAICC received approval of its non-standard commercial automobile rates in California, its largest market, in August 1995.

  Net premiums written for other commercial property and casualty insurance were $2.1 million and $1.3 million in 1993 and 1994, respectively. NAICC ceased writing new and renewal commercial property and casualty policies in 1994.

  Net investment income was $12.6 million, $11.3 million, and $12.4 million in 1993, 1994 and 1995, respectively. Net investment income in 1994 (excluding the recognition in 1993 of an additional $1.7 million of non-recurring investment income in connection with the commutation of a financing reinsurance agreement with Great American Insurance Company in 1994) increased from 1993 primarily as a result of greater average invested assets throughout most of 1994. The decision to exercise the commutation was made in 1993, at a time when the 5-year U.S. Treasury interest rate (upon which the commutation value of the agreement was dependent) had declined significantly. The decline in this interest rate had the effect of increasing the value of the commutation above the amount previously recorded for such asset. It was not possible to have foreseen the level of interest rates which prompted the decision to commute the agreement and, therefore, the increased value of the commutation was recognized in 1993. Additionally, interest income of $1.5 million and $205,000 was recognized in 1993 and 1994, respectively, representing the accretion of interest income for the original expected term under the inherent interest rate in the agreement. The 1995 increase in net investment income is primarily due to the receipt of $840,000 of interest which had accrued on a previously unpaid reinsurance claim (the "Hughes Claim") and was paid in December 1995 by Lloyds of London ("Lloyds"), together with such claim. In June 1996, NAICC deposited the proceeds (which includes both the $2.3 million at issue and the $840,000 of accumulated interest thereon) received from the Hughes Claim with the United States Court of Appeals for the Ninth Circuit, to be held in escrow pending rehearing on certain issues. Net investment income in 1995, exclusive of the Lloyds interest payment, increased slightly over 1994 because average invested assets throughout 1995 were slightly greater than in 1994. The average yield on NAICC's portfolio was 7.4% and 7.2% for the years ended December 31, 1994 and 1995, respectively. The estimated average maturity of the portfolio is 4.9 years.

  Other income was $315,000, $504,000 and $1.6 million, in 1993, 1994 and
1995, respectively. The increase in other income in 1995 is primarily due to an increase from insurance consulting operations.

  Net losses and LAE were $65.9 million in 1993 and $67.5 million in 1994, compared to $48.7 million in 1995. The resulting loss and LAE ratios were 76.6%, 72.3% and 80.5% in such years, respectively. The increase in the loss and LAE ratio in 1995 was primarily in the workers' compensation line of business due to a decline in premium rates. The loss and LAE ratio for that line of business was 76.9% and 66.6% in 1993 and 1994, respectively, as compared to 71.0% in 1995. The loss and LAE ratio for the non-standard personal automobile insurance line of business was 51.8%, 71.3% and 65.8% in 1993, 1994 and 1995, respectively. The decrease in the loss and LAE ratio in 1995 was due in part to a rate increase of 6.0% in 1995.

  Policy acquisition costs were $17.0 million, $18.7 million and $13.4 million in 1993, 1994 and 1995, respectively. Policy acquisition expenses as a percentage of net premiums earned, were 19.8% in 1993, 20.0% in 1994 and 22.1% in 1995. Policy acquisition costs include expenses directly related to premium volume (i.e., commissions, premium taxes, and state assessments), as well as certain underwriting expenses which are fixed in nature. The increase in the policy acquisition expense ratio in 1995 is primarily the result of a greater decline in workers' compensation premiums than in the fixed underwriting expense component of policy acquisition costs.

  General and administrative expenses were $8.1 million in 1993, $6.7 million in 1994 and $6.4 million in 1995. Included in the general and administrative expenses for 1993 is a partial write-off of a reinsurance recoverable and related expenses of approximately $1.8 million relating to the Hughes Claim, an environmental claim by Hughes Aircraft. Expenses related to the Hughes Claim for 1995 totaled $85,000. General and administrative expenses, other than Hughes Claim related expenses, decreased primarily as a result of cost reductions from 1994 to 1995. For information regarding the Hughes Claim, see
Note 3 of the Notes to Danielson Consolidated Financial Statements.

  Policyholder dividends of $3.6 million in 1993, $6.0 million in 1994 and $137,000 in 1995, represent 4.2%, 6.5% and 0.2% of premiums earned in each respective year. The increased ratio of policyholder dividends to premiums earned in 1994 from 1993 reflects a reduction of the policyholder dividend accrual in 1993 for policy years prior to 1992 resulting from higher than expected loss experience for the same period, as well as the anticipation that workers' compensation margins and premium volumes would support increased policyholder dividends. It was not possible to anticipate in 1994 the erosion of profitability that occurred following the January 1, 1995 implementation of the open rating law. The provision in 1993 also reflected a decrease in the dividend accrual, as well as reduction for premiums earned subsequent to July 16, 1993 in response to a reduction in the workers' compensation minimum rate. The decrease in policyholder dividends in 1995 is attributable to the decline in workers' compensation premiums as well as a reduction in the rates at which premiums were written in 1995. The decrease in the policyholder dividend expense ratio in 1995 is due to the continuing decrease in rates charged for workers' compensation insurance, to a level at which the margin for policyholder dividends is eliminated.

  Net income from insurance operations was $4.9 million in 1993 and $5.9 million in 1994, compared to $6.0 million in 1995. The increase in net income in 1993 and 1994 is the result of relatively lower expenses on moderately higher premiums. Net income in 1995 is comparable to net income in 1994 despite the significant decline in workers' compensation premiums because the decline in premiums and cash flow did not yet have a significant negative impact on the average invested assets and investment income in 1995. Net income includes net realized gains of $473,000 in 1993, $16,000 in 1994, and $209,000 in 1995.

CASH FLOW FROM INSURANCE OPERATIONS

  Cash flows of the insurance business may be influenced by a variety of factors, including market trends relating to particular lines of insurance, the insurance regulatory environment, and general economic conditions. Operating cash flow of the insurance operations may be significantly affected by the growth or decline of net premiums written, the timing of claims payments, and the rate of return achieved on the insurance investment portfolio.

 Three Months Ended March 31, 1995 compared with Three Months Ended March 31,
1996

  Cash provided by insurance operating activities for the three months ended March 31, 1995 was $929,000; cash used in insurance operations for the same period in 1996 was $8.4 million. The increase in cash used in operations in the first quarter of 1996 is primarily due to the payment of claims and claims expenses related to prior years while workers' compensation premiums written have declined. Overall cash and invested assets, at fair value, at March 31, 1995 were $162.5 million, compared to $156.6 million at March 31, 1996.

 Years Ended December 31, 1993, 1994 and 1995

  Cash provided by insurance operations for the years ended December 31, 1993 and 1994 was $18.7 million and $11.3 million, respectively; cash used in insurance operating activities for the year ended December 31, 1995 was $2.0 million. The decrease in cash provided by operations in 1994 from 1993 primarily was due to increased dividend payments to policyholders. The decrease in cash provided by operations in 1995 is primarily due to the decline in workers' compensation net premiums written. Because workers' compensation claims ordinarily are paid over a period of several years, NAICC is now experiencing a situation in which current claims payments relating to prior years exceed current workers' compensation premiums. Such negative cash flow is expected to continue with the settlement of workers' compensation claims, or until such time as management of NAICC determines that workers' compensation premiums can be written at rates that can be expected to achieve a profit. However, management of NAICC anticipates that cash flow from insurance operations will increase with the growth in premiums from the automobile programs. Overall cash and invested assets, at fair value, at December 31, 1993 and 1994 were $164.3 million and $156.2 million, respectively, compared to $170.0 million at December 31, 1995.

  Danielson's insurance subsidiaries require both readily liquid assets and adequate capital to meet ongoing obligations to policyholders and claimants, as well as to pay ordinary operating expenses. The primary sources of funds to meet these obligations are premium revenues, investment income, recoveries from reinsurance and, if required, the sale of invested assets. NAICC's investment policy guidelines require all liabilities to be matched by a comparable amount of investment grade invested assets. Management of NAICC believes that NAICC has both adequate capital resources and sufficient reinsurance to meet any unforeseen events such as natural catastrophes, reinsurer insolvencies or possible reserve deficiencies.

  The two most common measures of capital adequacy for insurance companies are premiums-to-surplus ratios (which measure current operating risk) and reserves-to-surplus ratios (which measure financial risk related to possible changes in the level of provisions for losses and LAE). A commonly accepted maximum net written premiums-to-surplus ratio is 3 to 1, although this varies with different lines of business. NAICC's 1995 premiums-to-surplus ratio of
1.2 to 1 and annualized first quarter 1996 premiums-to-surplus ratio of 1.7 to 1 remain underleveraged by current industry standards. A commonly accepted maximum loss and LAE reserves-to-surplus ratio is 5 to 1, compared with NAICC's 1995 ratio of 2.6 to 1 and first quarter 1996 ratio of 2.3 to 1. Given these relatively conservative financial security ratios, management of NAICC is confident that existing capital is adequate to support above average premium growth from its current premium levels for the foreseeable future.

  In December 1993, the Association adopted a model for the insurance industry for determining RBC requirements. Under the RBC model, property and casualty insurance companies are required to report their RBC ratios based on their statutory annual statements as filed with regulatory authorities. NAICC has calculated its RBC requirement under the Association's model, and has capital in excess of any regulatory action reporting level.

RESULTS OF DANIELSON TRUST'S OPERATIONS

  The operations of Danielson Trust are comprised of trust and fiduciary services. Danielson's Consolidated Financial Statements include accounts and operations of Danielson Trust for the period from March 26, 1993 through December 31, 1993 (the "Initial Period") and for 1994 and 1995; however, comparisons of the financial results of Danielson Trust's operations during the Initial Period with the results of its operations for the years ended December 31, 1994 and 1995 have been omitted as they do not relate to equivalent time periods (nor, in many instances, to equivalent operations) and would not provide meaningful information relating to historical trends and financial results. Financial results relating to the Initial Period have been provided for informational purposes only. In February 1994, Danielson Trust acquired the assets of the WTS division of Grossmont Bank. Thus, the results of Danielson Trust's operations during the years ended December 31, 1994 and 1995 are not entirely comparable in that they relate, in part, to different assets, accounts and lines of business. See Note 2 of the Notes to Danielson Consolidated Financial Statements.

TRUST AND FIDUCIARY SERVICES OPERATIONS

 Three Months Ended March 31, 1995 compared with Three Months Ended March 31,
1996

  The operating results discussed below are not necessarily indicative of the results to be expected for the year ending December 31, 1996.

  Total fee income was $1.1 million for each of the three month periods ended March 31, 1995 and 1996. Fee income for the three months ended March 31, 1996, as compared with the same period in 1995, reflects increased fees from the retirement services and private trust lines of business offsetting decreased custody service fees.

  Net investment income was $36,000 and $26,000 for the three months ended March 31, 1995 and 1996, respectively. Net investment income for the first quarter of 1996 decreased from the same period in 1995 because average invested assets during such period in 1996 were less than average invested assets during the same period in 1995.

  General and administrative expenses were $1.5 million and $1.2 million for the three months ended March 31, 1995 and 1996, respectively. The decrease in expenses for the first quarter of 1996 from the comparable period in 1995 reflects reduced staffing and data processing expenses, as well as other operating efficiencies. As a result of the 1996 decrease in expenses, Danielson Trust's net loss for the three months ended March 31, 1995 of $395,000, decreased to a net loss of $81,000 in the same period of 1996.

 Years Ended December 31, 1993, 1994 and 1995

  Total fee income during the Initial Period was $2.3 million. Total fee income for the years ended December 31, 1994 and 1995 was $4.7 million and $4.5 million, respectively. Total fee income for 1995 reflects increased non-recurring termination fees offset by the elimination of fees associated with certain terminated unprofitable accounts and the cessation of fees associated with Danielson Trust's former parent, HomeFed Bank.

  HomeFed Bank-related fee income for the Initial Period was $884,000 or 37.1% of Danielson Trust's total revenues for such period. As noted above, fee income for the year ended December 31, 1994 as compared to the year ended December 31, 1995, to some extent, does not relate to equivalent operations. Fee income associated with Danielson Trust's former parent ceased in 1994 as previously anticipated. For the year ended December 31, 1994, the run-off of HomeFed Bank-related business of Danielson Trust generated non-recurring total fee income of $310,000, or less than 7% of Danielson Trust's 1994 total revenues.

  Net investment income was $119,000, $131,000 and $135,000 for the Initial Period and for the years ended December 31, 1994 and 1995, respectively. Danielson Trust's fixed maturity holdings are primarily in U.S. Government obligations.

  General and administrative expenses were $2.4 million, $5.4 million and $6.7 million for the Initial Period and for the years ended December 31, 1994 and 1995, respectively. Expenses relating to the integration of the WTS assets and operations substantially decreased in 1995 from 1994. However, expenses increased overall in 1995 over 1994, including expenses relating to marketing, data processing, system and other staffing upgrades. A non-recurring expense of $709,000 relating to the writedown of goodwill, as well as non-recurring expenses relating to the writedown of certain fixed assets and certain employee staff costs, also were reflected in 1995 expenses.

  Danielson Trust's net loss from operations during the Initial Period was $70,000. As a result of expenses and changes necessitated by the WTS acquisition, as well as increased marketing expenses during 1995, the net loss from operations of Danielson Trust in 1995 was $2.0 million (including the writedown of $709,000 of goodwill and $100,000 of amortization expense) compared to a net loss from operations of $624,000 for the year ended December 31, 1994 (including $86,000 of amortization expense).

CASH FLOW FROM TRUST OPERATIONS

  Operating cash flow of Danielson Trust's trust operations is primarily dependent upon fee income from trust services. Cash flow of the trust business also is influenced by factors affecting the trust industry generally, including market growth, competition and general economic conditions.

 Three Months Ended March 31, 1995 compared with Three Months Ended March 31,
1996

  Cash used in trust operating activities for the three months ended March 31, 1995 and 1996 was $463,000 and $178,000, respectively. The $285,000 decrease in cash used in trust operating activities in the first quarter of 1996 from the same period in 1995 is primarily attributable to cost reductions and operating efficiencies. Overall cash and invested assets, at fair value, at March 31, 1995 were $2.2 million, compared to $1.7 million at March 31, 1996.

 Years Ended December 31, 1993, 1994 and 1995

  Cash provided by trust operations for the Initial Period was $153,000; cash used in trust operating activities for the years ended December 31, 1994 and 1995 was $160,000 and $825,000, respectively. The increase in cash used in trust operations in 1995 was primarily attributable to significant costs necessitated by the WTS acquisition as well as accelerated marketing expenses. Management of the trust business anticipates that cash flow from operations may improve if sales and marketing efforts result in new fee income-generating business, as well as through additional operating efficiencies. Overall cash and invested assets, at fair value, at December 31, 1993, 1994 and 1995 were $2.8 million, $2.6 million and $1.8 million, respectively.

  Danielson Trust requires liquid assets to meet the working capital needs of its continuing business. The primary source of these liquid assets are fees charged to Danielson Trust's private trust clients. In connection with the cessation of fee revenues derived from HomeFed Bank-related business during the first half of 1994, as well as the incurrence by Danielson Trust since 1994 of significant costs for communications, computer equipment upgrades and unanticipated systems conversion expenses associated with the acquisition of the assets of WTS (see Note 2 of the Notes to Danielson Consolidated Financial Statements), Danielson (at the parent company level) made a $300,000 unsecured intercompany loan to Danielson Trust in 1994 in the form of a promissory demand note, with quarterly interest payments at the annual rate of 7.75%. At December 31, 1995, the entire principal amount of the promissory demand note was outstanding. Effective March 31, 1996, the entire principal balance of such note and accrued interest as of January 1, 1996 was forgiven and converted into additional paid-in capital of Danielson Trust. As of January 1, 1996, Danielson agreed to make an additional unsecured loan to Danielson Trust in the principal amount of $600,000, bearing interest at the rate of prime plus 1%, and to consider making additional such loans in the aggregate amount of $600,000 upon request of Danielson Trust. As of the date hereof, Danielson Trust has not borrowed any amount under such loan agreement. To the extent that timing differences exist between the collection of revenue and the actual payment of expenses, or where revenues generated by Danielson Trust's business are insufficient to cover its expenses or to maintain compliance with regulatory capital requirements, the primary sources of funds to meet those obligations would be the sale of short-term investments, additional intercompany loans or parent company capital contributions or financing provided by a third party.

  In accordance with California banking regulations, Danielson Trust has pledged assets with a fair value of $611,000 as of March 31, 1996 to the State of California as a reserve in connection with certain types of fiduciary appointments, the maximum amount of such reserves that may be required. State banking laws also regulate the nature of trust companies' investments of contributed capital and surplus, and generally restrict such investments to debt type investments in which banks also are permitted to invest. In order to satisfy such regulations, a majority of Danielson Trust's investments are in U.S. Government obligations and, as of March 31, 1996, Danielson Trust was in compliance with the foregoing requirements.

  On January 31, 1996, following approval of the California State Banking Department, Danielson Trust sold substantially all of the fiduciary accounts administered by its Santa Barbara branch to The Bank of Montecito (now known as Montecito Bank and Trust). In connection with the sale, in January 1996, Danielson Trust recognized a gain of $32,874.

RESULTS OF DANIELSON'S OPERATIONS

CASH FLOW FROM PARENT-ONLY OPERATIONS

  Danielson on a parent-only basis has been primarily dependent upon the earnings achieved on its investment portfolio and the payment of general and administrative expenses incurred in the normal course of business as the source of operating cash flow.

 Three Months Ended March 31, 1995 compared with Three Months Ended March 31,
1996

  For the three months ended March 31, 1995 and 1996, cash used in parent-only operating activities was $766,000 and $477,000, respectively. The decrease in cash used in the first quarter of 1996 from the same period in 1995 was primarily attributable to the receipt of interest on certain investments and the timing of certain expense payments.

 Years Ended December 31, 1993, 1994 and 1995

  For the years ended December 31, 1993, 1994 and 1995, cash used in parent-only operating activities was $2.0 million, $1.1 million and $1.7 million, respectively. Cash used in operations are primarily attributable to the parent-only net loss from operations for each year, adjusted for non-cash charges such as depreciation and amortization, and the operating working capital requirements of the holding company's business. Cash used in parent-only operations in 1994 decreased $900,000 from 1993, cash used in parent-only operations in 1995 increased $600,000 over 1994. The 1994 decrease resulted primarily from an increase in parent-only cash flow from an extraordinary item received in 1994 of $750,000. For information regarding Danielson's operating subsidiaries' cash flow from operations, see "DANIELSON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Results of NAICC's Operations, Cash Flow from Insurance Operations" and "DANIELSON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Results of Danielson Trust's Operations, Cash Flow from Trust Operations."

LIQUIDITY AND CAPITAL RESOURCES

  To meet liquidity needs, Danielson relies on its cash and short-term investments (valued at $5.3 million as of March 31, 1996 and $9.1 million as at December 31, 1995). Danielson has no material fixed charges other than the preferred dividends required to be paid on Danielson Series A Preferred Stock at the conclusion of the Merger. Danielson anticipates that its existing cash and short-term investments will be adequate to fund fully all holding company expenses during the next two years.

  To the extent that Danielson requires additional cash resources to meet liquidity needs, Danielson will look to tax sharing payments and/or dividends from its subsidiaries. In 1996, NAICC cannot pay dividends without the prior approval of the California Department due to the existence of a $1.8 million negative unassigned surplus. NAICC's management believes that it will not have negative unassigned surplus in 1996 and, consequently, management of NAICC believes that NAICC will be allowed to pay dividends in 1997 without prior regulatory approval. In 1996, Midland is also required to obtain prior approval of the Tennessee Insurance Commissioner prior to payment of dividends due to a negative unassigned surplus, which will be eliminated upon consummation of the Merger. See "RISK FACTORS-Regulation." For future years, Danielson will have a tax sharing agreement under which it expects to be entitled to be paid sums that represent the benefits received by its subsidiaries resulting from Danielson's NOL.

DISTRIBUTION FROM TRUSTS AFTER 1990 REORGANIZATION

  On December 21, 1994, Danielson received a partial distribution in the amount of $750,000 from an unaffiliated trust that owns certain assets and liabilities of a former subsidiary of Danielson. The partial distribution is recorded as an extraordinary item in Danielson's 1994 Consolidated Statements of Operations. Danielson has been advised that the trust is anticipated to be terminated in the near future. Danielson does not expect that it will receive any material amount upon termination of the trust.

  On December 30, 1993, following approval of the California Superior Court, MAIC, a direct subsidiary of Danielson, received a distribution of approximately $268,000 upon termination of an unaffiliated trust formerly administered by the California Insurance Commissioner as trustee. Such trust had assumed the liabilities and substantially all of the assets of MAIC and a former subsidiary of Danielson. Under the terms of the trust agreement, the trust was required to distribute to MAIC all amounts which remained in the trust after satisfying or otherwise resolving all claims against MAIC and such former subsidiary. The distribution was recorded as an extraordinary item in Danielson's 1993 Consolidated Statements of Operations. MAIC distributed such funds to Danielson following approval of the California Department. The termination of the trust had the effect of finalizing a Superior Court-approved interim distribution by such former trust to MAIC in 1992 of approximately $6.2 million, the proceeds of which also were distributed to Danielson upon approval of the California Department, as well as releasing all indemnities and pledges running from MAIC to the trust, including a pledge of 3,526,140 shares of KCP Holding Company common stock owned by MAIC.

  Also during 1993, MAIC received proceeds of $220,000 from the liquidation of the estate of a former Texas subsidiary of Danielson. The distribution was accounted for as an extraordinary item in Danielson's 1993 Consolidated Statements of Operations.

AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

  In December 1994, Statement of Position 94-6, "Disclosure of Certain Significant Risks and Uncertainties" ("SOP 94-6") was issued. SOP 94-6 is effective with respect to financial statements for fiscal years ending after December 15, 1995. SOP 94-6 requires Danielson to include in its financial statements disclosures of certain risks and uncertainties relating to the nature of its operations, the use of estimates in the preparation of financial statements, and significant concentrations in certain aspects of Danielson's operations. See Notes 1(J), 2, 4, 8 and 14 of the Notes to Danielson Consolidated Financial Statements.

  In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 encourages all companies to adopt the new fair value based method of accounting for stock compensation plans in place of the intrinsic value method. In accordance with current accounting practice, Danielson has elected to continue to use the intrinsic value method. However, Danielson anticipates that its 1996 Consolidated Financial Statements will include pro forma disclosures of net income and earning per share computed as if the fair value based method had been applied. Danielson plans to apply the provisions of SFAS 123 in its 1996 Consolidated Financial Statements.

  In November 1995, the FASB Emerging Issues Task Force issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Special Report") permitting companies to reassess the appropriateness of the initial classifications of all securities held at that time and account for any resulting reclassifications at fair value in accordance with Statement 115. The initial application of the Special Report and any resulting one-time reclassifications are meant to occur as of a single date between November 15, 1995 and December 31, 1995, rather than over a number of days during that period. Such reclassification will not affect Danielson's intent to hold other debt securities to maturity in the future. In connection with the implementation of Statement 115, at December 1, 1995, Danielson reclassified all of its held-to-maturity securities to the available-for-sale security category at an amortized cost of $139.9 million. See Notes 1(B) and 6 of the Notes to Danielson Consolidated Financial Statements.

  At December 31, 1995, Danielson adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Upon the adoption of SFAS 121, a pre-tax impairment loss of $709,000 was reported as a component of income from continuing operations before income taxes. See Notes 1(E) and 2 of the Notes to Danielson Consolidated Financial Statements.

    MIDLAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

This Joint Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. The actual results of Danielson and Midland could differ materially from those anticipated in their forward-looking statements as a result of certain factors, including those set forth under "RISK FACTORS" and elsewhere in this Joint Proxy Statement/Prospectus.

  The information in this discussion is presented on the basis of GAAP.

RESULTS OF OPERATIONS

 Results of Operations for the quarter ended March 31, 1995 compared to the quarter ended March 31, 1996

  Gross premiums written for the quarter ended March 31 increased by 6% from 1995 to 1996. Midland expanded certain of its programs during 1995, but experienced unfavorable results. Certain programs have been eliminated, rate increases have been or are being implemented and underwriting guidelines have been tightened. As a result, Midland expects full year 1996 gross premiums written to decline as compared to 1995.

  Net premiums written for the quarter ended March 31 declined by 21% from 1995 to 1996 due to the utilization of a 30% quota-share reinsurance facility during 1996.

  Fee income increased by 55% from the first quarter of 1995 to the first quarter of 1996 due to rate increases implemented in 1995 and due to fees generated from direct bill policies. During 1994, a large percentage of Midland's business was agency billed business, but the accounts were substantially converted to direct billing in late 1994 and 1995.

  Losses and LAE increased by 16% for the quarter ended March 31, 1996, as compared to the same period of 1995. This increase was mitigated by the utilization of reinsurance during 1996. The loss ratio increased from 71.6% at March 31, 1995, when Midland retained 98% of its premiums written to 82.3% at March 31, 1996, net of reinsurance. Midland experienced adverse loss results during the second half of 1995, and to a lesser extent during the first quarter of 1996. Midland intends to continue to establish loss reserves at more conservative levels until the full impact of the underwriting and pricing changes made in late 1995 and early 1996 are precisely quantified.

  Policy acquisition costs remained relatively flat for the first quarter of 1995 and the first quarter of 1996, after giving recognition to ceding commission income on reinsurance. This is due to a significant decrease in the percentage of acquisition costs being deferred, as a result of increased loss ratios.

  Operating expenses increased by 20% for the quarter ended March 31, 1996 as compared to the quarter ended March 31, 1995 due primarily to the addition of certain personnel and the enhancement of information technology to increase underwriting controls.

  Interest and bank charges increased by 56% from the first quarter of 1995 to the first quarter of 1996 because the interest rate on Midland's credit facility was increased retroactive to October 1, 1995 during the first quarter of 1996. In addition, Midland was required to pay amendment fees of $117,500 in connection with the renegotiation of the financial covenants of the loan during the first quarter of 1996.

 Year Ended December 31, 1994 Compared to the Year Ended December 31, 1995

  For the year ended December 31, 1995, Midland reported a $10.1 million net loss. This loss resulted from adverse claims experience primarily in Arizona and California non-standard personal automobile programs and, to a lesser extent, from certain commercial automobile programs. In particular, Midland believes its full coverage automobile programs in Arizona and California were inadequately priced.

  During 1994, Midland made a decision to expand its full coverage personal automobile programs, particularly in two of its larger markets, Arizona and California, where it had previously written substantially liability only coverage. This decision was based upon several factors, including: Midland was experiencing a high cancellation rate and low retention rates on liability only policies; Midland's competitors had reported underwriting profits from full coverage business; and Midland had been successful in underwriting some full coverage business in certain other states. However, this strategy proved costly. Upon implementation of the expanded full coverage programs, Midland's monthly premium volume increased slightly in Arizona, but doubled in California. Gross premiums written in Arizona and California for 1994 were $26.5 million and $24.2 million, respectively. In 1995, gross premiums written in Arizona and California were $28.4 million and $39.4 million, respectively. Both programs generated sharply increased claims frequency and consequently, higher loss ratios on the full coverage business. The increased claims frequency also presented a claims processing backlog and consequently increased losses and LAE.

  After extensive analysis, Midland concluded that it had attracted a disproportionate share of insureds with undesirable insurance and credit histories; market premium levels were inadequate; and in certain situations, Midland's agents had adversely selected against it in favor of higher incentive commissions from other carriers. Since identifying these problems, during 1995 Midland eliminated its full coverage programs in California and tightened controls over full coverage in Arizona to more carefully selected risks, and in addition, terminated its relationship with certain unprofitable agents. Enhanced underwriting procedures have been implemented in all states in which Midland operates. In addition, rate increases have been implemented in Florida, Georgia, Texas and Arizona since July 1995 and will be implemented in California, Louisiana, Arkansas and Tennessee in early to mid-1996. These actions are expected to reduce Midland's non-standard personal automobile gross premiums written by approximately 20% in 1996.

  To provide additional management controls, Midland established an internal audit department and a claims audit team in 1995, in early 1996 hired additional pricing analysts, and a national market analyst, and also in 1996 plans to continue to upgrade claims staff and hire a Chief Actuary for loss reserving.

  Midland also experienced a deterioration in results related to its Illinois commercial automobile programs and determined in 1995 to close that branch office and terminate the Illinois program. Expenses associated with the closing of that branch were approximately $1.0 million in 1995. Additionally, claims experience on certain commercial automobile programs in Texas deteriorated while pricing became very competitive. Midland decided to eliminate those unprofitable programs as well. Commercial gross premiums written are expected to decrease in 1996, by approximately 30% due to these changes.

  During 1995, Midland strengthened its prior year loss reserves by approximately $11.0 million due to adverse development in both the commercial and personal programs mentioned above and due to higher than anticipated LAE. This adverse development was impacted by a processing backlog in the western region claims office which occurred in the first half of 1995 related to the Arizona and California full-coverage programs. Midland believes it has adequately provided for the development, as well as implemented greater controls and added sufficient claims staff to prevent any further material adjustments to prior year reserves.

  Midland's combined ratio has deteriorated during the last two years from 93.3% in 1993 to 96.4% in 1994 and 115.0% in 1995. In 1994, this was due in part to increased loss ratios but also to increased net acquisition costs caused by the elimination of quota-share reinsurance January 1, 1994. Midland's loss ratio significantly increased from 71.3% in 1994 to 88.2% in 1995 due to adverse experience in the current year as well as to the adverse development of prior years. The expense ratio increased from 25.1% in 1994 to 26.8% in 1995 due to the write-off of deferred acquisition costs associated with discontinued programs and premium reserve deficiencies on certain continuing lines of business together totaling approximately $5.4 million. These increased acquisition costs were partially offset by ceding commissions Midland received from a 30% quota-share reinsurance program implemented as of September 30, 1995 for its non-standard personal automobile policies. This program was established with Kemper and included a cession of in-force and unearned premiums as of September 30, 1995.

  Overall, as compared to 1994, Midland's gross premiums written for 1995 grew 38% to $210 million and its net premiums written grew 14% to $172 million. This growth came primarily from California, due to the implementation of new full coverage programs, from Arkansas, where Midland appointed a new general agency in 1995, and from growth within Tennessee, where Midland opened a new general agency office in mid-1994.

  Policy fees increased by 63% from $6.5 million in 1994 to $10.6 million in 1995 due to growth in premium volume.

  Investment income increased by 59% from 1994 to 1995 due to the investment of the $10 million obtained under Midland's credit facility and due to the investment of operating cash generated in 1995. The value of Midland's investment portfolio grew by $25.6 million to $162.3 million at December 31, 1995, compared to $136.7 million at December 31, 1994.

  Increases in losses and LAE were a result of Midland's growth and the unusual matters discussed above.

  While premiums earned increased by 46% in 1995 as compared to 1994, policy acquisition costs also increased by 60%. As noted above, the expense ratio also increased in 1995. These increases were due to the write-off of deferred policy acquisition costs from discontinued programs and from premium reserve deficiencies.

  Operating expenses increased significantly from $3.7 million in 1994 to $6.4 million in 1995, due to Midland's continued growth and due to significant investments in information technology systems and marketing programs.

  Interest expense nearly doubled in 1995 due to the increase in average debt outstanding related to Midland's bank credit facility through 1994.

  During 1995, Midland's California and Arizona claims operations were consolidated into a regional claims office in Arizona. This move, coupled with adverse development in full coverage programs in that region, created a significant backlog of claims, a resulting disruption in responsiveness and consequently increased losses and LAE related to those programs. Midland significantly increased its claims staff to accommodate the workload and believes it has taken adequate measures to prevent a similar service problem from recurring. Midland also believes it suffered no significant permanent damage to its agency and insured relationships during the disruption of service, due to its prior track record and due to its concentrated efforts to rectify the problem.

 Year Ended December 31, 1993 Compared to the Year Ended December 31, 1994

  Gross premiums written increased by 50% from $101.5 million in 1993 to $152.4 million in 1994. This growth came from several key states, including Arizona, California, Florida and Georgia. Net premiums written increased 97% to $151.1 million from $76.8 million in the prior year, due to the growth in gross premiums written, but also to the elimination of quota-share reinsurance effective January 1, 1994.

  Policy fees increased by 37% from $4.8 million in 1993 to $6.5 million in 1994 due to the growth in premium volume.

  Investment income increased by 86% from 1993 to 1994 due to the investment of cash generated from operations, which benefited by the elimination of quota-share reinsurance, and due to the investment of the proceeds of Midland's $20 million credit facility. Midland was also able to take advantage of rising interest rates with this newly invested cash as well as cash generated from maturities in its investment portfolio.

  Other income is derived from premium finance operations, which remained fairly stable through 1994.

  Losses and LAE increased by 118% from $38.6 million in 1993 to $84.3 million in 1994 due to the growth in premium volume and to the elimination of quota-share reinsurance. Also, as previously announced, Midland experienced increased claims frequency which it attributed to heavy rains in most of its major markets during

October and November, 1994, increasing the loss ratio to 80.7% for the fourth quarter, compared to 67.4% for the first nine months. The loss ratio for the year 1993 was 69.9% compared to 71.3% in 1994.

  Policy acquisition costs increased by 152% from $12.5 million in 1993 to $31.4 million in 1994. This was directly attributable to the growth in premium volume in that period. The expense ratio increased from 23.4% in 1993 to 25.1% in 1994 due to the elimination of quota-share reinsurance, which generated ceding commission income to offset acquisition costs in prior years.

  Interest expense increased from $52,000 in 1993 to $970,000 in 1994 due to outstanding debt under Midland's credit facility through 1994.

  The income tax rate for 1993 and 1994 remained fairly constant at 27.1% and 27.3%, respectively, due to the continued concentration of Midland's investment portfolio in tax-preferenced securities.

LIQUIDITY AND CAPITAL RESOURCES

  The operating cash requirements of Midland relate primarily to the payment of claims, policy acquisition costs and operating expenses. Due to the nature of risks Midland insures, Midland's liabilities can be estimated. These liabilities generally develop and are resolved over a period of less than three years. Therefore, Midland generally has a predictable schedule of cash needs. Midland manages its investment activities to maintain adequate liquidity for operating purposes and to protect its policyholders and stockholders (i.e., "matching" of liquidity and cash requirements). Midland's portfolio is heavily weighted toward intermediate fixed maturity securities. Midland generally invests in investment grade securities and has a policy of not acquiring real estate investments. Historically, Midland has not experienced any "mismatches" related to liquidity management and none are anticipated. At December 31, 1994, Midland's fixed maturity securities were classified as held-to-maturity. During 1995, Midland's Investment Committee made a decision to liquidate and reinvest the proceeds of certain of those securities to take advantage of higher available yields. As a result, Midland has reclassified the entire portfolio to available-for-sale and the securities are carried at fair value at December 31, 1995. There are no foreseeable requirements to liquidate any investments prior to their scheduled maturities.

  Midland's objective is to maintain a premiums-to-surplus ratio based on the industry standard of a maximum of 3:1. For the year ended December 31, 1995, the premiums-to-surplus ratio was 3:1, compared to 2.4:1 for 1994. Midland anticipates this ratio will decrease during 1996 due to two factors. First, Midland expects to write less premiums in 1996 as a result of its decision to eliminate certain programs and due to rate increases already taken or anticipated to be taken during 1996. Second, Midland will utilize its 30% quota-share reinsurance facility on its personal automobile programs throughout 1996. This reinsurance was obtained effective September 30, 1995.

  Midland secured a $20 million permanent credit facility in December 1993, which was utilized to expand underwriting capacity in 1994. This facility was increased to $30 million in December 1994, with the increase being utilized to expand underwriting capacity during 1995. At September 30, 1995, Midland defaulted on certain financial covenants contained in the related loan agreement. The default was not cured prior to December 31, 1995. The loan agreement was amended, including revised financial covenants, effective March 1, 1996. Under the terms of the restated loan agreement, Midland is not required to pay principal until June 30, 1996, and quarterly thereafter through June 30, 1998. Interest is payable quarterly. See Note 6 and Note 15 of the Notes to Midland Consolidated Financial Statements for further discussion.

  Midland utilizes catastrophe insurance futures and options (the "CAT contracts") to help manage Midland's risk from catastrophic losses. These CAT contracts are traded on the CBOT and are designed to track insured catastrophic losses on a regional and nationwide basis. The CAT contracts are indexed to loss notices as determined by Insurance Services Office, Inc. (the "ISO") using data obtained from designated reporting companies. The ISO considers losses reported to the designated companies as of the end of the quarter following the loss quarter. The ISO estimates quarterly premiums based on the most recent statutory annual statements filed by the reporting companies. Since the premium is known and constant during the life of the CAT contract, any changes in CAT contract prices are due entirely to changes in the amount of reported losses. The CAT program is used by management as a supplement to reinsurance treaties. Depending on CBOT quotes and conditions in the traditional catastrophic reinsurance market, the standardized nature of the CAT contracts provides management the opportunity to "shop" for better price and coverage in specific regions that a reinsurance company may not be able to offer in a timely fashion.

  The program has been used for hedging catastrophic risk with the ISO September Eastern contract at the CBOT. These particular contracts focus on the Atlantic coast and gulf regions of the country. It is in certain areas of those regions that management believes it has catastrophic exposure that is too costly to reinsure "traditionally." The contracts are based on industry wide loss ratios calculated by the ISO. To hedge, management purchases or sells calls or puts at various loss ratios in order to mitigate its exposure to loss. Therefore, if the industry is suffering from catastrophic losses, the loss ratio increases. Midland's CAT contracts consequently reflect a profit to offset underwriting losses. If a catastrophic event does not occur, the CAT positions reflect a loss, but Midland's underwriting business remains profitable. The program has performed up to management's expectations. Midland's management will continue to explore opportunities in the CAT market. Hedges will be made only if they provide a cost effective supplement to traditional reinsurance.

RECENT ACCOUNTING PRONOUNCEMENTS

  See Note 1 of the Notes to Midland Consolidated Financial Statements for the impact of recent accounting pronouncements.

                     MARKET PRICES AND RELATED INFORMATION

  Danielson Common Stock has been traded on the AMEX under the symbol "DHC" since December 6, 1990. On June 24, 1996, there were approximately 1,674 holders of record of Danielson Common Stock.

  Midland Common Stock has been traded on NASDAQ under the symbol "MDLD" since 1992. On June 24, 1996, there were approximately 1,900 holders of record of Midland Common Stock including beneficial owners holding shares in nominee or "street name."

  The following table sets forth the high and low quarterly sales prices per share of (i) Danielson Common Stock as reported on the AMEX Consolidated Market from and after January 1, 1994 and (ii) Midland Common Stock as reported on NASDAQ from and after January 1, 1994.

                                                      PRICE RANGE   PRICE RANGE
                                                     OF DANIELSON   OF MIDLAND
                                                     COMMON STOCK  COMMON STOCK
                                                     ------------- -------------
                                                      High   Low    High   Low
Year Ended December 31, 1994:
First Quarter.......................................  8 3/8  6 1/4 23 3/4 18 3/4
Second Quarter......................................     7   6 1/4 22 1/2 18 1/2
Third Quarter.......................................  9 3/4  6 1/4 24 1/4 20 3/4
Fourth Quarter......................................  9 1/8  6 1/4    24     14
Year Ended December 31, 1995:
First Quarter.......................................  7 3/4  6 5/8 18 3/4 14 3/4
Second Quarter......................................      8  6 5/8    19  17 1/2
Third Quarter.......................................  7 7/8     7  19 1/2     9
Fourth Quarter......................................  7 3/4  6 3/4 12 1/2  8 1/2
Year Ending December 31, 1996:
First Quarter.......................................  8 3/8  6 5/8    14  11 1/4
Second Quarter......................................  8 1/4  6 1/4 12 7/8 10 7/8

  To date, no dividends have been paid or declared on Danielson Common Stock. Danielson does not expect to declare any cash dividends on Danielson Common Stock in the foreseeable future. Because Danielson is able to eliminate a substantial portion of its income tax liability, management believes it likely will provide stockholders a better total return by reinvesting any excess cash rather than paying cash dividends. Midland has declared a $0.05 per share dividend on Midland Common Stock in each of the quarters listed above except the first and second quarters of 1994.

  On February 26, 1996, the last full trading day prior to the public announcement of the Merger Agreement, the closing price per share of Danielson Common Stock as reported on the AMEX was $7.50. On July 1, 1996, the closing price per share of Danielson Common Stock as reported on the AMEX was $6.875. On February 26, 1996, the last full trading day prior to the public announcement of the Merger Agreement, the closing price per share of Midland Common Stock as reported on NASDAQ was $11.875. On July 1, 1996 the closing price per share of Midland Common Stock as reported on NASDAQ was $11.375.

  Holders of Midland Common Stock and Danielson Common Stock are urged to obtain current market quotations for the shares of Danielson Common Stock and Midland Common Stock.

                    DESCRIPTION OF DANIELSON CAPITAL STOCK

  The authorized capital stock of Danielson currently consists of 30 million shares, 20 million of which may be shares of Danielson Common Stock and 10 million of which may be shares of preferred stock. After giving effect to the Authorized Capital Charter Amendment and the Preferred Stock Terms contemplated hereby, the authorized capital stock of Danielson will consist of 50 million shares, 40 million of which will be shares of Danielson Common Stock and 10 million of which will be shares of preferred stock, par value $0.10 per share, issuable in series, of which 1.3 million shares will be designated Danielson Series A Preferred Stock. The following description of Danielson's capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Delaware General Corporation Law, Danielson's Certificate of Incorporation and the Certificate of Designations for Danielson Series A Preferred Stock.

  The following descriptions of Danielson Common Stock and Danielson Series A Preferred Stock should be read carefully by Midland stockholders since the Merger consideration includes such securities.

DANIELSON COMMON STOCK

 General

  The Danielson Board possesses the power to issue shares of authorized but unissued Danielson Common Stock without further stockholder action, subject, so long as shares of Danielson Common Stock are listed on the AMEX, to the requirements of such exchange.

 Voting Rights

  Each holder of an outstanding share of Danielson Common Stock is entitled to cast one vote for each such share registered in the name of such holder. The affirmative vote of the holders of a majority of the outstanding shares of Danielson Common Stock is necessary to approve any consolidation or merger of Danielson with or into another corporation pursuant to which shares of Danielson Common Stock would be converted into or exchanged for any securities or other securities or other consideration. Pursuant to the Danielson Certificate of Incorporation, voting for directors may be cumulative if, prior to the vote, any holder of Danielson Common Stock gives notice to Danielson of such holder's intention to vote cumulatively.

 Dividends

  Subject to the rights and preferences of any outstanding preferred stock, dividends on Danielson Common Stock are payable out of the funds of Danielson legally available therefor when, as and if declared by the Danielson Board. However, no dividend may be paid or set aside for payment and no distribution may be made on Danielson Common Stock unless (i) all accrued and unpaid dividends with respect to Danielson Series A Preferred Stock and any of the stock ranking on a parity with such stock as to dividends or upon liquidation at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (ii) sufficient funds have been set apart for the payment of the dividends for the current dividend period with respect to Danielson Series A Preferred Stock and any of the stock ranking on a parity with such stock as to dividends or upon liquidation.

 Rights in Liquidation

  In the event Danielson is liquidated, dissolved or wound up, whether voluntarily or involuntarily, the net assets of Danielson would be distributed ratably among the holders of the then outstanding shares of Danielson Common Stock after payment or provision for payment of the full preferential amounts to which the holders of any series of preferred stock of Danielson then issued and outstanding are then entitled.

 Preemptive Rights

  Shares of Danielson Common Stock do not entitle a stockholder to any preemptive rights enabling a stockholder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of Danielson.

 Trading Market

  The outstanding shares of Danielson Common Stock are listed for trading on the AMEX. The Registrar and Transfer Agent for Danielson Common Stock is Fleet National Bank.

 Transfer Restrictions

  Danielson Common Stock is subject to the following transfer restrictions:

  1. No holder, whether record or beneficial, direct or indirect, of 5% or more of Danielson Common Stock, whether such ownership resulted from receipt of shares of Danielson Common Stock through a primary issuance by Danielson, or issued upon exercise of rights to purchase shares of Danielson Common Stock granted by Danielson, or from any other transaction or transactions, including without limitation, secondary market acquisitions (and including specifically any holder, whether record or beneficial, direct or indirect, who proposes to make an acquisition of Danielson Common Stock, which after the acquisition will result in total ownership by such holder of 5% or more of Danielson Common Stock) (a "5% Stockholder"), may purchase, acquire or otherwise receive additional shares of Danielson Common Stock (herein referred to as an "Acquisition") or sell, transfer, assign, pledge, encumber or dispose of, in any manner whatsoever, any shares of Danielson Common Stock, directly or indirectly owned by such 5% Stockholder, whether such ownership is record or beneficial ownership (herein referred to as a "Transfer"), prior to a determination by Danielson and its tax counsel that such transaction will not result in or create (in conjunction with prior transactions and previously approved subsequent transactions by any 5% Stockholder(s) and other holders of Danielson Common Stock) an unreasonable risk of an "ownership change" of Danielson within the meaning of Section 382(g)(1) of the Code, or any similar provisions of superseding or additional law relating to preservation of NOL, including specifically Treasury Regulation Section 1.382-2T(j)(3)(i) (collectively, an "Ownership Change" under the "Tax Law").

  In addition, Danielson has issued stop transfer instructions to the transfer agent for Danielson Common Stock requiring, as a condition precedent to any transfer of Danielson Common Stock, that the transfer agent receive either:
(i) a sworn affidavit from each of the proposed transferor and transferee that it is not a 5% Stockholder; or (ii) an opinion of tax counsel of Danielson referred to below. Any purported transfer of shares of Danielson Common Stock in violation of the foregoing transfer restrictions will be a nullity and of no force and effect. All certificates representing Danielson Common Stock bear a legend setting forth the foregoing restrictions.

  2. In order to ensure compliance with such restrictions, and in order to establish a procedure for processing requests to effect either an Acquisition or a Transfer by any one or more 5% Stockholder(s) on a fair and equitable basis, the following provisions apply to all 5% Stockholders;

  (a) Delivery of Shares and Escrow Receipts. All shares of Danielson Common Stock which are issuable to 5% Stockholders or which subsequently are received by a 5% Stockholder in an Acquisition are issued in the name of "Danielson Holding Corporation, as Escrow Agent" and are held by Danielson in escrow (the "Escrowed Stock"). In lieu of certificates reflecting their ownership of Danielson Common Stock, the 5% Stockholders receive an escrow receipt evidencing their beneficial ownership of Danielson Common Stock and record ownership of the Escrowed Stock. Escrow receipts are non-transferable. The 5% Stockholders retain full voting and dividend rights for all Escrowed Stock.

  (b) Duration of Danielson Holding the Escrowed Stock. As escrow agent, Danielson holds all shares of Escrowed Stock until termination of the stock escrow (the "Stock Escrow") (as provided in subsection (d) below) or, if and to the extent that a 5% Stockholder desires to Transfer Escrowed Stock to a non-5%

Stockholder, until receipt by Danielson of a favorable opinion from its tax counsel that the Transfer may be made without thereby resulting in an Ownership Change under the Tax Law.

  (c) Acquisitions and Transfers. All requests by 5% Stockholders to consummate either an Acquisition or a Transfer of Escrowed Stock, through secondary market transactions or purchases in a primary offering by Danielson, are treated in the order in which such requests were received, i.e., on a "first to request, first to receive" basis. All such requests must be in writing and delivered to Danielson at its principal executive office, attention General Counsel, by registered mail, return receipt requested, or by hand. In the event that Danielson's tax counsel is unable to conclude that a requested Acquisition or Transfer can be made without an Ownership Change under the Tax Law, then: (i) the requesting party will be so advised in writing by Danielson; and (ii) any subsequent request by other 5% Stockholders to effect a transaction of a type previously denied by Danielson will be approved only after all previously denied requests (in the order denied) are given an opportunity to consummate the previously desired transaction. In addition, Danielson may approve any requested transaction in any order of receipt if, in its business judgment, such transaction is in its best interests.

  (d) Termination of the Stock Escrow. The Stock Escrow will terminate upon the first to occur of the following: (i) pursuant to an amendment to the Tax Law, Danielson concludes that the restrictions are no longer necessary in order to avoid a loss to Danielson and the members of the affiliated group filing a consolidated federal income tax return with Danielson of its NOL;
(ii) the NOL of Danielson and members of the affiliated group filing a consolidated federal income tax return with Danielson no longer are available to Danielson, whether through passage of time, usage or disallowance; and
(iii) the Danielson Board concludes, in its business judgment, that preservation of the NOL no longer is in the interests of Danielson and members of the affiliated group filing a consolidated federal income tax return with Danielson. Upon termination of the Stock Escrow, each 5% Stockholder will receive a notice that the Stock Escrow has been terminated and, thereafter, will receive a Danielson Common Stock certificate evidencing ownership of the previously Escrowed Stock.

  (e) Release of Danielson. Danielson is held harmless and released from any liability to any and all 5% Stockholders arising from its actions as escrow agent, except only for intentional misconduct. In performing its duties Danielson is and will be entitled to rely, without any inquiry, upon the written advice of its tax counsel and other experts engaged by Danielson. In the event that Danielson requires further advice or comfort regarding action to be taken by it as escrow agent, it may deposit the Escrowed Stock at issue with a court of competent jurisdiction and make further transfers thereof in a manner consistent with the rulings of such court.

DANIELSON SERIES A PREFERRED STOCK

 General

  The Danielson Board, without further action by the stockholders, is authorized to issue up to 10 million shares of preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices and terms, preferences on liquidation or dissolution, rights in the event of a merger, consolidation, distribution or sale of assets, conversion rights, voting rights and any other powers, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions. The rights of the holders of Danielson Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Danielson Series A Preferred Stock and any preferred stock of Danielson that may be issued in the future. Danielson Series A Preferred Stock will rank senior to Danielson Common Stock with respect to dividends and distribution of assets upon liquidation or winding up.

 Dividends

  Dividends on Danielson Series A Preferred Stock shall accrue and be cumulative from the date of issuance, whether or not in any dividend period or periods there shall be funds legally available for the payment of such dividends. Holders of shares of Danielson Series A Preferred Stock will be entitled to receive cumulative cash dividends at a per share rate set in accordance with the terms of the Merger Agreement. See "THE MERGER AGREEMENT-Consideration to be Received in the Merger." The dividend rate was preliminarily set on July 1, 1996 at 10% per annum, subject to upward or downward adjustment as of the Offering Pricing Date. Dividends on Danielson Series A Preferred Stock will be payable quarterly on the 15th day of March, June, September and December of each year, commencing on September 15, 1996. Each such dividend will be payable in arrears to holders of record as they appear on the stock records of Danielson at the close of business on such record dates, not less than ten days nor more than 60 days preceding the payments dates thereof, as shall be fixed by the Danielson Board. The amount of dividends payable on Danielson Series A Preferred Stock for each full dividend period shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial dividend period on Danielson Series A Preferred Stock, or any other period shorter or longer than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

  So long as any shares of Danielson Series A Preferred Stock are outstanding, no dividends, except as described below, may be declared or paid or set apart for payment on any class or series of stock of Danielson ranking, as to dividends, on a parity with Danielson Series A Preferred Stock, nor shall any such shares be redeemed or purchased by Danielson unless full cumulative dividends on Danielson Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full or a sum sufficient for such payment is not set apart on the shares of Danielson Series A Preferred Stock and any other class or series of stock ranking on a parity as to dividends with Danielson Series A Preferred Stock, all dividends declared on Danielson Series A Preferred Stock and on such other stock may be declared pro rata so that the amounts of dividends per share declared on Danielson Series A Preferred Stock and on such other stock shall in all cases bear to each other the same ratio that the accrued dividends per share on the shares of Danielson Series A Preferred Stock and such other stock bear to each other.

  So long as any shares of Danielson Series A Preferred Stock are outstanding, Danielson may not (i) declare or pay or set apart for payment any dividend or other distribution with respect to any junior stock of Danielson or (ii) redeem or set apart funds for the purchase, redemption or other acquisition of any junior stock, unless (A) all accrued and unpaid dividends with respect to Danielson Series A Preferred Stock and any of the stock ranking on a parity with such stock as to dividends or upon liquidation ("Parity Stock") at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been set apart for the payment of the dividends for the current dividend period with respect to Danielson Series A Preferred Stock and any Parity Stock.

 Redemption

  Shares of Danielson Series A Preferred Stock may not be redeemed by Danielson prior to the fifth anniversary of the Effective Time after which date the shares of such stock will be redeemable at the option of Danielson, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to the Stated Value plus an amount equal to accrued and unpaid dividends, if any, to the redemption date, whether or not earned or declared.

  If fewer than all of the shares of Danielson Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder thereof. No fractional shares will be issued upon redemption, but an adjustment in cash will be made in respect of any fraction of an unredeemed share which would otherwise be issuable.

  On and after the date fixed for redemption, provided that the redemption price (including any accrued and unpaid dividends to the date fixed for redemption) has been duly paid or provided for, dividends shall cease to accrue on Danielson Series A Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of Danielson shall cease except the right to receive from Danielson the redemption price without interest thereon after the redemption date and any cash adjustment in lieu of fractional unredeemed shares. Shares of Danielson Series A Preferred Stock redeemed will be restored to the status of authorized but unissued shares of Danielson's preferred stock, without designation as to class, and may thereafter be issued, but not as shares of Danielson Series A Preferred Stock.

  The provisions governing redemption of Danielson Series A Preferred Stock will become inoperative if Danielson's right to redeem Danielson Series A Preferred Stock would cause such stock to be treated as "other property," as such term is used in Section 356(a)(1) of the Code.

 Liquidation Preference

  In the event of any liquidation, dissolution or winding up of Danielson, whether voluntary or involuntary, before any payment or distribution of the assets of Danielson (whether capital or surplus) shall be made to or set apart for the holders of any class or series of stock ranking junior to Danielson Series A Preferred Stock, upon liquidation, dissolution or winding up, the holders of the shares of Danielson Series A Preferred Stock shall be entitled to receive an amount equal to the Stated Value per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of Danielson, the assets of Danielson, or proceeds thereof, distributable among the holders of the shares of Danielson Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidation payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with Danielson Series A Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Danielson Series A Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Danielson Series A Preferred Stock and any such other stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of Danielson with another corporation nor a sale or transfer of all or substantially all of Danielson's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of Danielson.

 Voting Rights

  Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Danielson Series A Preferred Stock will have no voting rights.

  Whenever dividends payable on Danielson Series A Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not such arrearage occurred in consecutive periods) on shares of Danielson Series A Preferred Stock then outstanding, the number of directors of Danielson will be increased by two and the holders of Danielson Series A Preferred Stock, voting together as a class with the holders of any other class or series of Parity Stock upon which the same voting rights have been conferred and are exercisable, will have the right to elect two additional directors to the Danielson Board at Danielson's next annual meeting of stockholders to serve until the next such meeting, and at each subsequent annual meeting to serve until the next such meeting, until all such dividends on such series have been paid in full. At elections of such directors during such period, each holder of Danielson Series A Preferred Stock shall be entitled to one vote per share. Upon any termination of the right of the holders of such series to vote for directors as provided above, the term of office of all directors then in office, elected by such series, shall terminate immediately.

  The approval of two-thirds of the outstanding shares of Danielson Series A Preferred Stock shall be required in order to amend the Certificate of Incorporation of Danielson to affect materially and adversely the rights, preferences or voting powers of the holders of such series of stock or to authorize, create, issue or increase the authorized or issued amount of, any class of stock having rights senior or superior with respect to dividends and upon liquidation to such series; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to Danielson Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall require the approval of a majority of the outstanding shares of

Danielson Series A Preferred Stock and any other series of preferred stock ranking junior to or on a parity with Danielson Series A Preferred Stock.

  No approval by the holders of Danielson Series A Preferred Stock is required for the creation of an issue of stock ranking prior to Danielson Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up if notice of redemption is given and the proceeds of the sale of such new issue of stock are used to retire or redeem any or all of the outstanding Danielson Series A Preferred Stock.

 No Sinking Fund

  Danielson Series A Preferred Stock will not be subject to the operation of any mandatory purchase, retirement or sinking fund.

 Trading Market

  Danielson has agreed to use its best efforts to cause the shares of Danielson Series A Preferred Stock to be approved for listing on the AMEX, NYSE or NASDAQ.

                 COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS

  Midland is a Tennessee corporation subject to the provisions of the Tennessee Business Corporation Act ("TBCA"). Danielson is a Delaware corporation subject to the provisions of the Delaware General Corporation Law ("DGCL"). Stockholders of Midland, whose rights are governed by Midland's Charter and Bylaws and by the TBCA, will, upon consummation of the Merger, become stockholders of Danielson whose rights will then be governed by the Certificate of Incorporation and Bylaws of Danielson and by the DGCL. The following is a summary of the material differences between the rights of stockholders of Midland and Danielson, as such differences arise from the provisions of the TBCA and the DGCL and from the provisions of the charter and bylaws of each of Midland and Danielson.

  The following summaries do not purport to be complete statements of the rights of Danielson stockholders under the Danielson Certificate of Incorporation and Danielson's Bylaws as compared with the rights of Midland stockholders under Midland's Charter and Bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equal or more significant differences do not exist. These summaries are qualified in their entirety by reference to the TBCA, the DGCL and governing corporate instruments of Danielson and Midland, to which stockholders are referred. The terms of Danielson's capital stock are described in greater detail under "DESCRIPTION OF DANIELSON CAPITAL STOCK." Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder.

ELECTION OF DIRECTORS

  Danielson's Certificate of Incorporation provides that voting for the election of directors may be cumulative if, prior to the vote, any Danielson stockholder gives notice to Danielson of such stockholder's intention to vote cumulatively.

  Midland's Charter does not provide for cumulative voting.

REMOVAL OF DIRECTORS

  Danielson's Bylaws provide that any director may be removed with or without cause at any time by the affirmative vote of the holders of record of a majority of all the outstanding stock entitled to vote for the election of directors at a special meeting of the stockholders called for that purpose. Danielson's Bylaws also provide that a director may be removed for cause by the affirmative vote of a majority of the entire board of directors as long as Danielson's Certificate of Incorporation provides for cumulative voting and, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect him if then cumulatively voted at an election of entire board of directors.

  Midland's Bylaws provide that any director may be removed without cause by a majority vote of the stockholders and may be removed for cause by a majority of the entire Midland Board.

CONFLICT-OF-INTEREST TRANSACTIONS

  The DGCL generally permits transactions involving Danielson and an interested director of Danielson if (i) the material facts are disclosed and a majority of disinterested directors consents, (ii) the material facts are disclosed and a majority of shares entitled to vote thereon consents, or (iii) the transaction is fair to Danielson at the time it is authorized by the Danielson Board, a committee, or the Danielson stockholders.

  The TBCA generally permits transactions involving Midland and an interested director of Midland if (i) the material facts are disclosed and a majority of disinterested directors or a committee of the Midland Board consents, (ii) the material facts are disclosed and a majority of disinterested shares entitled to vote thereon consents or (iii) the transaction is fair to Midland. The TBCA prohibits loans to directors by Midland unless approved by a majority vote of disinterested stockholders or the Midland Board determines that the loan benefits Midland and either approves the specific loan or a general plan of loans by Midland.

SPECIAL MEETINGS OF STOCKHOLDERS

  Pursuant to Danielson's Bylaws, a special meeting of Danielson's stockholders may be called for any purpose by the chairman of the Danielson Board, Danielson's President, Secretary or a majority of the Danielson Board. A special meeting of Danielson's stockholders may be called by the President or Secretary of Danielson upon the written request of stockholders who together are the record owners of a majority of the outstanding stock of all classes entitled to vote at the special meeting.

  Midland's Bylaws authorize the President of Midland or a majority of the Midland Board or, in certain circumstances, the stockholders, to call a special meeting of stockholders for any purpose. Such a call shall state the purpose or purposes of the proposed meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  The DGCL provides that the recommendation of the Danielson Board and the approval of a majority of the outstanding shares of Danielson entitled to vote thereon is required to effect a merger or consolidation or to sell, lease or exchange substantially all of Danielson's assets. With respect to a merger, no vote of the Danielson stockholders would be required if Danielson were the surviving corporation and (i) the related agreement of merger did not amend Danielson's Certificate of Incorporation, (ii) each share of stock of Danielson outstanding immediately before the merger were an identical outstanding or treasury share of Danielson after the merger and (iii) the number of shares of Danielson to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of Danielson Common Stock outstanding immediately before the merger.

  The TBCA provides that the approval of the Midland Board and of a majority of the outstanding shares of Midland entitled to vote thereon would also generally be required to approve a merger or to sell, lease, exchange or otherwise dispose of substantially all of Midland's assets. In accordance with the TBCA, submission by the Midland Board of any such action may be conditioned on any basis, including without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.

  With respect to a merger, no vote of the stockholders of Midland would be required if Midland were the surviving corporation and (i) Midland's Charter would remain unchanged after the merger, subject to certain exceptions, (ii) each stockholder of Midland immediately before the merger would hold an identical number of shares, with identical rights and preferences, after the merger, (iii) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

  With respect to a sale, lease, exchange or other disposition of substantially all the assets of Midland, no vote of the stockholders of Midland would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of Midland.

ACTION BY WRITTEN CONSENT

  The DGCL provides for action without stockholder meetings if a written consent setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Action by written consent of the Danielson stockholders is impracticable given the number of holders of Danielson Common Stock.

  The TBCA provides that action may be taken without a stockholder meeting and vote if all stockholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the Midland stockholders is impracticable given the number of holders of Midland Common Stock.

INSPECTION RIGHTS

  Both the TBCA and the DGCL contain provisions granting stockholders the right to inspect certain records of each corporation. Under the DGCL, any stockholder of record, either in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect certain of Danielson's records during certain times. This right is limited, however, to inspection for "a proper purpose," which is defined as "a purpose reasonably related to such person's interest as a stockholder."

  Under the TBCA, Midland stockholders are also entitled to inspect and copy, during regular business hours at Midland's principal office, the minutes of stockholder meetings, charter, bylaws, annual reports, and certain other records of the corporation, provided the stockholder gives the corporation written notice of such stockholder's demand at least five business days before the date on which such stockholder wishes to inspect and copy the records. In addition, a stockholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity such stockholder's purpose and the records such stockholder desires to inspect, and if the records are directly connected with such stockholder purpose, may also, upon five days' written notice, inspect and copy: (i) accounting records of the corporation, (ii) the records of stockholders and excerpts from minutes of any meeting of the board of directors, (iii) records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, (iv) minutes of any meeting of the stockholders, and (v) records of action taken by the stockholders or board of directors without a meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

  Danielson's Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Danielson Common Stock entitled to vote on such amendment. Danielson's Certificate of Incorporation and Bylaws provide that Danielson's Bylaws may be amended or repealed by the Danielson Board or by the Danielson stockholders. Danielson's Bylaws provide that such Bylaws may be amended or repealed by the holders of shares entitled to vote for the election of directors, by the vote of not less than two-thirds of such shares. The Danielson Board may amend or repeal Danielson's Bylaws by the vote of not less than two-thirds of the entire Danielson Board.

  Midland's Charter may be amended by the holders of a majority of the outstanding shares of Midland Common Stock and its Bylaws may be amended by a majority vote of the directors present at a meeting or at any meeting of the stockholders when the votes cast favoring the amendment exceed the votes cast opposing the amendment.

VOLUNTARY DISSOLUTION

  The DGCL provides that Danielson may be dissolved by the approval of the Danielson Board and a majority of the shares of Danielson entitled to vote thereon. The DGCL also allows all the stockholders of Danielson acting unanimously in writing to effect a dissolution of Danielson without the approval of the Danielson Board. Dissolution by unanimous written consent of the Danielson stockholders is impracticable given the number of holders of Danielson Common Stock.

  The TBCA provides that Midland may be dissolved if the Midland Board proposes dissolution and a majority of the shares of Midland entitled to vote thereon approves. In accordance with the TBCA, the Midland Board may condition its submission of a proposal for dissolution on any basis, including a greater stockholder vote requirement.

INDEMNIFICATION

  Both the DGCL and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. The TBCA, however, states that statutory indemnification is not to be deemed exclusive of any other rights to which a director seeking indemnification may be entitled; provided, however, no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability (1) for any breach of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for unlawful distributions.

BUSINESS COMBINATION STATUTE

  The DGCL regulates business combinations such as mergers, consolidations, and asset purchases where the business acquired was, or the assets belonged to, a public corporation, and where the acquiror became an "interested stockholder" of the public corporation before the date of the transaction unless (i) prior to the date of the transaction the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date of the transaction the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 -2/3% of the outstanding voting stock of the disinterested stockholders.

  In the context of this law, an "interested stockholder" is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who directly or indirectly, alone or in concert with others, beneficially owns or controls 15% or more of the voting stock of the public corporation. The law prohibits business combinations with an unapproved interested stockholder for a period of three years after the date on which the person became an interested stockholder and requires that any business combination with an unapproved interested stockholder after such three year period be approved by the board of directors and authorized by the affirmative vote of 66- 2/3% of the outstanding shares held by persons other than the interested stockholders. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose certificate of incorporation or bylaws contain a provision not to be covered by this Section. Neither Danielson's Certificate of Incorporation nor Bylaws contain such a provision.

  Tennessee's Business Combination Act provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and (ii) either (A) is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Business Combination Act.

  These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Business Combination Act. This charter amendment or bylaw must be approved by a majority of the stockholders who have held shares for more than one year prior to the vote. It may not take effect for at least two years after the vote. Midland has not adopted a charter or bylaw amendment removing Midland from coverage under the Business Combination Act.

  The Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

  The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee.

CONTROL SHARE ACQUISITION ACT

  The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other stockholders. The purchaser may demand a special meeting of stockholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights.

  The United States Court of Appeals for the Sixth Circuit has held that the TCSAA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee.

  The DGCL contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT

  Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the Tennessee Insurance Commissioner a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Tennessee Insurance Commissioner may require additional information material to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to stockholders.

  In addition to requiring the offeror to file a registration statement with the Tennessee Insurance Commissioner, the TIPA requires the offeror and the offeree company to deliver to the Tennessee Insurance Commissioner all solicitation materials used in connection with the tender offer. The TIPA prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Tennessee Insurance Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Tennessee Insurance Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the Chancery Court may grant injunctive relief. The TIPA further provides civil and criminal penalties for violations.

  The United States Court of Appeals for the Sixth Circuit has held that the TIPA violates the commerce clause of the United States Constitution to the extent that it applies to target corporations organized under the laws of states other than Tennessee.

  The DGCL contains no similar provisions with respect to investor protection.

AUTHORIZED CORPORATION PROTECTION ACT

  The Tennessee Authorized Corporation Protection Act ("TACPA") is the vehicle through which the Tennessee statutes attempt to permit the Business Combination Act and the TCSAA to govern foreign corporations. The TACPA provides that an authorized corporation can adopt a bylaw or a charter provision electing to be subject to the operative provisions of the Business Combination Act and the TCSAA, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a Certificate of Authority from the Tennessee Secretary of State and that satisfy any two of certain tests including having its principal place of business located in Tennessee; having a significant subsidiary located in Tennessee; having a majority of such corporation's fixed assets located in Tennessee; having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee; employing more than 250 individuals in Tennessee or having an annual payroll paid to residents of Tennessee that is in excess of $5 million; producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10 million; or having physical assets and/or deposits located within Tennessee that exceed $10 million in value.

  The United States Court of Appeals for the Sixth Circuit, however, has held the TACPA unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee.

  The DGCL contains no similar provisions with respect to authorized corporation protection.

GREENMAIL ACT

  The Tennessee Greenmail Act ("TGA") applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than two years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

  The DGCL contains no similar provisions with respect to greenmail.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The DGCL generally allows dividends to be paid out of surplus of Danielson or out of the net profits of Danielson for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of Danielson being less than the capital represented by the preferred stock of Danielson. There are no shares of Danielson preferred stock outstanding.

  The TBCA provides that Midland generally may make dividends or other distributions to its stockholders unless after the distribution either (i) Midland would not be able to pay its debts as they become due in the usual course of business or (ii) Midland's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. There are no shares of Midland preferred stock authorized.

DISSENTERS' RIGHTS

  The DGCL provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange or held of record by more than 2,000 stockholders or (ii) shares of the surviving corporation of the merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required pursuant to the merger to accept anything other than (A) shares of stock of the surviving corporation,
(B) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (C) cash in lieu of fractional shares of such stock.

  The TBCA generally provides dissenters' rights for mergers and share exchanges that would require stockholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act. Dissenters' rights are not available to the Midland stockholders.

                        PRINCIPAL MIDLAND STOCKHOLDERS

  The following table sets forth the beneficial ownership of Midland Common Stock, as of June 24, 1996, owned by (a) each director, (b) each executive officer, (c) each person known to Midland to own beneficially more than 5% of the outstanding shares of Midland Common Stock, and (d) directors and officers as a group. Midland believes that, except as otherwise stated, the beneficial holders listed below have sole voting and investment power regarding the shares reflected as being beneficially owned by them.

                                      AMOUNT AND NATURE
                                   OF BENEFICIAL OWNERSHIP PERCENT OF CLASS(1)
                                   ----------------------- -------------------
PRINCIPAL STOCKHOLDERS
  MARCo Holdings, L.P.  (2)
  c/o Michael A. Robinson
  One Commerce Square, Suite 1700
  Memphis, Tennessee                        512,448                9.1

  Fenimore Asset Management, Inc.
  118 N. Grand Street, Box 310,
  Cobleskill, New York, 10243               451,150                8.4
OFFICERS AND DIRECTORS
  John J. Shea, Jr., M.D. (3)               310,777                5.6
  Philip R. Zanone (4)(5)                   443,353                7.9
  Charles H. Gray, III (5)(6)               270,733                4.8
  Joseph W. McLeary (5)(7)                  180,265                3.2
  J. Shea Leatherman (8)                    164,038                3.0
  Elena Barham (5)                           71,977                1.2
  James E. Farmer (5)                        68,330                1.2
  Sidney A. Stewart (5)                      21,650                 *
  F. Ross Johnson (9)                        38,200                 *
  Carlos H. Cantu (5)                        15,000                 *
  Theodore J. Bender, III (10)               14,000                 *
  All Directors and Executive
   Officers as a Group
   (11 persons)                           1,598,323               27.1

- --------
* Percentage of shares beneficially owned does not exceed 1% of the outstanding Midland Common Stock

(1) The numbers shown include the shares that are not currently outstanding but which certain stockholders are entitled to acquire or will be entitled to acquire within 60 days. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Midland Common Stock owned by the particular stockholder and by the group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.
(2) Includes 102,630 shares directly owned by MARCo Holdings, L.P. and 84,000 shares that Michael A. Robinson may acquire by exercise of warrants. Also includes 130,000 shares owned by Charles P. and Anne W. Brown; 45,818 shares owned by C.P. Brown Family Trust; 108,000 shares owned by Thomas W. and Barbara D. Staed; and 14,000 shares owned by each of Blaine Brantly Staed Irrevocable Trust; Leslie Shelton Staed Irrevocable Trust and Whitney Egan Staed Irrevocable Trust.
(3) Dr. Shea's address is Shea Clinic, 6133 Poplar Pike, P.O. Box 17987, Memphis, Tennessee 38187-0987.
(4) Includes 55,734 shares owned by his wife, Irwin L. Zanone, as to which Mr. Zanone disclaims beneficial ownership; includes 45,700 shares issuable upon the exercise of options granted under Midland's stock option plans; excludes options to purchase 17,500 shares which are not exercisable within the next 60 days.
(5) The address of each of Midland's officers and of Messrs. Cantu and Stewart is Midland Financial Group, Inc., 825 Crossover Lane, Suite 112, Memphis, Tennessee 38117.

(6) Includes 104,800 shares issuable upon the exercise of stock options granted under Midland's stock option plans; excludes options to purchase 27,200 shares that are not exercisable within the next 60 days.

(7) Includes 1,000 shares owned by his wife, Joyce C. McLeary; 44,904 shares owned by McLeary Financial Group, L.P., of which Mr. McLeary is a limited partner; 45,700 shares issuable upon the exercise of stock options granted under Midland stock option plans; excludes options to purchase 17,500 shares that are not exercisable within the next 60 days.

(8) Mr. Leatherman's address is Route 1, Box 193, Robinsonville, Mississippi 38664.

(9) Mr. Johnson's address is 2660 Peachtree Street, N.W., Atlanta, Georgia 30305. Mr. Johnson's ownership includes 2,000 shares owned by his wife, Laurie Johnson, for which he disclaims beneficial ownership.

(10) Mr. Bender's address is 3541 Ridgewood Road, Atlanta, Georgia 30327.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Based solely on review of the copies of reporting forms furnished to Midland, or written representations that no forms are required, Midland believes that during 1995 its officers and directors and 10% stockholders complied with all filing requirements for reporting to the SEC their ownership and changes in ownership of Midland Common Stock (as required pursuant to Section 16(a) of the Exchange Act).

                       PRINCIPAL DANIELSON STOCKHOLDERS

  The following table sets forth the beneficial ownership of Danielson Common Stock as of June 24, 1996 owned by (a) each director, (b) each executive officer, (c) each person known by Danielson to own beneficially more than 5% of the outstanding shares of Danielson Common Stock and (d) directors and officers as a group. Danielson believes that, except as otherwise stated, the beneficial holders listed below have sole voting and investment power regarding the shares reflected as being beneficially owned by them.

                             AMOUNT AND NATURE OF
                             BENEFICIAL OWNERSHIP           PERCENT OF CLASS(1)
                             --------------------           -------------------
PRINCIPAL STOCKHOLDERS
Commissioner of Insurance         1,803,235/2/,/3/                 11.7
of the State of California
c/o Geoffrey A. Nicholls
Deputy Trustee
Mission Insurance
Companies' Trusts
3333 Wilshire Boulevard--
3rd Floor
Los Angeles, CA 90010
Martin J. Whitman                 2,687,947/2/,/4/,/5/,/6/         17.3
c/o Whitman Heffernan Rhein
& Co., Inc.
767 Third Avenue
New York, NY 10017-2023
Whitman Heffernan & Rhein         1,054,996/2/                      6.9
Workout
Fund, L.P.
c/o WHR Management Company,
L.P.
2 Park Place
Bronxville, NY 10708
Third Avenue Value Fund,            803,669/2/                      5.2
Inc.
767 Third Avenue
New York, NY 10017-2023
OFFICERS AND DIRECTORS**
Martin J. Whitman                 2,687,947/2/,/4/,/5/,/6/         17.3
C. Kirk Rhein, Jr.                1,407,978/5/,/6/,/7/              9.0
James P. Heffernan                1,372,980/5/,/6/                  8.8
Joseph F. Porrino                    56,667/8/                       *
Frank B. Ryan                        48,667/8/                       *
Eugene M. Isenberg                   69,924/9/                       *
William R. Story                     78,972/10/                      *
Wallace O. Sellers                   23,333/11/                      *
Lisa D. Levey                        19,700/12/                      *
Claudia C. Cosenza                    1,800/13/                      *
All Officers and Directors
 as a Group (10 persons)          3,657,976/1//4/                  22.6

- --------
  * Percentage of shares beneficially owned does not exceed 1% of the outstanding Danielson Common Stock.
 ** Paul B. Loyd, Jr. is a nominee for election to the Danielson Board. Mr.
    Loyd does not own any shares of Danielson Common Stock.

 (1) Share percentage ownership is rounded to nearest tenth of 1% and reflects the effect of dilution as a result of outstanding options to the extent such options are, or within 60 days will become, exercisable. As of June 24, 1996 (the date as of which this table was prepared), there were options outstanding to purchase 1,271,537 shares of Danielson Common Stock, of which 1,162,695 were exercisable on June 24, 1996, or which become exercisable within the next 60 days. Shares underlying any option which was exercisable on June 24, 1996 or becomes exercisable within the next 60 days are deemed outstanding only for purposes of computing the share ownership and share ownership percentage of the holder of such option.

 (2) In accordance with provisions of Danielson's Certificate of Incorporation, all certificates representing shares of Danielson Common Stock beneficially owned by holders of 5% or more of Danielson Common Stock are owned of record by Danielson, as escrow agent, and are physically held by Danielson in that capacity.

 (3) Beneficially owned by the Commissioner of Insurance of the State of California in his capacity as trustee for the benefit of holders of certain deficiency claims against certain trusts which assumed liabilities of certain present and former insurance subsidiaries of Danielson.

 (4) Includes 373,397 shares of Danielson Common Stock beneficially owned by Carl Marks Strategic Investments, L.P. ("CMSI"), an investment limited partnership; 803,669 shares beneficially owned by Third Avenue Value Fund, Inc. ("TAVF"), an investment company registered under the Investment Company Act of 1940; 104,481 shares beneficially owned by Martin J. Whitman & Co., Inc. ("MJW&Co"), a private investment company; and 66,167 shares beneficially owned by Mr. Whitman's wife and three adult family members. Mr. Whitman is a minority general partner of the partnership that is the general partner of CMSI. Mr. Whitman controls the investment adviser of TAVF, and may be deemed to own beneficially a 5% equity interest in TAVF. Mr. Whitman is the principal stockholder in MJW&Co, and may be deemed to own beneficially the shares owned by MJW&Co. Mr. Whitman disclaims beneficial ownership of the shares of Danielson Common Stock owned by CMSI, TAVF, MJW&Co, and Mr. Whitman's family members.

 (5) Includes 1,054,996 shares of Danielson Common Stock beneficially owned by Whitman Heffernan & Rhein Workout Fund, L.P. ("WHR Fund"), an investment limited partnership. Each of Messrs. Whitman, Heffernan and Rhein is a general partner of the partnership that is the general partner of WHR Fund. Each disclaims beneficial ownership of the shares owned by the WHR Fund. Does not include 134,763 shares owned by the Employee Stock Ownership Plan and Trust of KCP Holding Company and Subsidiaries ("ESOP"). Messrs. Heffernan and Rhein are, with Mr. Story, the trustees of the ESOP; neither Mr. Heffernan nor Mr. Rhein is a participant in the ESOP.

 (6) Includes shares underlying currently exercisable options to purchase an aggregate of 210,000 shares of Danielson Common Stock at an exercise price of $3.00 per share.

 (7) Includes 28,184 shares of Danielson Common Stock owned by a trust, of which Mr. Rhein serves as trustee, for the benefit of Mr. Rhein's children. Mr. Rhein disclaims beneficial ownership of the shares of Danielson Common Stock owned by the trust.

 (8) Includes shares underlying currently exercisable options to purchase an aggregate of 46,667 shares of Danielson Common Stock at an exercise price of $3.63 per share.

 (9) Includes 20,088 shares owned by Mentor Partnership, a partnership controlled by Mr. Isenberg, and 28 shares owned by Mr. Isenberg's wife. Also includes shares underlying currently exercisable options to purchase an aggregate of 46,666 shares of Danielson Common Stock at an exercise price of $3.63 per share.

(10) Includes 36,500 shares of Danielson Common Stock beneficially owned by Mr. Story and an aggregate of approximately 2,472 shares owned by the ESOP which have been allocated to Mr. Story's account; does not include 132,291 additional shares owned by the ESOP but not allocated to Mr. Story's account. Mr. Story is a participant in the ESOP and is, together with Messrs. Heffernan and Rhein, a trustee of the ESOP. Includes shares underlying options to purchase an aggregate of 40,000 shares of Danielson Common Stock at an exercise price of $6.6875 per share, which become exercisable within the next 60 days. Does not include shares underlying options to purchase an aggregate of 40,000 shares of Danielson Common Stock at an exercise price of $6.6875 per share which are not currently exercisable nor become exercisable within the next 60 days.

(11) Includes shares underlying currently exercisable options to purchase an aggregate of 13,333 shares of Danielson Common Stock at an exercise price of $7.00 per share. Does not include shares underlying options to purchase an aggregate of 26,667 shares of Danielson Common Stock at an exercise price of $7.00 per share which are not currently exercisable nor become exercisable within the next 60 days.

(12) Includes 100 shares of Danielson Common Stock beneficially owned by Ms. Levey's children. Ms. Levey disclaims beneficial ownership of the shares of Danielson Common Stock owned by her children. Includes shares underlying options to purchase an aggregate of 7,500 shares of Danielson Common Stock at an exercise price of $6.6875 per share, which become exercisable within the next 60 days. Does not include shares underlying options to purchase an aggregate of 7,500 shares of Danielson Common Stock at an exercise price of $6.6875 per share which are not currently exercisable nor become exercisable within the next 60 days.

(13) Includes shares underlying options to purchase an aggregate of 1,500 shares of Danielson Common Stock at an exercise price of $6.6875 per share, which become exercisable within the next 60 days. Does not include shares underlying options to purchase an aggregate of 1,500 shares of Danielson Common Stock at an exercise price of $6.6875 per share which are not currently exercisable nor become exercisable within the next 60 days.

(14) In calculating the shares owned by officers and directors as a group, the 1,054,996 shares of Danielson Common Stock owned by WHR Fund referred to in footnote 5 above and included in the beneficial ownership amounts of each of Messrs. Whitman, Heffernan and Rhein reflected in the table above are counted only once in order to avoid a misleading total. In calculating the percentage of shares owned by officers and directors as a group, the shares of Danielson Common Stock underlying all options which are beneficially owned by officers and directors and which are currently exercisable or become exercisable within the next 60 days are deemed outstanding.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires Danielson's directors and executive officers, and persons who own more than 10% of a registered class of Danielson's equity securities, to file with the SEC and the AMEX initial reports of ownership and reports of changes in ownership of Danielson Common Stock and other equity securities of Danielson. Officers, directors and greater than 10% stockholders are required by federal securities regulations to furnish Danielson with copies of all Section 16(a) forms they file.

  To Danielson's knowledge, based solely upon review of the copies of such reports furnished to Danielson and written representations that no other reports were required, except for one Form 3 and one Form 4 with respect to Ms. Cosenza (involving one transaction) and one Form 3 with respect to Mr. Sellers (not involving any transaction), all Section 16(a) filing requirements applicable to Danielson's officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 1995.

                        ELECTION OF DANIELSON DIRECTORS

  A board of nine directors will be elected at the Danielson Meeting by the holders of Danielson Common Stock, to hold office until their successors have been elected and qualified. It is intended that, unless authorization to do so is withheld, the proxies will be voted "FOR" the election of the director nominees named below, each of whom, except Mr. Loyd, currently is a director of Danielson. Each nominee has consented to be named in this Joint Proxy Statement/Prospectus and to serve as a director if elected. However, if any nominee shall become unable to stand for election as a director at the Danielson Meeting, an event not now anticipated by the Danielson Board, the proxy will be voted for a substitute designated by the Danielson Board or, if no substitute is selected by the Danielson Board prior to or at the Danielson Meeting, for a motion to reduce the membership of the Danielson Board to the number of nominees available. In the event that additional persons are nominated for election as directors and a stockholder elects to vote shares cumulatively, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

  The nominees are listed on the following pages with brief statements of their principal occupation and other information. A listing of the nominees' beneficial ownership of Danielson Common Stock appears on the preceding pages under "PRINCIPAL STOCKHOLDERS." All of the nominees for director, with the exception of Mr. Loyd, were elected to their present terms as directors by the stockholders at the Annual Meeting of Stockholders of Danielson held on April 25, 1995. Mr. Loyd is proposed to be elected to serve in the existing vacancy on the Danielson Board. The information concerning the nominees and their security holdings has been furnished by such nominees to Danielson.

  THE DANIELSON BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

                                                                            DIRECTOR
       NOMINEE            AGE               PRINCIPAL OCCUPATION             SINCE
       -------            ---               --------------------            --------
Martin J. Whitman          71     Chairman of the Danielson Board and         1990
                                  Chief
                                  Investment Officer of Danielson;
                                  Managing
                                  Director of Whitman Heffernan Rhein &
                                  Co., Inc.
C. Kirk Rhein, Jr.         43     Chief Executive Officer and President of    1990
                                  Danielson; Managing Director of Whitman
                                  Heffernan Rhein & Co., Inc.
James P. Heffernan         50     Chief Financial Officer of Danielson;       1990
                                  Managing Director of Whitman Heffernan
                                  Rhein & Co., Inc.
Eugene M. Isenberg         66     Chairman of the Board and Chief             1990
                                  Executive Officer of Nabors Industries,
                                  Inc.
Joseph F. Porrino          51     Executive Vice President of the New         1990
                                  School for Social Research
Frank B. Ryan              59     Professor of Mathematics and                1990
                                  Computational and Applied Mathematics at
                                  Rice University
William R. Story           51     President and Chief Executive Officer of    1990
                                  KCP Holding Company and National
                                  American Insurance Company of California
Wallace O. Sellers         66     Director of Enhance Financial Services      1995
                                  Group, Inc.
Paul B. Loyd, Jr.          50     Chairman, President and Chief Executive      --
                                  Officer of Reading & Bates Corporation

  The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected. There is no family relationship between any nominee for election as a director and any other nominee for election as a director or executive officer of Danielson.

  Mr. Whitman, Chairman of the Danielson Board, Chief Investment Officer and a director of Danielson, is a Managing Director of Whitman Heffernan Rhein & Co., Inc. ("WHR"), an investment and financial advisory firm which he founded with Messrs. Heffernan and Rhein during the first quarter of 1987. Since 1974, Mr. Whitman has been the President and controlling stockholder of M.J. Whitman & Co., Inc. (now known as Martin J. Whitman & Co., Inc.) ("MJW&Co") which, until August 1991, was a registered broker-dealer. From August 1994 to December 1994, Mr. Whitman served as the Managing Director of M.J. Whitman, L.P. ("MJWLP"), then a registered broker-dealer which succeeded to the broker-dealer business of MJW&Co. Since January 1995, Mr. Whitman has served as the Chairman and Chief Executive Officer (and, until June 1995, as President) of M.J. Whitman, Inc. ("MJW"), which succeeded at that time to MJWLP's broker-dealer business. Also since January 1995, Mr. Whitman has served as the Chairman and Chief Executive Officer of M.J. Whitman Holding Corp. ("MJWHC"), the parent of MJW and other affiliates. Since March 1990, Mr. Whitman has been the Chairman of the Board, Chief Executive Officer and a director (and, since January 1991, the President) of Third Avenue Value Fund, Inc. ("TAVF"), an investment company registered under the Investment Company Act of 1940. Until April 1994, Mr. Whitman also served as the Chairman of the Board, Chief Executive Officer and a director of Equity Strategies Fund, Inc., previously a registered investment company. Since March 1991, Mr. Whitman has served as a director of Nabors Industries, Inc., a publicly-traded company. From March 1993 through February 1996, Mr. Whitman served as a director of Herman's Sporting Goods, Inc., a retail sporting goods chain, which filed a voluntary petition under Chapter 11 of the Untied States Bankruptcy Code on April 26, 1996 ("HSG"). Mr. Whitman also serves as a director of Danielson's subsidiaries, including National

American Insurance Company of California ("NAICC"), KCP Holding Company ("KCP") and Danielson Trust. Mr. Whitman co-authored the book The Aggressive Conservative Investor. Mr. Whitman is a Distinguished Faculty Fellow in Finance at the Yale University School of Management. Mr. Whitman graduated from Syracuse University magna cum laude in 1949 with a Bachelor of Science degree and received his Masters degree in Economics from the New School for Social Research in 1956. Mr. Whitman is a Chartered Financial Analyst.

  Mr. Rhein is President, Chief Executive Officer and a director of Danielson. He also is a Managing Director of WHR and was, prior to April 1987, a partner in the law firm of Anderson Kill Olick & Oshinsky, P.C. Mr. Rhein specialized in corporate transactions and securities law during his law practice. Since March 1991, Mr. Rhein has served as a director and, from May 1991 to May 1996, as Vice Chairman of Reading & Bates Corporation, a publicly-traded company listed on the NYSE. Since March 1993, Mr. Rhein has served as a director of HSG. Mr. Rhein also serves as a director of Danielson's subsidiaries, including NAICC, KCP and Danielson Trust. Mr. Rhein graduated from the College of Wooster with a Bachelor of Arts degree in 1974. In 1976, Mr. Rhein received his Juris Doctor degree from Columbia University School of Law.

  Mr. Heffernan is Chief Financial Officer and a director of Danielson. From 1990 through March 1996, Mr. Heffernan served as Chief Operating Officer of Danielson. He also is a Managing Director of WHR. Prior to April 1987, he was a partner of Anderson Kill Olick & Oshinsky, P.C. During his law practice, Mr. Heffernan concentrated in the area of bankruptcy law and reorganizations. Since May 1993, Mr. Heffernan has served as a director of The Columbia Gas System, Inc., a publicly-traded company listed on the NYSE. Since March 1993, Mr. Heffernan has served as a director, and since February 1995 as Chairman, of HSG. Mr. Heffernan also serves as a director of Danielson's subsidiaries, including NAICC, KCP and Danielson Trust. Mr. Heffernan graduated with a Bachelor of Arts degree from LeMoyne College in 1967 and received his Juris Doctor degree from Fordham University Law School in 1970.

  Mr. Isenberg, since 1987, has been Chairman and Chief Executive Officer of Nabors Industries, Inc., a publicly-traded oil and gas drilling company listed on the AMEX. Beginning in 1996, Mr. Isenberg commenced his term as a Governor of the AMEX. From 1983 to 1986, Mr. Isenberg served as co-Chief Executive Officer of Northstar Tubular Corp., a trader in oil county tubular goods. From 1969 to 1982, Mr. Isenberg was Chairman of the Board and principal stockholder of Genimar Inc., a steel trading and building products manufacturing company. From 1955 to 1968, Mr. Isenberg was employed in various management capacities with the Exxon Corp. Mr. Isenberg graduated from the University of Massachusetts magna cum laude in 1950 with a Bachelor of Arts degree in Economics and from Princeton University in 1952 with a Masters degree in Economics.

  Mr. Porrino has been Executive Vice President of the New School for Social Research since September 1991. Prior to that time, Mr. Porrino was a partner in the New York law firm of Putney, Twombly, Hall & Hirson, concentrating his practice in the area of labor law. Mr. Porrino received a Bachelor of Arts degree from Bowdoin College in 1966, and was awarded a Juris Doctor degree from Fordham University School of Law in 1970.

  Dr. Ryan, since August 1990, has been a Professor of Mathematics and Computational and Applied Mathematics at Rice University. Since March 1996, Dr. Ryan has served as a director of Sequoia Systems, Inc., a computer systems company, the capital stock of which is traded on NASDAQ. Since March 1995, Dr. Ryan has served as a director of America West Airlines, Inc., a publicly-traded company listed on the NYSE. From August 1990 to February 1995, Dr. Ryan also served as Vice President--External Affairs at Rice University. For two years ending August 1990, Dr. Ryan was the President and Chief Executive Officer of Contex Electronics Inc., a subsidiary of Buffton Corporation, the capital stock of which is publicly traded on the AMEX. Prior to that, and beginning in 1977, Dr. Ryan was a Lecturer in Mathematics at Yale University, where he was also the Associate Vice President in charge of institutional planning. Dr. Ryan obtained a Bachelor of Arts degree in Physics in 1958 from Rice University, a Masters degree in Mathematics from Rice in 1961, and a Doctorate in Mathematics from Rice in 1965.

  Mr. Story, since September 1991, has been President and Chief Executive Officer of NAICC and KCP. Prior to that time, Mr. Story was President and Chief Operating Officer of NAICC, with which he has been employed since 1987. Before that time, Mr. Story held underwriting and executive positions with Mission American Insurance Company, Prudential Reinsurance Company, and The Hartford. Mr. Story has been a member of the Board of Directors of the Association of California Insurance Companies ("ACIC") since 1990. Mr. Story is currently Vice Chairman and Chairman-elect of the ACIC and will being serving as Chairman for a two-year term in October 1996. Mr. Story has served on the governing committee of the California WCIRB since March 1994. Mr. Story also is a member of the Board of Directors and Executive Committee of the California Workers' Compensation Institute. Mr. Story also serves as a director of KCP, NAICC and Danielson Trust. Mr. Story received a Bachelor of Arts degree in Business from the University of Northern Iowa in 1968 and holds the designations of Chartered Property and Casualty Underwriter, and Associate in Risk Management (IIA).

  Mr. Sellers is a director of Enhance Financial Group, Inc. ("Enhance Group"), a financial services corporation the capital stock of which is publicly traded on the NYSE. Until December 31, 1994, Mr. Sellers was the President and Chief Executive Officer of Enhance Group, from its inception in 1986, as well as its principal subsidiaries, Enhance Reinsurance Company and Asset Guaranty Insurance Company, from their inceptions in 1986 and 1988, respectively. From 1987 to 1994, Mr. Sellers served as a director, and from 1992 to 1993 as the Chairman, of the Association of Financial Guaranty Insurors in New York. From 1990 through 1994, Mr. Sellers served on the Board of Directors of EIC Corporation Ltd. and Exporters Insurance Company Ltd., both of Bermuda. Mr. Sellers was a director and, in 1990, Chairman, of the Foreign Credit Insurance Association from 1990 through 1994. From 1990 through 1994, Mr. Sellers was a director of Van-American Insurance Company in Lexington, Kentucky. From 1982 through 1991, Mr. Sellers was a member of the Board of Directors of Financial News Network in Santa Monica, California. From 1985 through 1990, Mr. Sellers was a director of Intex Holdings (Bermuda) Limited. Mr. Sellers served on the Board of Directors of The Learning Channel in Washington, DC. Mr. Sellers received a Bachelor of Arts degree in Economics, Anthropology and Archaeology from the University of New Mexico in 1951 and a Masters degree in Economics from New York University ("NYU") in 1956. Mr. Sellers also is a Doctoral candidate at the NYU Graduate School of Business Administration. Mr. Sellers attended the Advanced Management Program at Harvard University in 1975. Mr. Sellers is a Chartered Financial Analyst.

  Mr. Loyd, since June 1991, has served as Chairman and Chief Executive Officer of Reading & Bates Corporation ("R&B"), since April 1991 as a director of R&B and, since October 1993 as President of R&B. Mr. Loyd has been President of Loyd & Associates, Inc., a financial consulting firm, since 1989. From 1987 to 1989, Mr. Loyd was Chief Executive Officer and a director of Chiles-Alexander International, Inc. From 1984 to 1987, Mr. Loyd served as President and a director of Griffin Alexander Drilling Company, and prior to that time, a director and Chief Financial Officer of Houston Offshore International, all of which are companies in the offshore drilling industry. Mr. Loyd received a Bachelor of Arts degree from Southern Methodist University in 1968 and a Masters of Business Administration from the Harvard Graduate School of Business in 1975.

COMMITTEES

  The Danielson Board has an Audit Committee, a Compensation Committee, an Executive Committee, and a Review Committee. The Danielson Board does not have a nominating committee or a committee performing the functions of a nominating committee.

  The Audit Committee consists of directors Porrino, Ryan and Story. The Audit Committee held two meetings in 1995. The Audit Committee is primarily responsible for reviewing and evaluating Danielson's accounting principles and its system of internal accounting controls. The Audit Committee also recommends engagement of Danielson's independent public accountants.

  The Compensation Committee consists of directors Porrino, Ryan and Sellers. The Compensation Committee held two meetings in 1995. The Compensation Committee reviews, and makes recommendations to the Danielson Board concerning, Danielson's executive compensation policy.

  The Executive Committee consists of directors Heffernan, Rhein and Whitman, and held no meetings in 1995. The Executive Committee has the authority to conduct the business affairs of Danielson, subject to Danielson's Bylaws and applicable law.

  The Review Committee, which consists of directors Porrino, Ryan and Story, reviews and determines potential conflicts of interest relative to investment opportunities. The Review Committee held no meetings in 1995.

COMPENSATION OF DIRECTORS

  During 1995, each director who was not an officer or employee of Danielson or its subsidiaries received compensation of $2,500 for each Danielson Board meeting attended, whether in person or by telephone. For attendance at Danielson Board meetings during 1995, each of Mr. Porrino and Dr. Ryan received $10,000, and each of Messrs. Isenberg and Sellers received $7,500, plus, in each case, reimbursement of reasonable expenses. Directors who are officers or employees of Danielson or its subsidiaries receive no fees for service on the Danielson Board. No attendance fee is paid to any directors with respect to any committee meetings. Each of Mr. Porrino and Dr. Ryan owns options to purchase 44,667 shares of Danielson Common Stock, and Mr. Isenberg owns options to purchase 46,666 shares of Danielson Common Stock, in each case at an exercise price of $3.63 per share (the arithmetic average of the closing prices of Danielson Common Stock on the AMEX for the 30 days prior to the date of grant, September 16, 1991). Mr. Sellers owns options to purchase 40,000 shares of Danielson Common Stock at an exercise price of $7.00 per share (the mean of the high and low prices of Danielson Common Stock on the AMEX on the date of grant, April 25, 1995). All of these options expire ten years after the date of grant and became exercisable in three equal annual installments commencing on the first anniversary of the date of grant and on each of the next two anniversaries thereafter. All of the options held by Messrs. Porrino and Isenberg and Dr. Ryan are currently exercisable. None of such directors has exercised any options to date. None of the options held by Mr. Sellers is currently exercisable, however, one-third of such options (13,333) becomes exercisable within 60 days. For additional information regarding the stock options granted by Danielson, see "EXECUTIVE COMPENSATION--1990 Stock Option Plan" and "EXECUTIVE COMPENSATION--1995 Stock and Incentive Plan" below.

ATTENDANCE AT DANIELSON BOARD MEETINGS

  The Danielson Board held four meetings during 1995. No Danielson director attended less than 75% of the aggregate number of meetings of the Danielson Board held during the period for which he was a director during 1995 and all committees of the Danielson Board on which he served during the period that he served during 1995.

                              EXECUTIVE OFFICERS

  The following table provides information as of June 24, 1996 regarding the executive officers of Danielson:

   NAME             AGE      PRINCIPAL POSITION WITH DANIELSON
   ----             ---      ---------------------------------
Martin J. Whitman    71 Chairman of the Board, Chief Investment
                        Officer and a Director
C. Kirk Rhein, Jr.   43 President, Chief Executive Officer and a
                        Director
James P. Heffernan   50 Chief Financial Officer and a Director
Claudia C. Cosenza   32 Controller
Lisa D. Levey        40 General Counsel and Secretary

  For additional information about Messrs. Whitman, Heffernan and Rhein, see "ELECTION OF DIRECTORS" above.

  Ms. Levey has been the General Counsel and Secretary of Danielson since January 1991. Ms. Levey also has served as Secretary of Danielson Trust and HSG since March 1993, Assistant Secretary of NAICC since 1992, and Secretary of WHR since 1991. Prior to January 1991, Ms. Levey was a partner with the law firm of Anderson Kill Olick & Oshinsky, P.C. specializing in commercial transactions. Ms. Levey graduated magna cum laude with a Bachelor of Arts degree from the University of Pennsylvania in 1978 and received her Juris Doctor degree from New York University School of Law in 1981.

  Ms. Cosenza has been Controller of Danielson since April 1992. Prior to that time, Ms. Cosenza was a Senior Accountant with Danielson. In addition, since June 1990, Ms. Cosenza has served as Controller of Martin J. Whitman & Co., Inc. (which formerly was known as MJW&Co.) and various affiliated entities. From June 1990 through 1993, Ms. Cosenza also served as Controller of MJWLP. Ms. Cosenza graduated from Adelphi University in 1985 with a Bachelor of Business Administration degree in Accounting. Ms. Cosenza is a Certified Public Accountant.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table presents certain information relating to compensation paid by Danielson for services rendered in 1995 by the Chief Executive Officer and the three other executive officers of Danielson as of the last day of the fiscal year whose cash compensation for such year exceeded $100,000. Only those columns which call for information applicable to Danielson or the individuals named for the periods indicated have been included in such table.

                                                                    LONG TERM
                                             ANNUAL COMPENSATION   COMPENSATION
                                             --------------------- ------------
                                                                      AWARDS
                                                                   ------------
                                                                    SECURITIES
                                                                    UNDERLYING
                                              SALARYA     BONUSB     OPTIONS
NAME AND PRINCIPAL POSITION             YEAR    ($)        ($)         (#)
- ---------------------------             ---- ---------- ---------- ------------
C. KIRK RHEIN, JR. .................... 1995  $200,000     -0-         -0-
President & Chief Executive Officer     1994  $ 75,000     -0-         -0-
                                        1993  $ 75,000   $100,000      -0-
MARTIN J. WHITMAN...................... 1995  $200,000     -0-         -0-
Chairman of the Board & Chief           1994  $ 75,000     -0-         -0-
Investment Officer                      1993  $ 75,000   $100,000      -0-
JAMES P. HEFFERNAN..................... 1995  $200,000     -0-         -0-
Chief Financial Officer                 1994  $ 75,000     -0-         -0-
                                        1993  $ 75,000   $100,000      -0-
LISA D. LEVEY.......................... 1995 $ 158,675c  $100,000c     -0-
General Counsel & Secretary             1994  $125,175c  $100,000c     -0-
                                        1993  $131,325c  $100,000c     -0-

  For information regarding compensation paid during 1995 by NAICC to Mr. Story, who is a member of the Danielson Board and nominee for re-election at the Danielson Meeting, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below.
- --------
a Amounts shown indicate cash compensation earned and received by executive officers in the year shown. Executive officers also participate in Danielson group health insurance.
b Amounts shown indicate bonuses earned, if any, with respect to services to Danielson in the fiscal year shown whether or not paid in such fiscal year.
c Amounts shown reflect portion of compensation allocated to Danielson based upon percentage of time spent in connection with Danielson matters.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table presents certain information relating to the value of unexercised stock options as of the end of 1995, on an aggregated basis, owned by the Chief Executive Officer and the three other executive officers of Danielson as of the last day of the fiscal year whose cash compensation for such year exceeded $100,000. None of such officers who owned options to purchase Danielson Common Stock during 1995 exercised any of such options during 1995. Only those tabular columns which call for information applicable to Danielson or the named individuals have been included in such table.

                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                          OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END
                                     (#)                         ($)
                          --------------------------- ---------------------------
   NAME                   EXERCISABLE  TUNEXERCISABLE EXERCISABLE   UNEXERCISABLE
   ----                   -----------  -------------- -----------   -------------
C. KIRK RHEIN, JR.......    210,000/1/      -0-        $787,500/2/       -0-
President & Chief
Executive Officer
MARTIN J. WHITMAN.......    210,000/1/      -0-        $787,500/2/       -0-
Chairman of the Board &
Chief Investment Officer
JAMES P. HEFFERNAN......    210,000/1/      -0-        $787,500/2/       -0-
Chief Financial Officer
LISA D. LEVEY...........      -0-           -0-           -0-            -0-
General Counsel &
Secretary

- --------
(1) As previously disclosed, these options were granted March 13, 1991 under the 1990 Stock Option Plan and are currently exercisable at an exercise price of $3.00 per share (which equals the arithmetic average of the closing prices of Danielson Common Stock on the AMEX for the 30 days prior to the date of grant). The options expire ten years after the date of grant. Options to purchase 70,000 shares of Danielson Common Stock became exercisable on each of March 31, 1992, March 13, 1993 and March 13, 1994.
(2) The value of unexercised in-the-money options, whether or not exercisable, equals the difference between the fair market value of such options at fiscal year-end (i.e., the closing price of Danielson Common Stock on the AMEX on December 31, 1995, namely, $6.75) and the exercise price of such options (i.e., the arithmetic average of the closing prices of Danielson Common Stock on the AMEX for the 30 days prior to the date of grant, March 13, 1990, namely, $3.00).

 Compensation Committee Interlocks and Insider Participation

  During 1995, none of the persons who served as members of the Compensation Committee of Danielson's Board also was, during that year or previously, an officer or employee of Danielson or any of its subsidiaries or had any other relationship requiring disclosure herein.

 Danielson Board Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Danielson Board (the "Committee"), during 1995, was comprised of three independent (i.e., non-employee) directors. The Committee provided the following report on executive compensation during 1995 as required by applicable securities regulations:

  "The Committee's goal continues to be to structure compensation in a way that will attract and retain highly qualified executives who will conduct the business of Danielson in a manner that will maximize stockholder values. Toward that end, the Committee seeks to reward effective executive performance with reference to Danielson's achievements, and each individual executive's contribution to those successes, each year.

  Danielson does not require its officers to own any amount of Danielson Common Stock, nor does Danielson maintain a stock retention policy for officers. However, it is the Committee's belief that the substantial voluntary stock ownership position of Danielson's executive officers is an extremely strong indication of the alignment of its officers' interest with that of Danielson's stockholders.

  For the first time since the inception of Danielson's operations in August 1990, the annual base salary of each of C. Kirk Rhein, Jr., the Chief Executive Officer of Danielson, Martin J. Whitman, the Chairman of the Danielson Board and Chief Investment Officer of Danielson, and James P. Heffernan, the Chief Financial Officer of Danielson, was raised, from its prior level of $75,000 to $200,000. As the Committee has noted in prior Reports, the historic reason for setting and maintaining low cash compensation has been those executives' collective desire not to take significant cash out of Danielson in the form of executive compensation at the very early stages of Danielson's development. However, the Committee believed it was necessary to acknowledge in a tangible manner these executives' unstinting efforts on Danielson's behalf over its first five years of operations and, therefore, the Committee increased those individuals' base salary.

  The three executives' primary goal in 1995 was to identify a suitable acquisition candidate for Danielson. To accomplish this objective, Messrs. Rhein, Whitman and Heffernan devoted a substantial portion of their time evaluating numerous potential strategic opportunities--reviewing materials, following up introductions, meeting with candidates' management. At the time of this writing, their efforts appear to have been worthwhile, in light of Danielson's public announcement of its February 26, 1996 agreement to acquire Midland in a merger transaction. The Committee is confident that Danielson's executive management will direct all of their abilities towards consummation of the transaction, including a public offering of Danielson's Common Stock to raise the cash portion of the purchase price, as well as the capital contribution to be made to Midland at closing. Notwithstanding their apparent success in achieving their 1995 corporate objective, Messrs. Rhein, Whitman and Heffernan felt it would be premature to accept any bonus or other compensation for 1995 beyond their base salary described above. The Committee notes that there are no employment contracts between Danielson and any of its executive officers.

  The Committee recommended an increase in the 1995 base salary of Lisa D. Levey, Danielson's General Counsel and Secretary, from $150,000 to $175,000. This was the first change in Ms. Levey's base salary since she joined Danielson in 1991. The base compensation of $158,675 paid to Ms. Levey in 1995 reflects Danielson's allocated portion of her total base salary amount, based upon the percentage of Ms. Levey's time actually devoted to Danielson matters. In addition to base salary, pursuant to the Committee's recommendation, Danielson paid a $100,000 cash bonus to Ms. Levey with respect to 1995. In arriving at the bonus amount, the Committee reviewed Ms. Levey's overall performance as well as her achievement of specific goals identified jointly by Danielson's executive management and Ms. Levey early in 1995. As part of this evaluation, the Committee considered a variety of Ms. Levey's accomplishments in 1995, including the development of Danielson's 1995 Stock and Incentive Plan (the "1995 Plan") adopted at the last annual meeting of stockholders, and her involvement in a variety of legal matters relating to Danielson Trust Company, including in connection with its integration of the Western Trust Services assets acquired in 1994, as well as with respect to the sale of its Santa Barbara branch to The Bank of Montecito which closed in January 1996. Ms. Levey was one of the recipients of stock options granted by the Committee in January 1996 pursuant to the 1995 Plan, noted below.

  During 1995, the Committee did not make any stock-based compensation grants under the 1995 Plan. However, in keeping with the Committee's view, shared by management of Danielson, of the value of non-cash compensation both to motivate performance and reward the creation of long term stockholder value, on January 15, 1996, the Committee granted an aggregate of 158,900 options under the 1995 Plan to certain executives and employees of Danielson (other than Messrs. Rhein, Whitman and Heffernan) and its subsidiaries, NAICC and Danielson Trust. The exercise price of such options is $6.6875 (the mean of the high and low prices of Danielson Common Stock on the AMEX on the date of grant). These awards will be described in detail in the 1996 Committee Report. The Committee also notes that, in accordance with the terms of the 1995 Plan, Wallace O. Sellers received an automatic grant of 40,000 options upon his election as a director of Danielson at the last annual meeting of stockholders on April 25, 1995.

  The Committee does not rely upon quantitative measures or other measurable objective indicia, such as earnings or specifically weighted factors or compensation formulae, in reaching compensation determinations. Rather, since Danielson at the parent-company level is simply a holding company operation having only a small group of executives responsible for numerous and diverse areas of Danielson's business and management, and given the high level of awareness each executive has of the others' activities and contributions, the Committee evaluates executive performance and reaches compensation decisions based, in part, upon the recommendations of Danielson's executives. The Committee also reviews quantitative and comparative compensation data and, in some instances, analyses provided by an independent consulting firm to assist it in reaching its compensation determinations.

  Finally, the Committee notes that Section 162(m) of the Internal Revenue Code, in most circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the 1995 compensation paid to the executive officers named in the Summary Compensation Table exceeded the threshold for deductibility under Section 162(m). See "EXECUTIVE COMPENSATION--Summary Compensation Table" above. There were no awards under the 1995 Plan during 1995. However, the 1995 Plan is intended to comply with Section 162(m) and, therefore, awards under that Plan are anticipated to qualify for the corporate tax deduction."

                                          THE COMPENSATION COMMITTEE:

                                          Joseph F. Porrino
                                          Frank B. Ryan
                                          Wallace O. Sellers

 Performance Graph

  The following graph sets forth a comparison of the semiannual percentage change in Danielson's cumulative total stockholder return on Danielson Common Stock with the Standard & Poor's 500 Stock Index* and the AMEX Industrial (Financial) Index.** The foregoing cumulative total returns are computed assuming (i) an initial investment of $100, and (ii) the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. Danielson has never paid any dividend on shares of Danielson Common Stock. The graph below reflects comparative information for the five fiscal years of Danielson beginning with the close of trading on December 31, 1990 and ending December 29, 1995. The foregoing information is presented in tabular format immediately following the graphic presentation. The stockholder return reflected below is not necessarily indicative of future performance.

                             [GRAPH APPEARS HERE]

- --------
* The Standard & Poor's 500 Stock Index is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.
** The AMEX Industrial (Financial) Index ("AIFI") is maintained by the AMEX. As described by the AMEX, the AIFI is one of eight industrial subindexes of the AMEX Market Value Index, which is a capitalization-weighted index reflecting the performance of AMEX-traded common shares, American Depositary Receipts and warrants.

                         DANIELSON HOLDING AMEX FINANCIAL STANDARD & POOR'S 500
    (DATE)                  CORPORATION      SUB-INDEX         STOCK INDEX
    ------               ----------------- -------------- ---------------------
   12/31/90.............      $100.00         $100.00            $100.00
   06/30/91.............       137.50          122.06             112.40
   12/31/91.............       129.17          127.19             126.31
   06/30/92.............        95.83          131.16             123.60
   12/31/92.............       120.83          142.51             131.95
   06/30/93.............       220.83          146.05             136.43
   12/31/93.............       275.00          153.14             141.25
   06/30/94.............       220.83          150.60             134.54
   12/31/94.............       254.17          138.73             139.08
   06/30/95.............       262.50          158.25             164.97
   12/31/95.............       229.17          181.26             186.52

 1990 Stock Option Plan

  The 1990 Stock Option Plan (the "1990 Plan") of Danielson is a non-qualified stock option plan which is intended to attract, retain and provide incentives to key employees of Danielson by offering them an opportunity to acquire or increase a proprietary interest in Danielson. Options under the 1990 Plan may be granted to existing officers or employees of Danielson for, in the aggregate, the purchase of up to 1,260,000 shares of Danielson Common Stock (all subject to adjustment in connection with events affecting the capitalization of Danielson). No options were granted under the 1990 Plan during 1990. On March 13, 1991, options to purchase 210,000 shares were granted to each of Messrs. Whitman, Heffernan and Rhein, all of whom are directors and officers of Danielson. The exercise price for all options granted on March 13, 1991 is $3.00 per share, the arithmetic average of the closing prices of Danielson Common Stock on the AMEX for the 30 days prior to the date of grant. The options expire ten years after the date of grant and became exercisable in equal annual installments commencing on the first anniversary thereof and on each of the next two anniversaries thereafter. An additional 630,000 options were granted outside the 1990 Plan as of that date to Junkyard Partners, L.P. ("Junkyard Partners"), upon the same terms as those granted on that date under the 1990 Plan. After giving effect to the options granted outside the 1990 Plan to Junkyard Partners (and excluding options granted to non-employee directors, described below), Danielson has issued options to purchase 1,260,000 shares of Danielson Common Stock, the total number of options which may be granted under the 1990 Plan. In order to prevent additional dilution, the Compensation Committee of the Board of Directors of Danielson (the "Committee"), on September 16, 1991, resolved that it intends to refrain from granting any additional options under the 1990 Plan in excess of the 630,000 options currently outstanding under the 1990 Plan. During 1994, Junkyard Partners transferred 257,910 of its 630,000 options to one of its limited partners. On December 29, 1994, Danielson issued 257,910 restricted shares of Danielson Common Stock upon the exercise of such transferred options. In connection therewith, Danielson received a total exercise price of $773,730. Effective May 19, 1995, Danielson purchased 69,453 of the remaining 372,090 options to purchase Danielson Common Stock owned by Junkyard Partners. The options were exercisable at the time of such purchase and otherwise would have expired on March 13, 2001. The aggregate purchase price paid by Danielson for the options was approximately $286,500, which was equal to the difference between the closing price of Danielson Common Stock on May 19, 1995 ($7.125 per share) the effective date of such purchase, and the exercise price of such options ($3.00 per share), or $4.125 per share. As of December 31, 1995, Junkyard Partners continued to own 302,637 options to purchase shares of Danielson Common Stock, and Messrs. Whitman, Heffernan and Rhein continued to own their options, all of which are currently exercisable.

  Danielson also was authorized by the terms of its Plan of Reorganization to grant to non-employee directors of Danielson, outside the 1990 Plan, options to purchase 140,000 shares of Danielson Common Stock (subject to adjustment in events affecting the capitalization of Danielson). On September 16, 1991, Danielson granted to each of Mr. Porrino and Dr. Ryan, both of whom are unaffiliated directors of Danielson, options to purchase 46,667 shares of Danielson Common Stock and granted to Mr. Isenberg, also an unaffiliated director of Danielson, options to purchase 46,666 shares of Danielson Common Stock. See "PRINCIPAL DANIELSON STOCKHOLDERS." The exercise price of all such options is $3.63 per share, the arithmetic average of the closing prices of Danielson Common Stock on the AMEX for the 30 days prior to the date of grant. These options expire ten years after the date of grant and became exercisable in three equal annual installments commencing on the first anniversary of the date of grant and on each of the next two anniversaries thereafter. As of December 31, 1995, all of the options granted outside the 1990 Plan, all of which are currently exercisable, remained unexercised.

 1995 Stock and Incentive Plan

  The 1995 Plan is a qualified plan which provides for the grant of any or all of the following types of awards: stock options, including incentive stock options and non-qualified stock options; stock appreciation rights, whether in tandem with stock options or freestanding; restricted stock; incentive awards; and performance awards. The purpose of the 1995 Plan is to enable Danielson to provide incentives to increase the personal financial identification of key personnel with the long term growth of Danielson and the interests of Danielson's stockholders through the ownership and performance of Danielson Common Stock, to enhance Danielson's ability to retain key personnel, and to attract outstanding prospective employees and directors.

  The 1995 Plan became effective as of March 21, 1995. No incentive stock options may be granted under the 1995 Plan after March 21, 2005. The 1995 Plan will remain in effect until all awards have been satisfied or expired. The 1995 Plan is administered by the Committee. The aggregate number of shares of Danielson Common Stock which may be issued under the 1995 Plan, or as to which stock appreciation rights or other awards may be granted, may not exceed 1.7 million of which a maximum of 1.5 million shares relate to awards to eligible individuals (including employee directors) and a maximum of 200,000 shares may relate to awards to non-employee directors (all subject to adjustment in the event of stock dividends, stock splits, reorganizations, mergers, and other events affecting the capitalization of Danielson, and subject to acceleration in the event of changes in control or ownership of Danielson). The maximum number of shares of Danielson Common Stock that may be subject to options, stock appreciation rights, restricted stock awards, performance awards or incentive awards granted under the 1995 Plan to an individual during any calendar year cannot exceed 125,000 shares in any calendar year (subject to adjustment in the event of stock dividends, stock splits and certain other events). On April 25, 1995, options to purchase 40,000 shares automatically were granted under the 1995 Plan to Mr. Sellers upon his election as a director of Danielson. The exercise price for such options is $7.00 per share (the mean of the high and low prices of Danielson Common Stock on the AMEX on the date of grant). The options expire ten years after the date of grant and become exercisable in three equal annual installments commencing on the first anniversary thereof and on each of the next two anniversaries thereafter. None of the options granted to Mr. Sellers is currently exercisable; however, 13,333 such options become exercisable on April 25, 1996. On January 15, 1996, options to purchase an aggregate of 158,900 shares of Danielson Common Stock were granted under the 1995 Plan to certain officers and employees of Danielson and its subsidiaries, NAICC and Danielson Trust. Among the recipients of such options were Ms. Cosenza and Ms. Levey, who are officers of Danielson, who were granted options to acquire 3,000 shares and 15,000 shares, respectively, and Mr. Story, who is a member of the Danielson Board and nominee for re-election at the Danielson Meeting, who received a grant of options to acquire 80,000 shares. The exercise price for all of such options is $6.6875 per share (the mean of the high and low prices of Danielson Common Stock on the AMEX on the date of the grant). The options expire ten years after the date of grant. The options become exercisable at various times, depending upon the holder of the options. Continued employment with Danielson or its subsidiaries is a condition to all of the January 1996 options. For information regarding compensation paid during 1995 by NAICC to Mr. Story, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below.

  Danielson, at the holding company level, has no incentive compensation plans, employment agreements or other benefit plans, other than medical and similar plans available to all employees.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  William R. Story, a director of Danielson and a nominee for re-election at the Danielson Meeting, is the President and Chief Executive Officer of NAICC. During 1995, Mr. Story received from NAICC cash compensation of $250,000, as well as non-cash compensation in the approximate aggregate amount of $14,020 (in respect of various business-related expenses including group term life insurance). NAICC paid a $200,000 bonus to Mr. Story in 1996 with respect to 1995 services. NAICC does not anticipate paying any other compensation or bonus to Mr. Story or any other director or officer of Danielson in 1996 with respect to 1995 services. In addition, NAICC in 1995 made a contribution to a pension plan in which Mr. Story participates. The amount of such contribution allocable to the account of Mr. Story is approximately $7,500. Further, NAICC in 1995 made a contribution to the 401(k) plan and ESOP account of such individual in the aggregate amount of $4,620. As noted above, in January 1996, Mr. Story received 80,000 options to acquire Danielson Common Stock under the 1995 Plan. See "EXECUTIVE COMPENSATION--1995 Stock and Incentive Plan."

  All of Danielson's officers, other than Martin J. Whitman, dedicate substantially all of their professional efforts to the operations of Danielson. In addition, Danielson shares certain personnel and facilities with several affiliated and unaffiliated companies (including M.J. Whitman, Inc., a broker-dealer of which Mr. Whitman is the Chairman and Chief Executive Officer), and certain expenses are allocated among the various entities. Personnel costs are allocated based upon actual time spent on Danielson business or upon fixed percentages of compensation. Costs relating to office space and equipment are allocated based upon fixed percentages. Inter-company balances are reconciled and reimbursed on a monthly basis.

         CONFIRMATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  Danielson has selected KPMG Peat Marwick LLP as independent certified public accountants to audit the books and records of Danielson for the current fiscal year and recommends that the stockholders confirm such selection. KPMG Peat Marwick LLP served in that capacity with respect to 1995. In the event of a negative vote, the Danielson Board will reconsider its selection. A representative of KPMG Peat Marwick LLP is expected to be present at the Danielson Meeting, to have the opportunity to make a statement and to respond to appropriate questions from stockholders.

  THE DANIELSON BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE CONFIRMATION OF KPMG PEAT MARWICK LLP AS DANIELSON'S AUDITORS AND INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR.

                                 LEGAL MATTERS

  The validity of the shares of Danielson Common Stock and Danielson Series A Preferred Stock to be issued in the Merger will be passed upon by Anderson Kill Olick & Oshinsky, P.C., New York, New York, counsel for Danielson. Michael W. Stamm, Esq., a member of Anderson Kill Olick & Oshinsky, P.C., owns 17,000 shares of Danielson Common Stock.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules of Midland as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 have been included herein and in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph that refers to Midland's adoption of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" in 1994.

  The consolidated financial statements and related financial statement schedules of Danielson as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 have been included herein and in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph that refers to Danielson's adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" in 1995.

              PROPOSALS AND NOMINATIONS BY DANIELSON STOCKHOLDERS

  Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders of Danielson must be received by Danielson for inclusion in the Proxy Statement and form(s) of proxy relating to such Annual Meeting no later than November 30, 1996. Stockholder proposals should be directed to the attention of the Secretary of Danielson at the address of Danielson set forth on the first page of this Joint Proxy Statement/Prospectus. Timely receipt of a stockholder's proposal will satisfy only one of various conditions established by the SEC for inclusion in Danielson's proxy materials.

                                          By Order of the Board of Directors
                                          DANIELSON HOLDING CORPORATION

                                          Lisa D. Levey
                                          Secretary

                                          By Order of the Board of Directors
                                          MIDLAND FINANCIAL GROUP, INC.

                                          Elena Barham
                                          Secretary

July 5, 1996

                      GLOSSARY OF SELECTED INSURANCE TERMS

 Admitted insurer or insurance carrier...... A company licensed by a state insurance regulatory authority
                                              to do business as an insurer.
 Assumed reinsurance........................ Insurance or reinsurance transferred from another
                                              insurance entity.
 Cede....................................... To transfer to an insurer or a reinsurer all or a part of the
                                              insurance or reinsurance written
                                              by an insurance or reinsurance
                                              entity.
 Combined ratio............................. A combination of the expense ratio and the loss ratio. A
                                              combined ratio below 100%
                                              generally indicates profitable
                                              underwriting without
                                              consideration of investment
                                              income. A combined ratio over
                                              100% generally indicates
                                              unprofitable underwriting
                                              without consideration of
                                              investment income.
 Direct premiums written.................... Premiums on policies written by an insurer, excluding premiums
                                              for reinsurance assumed by an
                                              insurer.
 Expense ratio.............................. Under statutory accounting practices ("SAP"), the ratio of
                                              underwriting expenses to net
                                              premiums written. Under
                                              generally accepted accounting
                                              principles ("GAAP"), the ratio
                                              of underwriting expenses to
                                              premiums earned.
 Gross or net premiums earned............... The portion of gross or net premiums written applicable to
                                              the expired period of policies.
 Gross premiums written..................... The sum of direct premiums written and assumed reinsurance.
 Incurred but not reported ("IBNR") ........ Losses estimated to have been incurred but which are not yet
                                              reported to the insurer.
 Incurred losses............................ For a given period, the sum of losses paid plus the change in
 Insurance risks: preferred, standard, non-   unpaid losses and LAE.
  standard.................................. Categories of underwriting classifications for risk
                                              selection and pricing. The
                                              classifications consider the
                                              loss experience, the degree of
                                              hazard and loss frequency.
                                              Preferred risks have an absence
                                              of prior losses, low degrees of
                                              hazard, and/or low loss
                                              frequency potential. Standard
                                              risks have average loss
                                              experience, moderate degrees of
                                              hazard and/or moderate loss
                                              frequency potential. Non-
                                              standard risks generally have
                                              above average loss experience, a
                                              higher degree of hazard and/or
                                              higher loss frequency potential.
 Loss adjustment expenses ("LAE")........... The expenses of settling claims, including legal and other fees
                                              and claims settlement costs.
 Loss and LAE ratio......................... The ratio of incurred losses and
                                              LAE to premiums earned.
 Net premiums written....................... The portion of direct premiums written and assumed reinsurance
                                              retained by an insurer (i.e.,
                                              after deducting premiums on
                                              business ceded).

 Policy acquisition costs................... Agents' or brokers' commissions, premium taxes, marketing and
                                              certain underwriting expenses
                                              directly associated with the
                                              production of business.
 Premiums-to-surplus ratio.................. Ratio of the most recent twelve months' statutory net premiums
                                              written divided by the
                                              policyholders' capital and
                                              surplus at the end of the
                                              period.
 Quota-share reinsurance.................... A reinsurance agreement under which an insurer cedes to a
                                              reinsurer a specified percentage
                                              of each risk within a defined
                                              category of insurance business
                                              written by the insurer and
                                              conveys to the reinsurer a
                                              similar percentage of the
                                              premium applicable thereto.
 Reinsurance................................ An agreement whereby an insurer cedes to another insurer all or
                                              a portion of the risk insured
                                              and conveys/pays to that other
                                              insurer a portion of the premium
                                              paid by the insured. Reinsurance
                                              makes the assuming reinsurer
                                              liable to the extent of the
                                              coverage ceded. However, in the
                                              event the reinsurer is unable to
                                              pay its portion of the loss
                                              based on the coverage ceded, the
                                              ceding insurer would be
                                              responsible for the entire loss.
 Reserves................................... Estimated liabilities established for statutory reporting purposes
                                              by an insurer to reflect the
                                              estimated cost of claims
                                              payments and the related
                                              expenses that an insurer will
                                              ultimately be required to pay,
                                              net of reinsurance.
 Reserves-to-surplus ratio.................. Ratio of loss and loss expense reserves for statutory reporting
                                              purposes divided by the
                                              policyholders' capital and
                                              surplus.
 Retention.................................. The amount or portion of risk which an insurer retains for its
                                              own account (i.e., for which the
                                              insurer remains primarily
                                              liable).
 SAP or statutory basis..................... Statutory accounting practices
                                              ("SAP") provide for recording
                                              transactions and preparing
                                              financial statements in
                                              accordance with the rules and
                                              procedures prescribed or
                                              permitted by state statute or
 Statutory or policyholders' capital and      regulatory authorities.
  surplus................................... Under SAP, the sum remaining after all liabilities are
                                              subtracted from all admitted
                                              assets.
 Underwriting............................... The process whereby an insurer reviews applications submitted
                                              for insurance coverage and
                                              determines whether it will
                                              accept all or part of the
                                              coverage being requested and
                                              what the applicable premiums and
                                              terms should be. Underwriting
                                              also includes an ongoing review
                                              of existing policies and their
                                              pricing.
 Underwriting expenses...................... The aggregate of policy acquisition expenses and general
                                              and administrative expenses
                                              attributable to underwriting
                                              operations.

 Underwriting profit (loss)................. The excess (deficiency) resulting from the difference between
                                              premiums earned and the sum of
                                              incurred losses, LAE and
                                              underwriting expenses.
 Unpaid losses and LAE...................... Estimated liabilities established by an insurer to reflect the
                                              estimated cost of claims
                                              payments and the related LAE in
                                              respect of insurance it has
                                              written, gross of reinsurance.

                                                                      SCHEDULE I

        ALLOCATION RESULTING FROM CERTAIN HYPOTHETICAL ELECTION PATTERNS

                                        RESULTS FOR:
             -------------------------------------------------------------------
  ASSUMED
  PATTERN
    OF                                                                                                           HOLDERS
 ELECTIONS                                                                                                    ELECTING CASH
    BY                                    HOLDERS                          HOLDERS ELECTING                    AND HOLDERS
ALL MIDLAND                         ELECTING DANIELSON                    DANIELSON SERIES A                    MAKING NO
  HOLDERS                              COMMON STOCK                        PREFERRED STOCK                       ELECTION
- -----------                         ------------------                    ------------------                  -------------
CASE I:
(i)   75% elect cash           For each Midland share,                    For each Midland share,           For each Midland share,
(ii)  10% elect Danielson      Holder will receive                        Holder will receive               Holder will receive:
      Series A Preferred       $14.50 in value (based on                  $14.50 in value (based
      Stock                    Merger Agreement                           on Merger Agreement               (i)  $8.53 in cash
(iii) 5% elect Danielson       valuation provisions)                      valuation provisions)             (ii) $5.12 in value
      Common Stock             of Danielson Common                        of Danielson Series A                  (based on Merger
(iv) 10% make no election      Stock                                      Preferred Stock                        Agreement valuation
                                                                                                                 provisions) of
                                                                                                                 Danielson Series A
                                                                                                                 Preferred Stock
                                                                                                           (iii) $0.85 in value
                                                                                                                 (based on Merger
                                                                                                                 Agreement valuation
                                                                                                                 provisions) of
                                                                                                                 Danielson Common
                                                                                                                 Stock




- ------------------------------------------------------------------------------------------------------------------------------------
CASE II:
(i)   60% elect cash           For each Midland share,                    For each Midland                 For each share of
(ii)  20% elect Danielson      Holder will receive:                       share,                           Midland stock,
      Series A Preferred                                                  Holder will                      Holder will
      Stock                    (i)  $9.67 in value (based on              receive $14.50                   receive:
(iii) 15% elect Danielson           Merger Agreement                      in value (based on
      Common Stock                  valuation provisions) of              Merger Agreement                 (i)  $11.15 in cash, and
(iv)  5% make no election           Danielson Common Stock                valuation                        (ii) $3.35 in value
                               (ii) $4.83 in value (based on              provisions) of                        (based on Merger
                                    Merger Agreement                      Danielson                             Agreement valuation
                                    valuation provisions) of              Series A Preferred                    provisions) of
                                    Danielson Series A                    Stock                                 Danielson Series
                                    Preferred Stock                                                             A Preferred
                                                                                                                Stock



- ------------------------------------------------------------------------------------------------------------------------------------
CASE III:
(i) 20% elect cash             For each Midland share,                    For each Midland share,          For each Midland
(ii) 10% elect Danielson       Holder will receive:                       Holder will receive $14.50       share, Holder will
     Series A Preferred                                                   in cash                          receive $14.50 in
     Stock                     (i)   $2.42 in value (based on                                              cash
(iii) 60% elect Common               Merger Agreement
      Stock                          valuation provisions) of
(iv) 10% make no election            Danielson Common Stock
                               (ii)  $9.67 in value (based on
                                     Merger Agreement
                                     valuation provisions) of
                                     Danielson Series A
                                     Preferred Stock
                               (iii) $2.41 in cash

                         INDEX TO FINANCIAL STATEMENTS

DANIELSON HOLDING CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS OF DANIELSON HOLDING CORPORATION
  Independent Auditors' Report...........................................  F-2
  Consolidated Balance Sheets at December 31, 1994 and 1995..............  F-3
  Consolidated Statements of Operations for the years ended
   December 31, 1993, 1994 and 1995......................................  F-4
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1993, 1994 and 1995......................................  F-5
  Consolidated Statements of Cash Flows for the years ended
   December 31, 1993, 1994 and 1995......................................  F-6
  Notes to Consolidated Financial Statements.............................  F-7

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF DANIELSON HOLDING
 CORPORATION
  Consolidated Balance Sheets at December 31, 1995 and March 31, 1996
   (Unaudited)........................................................... F-28
  Consolidated Statements of Operations for the three months ended March 31, 1995 and March 31, 1996 (Unaudited)................... F-29
  Consolidated Statements of Cash Flows for the three months ended March 31, 1995 and March 31, 1996 (Unaudited)................... F-30
  Consolidated Statement of Stockholders' Equity for the
   three months ended March 31, 1996 (Unaudited)......................... F-31
  Notes to the Consolidated Financial Statements (Unaudited)............. F-32

MIDLAND FINANCIAL GROUP, INC.
CONSOLIDATED FINANCIAL STATEMENTS OF MIDLAND FINANCIAL GROUP, INC.
  Independent Auditors' Report........................................... F-33
  Consolidated Balance Sheets at December 31, 1994 and 1995.............. F-34
  Consolidated Statements of Income (Loss) for the years ended
   December 31, 1993, 1994 and 1995...................................... F-35
  Consolidated Statements of Changes in Stockholders' Equity for the
   years ended
   December 31, 1993, 1994 and 1995...................................... F-36
  Consolidated Statements of Cash Flow for the years ended
   December 31, 1993, 1994 and 1995...................................... F-37
  Notes to Consolidated Financial Statements............................. F-38

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF MIDLAND FINANCIAL
 GROUP, INC.
  Condensed Consolidated Balance Sheets at December 31, 1995 and March
   31, 1996
   (Unaudited)........................................................... F-53
  Condensed Consolidated Statements of Income for the three months ended March 31, 1995 and March 31, 1996 (Unaudited)................... F-54
  Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 1995 and March 31, 1996 (Unaudited)................... F-55
  Notes to the Condensed Consolidated Financial Statements (Unaudited)... F-56

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Danielson Holding Corporation:

  We have audited the accompanying consolidated balance sheets of Danielson Holding Corporation and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Danielson Holding Corporation and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As described in Note 1 of the Notes to Consolidated Financial Statements, in 1995 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

                                          KPMG Peat Marwick LLP

New York, New York
February 26, 1996

                 DANIELSON HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                               DECEMBER 31,
                                                             ------------------
                                                               1994      1995
                                                             --------  --------
ASSETS:
Fixed maturities:
  Available-for-sale at fair value (Cost: $33,020 and
   $167,773)...............................................  $ 32,450  $172,595
  Held-to-maturity at amortized cost (Fair value: $134,843
   and $0).................................................   145,331       --
Equity securities at fair value (Cost: $256 and $256)......       548       629
Other investments at fair value (Cost: $256 and $0)........       250       --
Short term investments, at cost which approximates fair
 value.....................................................     3,184     8,570
                                                             --------  --------
    TOTAL INVESTMENTS......................................   181,763   181,794
Cash.......................................................       342       605
Accrued investment income..................................     2,903     2,718
Premiums and fees receivable, net of allowances of $323 and
 $157......................................................    17,061     8,826
Reinsurance recoverable on paid losses, net of allowances
 of $675 and $388..........................................     6,108     1,828
Reinsurance recoverable on unpaid losses, net of allowances
 of $425 and $425..........................................    17,705    21,112
Prepaid reinsurance premiums...............................     2,713     2,226
Property and equipment, net of accumulated depreciation of
 $5,807 and $6,849.........................................     5,174     4,159
Deferred acquisition costs.................................     2,204     1,045
Excess of cost over net assets acquired....................     3,513     2,657
Other assets...............................................     1,043       954
                                                             --------  --------
    TOTAL ASSETS...........................................  $240,529  $227,924
                                                             ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Unpaid losses and loss adjustment expenses.................  $146,330  $137,406
Unearned premiums..........................................    14,328     8,563
Policyholder dividends.....................................     6,280     4,664
Reinsurance premiums payable...............................     1,679     1,707
Funds withheld on ceded reinsurance........................     1,810     1,534
Other liabilities..........................................     7,784     4,229
                                                             --------  --------
    TOTAL LIABILITIES......................................   178,211   158,103
Preferred Stock ($0.10 par value; authorized 10,000,000
 shares; none issued and outstanding)......................       --        --
Common Stock ($0.10 par value; authorized 20,000,000
 shares; issued 15,370,894 shares and 15,370,894 shares;
 outstanding 15,360,270 shares and 15,360,255 shares)......     1,537     1,537
Additional paid-in capital.................................    46,417    46,131
Net unrealized gain (loss) on available-for-sale
 securities................................................      (278)    5,195
Retained earnings..........................................    14,708    17,024
Treasury stock (Cost of 10,624 shares and 10,639 shares)...       (66)      (66)
                                                             --------  --------
    TOTAL STOCKHOLDERS' EQUITY.............................    62,318    69,821
                                                             --------  --------
Commitments and contingencies..............................
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............  $240,529  $227,924
                                                             ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                 DANIELSON HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                    FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                 ----------------------------
                                                   1993      1994      1995
                                                 --------  --------  --------
REVENUES:
  Gross premiums earned......................... $ 91,836  $106,552  $ 76,688
  Ceded premiums earned.........................   (5,784)  (13,261)  (16,140)
                                                 --------  --------  --------
  Net premiums earned...........................   86,052    93,291    60,548
  Trust fee income..............................    2,264     4,646     4,475
  Net investment income.........................   13,302    11,853    13,161
  Net realized investment gains (Note 6)........      462        24       208
  Other income..................................      317       526     1,689
                                                 --------  --------  --------
    TOTAL REVENUES..............................  102,397   110,340    80,081
                                                 --------  --------  --------
LOSSES AND EXPENSES:
  Gross losses and loss adjustment expenses.....   74,398    82,025    63,543
  Ceded losses and loss adjustment expenses.....   (8,498)  (14,510)  (14,828)
                                                 --------  --------  --------
  Net losses and loss adjustment expenses.......   65,900    67,515    48,715
  Policyholder dividends........................    3,615     6,043       137
  Policy acquisition expenses...................   16,993    18,677    13,391
  General and administrative expenses...........   12,835    14,792    15,402
  Interest expense..............................      233        65       --
                                                 --------  --------  --------
    TOTAL LOSSES AND EXPENSES...................   99,576   107,092    77,645
                                                 --------  --------  --------
Income before provision for income tax and ex-
 traordinary item[s]............................    2,821     3,248     2,436
Income tax provision............................       75       103       120
                                                 --------  --------  --------
Income before extraordinary item[s].............    2,746     3,145     2,316
  Extraordinary item[s] (Note 13)...............      488       750       --
                                                 --------  --------  --------
NET INCOME...................................... $  3,234  $  3,895  $  2,316
                                                 ========  ========  ========
EARNINGS PER SHARE OF COMMON STOCK AND COMMON
 EQUIVALENT SHARE:
  Income before extraordinary item[s]........... $   0.17  $   0.20  $   0.14
  Extraordinary item[s].........................     0.03      0.05       --
                                                 --------  --------  --------
NET INCOME...................................... $   0.20  $   0.25  $   0.14
                                                 ========  ========  ========


          See accompanying Notes to Consolidated Financial Statements.

                 DANIELSON HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                    -------------------------
                                                     1993     1994     1995
                                                    -------  -------  -------
COMMON STOCK
  Balance, beginning of year....................... $ 1,511  $ 1,511  $ 1,537
  Exercise of options to purchase Common Stock.....     --        26      --
                                                    -------  -------  -------
  Balance, end of year.............................   1,511    1,537    1,537
                                                    -------  -------  -------
ADDITIONAL PAID-IN CAPITAL
  Balance, beginning of year.......................  45,669   45,669   46,417
  Exercise of options to purchase Common Stock.....     --       748      --
  Retirement of stock options......................     --       --      (286)
                                                    -------  -------  -------
  Balance, end of year.............................  45,669   46,417   46,131
                                                    -------  -------  -------
NET UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE
 SECURITIES
  Balance, beginning of year.......................      15      855     (278)
  Net unrealized gain on the date of
   reclassification of
   available-for-sale securities (Note 6)..........     --       --     2,880
  Net increase (decrease)..........................     840   (1,133)   2,593
                                                    -------  -------  -------
  Balance, end of year.............................     855     (278)   5,195
                                                    -------  -------  -------
RETAINED EARNINGS
  Balance, beginning of year.......................   7,579   10,813   14,708
  Net income.......................................   3,234    3,895    2,316
                                                    -------  -------  -------
  Balance, end of year.............................  10,813   14,708   17,024
                                                    -------  -------  -------
TREASURY STOCK
  Balance, beginning of year.......................     (10)     (10)     (66)
  Purchased during year............................     --       (56)     --
                                                    -------  -------  -------
  Balance, end of year.............................     (10)     (66)     (66)
                                                    -------  -------  -------
    TOTAL STOCKHOLDERS' EQUITY..................... $58,838  $62,318  $69,821
                                                    =======  =======  =======

- --------------------------------------------------------------------------------

COMMON STOCK, SHARES
  Balance, beginning of year.................. 15,112,984 15,112,984 15,370,894
  Exercise of options to purchase Common
   Stock......................................        --     257,910        --
                                               ---------- ---------- ----------
  Balance, end of year........................ 15,112,984 15,370,894 15,370,894
                                               ========== ========== ==========
TREASURY STOCK, SHARES
  Balance, beginning of year..................      2,726      2,733     10,624
  Purchased during year.......................          7      7,891         15
                                               ---------- ---------- ----------
  Balance, end of year........................      2,733     10,624     10,639
                                               ========== ========== ==========

          See accompanying Notes to Consolidated Financial Statements.

                 DANIELSON HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1993      1994      1995
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................... $  3,234  $  3,895  $  2,316
  Adjustments to reconcile net income to net cash
   provided by
   (used in) operating activities:
  Net realized investment gains..................     (462)      (24)     (208)
  Depreciation and amortization..................    1,783     1,952     2,455
  Change in other invested asset.................   (3,104)     (205)      --
  Change in accrued investment income............      434      (702)      185
  Change in premiums and fees receivable.........     (787)    1,889     8,235
  Change in reinsurance recoverables.............    1,014    (2,883)    4,280
  Change in reinsurance recoverable on unpaid
   losses........................................    2,310       551    (3,407)
  Change in prepaid reinsurance premiums.........   (2,159)      (48)      487
  Change in deferred acquisition costs...........       (7)       (8)    1,159
  Change in unpaid losses and loss adjustment
   expenses......................................   12,088     8,851    (8,924)
  Change in unearned premiums....................    4,060    (2,174)   (5,765)
  Change in policyholder dividends payable.......   (1,042)   (3,501)   (1,616)
  Change in reinsurance payables and funds
   withheld......................................       91        60      (248)
  Other, net.....................................     (571)    2,355    (3,437)
                                                  --------  --------  --------
    Net cash provided by (used in) operating
     activities..................................   16,882    10,008    (4,488)
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales:
    Fixed income maturities......................      242       --        --
    Fixed income maturities available-for-sale...      --      3,239     8,194
    Equity securities............................      --         14       --
    Other investments............................      --        --        433
  Investments, matured or called:
    Fixed income maturities held-to-maturity.....   27,421    24,551     5,875
    Fixed income maturities available-for-sale...      --      3,937    23,732
  Investments purchased:
    Fixed income maturities held-to-maturity.....  (51,204)  (32,906)     (835)
    Fixed income maturities available-for-sale...      --    (25,119)  (26,455)
    Equity securities............................       (5)      --        --
    Other investments............................      --       (250)     (105)
  Purchases of property and equipment............     (637)     (907)     (416)
  Proceeds of other invested asset...............      --     19,531       --
                                                  --------  --------  --------
    Net cash provided by (used in) investing
     activities..................................  (24,183)   (7,910)   10,423
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Acquisition of Danielson Trust (net of cash
   acquired of $208).............................   (4,403)      --        --
  Acquisition of Western Trust Services..........      --     (2,505)      --
  Paydown of bank loan...........................   (1,000)   (2,250)      --
  Capital lease obligation.......................     (180)      (96)      --
  Change in loans to trust accounts..............     (147)      165       --
  Purchase of treasury stock.....................      --        (56)      --
  Retirement of stock options....................      --        --       (286)
  Proceeds of exercise of options to purchase
   Common Stock..................................      --        774       --
                                                  --------  --------  --------
    Net cash (used in) financing activities......   (5,730)   (3,968)     (286)
                                                  --------  --------  --------
Net increase (decrease) in cash and short term
 investments.....................................  (13,031)   (1,870)    5,649
Cash and short term investments at beginning of
 year............................................   18,427     5,396     3,526
                                                  --------  --------  --------
CASH AND SHORT TERM INVESTMENTS AT END OF YEAR... $  5,396  $  3,526  $  9,175
                                                  ========  ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                         DANIELSON HOLDING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1993, 1994 AND 1995

1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 FORMATION AND ORGANIZATION

  Danielson Holding Corporation ("DHC") is a holding company organized under the General Corporation Law of the State of Delaware. DHC owns all of the voting stock of Mission American Insurance Company ("MAIC"). MAIC owns 100% of the voting stock of KCP Holding Company ("KCP"), Danielson Indemnity Company and Danielson Reinsurance Corporation. KCP owns 100% of the common stock of National American Insurance Company of California ("NAICC"), DHC's principal operating insurance subsidiary. NAICC owns 100% of the common stock of Danielson Insurance Company ("DIC") and Danielson National Insurance Company ("DNIC"). In March 1993, DHC acquired 100% of the common stock of Danielson Trust Company ("Danielson Trust"). See also Note 2 "ACQUISITION OF DANIELSON TRUST COMPANY." For a description of the Company's operations by industry segment, see Note 14 "BUSINESS SEGMENTS."

 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 A. Basis of Presentation

  The accompanying Consolidated Financial Statements of DHC and subsidiaries (collectively with DHC, the "Company") have been prepared in accordance with generally accepted accounting principles. All material transactions among consolidated companies are eliminated. Certain prior year amounts have been reclassified to conform with the current year's financial statement presentation.

 B. Investments

  The Company classifies its debt and equity securities in one of three categories: trading, available-for-sale or held-to-maturity. Securities which are classified as "trading" are bought and held principally for sale in the near term. Securities which are classified as "held-to-maturity" are securities which the Company has the ability and intent to hold until maturity. All other securities, which are not classified as either trading or held-to-maturity, are classified as "available-for-sale."

  Fixed maturities classified as available-for-sale are recorded at fair value. Fixed maturities classified as held-to-maturity are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Amortization and accretion of premiums and discounts on collateralized mortgage obligations are adjusted for principal paydowns and changes in expected maturities. Net unrealized gains or losses on fixed maturities classified as available-for-sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Net unrealized gains or losses associated with transfers of fixed maturities classified as held-to-maturity to fixed maturities classified as available-for-sale are recorded as a separate component of stockholders' equity. The net unrealized gains or losses on fixed maturities included in the separate component of stockholders' equity for fixed maturities transferred from the classification of available-for-sale to held-to-maturity are amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security. The Company does not hold any fixed maturities that are classified as trading. In December 1995, the Company reclassified its entire held-to-maturity portfolio to available-for-sale under a one-time provision permitted by the Financial Accounting Standards Board. No deferred tax benefit or liability has been provided for unrealized appreciation and depreciation due to the anticipated availability of the Company's net operating tax loss carryforwards.

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

  A decline in the market value of any available-for-sale or held-to-maturity security below cost which is deemed to be other than temporary is charged to earnings, resulting in the establishment of a new cost basis for such security.

  Premiums and discounts of fixed maturities that are classified as held-to-maturity securities are amortized or accreted based on the effective interest method. Dividend and interest income are recognized when earned. The cost of securities sold is determined using the specific identification method.

  Equity securities are stated at fair value, and any increase or decrease from cost is reflected in stockholders' equity as unrealized gain or loss.

  Short term investments are stated at cost which approximates fair value. Investments having an original maturity of three months or less from the time of purchase have been classified as "short term investments."

 C. Property-Casualty Insurance Accounting

  1. Revenue Recognition

  Earned premium income is recognized ratably over the contract period of an insurance policy. A liability is established for unearned insurance premiums representing the portion of premiums that is applicable to the unexpired terms of policies in force. Premiums earned include an estimate for earned but unbilled workers' compensation premiums. Premiums earned but unbilled and included in premiums receivable were $2.7 million and $1.9 million at December 31, 1994 and 1995, respectively.

  2. Unpaid Losses and Loss Adjustment Expenses

  Unpaid losses and loss adjustment expenses ("LAE") are based on estimates of reported losses, historical Company experience of losses reported by reinsured companies for insurance assumed from such insurers, and estimates based on historical Company and industry experience for unreported claims. Management believes that the provisions for unpaid losses and LAE are adequate to cover the cost of losses and LAE incurred to date. However, such liability is, by necessity, based upon estimates, which may change in the near term, and there can be no assurance that the ultimate liability will not exceed such estimates.

  3. Reinsurance

  In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events which cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers.

  The Company accounts for its reinsurance contracts which provide indemnification by reducing premiums earned by the amounts paid to the reinsurer and establishing recoverable amounts for paid and unpaid losses and LAE ceded to the reinsurer. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. The Company accounts for its reinsurance contracts having limited risk as financing agreements by establishing deposits for the premiums. Contracts pursuant to which it is not reasonably possible that the reinsurer may realize a significant loss from the insurance risk generally do not meet conditions for reinsurance accounting and are accounted for as deposits. For the years ended December 31, 1994 and 1995, the Company had no reinsurance contracts which were accounted for as financing agreements. See Note 3 "REINSURANCE."

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

  4. Deferred Acquisition Costs

  Deferred acquisition costs, consisting principally of commissions and premium taxes paid at the time of issuance of a policy, are deferred and amortized over the period during which the related premiums are earned. Deferred acquisition costs are limited to the estimated future profit, based on the anticipated losses and LAE (based on historical experience), maintenance costs, policyholder dividends, and anticipated investment income. The amortization of deferred acquisition costs charged to operations in 1993, 1994 and 1995 was $14.8 million, $13.7 million and $9.1 million, respectively.

  5. Policyholder Dividends

  Policyholder dividends represent management's estimate of amounts to be paid on participating policies which share in positive underwriting results, based on the type of policy plan. Participating policies represent approximately 75%, 79% and 34% of direct written premiums for the years ended December 31, 1993, 1994 and 1995, respectively. An estimated provision for policyholder dividends is accrued during the period in which the related premium is earned. These estimated dividends do not become legal liabilities unless and until declared by the Board of Directors of NAICC.

 D. Trust Accounting

  Trust fee income is earned as services are rendered. Trust fees may be based upon either a flat fee or the cost or market value of assets under administration. The Consolidated Financial Statements of the Company do not include the fiduciary assets of Danielson Trust.

 E. Excess of Cost Over Net Assets Acquired

  Until December 31, 1995, the excess of the acquisition cost over the net assets of businesses acquired (goodwill) was being amortized using the straight-line method over a period of 25 years. Recoverability of goodwill is evaluated when a change in circumstances or events indicates that the carrying amount of such asset may not be recoverable. As of January 1, 1996, the Company changed its estimated amortization period for existing balances of previously recorded goodwill from 25 years to 15 years. The amortization of goodwill over a period of 15 years will result in an annual charge to operations of approximately $177,000. The amortization of goodwill charged to operations in 1994 and 1995 was approximately $134,000 and $147,000, respectively. See Note 2 "ACQUISITION OF DANIELSON TRUST COMPANY."

  The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") in 1995. Under SFAS 121, long-lived assets, certain identifiable intangibles and goodwill related to such assets to be held and used by an entity are required to be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of such asset may not be recoverable. SFAS 121 requires that recoverability be based on estimated future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. An impairment loss is recognized if the sum of the expected future cash flows in each of the anticipated carrying years is less than the carrying amount of such asset, in which case the basis in such asset is reduced to its fair value. The 1995 net operating losses of Danielson Trust required the Company to assess the recoverability and amortization of goodwill associated with the original acquisition of Danielson Trust and the subsequent acquisition of the WTS assets. Based upon this assessment, the Company has valued Danielson Trust at slightly in excess of one times the annual revenues. At December 31, 1995, the effect on the Company of its adoption of SFAS 121 was to reduce the carrying amount of the remaining goodwill by $709,000, to $2.7 million. The writedown is included in general and administrative expenses.

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995


 F. Property and Equipment

  Property and equipment, which include data processing hardware and software and leasehold improvements, are carried at historical cost less accumulated depreciation. Depreciation of property and equipment is provided over the estimated useful lives of the respective assets. Leasehold improvements are amortized on a straight-line basis over the estimated useful lives of the assets or over the term of the leases, whichever is shorter. The useful lives of all property and equipment range from three to 12 years.

 G. Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases thereof. Deferred tax assets and liabilities are measured using enacted tax rates which are expected to apply to taxable income in the years in which those temporary differences are anticipated to be recovered or settled, and are limited, through a valuation allowance, to the amount realizable. See Note 8 "INCOME TAXES."

 H. Per Share Data

  Per share data is based on the weighted average number of shares of common stock of DHC, par value $0.10 per share ("Common Stock") outstanding during each year. Earnings per share computations, as calculated under the treasury stock method, include the average number of shares of additional outstanding Common Stock issuable for stock options, whether or not currently exercisable. Such average shares were 15,847,682, 15,938,018 and 15,989,055 for the years ended December 31, 1993, 1994 and 1995, respectively.

 I. Fair Value of Financial Instruments

  The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of the Company's cash and short term investments approximate fair value because of the short term maturity of those investments. The fair values of the Company's debt security instruments and equity security investments are based on quoted market prices as of December 31, 1995. The fair value of all other financial instruments approximates their respective carrying value. See Note 6 "INVESTMENTS."

 J. Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Therefore, actual results could differ from such estimates.

2) ACQUISITION OF DANIELSON TRUST COMPANY

  In March 1993, DHC completed the acquisition of 100% of the common stock of Danielson Trust Company ("Danielson Trust") from a subsidiary of the Resolution Trust Corporation. Danielson Trust formerly was known, prior to November 13, 1993, as HomeFed Trust. Danielson Trust is a California corporation that has been chartered by the California State Banking Department to provide trust and fiduciary services since 1977. The operations of Danielson Trust include private trust, retirement services (formerly known as employee benefit trust) and custodial services.

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

  The acquisition of Danielson Trust has been accounted for as a purchase; the purchase price of $4.6 million paid by DHC for the Danielson Trust stock, including legal fees and other related acquisition expenses, was allocated to the identifiable net assets of Danielson Trust based upon their estimated relative fair values. In connection with the acquisition, DHC acquired net assets with a fair value of $3.4 million. Approximately $1.2 million of cost in excess of net assets acquired was recorded in connection with the purchase and, through December 31, 1995, was being amortized using the straight-line method over 25 years. In February 1994, Danielson Trust completed the acquisition of the assets of the Western Trust Services ("WTS") division of Grossmont Bank, for a purchase price of $2.5 million which, prior to January 1, 1996, was being amortized over a period of 25 years. As of January 1, 1996, the Company changed its estimated period of amortization for existing balances of previously recorded goodwill from a period of 25 years to a period of 15 years.

3) REINSURANCE

  Reinsurance is the transfer of risk, by contract, from one insurance company to another for consideration (premium). Reinsurance contracts do not relieve an insurance company of its obligations to policyholders. The failure of reinsurers to honor their obligations could result in losses to NAICC; consequently, allowances are established for amounts which are deemed uncollectable. NAICC evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

  NAICC cedes reinsurance on an excess of loss basis for workers' compensation risks in excess of $400,000 and generally for all other risks in excess of $150,000. NAICC also cedes 50% of its personal automobile business on a quota share basis. The effect of reinsurance on premiums written reflected in the Company's Consolidated Financial Statements is as follows (dollars in thousands):

                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                    ---------------------------
                                                     1993      1994      1995
                                                    -------  --------  --------
     Direct........................................ $95,896  $104,379  $ 70,949
     Ceded.........................................  (7,943)  (13,310)  (15,654)
                                                    -------  --------  --------
       Net premium................................. $87,953  $ 91,069  $ 55,295
                                                    =======  ========  ========

  As of December 31, 1995, NAICC had paid $5.5 million in losses and LAE relating to an environmental claim filed by Hughes Aircraft (the "Hughes Claim"). The Hughes Claim alleged that environmental damages occurred continuously over a period of approximately 34 years. NAICC assumed a general liability policy issued to Hughes Aircraft for three of those years. The Hughes Claim liability is reinsured in each of such three years under various contracts involving numerous reinsurance companies; of the $5.3 million ceded, $5.2 million was disputed by the reinsurers. NAICC commenced arbitration proceedings relating to $2.9 million and litigation proceedings relating to $2.3 million in order to collect amounts due NAICC. In April 1993, the arbitration proceedings were concluded and NAICC was awarded $684,000. NAICC received payment of the entire amount of the arbitration award by January 1994. In December 1995, the litigation proceedings were concluded and NAICC received payment of the $2.3 million at issue in such proceedings plus $840,000 of accumulated interest thereon.

  In March 1994, NAICC received $19.5 million of commutation value under an Excess of Loss Agreement with Great American Insurance Company ("GAIC") entered into in 1988. Under that agreement, GAIC agreed to provide $26 million of reinsurance coverage for the ultimate net aggregate losses and allocated LAE relating

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

to policyholder liabilities on business written by MAIC after March 31, 1985 that NAICC assumed from MAIC. The agreement included timing restrictions on the reinsurance payments to be made by GAIC to NAICC. Because of the limited amount of risk transferred, this transaction was accounted for as a financing agreement and, at December 31, 1993, the $11 million premium payment by NAICC to GAIC, together with accrued interest of $8.3 million, was classified as an "other invested asset." In accordance with the terms of the agreement, NAICC exercised the commutation provision in January 1994. The decision to exercise the commutation was made in 1993, at a time when the 5-year U.S. Treasury interest rate (upon which the commutation value of the agreement was dependent) had declined significantly. The decline in this interest rate had the effect of increasing the value of commutation over the amount previously recorded for such asset. It was not possible to have foreseen the level of interest rates which prompted the decision to commute the agreement and, therefore, the increased value of the commutation, in the amount of $1.7 million, was recognized in 1993. Additionally, interest income of $1,504,000 and $205,000 was recognized in 1993 and 1994, respectively, representing the accretion of interest income for the original expected term and under the inherent interest rate in the agreement.

  As of December 31, 1995, General Reinsurance Corporation ("GRC") and Munich American Reinsurance Company ("MARC") were the only reinsurers that comprised more than 10% of NAICC's reinsurance recoverable on paid and unpaid claims. At December 31, 1995, NAICC had reinsurance recoverables on paid and unpaid claims of $10 million from GRC and $9.8 million from MARC.

4) UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

  The following chart summarizes the activity in NAICC's liability for unpaid losses and LAE during the three most recent fiscal years (dollars in thousands):

                                                        FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                     --------------------------
                                                       1993     1994     1995
                                                     -------- -------- --------
   Net unpaid losses and LAE at beginning of year..  $104,825 $119,223 $128,625
                                                     -------- -------- --------
   Add:
   Provision for losses and LAE related to:
     Current year..................................    65,157   67,131   45,592
     Prior years...................................       743      384    3,123
                                                     -------- -------- --------
   Total incurred..................................    65,900   67,515   48,715
                                                     -------- -------- --------
   Less:
   Loss and LAE payments for claims related to:
     Current year..................................    11,852   15,849   14,464
     Prior years...................................    39,650   42,264   46,582
                                                     -------- -------- --------
   Total paid......................................    51,502   58,113   61,046
                                                     -------- -------- --------
   Net unpaid losses and LAE at end of year........   119,223  128,625  116,294
   Plus reinsurance recoverables on unpaid losses
    and LAE........................................    18,256   17,705   21,112
                                                     -------- -------- --------
   Gross unpaid losses and LAE at end of year......  $137,479 $146,330 $137,406
                                                     ======== ======== ========

  The losses and LAE incurred in 1995 relating to prior years are primarily attributable to claims from business which is in run-off. Two claims comprise substantially all of the losses and LAE incurred related to

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

prior years: one being a claim for asbestosis exposure, which was settled in 1995 in the form of a policy buy back; the other, a construction defect claim in which a court decision was contrary to previously established case law.

  NAICC has claims relating to environmental cleanup against policies issued prior to 1980 which are currently in run-off. The principal exposure arises from direct excess and primary policies of business in run-off, the obligations of which were assumed by NAICC. These excess and primary claims are relatively few in number and have policy limits of between $50,000 and $1 million, with reinsurance generally above $50,000. NAICC also has environmental claims primarily associated with participation in excess of loss reinsurance contracts assumed by NAICC. These reinsurance contracts have relatively low limits, generally less than $25,000, and estimates of unpaid losses are based on information provided by the primary insurance company.

  The unpaid losses and LAE related to environmental cleanup are established based upon facts currently known and the current state of the law and coverage litigation. Liabilities are estimated for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific contract of insurance or reinsurance and management can reasonably estimate its liability. Liabilities for unknown claims and development of reported claims are included in NAICC's bulk unpaid losses. The liability for unknown or unreported claims is not estimated to be material based on historical reporting experience. The liability for the development of reported claims is based on estimates of the range of potential losses for reported claims in the aggregate as well as currently established case estimates and industry development factors for reported claims. Estimates of liabilities are reviewed and updated continually and exposure exists in excess of amounts which are currently recorded which could be material. However, management of NAICC does not expect that liabilities associated with these types of claims will result in a material adverse effect on future liquidity or financial position. Liabilities such as these are based upon estimates and there can be no assurance that the ultimate liability will not exceed such estimates. Additionally, significant uncertainty exists about the outcome of coverage litigation which can impact current estimates. As of December 31, 1995, NAICC's net unpaid losses and LAE relating to environmental claims were $4.1 million.

5) REGULATION, DIVIDEND RESTRICTIONS AND STATUTORY SURPLUS

  DHC's insurance subsidiaries are regulated by various states and prepare their financial statements in accordance with statutory accounting principles. NAICC prepares its statutory financial statements in accordance with accounting practices prescribed or permitted by the California Department of Insurance (the "Insurance Department"). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (the "Association"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. As of December 31, 1994 and 1995, DHC's operating insurance subsidiaries reported statutory capital and surplus of $39.7 million and $44.9 million, respectively. The combined statutory net income for DHC's operating insurance subsidiaries, as reported to the regulatory authorities for the years ended December 31, 1993, 1994 and 1995, was $2.8 million, $2.2 million and $4.8 million, respectively. The Insurance Department is currently conducting a routine examination of the statutory basis financial statements of NAICC, DNIC and DIC as of December 31, 1995 and has disclosed no findings to date.

  In December 1993, the Association adopted a model for determining the risk based capital ("RBC") requirements for property and casualty insurance companies. Under the RBC model, property and casualty insurance companies are required to report their RBC ratios based on their latest statutory annual statements as filed with the regulatory authorities. NAICC has calculated its RBC requirement under the Association's model, and has capital in excess of any regulatory action or reporting level.

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995


  Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The agencies established pursuant to these state laws have broad administrative and supervisory powers relating to the granting and revocation of licenses to transact insurance business, regulation of trade practices, establishment of guaranty associations, licensing of agents, approval of policy forms, premium rate filing requirements, reserve requirements, the form and content of required regulatory financial statements, periodic examinations of insurers' records, capital and surplus requirements and the maximum concentrations of certain classes of investments. Most states also have enacted legislation regulating insurance holding company systems, including with respect to acquisitions, extraordinary dividends, the terms of affiliate transactions and other related matters. DHC and its insurance subsidiaries have registered as a holding company system pursuant to such legislation in California and routinely report to other jurisdictions. The Association has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures, accounting for reinsurance transactions and the adoption of RBC requirements. It is not possible to predict the impact of future state and federal regulation on the operations of the Company.

  Under the California Insurance Code, NAICC is prohibited from paying, other than from accumulated earned surplus, shareholder dividends which exceed the greater of net income or 10% of statutory surplus without prior approval of the Insurance Department. As a result of NAICC's negative unassigned surplus, NAICC is not permitted to pay dividends in 1996 without prior regulatory approval.

  DHC's trust subsidiary, Danielson Trust, is regulated by the California Banking Department (the "Banking Department"). Danielson Trust is required by state banking law to report its financial position to the Banking Department on a quarterly basis, and to maintain compliance with regulatory capital requirements. State banking law, and through March 1995 the terms of the Department's approval of DHC's acquisition of Danielson Trust, restrict the amount of dividends that Danielson Trust may transfer to DHC without prior regulatory approval. The Banking Department performs an examination, in each 24-month period, of the trust company's financial statements for the most recently completed fiscal year. The most recent such State examination of Danielson Trust was performed as of September 30, 1994. The examination had no effect on the financial position of Danielson Trust.

6) INVESTMENTS

  In compliance with state insurance and banking laws and regulations, securities with a fair value of approximately $94.6 million and $119.6 million at December 31, 1994 and 1995, respectively, were on deposit with various states or governmental regulatory authorities. In addition, at December 31, 1994 and 1995, respectively, investments with a fair value of $5.4 million and $4.7 million were held in trust or as collateral under the terms of certain reinsurance treaties and letters of credit; short term investments of $133,000 in each of the years ended December 31, 1994 and 1995 are pledged to regulatory authorities and are restricted as to use.

  Net realized investment gains (losses) in 1993, 1994 and 1995 were as follows (dollars in thousands):

                                               FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                               1993          1994         1995
                                               ----          ----         ----
     Fixed maturities........................  $473           $20         $130
     Equity securities.......................    --             4           --
     Other investments.......................    --            --           78
     Other...................................   (11)           --           --
                                               ----           ---         ----
       Net realized gain.....................  $462           $24         $208
                                               ====           ===         ====

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

  Gross realized gains relating to fixed maturities were $473,000, $36,000 and $217,000 for the years ended December 31, 1993, 1994 and 1995, respectively. There were no gross realized losses relating to fixed maturities for the year ended December 31, 1993. Gross realized losses relating to fixed maturities were $16,000 and $87,000 for the years ended December 31, 1994 and 1995, respectively. There were neither gross realized gains nor gross realized losses relating to equity securities for the years ended December 31, 1993 and 1995. Gross realized gains relating to equity securities were $4,000 for the year ended December 31, 1994. There were neither gross realized gains nor gross realized losses relating to other investments for the years ended December 31, 1993 and 1994. Gross realized gains relating to other investments were $78,000 for the year ended December 31, 1995.

  Net investment income for the past three years was as follows (dollars in thousands):

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                        -----------------------
                                                         1993    1994    1995
                                                        ------- ------- -------
     Fixed maturities.................................. $ 9,862 $11,616 $12,442
     Equity securities.................................     --      --      --
     Short term investments............................     362     216     219
     Other, net........................................   3,164     247     899
                                                        ------- ------- -------
       Total investment income.........................  13,388  12,079  13,560
     Less: Investment expense..........................      86     226     399
                                                        ------- ------- -------
       Net investment income........................... $13,302 $11,853 $13,161
                                                        ======= ======= =======

  There were no investments with a carrying value greater than 10% of stockholders' equity as of December 31, 1994 or 1995.

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

  The amortized cost, unrealized gains, unrealized losses and fair value at December 31, 1994 and 1995, respectively, for available-for-sale and held-to-maturity securities, categorized by type of security, were as follows (dollars in thousands):

                                                 DECEMBER 31, 1994
                                      ----------------------------------------
                                       COST OR
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST       GAIN       LOSS     VALUE
                                      --------- ---------- ---------- --------
   Investments classified as
    available-for-sale:
   Fixed maturities:
     U.S. Government/Agency.......... $ 22,300    $    1    $   321   $ 21,980
     Corporate.......................   10,720       --         250     10,470
                                      --------    ------    -------   --------
       Total fixed maturities........   33,020         1        571     32,450
   Equity securities.................      256       292        --         548
                                      --------    ------    -------   --------
   Total available-for-sale.......... $ 33,276    $  293    $   571   $ 32,998
                                      ========    ======    =======   ========
   Fixed maturities classified as
    held-to-maturity:
     U.S. Government/Agency.......... $ 33,864    $   76    $   885   $ 33,055
     Mortgage-backed.................   64,558         2      6,556     58,004
     Corporate.......................   46,909       158      3,283     43,784
                                      --------    ------    -------   --------
   Total held-to-maturity............ $145,331    $  236    $10,724   $134,843
                                      ========    ======    =======   ========
                                                 DECEMBER 31, 1995
                                      ----------------------------------------
                                       COST OR
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST       GAIN       LOSS     VALUE
                                      --------- ---------- ---------- --------
   Investments classified as
    available-for-sale:
   Fixed maturities:
     U.S. Government/Agency.......... $ 54,865    $1,854    $     4   $ 56,715
     Mortgage-backed.................   62,342     1,536        272     63,606
     Corporate.......................   50,566     1,729         21     52,274
                                      --------    ------    -------   --------
       Total fixed maturities........  167,773     5,119        297    172,595
   Equity securities.................      256       373        --         629
                                      --------    ------    -------   --------
   Total available-for-sale.......... $168,029    $5,492    $   297   $173,224
                                      ========    ======    =======   ========

  Fixed maturities of the Company include mortgage-backed securities ("MBS") representing 34.7% and 36.9% of the Company's total fixed maturities at December 31, 1994 and 1995, respectively. All MBS held by the Company are issued by the Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac"), both of which are rated "Aaa" by Moody's Investors Services. MBS and callable bonds, in contrast to other bonds, are more sensitive to market value declines in a rising interest rate environment than to market value increases in a declining interest rate environment. This is primarily because of payors' increased incentive and ability to prepay principal and issuers' increased incentive to call bonds in a declining interest rate environment. NAICC's management does not believe that the inherent prepayment risk in its portfolio is significant. However, management of NAICC believes that the potential impact of the interest rate risk on the Company's Consolidated Financial Statements could be significant because of the greater sensitivity of the MBS portfolio to market value declines and the classification of the entire portfolio as available-for-sale. The Company has no MBS concentrations in any geographic region.

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995


  In November 1995, the Financial Accounting Standards Board Emerging Issues Task Force issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Special Report") permitting companies to effect a one-time reclassification of all securities held at that time. At December 1, 1995, the Company reclassified all held-to-maturity securities to the available-for-sale security category. The amortized cost of the fixed maturities that were transferred was $139.9 million. Upon the adoption of the Special Report, unrealized gains of $2.9 million were reported as a component of stockholders' equity with no effect on the Company's earnings. The purpose of the Company's reclassification was to provide it with increased flexibility both to respond to changes in market conditions which could affect asset and liability matching and cash flow and to effect changes in investment policy guidelines in response to changes in business conditions. Pursuant to the Special Report, the reclassifications from the held-to-maturity category in connection with the one-time reassessment do not affect the Company's intent to hold other debt securities to maturity in the future.

  The following reflects the change in net unrealized gain (loss) on available-for-sale securities included as a separate component of stockholders' equity (dollars in thousands):

                                                            FOR THE YEARS ENDED
                                                               DECEMBER 31,
                                                            --------------------
                                                            1993  1994     1995
                                                            ---- -------  ------
     Fixed maturities...................................... $457 $(1,027) $5,392
     Equity securities.....................................  383    (106)     81
                                                            ---- -------  ------
         Total............................................. $840 $(1,133) $5,473
                                                            ==== =======  ======

  The expected maturities of fixed maturities and equity securities, by amortized cost and fair value, at December 31, 1995, are shown below. Expected maturities may differ from contractual maturities due to borrowers' having the right to call or prepay their obligations with or without call or prepayment penalties. Expected maturities of mortgage-backed securities are estimated based upon the remaining principal balance, the projected cash flows and the anticipated prepayment rates of each security (dollars in thousands):

                                                             AMORTIZED   FAIR
     MATURITY                                                  COST     VALUE
     --------                                                --------- --------
     Available-for-sale:
       One year or less..................................... $ 28,177  $ 28,386
       Over one year to five years..........................   72,763    76,417
       Over five years to ten years.........................   65,844    66,725
       More than ten years..................................      989     1,067
                                                             --------  --------
         Total fixed maturities............................. $167,773  $172,595
                                                             ========  ========

7) STOCKHOLDERS' EQUITY

  DHC is authorized to issue 20,000,000 shares of common stock, par value $0.10 per share ("Common Stock"), and 10,000,000 shares of preferred stock, par value $0.10 per share. As of December 31, 1995, there were 15,370,894 shares of Common Stock issued and 15,360,255 such shares outstanding (after giving effect to the issuance of 257,910 shares of Common Stock in connection with the exercise of stock options on December 29, 1994), and no shares of preferred stock issued and outstanding; the remaining 10,639 shares issued but not outstanding are held as treasury stock. For additional information about the Company's Stock Option Plans, including options granted in January 1996, see Note 10 "EMPLOYEE BENEFITS AND STOCK OPTION PLANS." In connection with efforts to preserve the Company's net operating tax loss carryforwards,

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

DHC has imposed restrictions on the ability of holders of 5% or more of DHC Common Stock to transfer the Common Stock owned by them and to acquire additional Common Stock, as well as the ability of others to become 5% stockholders as a result of transfers of Common Stock. See Note 8 "INCOME TAXES."

  In March 1994, DHC commenced an odd-lot tender offer (the "Odd-Lot Tender Offer") for shares of its Common Stock owned beneficially or of record by holders of fewer than 100 shares on the record date, March 25, 1994. The Odd-Lot Tender Offer, which originally was scheduled to expire on April 29, 1994, was extended twice, and expired on June 10, 1994. A total of 7,885 shares of Common Stock were tendered to, and acquired by, DHC in connection with the Odd-Lot Tender Offer. Under the terms of the Odd-Lot Tender Offer, the purchase price paid by DHC was $7.00 per odd-lot share, for an aggregate purchase price of $55,195. The reacquired shares are retained by DHC as treasury stock.

8) INCOME TAXES

  DHC files a Federal consolidated income tax return with its subsidiaries, including certain subsidiaries that were the grantors of certain trusts that assumed various liabilities of certain present and former subsidiaries of DHC.

  As of December 31, 1995, the Company has a consolidated net operating loss carryforward of approximately $1.4 billion for Federal income tax purposes. This number is based upon actual Federal consolidated income tax filings for the periods through December 31, 1994 and an estimate of the 1995 taxable loss. The net operating loss carryforward will expire in various amounts, if not used, between 1998 and 2010. The Internal Revenue Service ("IRS") may attempt to challenge the amount of this net operating loss in the event of a future tax audit. Management believes, based in part upon the views of its tax advisors, that its net operating loss calculations are reasonable and that it is reasonable to conclude that the Company's net operating losses of in excess of $1 billion would be available for use by the Company. These tax loss attributes are currently fully reserved, for valuation purposes, on the Company's financial statements. The Company considers all relevant factors impacting its business operations (such as the size of NAICC and Danielson Trust, the operating results of NAICC and Danielson Trust and the competitive environment in which NAICC and Danielson Trust operate) in order to determine whether the operations are more likely than not to utilize the NOLs. The amount of the deferred tax asset considered realizable could be increased in the near term if estimates of future taxable income during the carryforward period are increased. See Note 7 "STOCKHOLDERS' EQUITY" for a description of certain restrictions on the transfer of Common Stock.

  At December 31, 1995, KCP reflected net operating tax loss carryforwards of $31 million for Federal income tax purposes, distinct from the consolidated net operating tax loss carryforwards of DHC. KCP's carryforwards arise from its filing, prior to 1992, of a consolidated Federal income tax return separately from DHC. The net operating tax loss carryforwards of KCP will expire, if not used, between 2002 and 2005.

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

  The Company's net operating tax loss carryforwards (including carryforwards attributable to KCP) will expire, if not used, in the following amounts in the following years (dollars in thousands):

                                          AMOUNT OF
               YEAR ENDING               CARRYFORWARD
               DECEMBER 31,                EXPIRING
               ------------              ------------
                   1998                   $   32,804
                   1999                      203,869
                   2000                      249,488
                   2001                      155,768
                   2002                      169,767
                   2003                      196,476
                   2004                       75,933
                   2005                       99,961
                   2006                      129,755
                   2007                       44,873
                   2008                        4,626
                   2009                       10,938
                   2010                        6,107
                                          ----------
                                          $1,380,365
                                          ==========

  The Company has made provisions for certain state and local taxes. Tax filings for these jurisdictions do not consolidate the activity of the trusts referred to above, and reflect preparation on a separate company basis.

  Tax expense consists of the following amounts (dollars in thousands):

                                                                  1993 1994 1995
                                                                  ---- ---- ----
     Federal income tax.......................................... $--  $--  $--
     State and local.............................................   75  103  120
                                                                  ---- ---- ----
         Total................................................... $ 75 $103 $120
                                                                  ==== ==== ====

  The following reflects a reconciliation of Federal income tax expense computed by applying the applicable Federal income tax rate of 34% for 1993, 1994 and 1995, as compared to the provision for Federal income taxes (dollars in thousands):

                                                      FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                    -------------------------
                                                     1993     1994     1995
                                                    -------  -------  -------
     Computed "expected" tax expense............... $   959  $ 1,104  $   828
     Change in valuation allowance.................   2,951      904    1,819
     Increase in net operating losses from grantor
      trusts.......................................  (3,973)  (2,104)  (2,891)
     State and local tax expense...................      75      103      120
     Amortization of goodwill......................      59       46      303
     Other, net....................................       4       50      (59)
                                                    -------  -------  -------
     Total income tax expense...................... $    75  $   103  $   120
                                                    =======  =======  =======

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

  The tax effects of temporary differences that give rise to the deferred tax assets and liabilities at December 31, 1994 and 1995, respectively, are presented as follows (dollars in thousands):

                                           DECEMBER 31, 1994 DECEMBER 31, 1995
                                           ----------------- -----------------
   Deferred tax assets
     Loss reserve discounting.............     $   9,558             8,820
     Unearned premiums....................           790               431
     Net operating loss carryforwards.....       466,077           469,324
     Allowance for doubtful accounts......           481               330
     Policyholder dividends...............         2,135             1,586
     Other................................            17                (8)
                                               ---------         ---------
     Total gross deferred tax asset.......       479,058           480,483
     Less: Valuation allowance............      (478,309)         (478,362)
                                               ---------         ---------
     Total deferred tax asset.............     $     749         $   2,121
                                               ---------         ---------
   Deferred tax liabilities
     Deferred acquisition costs...........           749               355
     Unrealized gains on available-for-
      sale securities.....................           --              1,766
                                               ---------         ---------
     Total deferred tax liabilities.......           749             2,121
                                               ---------         ---------
     Net deferred tax asset...............     $     --          $     --
                                               =========         =========

9) BANK LOAN

  During the first quarter of 1994, KCP paid down the outstanding balance of an unsecured Term Credit Agreement ("Bank Loan") having a principal amount of $4 million and having an interest rate of the higher of the prime rate plus 2.5% or the Federal Funds Rate plus 1.5%. The Bank Loan was entered into in connection with the acquisition by DHC as of December 31, 1991 of the remaining shares of KCP that it did not already own. The fair value of the Bank Loan was considered to be its carrying value due to the variable nature of the interest rate. Total interest expense paid in cash on the Bank Loan was $201,000 and $14,000 in 1993 and 1994, respectively.

10) EMPLOYEE BENEFIT AND STOCK OPTION PLANS

 1990 Stock Option Plan

  The 1990 Stock Option Plan (the "1990 Plan") of DHC is a non-qualified stock option plan which is intended to attract, retain and provide incentives to key employees of DHC by offering them an opportunity to acquire or increase a proprietary interest in DHC. Options under the 1990 Plan may be granted to existing officers or employees of DHC for, in the aggregate, the purchase of up to 1,260,000 shares of Common Stock (all subject to adjustment in connection with events affecting the capitalization of DHC). No options were granted under the 1990 Plan during 1990. On March 13, 1991, options to purchase 210,000 shares were granted to each of Messrs. Whitman, Heffernan and Rhein, all of whom are Directors and officers of DHC. The exercise price for all options granted on March 13, 1991 is $3.00 per share, the arithmetic average of the closing prices of the Common Stock on the American Stock Exchange for the 30 days prior to the date of grant. The options expire ten years after the date of grant and became exercisable in equal annual installments commencing on the first anniversary thereof and on each of the next two anniversaries thereafter. An additional 630,000 options were granted outside the 1990 Plan as of that date to Junkyard Partners, L.P. ("Junkyard Partners"), upon the same terms as those granted

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

on that date under the 1990 Plan. After giving effect to the options granted outside the 1990 Plan to Junkyard Partners (and excluding options granted to non-employee Directors, described below), DHC has issued options to purchase 1,260,000 shares of Common Stock, the total number of options which may be granted under the 1990 Plan. In order to prevent additional dilution, the Compensation Committee of the Board of Directors of DHC (the "Committee"), on September 16, 1991, resolved that it intends to refrain from granting any additional options under the 1990 Plan in excess of the 630,000 options currently outstanding under the 1990 Plan. During 1994, Junkyard Partners transferred 257,910 of its 630,000 options to one of its limited partners. On December 29, 1994, DHC issued 257,910 restricted shares of Common Stock upon the exercise of such transferred options. In connection therewith, DHC received a total exercise price of $773,730. Effective May 19, 1995, DHC purchased 69,453 of the remaining 372,090 options to purchase Common Stock owned by Junkyard Partners. The options were exercisable at the time of such purchase and otherwise would have expired on March 13, 2001. The aggregate purchase price paid by DHC for the options was approximately $286,500, which was equal to the difference between the closing price of Common Stock on May 19, 1995 ($7.125 per share) the effective date of such purchase, and the exercise price of such options ($3.00 per share), or $4.125 per share. As of December 31, 1995, Junkyard Partners continued to own 302,637 options to purchase shares of Common Stock, and Messrs. Whitman, Heffernan and Rhein continued to own their options, all of which are currently exercisable.

  DHC also was authorized by the terms of its Plan of Reorganization to grant to non-employee Directors of DHC, outside the 1990 Plan, options to purchase 140,000 shares of Common Stock (subject to adjustment in events affecting the capitalization of DHC). On September 16, 1991, DHC granted to each of Mr. Porrino and Dr. Ryan, both of whom are unaffiliated Directors of DHC, options to purchase 46,667 shares of Common Stock and granted to Mr. Isenberg, also an unaffiliated Director of DHC, options to purchase 46,666 shares of Common Stock. The exercise price of all such options is $3.63, the arithmetic average of the closing prices of the Common Stock on the American Stock Exchange for the 30 days prior to the date of grant. These options expire ten years after the date of grant and become exercisable in three equal annual installments commencing on the first anniversary of the date of grant and on each of the next two anniversaries thereafter. As of December 31, 1995, all of the options granted outside the 1990 Plan, all of which are currently exercisable, remained unexercised.

 1995 Stock and Incentive Plan

  The 1995 Stock and Incentive Plan (the "1995 Plan") is a qualified plan which provides for the grant of any or all of the following types of awards: stock options, including incentive stock options and non-qualified stock options; stock appreciation rights, whether in tandem with stock options or freestanding; restricted stock; incentive awards; and performance awards. The purpose of the 1995 Plan is to enable DHC to provide incentives to increase the personal financial identification of key personnel with the long term growth of the Company and the interests of DHC's stockholders through the ownership and performance of DHC's Common Stock, to enhance the Company's ability to retain key personnel, and to attract outstanding prospective employees and Directors. The 1995 Plan became effective as of March 21, 1995. No incentive stock options may be granted under the 1995 Plan after March 21, 2005. The 1995 Plan will remain in effect until all awards have been satisfied or expired. The 1995 Plan is administered by the Committee. The aggregate number of shares of Common Stock which may be issued under the 1995 Plan, or as to which stock appreciation rights or other awards may be granted, may not exceed 1,700,000, of which a maximum of 1,500,000 shares may relate to awards to eligible individuals (including employee Directors) and a maximum of 200,000 shares may relate to awards to non-employee Directors (all subject to adjustment in the event of stock dividends, stock splits, reorganizations, mergers and other events affecting the capitalization of DHC, and subject to acceleration in the event of changes in control or ownership of DHC). The maximum number of shares of Common Stock that may be subject to options, stock appreciation rights, restricted stock awards, performance awards or incentive awards

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

granted under the 1995 Plan to any one individual during any calendar year cannot exceed 125,000 shares in any calendar year (subject to adjustment in the event of stock dividends, stock splits and certain other events). On April 25, 1995, options to purchase 40,000 shares automatically were granted under the 1995 Plan to Mr. Sellers upon his election as a Director of DHC. The exercise price for such options is $7.00 per share (the mean of the high and low prices of the Common Stock on the American Stock Exchange on the date of grant). The options expire ten years after the date of grant and become exercisable in three equal annual installments commencing on the first anniversary thereof and on each of the next two anniversaries thereafter. None of the options granted to Mr. Sellers is currently exercisable; however, 13,333 such options will become exercisable on April 25, 1996. On January 15, 1996, options to purchase an aggregate of 158,900 shares of Common Stock were granted under the 1995 Plan to certain officers and employees of the Company. Among the recipients of such options were Ms. Cosenza and Ms. Levey, who are officers of DHC, who were granted options to acquire 3,000 shares and 15,000 shares respectively, and Mr. Story, who is a member of DHC's Board of Directors, who received a grant of options to acquire 80,000 shares. The exercise price for all of such options is $6.6875 per share (the mean of the high and low prices of the Common Stock on the American Stock Exchange on the date of the grant). The options expire ten years after the date of grant. None of the options is currently exercisable. The options become exercisable at various times, depending upon the holder of the options. Continued employment with the Company is a condition to all of the January 1996 options.

 Employee Benefit Plans

  KCP maintains an Employee Stock Ownership Plan ("ESOP") of KCP and Subsidiaries covering all of its employees. Effective April 1, 1993, Danielson Trust became a participating employer, and its employees were admitted as additional participants in the ESOP. The ESOP originally acquired common stock of KCP in February 1990, financed by a loan from KCP in the principal amount of $998,000 bearing interest at an annual rate of 10%. Shares of DHC Common Stock were substituted for the KCP stock held by the ESOP as of December 31, 1991. At December 31, 1995, the principal balance due from the ESOP under such loan was $323,000. The loan, which is guaranteed by KCP, is collateralized by the Common Stock held by the ESOP. As the debt is repaid, shares are released from collateral and allocated to employees. All of the shares of Common Stock held by the ESOP are deemed to be outstanding for earnings per share computations. KCP has elected to include the value of the Common Stock allocated annually to participants under the ESOP in the calculation of its matching contribution to the KCP and Subsidiaries Salary Deferred Plan and Trust ("401(k) Plan"). Prior to July 1, 1995, the participating employers contributed 50% of the first 6% of employee-contributed compensation to the 401(k) Plan; effective July 1, 1995, Danielson Trust reduced its maximum contribution to the 401(k) Plan to 50% of the first 4% of employee-contributed compensation. The shares of Common Stock owned by the ESOP as of December 31, 1994 and 1995, respectively, were as follows:

                                                                  1994    1995
                                                                 ------- -------
     Allocated shares...........................................  83,948  94,714
     Unreleased shares..........................................  59,309  40,049
                                                                 ------- -------
         Total.................................................. 143,257 134,763
                                                                 ======= =======

  KCP maintains a non-contributory defined benefit pension plan (the "Pension Plan") covering substantially all of its employees. Effective April 1, 1993, Danielson Trust was admitted as an additional employer participant in the Pension Plan. Effective May 15, 1995 (the "Curtailment Date"), Danielson Trust froze its participation in the Pension Plan, which is deemed to constitute a curtailment event under Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Plans." The plan curtailment resulted in a loss to the Company of $78,678. Danielson Trust

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

continues to be obligated to make pension plan contributions in respect of interest on account balances in the Pension Plan as of the Curtailment Date; however, it will not make any other contributions to, nor will any additional employees of Danielson Trust be admitted as participants in, the Pension Plan after the Curtailment Date. Benefits under the Pension Plan are based on an employee's years of service and average final compensation. The funding policy of the Pension Plan provides for the participating employers to contribute the minimum pension costs equivalent to the amount required under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. Vested benefits under the Pension Plan are fully funded. Any liability associated with the Pension Plan is reflected in the Company's Consolidated Financial Statements.

  The following table sets forth the Pension Plan's funded status at December 31, 1994 and 1995, valued at January 1, 1995 and 1996, respectively (dollars in thousands):

                                                               1994    1995
                                                              ------  -------
   Actuarial present value of benefit obligations:
     Accumulated benefits obligation, including vested
      benefits of $963 for 1994 and $1,529 for 1995.......... $1,070  $ 1,904
                                                              ======  =======
   Projected benefit obligation.............................. $1,312  $ 2,478
   Plan assets at fair value, primarily U.S. Government and
    government agency obligations............................  1,105    1,293
                                                              ------  -------
     Projected benefit obligation in excess of plan assets...   (207)  (1,185)
   Unrecognized net (gain) loss..............................    (55)     807
   Unrecognized prior service cost...........................    273       83
   Adjustment required to recognize minimum liability........    --      (316)
                                                              ------  -------
     (Accrued) prepaid pension cost.......................... $   11  $  (611)
                                                              ======  =======

  Net pension costs for the years ended December 31, 1993, 1994 and 1995 include the following components:

                                             FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                            1993           1994          1995
                                            -----          -----         -----
   Service cost...........................  $ 219          $ 286         $ 243
   Interest cost..........................     67            100           156
   Actual (return) loss on plan assets....   (100)           130          (201)
   Net amortization and deferral..........     35           (199)          131
                                            -----          -----         -----
     Net pension cost.....................  $ 221          $ 317         $ 329
                                            =====          =====         =====

  The Pension Plan's assets consist of U.S. Government obligations, registered equity mutual funds and insured certificates of deposit. The average discount rate used in determining the actuarial present value of the projected benefit obligation was 8.25% and 7.25% for 1994 and 1995, respectively. The projected long term rate of return on assets was 7% for each of 1994 and 1995. The average rate of compensation increase used in determining the actuarial present value of the projected benefit obligation was 3% for 1994 and 4.5% for 1995.

  KCP maintains the 401(k) Plan in which all employees of KCP and, since April 1, 1993, Danielson Trust, are eligible to participate. Under the 401(k) Plan, employees may elect to contribute up to 12% of their eligible compensation to a maximum dollar amount allowed by the IRS. As noted above, prior to July 1, 1995, the

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

participating employers contributed 50% of the first 6% of employee-contributed compensation; however, effective July 1, 1995, Danielson Trust reduced its maximum contribution to 50% of the first 4% of Danielson Trust employee-contributed compensation. The participating employers have opted to include the value of the Common Stock allocated annually to participants under the ESOP in the calculation of their matching contribution. In 1993, 1994 and 1995, the employers' matching obligation to the 401(k) Plan was satisfied through ESOP shares, cash and forfeitures totaling $157,000, $156,000 and $211,000, respectively, in value.

11) LEASES

  DHC and its subsidiaries and affiliates have entered into various non-cancelable operating lease arrangements for office space and data processing equipment. The terms of the operating leases vary from three to ten years and generally contain renewal options and escalation clauses based on increases in operating expenses and other factors. Rent expense under operating leases was $1.6 million for each of the years ended 1993 and 1994 and $1.5 million for the year ended December 31, 1995.

  At December 31, 1995, future net minimum operating lease rental payment commitments were as follows (dollars in thousands):

                                                         MINIMUM OPERATING LEASE
     YEAR ENDING DECEMBER 31,                                RENTAL PAYMENTS
     ------------------------                            -----------------------
        1996............................................         $1,870
        1997............................................          1,837
        1998............................................          1,098
        1999............................................            813
        2000 and thereafter.............................          1,258
                                                                 ------
          Total commitments.............................         $6,876
                                                                 ======

12) COMMITMENTS AND CONTINGENCIES

  NAICC is involved in litigation relating to losses arising from insurance contracts in the normal course of business which are provided for under "unpaid losses and loss adjustment expenses." NAICC also is involved in other litigation pertaining to general corporate matters and claims settlement practices. Danielson Trust is involved in litigation in the normal course of business. DHC is not involved in any material litigation. While litigation is by nature uncertain, management, based in part on advice from counsel, believes that the ultimate outcome of these actions will not have a material adverse effect on the consolidated financial condition of DHC.

13) DISTRIBUTIONS RECEIVED BY THE COMPANY

  On December 21, 1994, DHC received a partial distribution in the amount of $750,000 from an unaffiliated trust that owns certain assets and liabilities of a former subsidiary of DHC. The partial distribution is recorded as an extraordinary item in the Company's 1994 Consolidated Statements of Operations. DHC has been advised that the trust is anticipated to be terminated in the near future. DHC does not anticipate that any amount it may receive upon termination of the trust will be material.

  On December 30, 1993, following approval of the California Superior Court, MAIC received a distribution of approximately $268,000 upon termination of an unaffiliated trust formerly administered by the California Insurance Commissioner as trustee. Such trust had assumed the liabilities and substantially all of the assets of MAIC and a former subsidiary of DHC. Under the terms of the trust agreement, the trust was required to

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

distribute to MAIC all amounts which remained in the trust after satisfying or otherwise resolving all claims against MAIC and such former subsidiary. The distribution was recorded as an extraordinary item in the Company's 1993 Consolidated Statements of Operations. MAIC distributed such funds to DHC following approval of the California Insurance Department (the "Insurance Department"). The termination of the trust had the effect of finalizing a Superior Court-approved interim distribution by such former trust to MAIC in 1992 of approximately $6.2 million, the proceeds of which also were distributed to DHC upon approval of the Insurance Department, as well as releasing all indemnities and pledges running from MAIC to the trust, including a pledge of 3,526,140 shares of KCP common stock owned by MAIC.

  Also during 1993, MAIC received proceeds of $220,000 from the liquidation of the estate of a former Texas subsidiary of DHC. The distribution was accounted for as an extraordinary item in the Company's 1993 Consolidated Statements of Operations.

14) BUSINESS SEGMENTS

  The Company operates in two industry segments: Insurance Services and Trust and Fiduciary Services. The operations of DHC's primary insurance subsidiary, NAICC, are in property and casualty insurance. NAICC writes workers' compensation and non-standard automobile insurance in the western United States, primarily California. NAICC writes approximately 87% of its insurance in California. Personal automobile direct written premiums of $8.4 million, $20 million and $28.8 million and net earned premiums of $2.4 million, $10.3 million and $15.2 million for the years ended December 31, 1993, 1994 and 1995, respectively, were produced through one general agent of NAICC. The operations of DHC's trust subsidiary, Danielson Trust, consist of providing private trust, retirement and custodial services, primarily in Southern California. The accounts and operations of Danielson Trust as of and subsequent to March 26, 1993, when DHC acquired all of the common stock of Danielson Trust, are reflected in the Company's Consolidated Financial Statements. The Company's Corporate operations consist of corporate staff and treasury functions.

  Total revenue by industry segment includes revenues from unaffiliated customers as reported in the Company's consolidated income statement. Revenue earned at the Corporate level is primarily dependent upon the rate of return achieved on its investment portfolio.

  Capital expenditures at the Corporate level include both the purchase price of $4.6 million paid by DHC in March 1993 in its acquisition of the Danielson Trust stock, including legal fees and other related acquisition expenses, and the February 1994 acquisition by Danielson Trust of the assets of the WTS division of Grossmont Bank for a purchase price of $2.5 million.

  Identifiable assets are those assets, by industry, that are used in the Company's operations in such industry. Corporate assets are composed principally of cash and marketable securities.

  Intersegment sales are not material to any of the Company's business segments.

                         DANIELSON HOLDING CORPORATION

                       DECEMBER 31, 1993, 1994 AND 1995

  Summarized financial data for each of the Company's business segments is set forth below:

                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                  ---------------------------
                                                    1993      1994     1995
                                                  --------  --------  -------
                                                   (DOLLARS IN THOUSANDS)
REVENUES
Insurance Operations............................. $ 99,416  $105,098  $74,759
Trust Operations.................................    2,384     4,795    4,623
Corporate........................................      597       447      699
                                                  --------  --------  -------
    Total........................................ $102,397  $110,340  $80,081
                                                  ========  ========  =======
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES AND
 EXTRAORDINARY ITEMS
Insurance Operations............................. $  4,528  $  5,978  $ 6,090
Trust Operations.................................      (68)     (611)  (2,033)
Corporate........................................   (1,639)   (2,119)  (1,621)
                                                  --------  --------  -------
    Total........................................ $  2,821  $  3,248  $ 2,436
                                                  ========  ========  =======
CAPITAL EXPENDITURES
Insurance Operations............................. $    424  $    540  $   298
Trust Operations.................................      178       367       79
Corporate........................................    4,646     2,505       39
                                                  --------  --------  -------
    Total........................................ $  5,248  $  3,412  $   416
                                                  ========  ========  =======
DEPRECIATION AND AMORTIZATION OF NON-INVESTMENT
 ASSETS
Insurance Operations............................. $  1,113  $  1,133  $ 1,133
Trust Operations.................................       48       201    1,083
Corporate........................................       37        41       43
                                                  --------  --------  -------
    Total........................................ $  1,198  $  1,375  $ 2,259
                                                  ========  ========  =======

                                                          AS OF DECEMBER 31,
                                                          ------------------
                                                            1994      1995
                                                          --------  --------
                                                        (DOLLARS IN THOUSANDS)
ASSETS
Insurance Operations..................................    $219,839   $211,427
Trust Operations......................................       7,541      5,438
Corporate.............................................      13,149     11,059
                                                          --------   --------
    Total.............................................    $240,529   $227,924
                                                          ========   ========

15) SUBSEQUENT EVENT

  On February 26, 1996, DHC entered into a merger agreement pursuant to which DHC will acquire all of the outstanding stock of Midland Financial Group, Inc. ("Midland") in a merger transaction. The purchase price will be 1.6 times the 1995 year end book value of Midland. As part of the transaction, DHC will make a $30 million capital contribution to Midland at the closing. The consideration to be received by the Midland shareholders will be paid 50% in cash, 40% in DHC non-convertible preferred stock having a market dividend rate, and 10% in Common Stock to be valued based upon a trading average prior to the closing date. DHC

                         DANIELSON HOLDING CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

                       DECEMBER 31, 1993, 1994 AND 1995

expects to finance the cash portion of the purchase price and the $30 million capital contribution with the net proceeds of an underwritten public offering of Common Stock to raise approximately $80 million, which is expected to close concurrently with the acquisition. The DHC public offering will be made as soon as possible and currently is anticipated to occur during the second quarter of 1996.

  Midland is engaged primarily in non-standard automobile insurance and related activities in 16 states located primarily in the southern and western United States.

  The closing of the transaction is subject to various conditions, including approvals by the stockholders of both companies, the receipt of regulatory approvals, and financing. No assurance can be given that the conditions to the transaction can be satisfied or that the transaction will be completed.

                 DANIELSON HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                        DECEMBER 31,  MARCH 31,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
ASSETS:
Fixed maturities, available-for-sale at fair value
 (Cost: $167,773 and $162,623)........................    $172,595    $162,916
Equity securities, at fair value (Cost: $256 and
 $256)................................................         629         602
Short term investments, at cost which approximates
 fair value...........................................       8,570       5,052
                                                          --------    --------
  TOTAL INVESTMENTS...................................     181,794     168,570
Cash..................................................         605         294
Accrued investment income.............................       2,718       2,140
Premiums and fees receivable, net of allowances of
 $157 and $184........................................       8,826       7,295
Reinsurance recoverable on paid losses, net of
 allowances of $388 and $388..........................       1,828       2,977
Reinsurance recoverable on unpaid losses, net of
 allowances of $425 and $425..........................      21,112      18,098
Prepaid reinsurance premiums..........................       2,226       2,414
Property and equipment, net of accumulated
 depreciation of $6,849 and $6,871....................       4,159       3,850
Deferred acquisition costs............................       1,045       1,031
Excess of cost over net assets acquired...............       2,657       2,613
Other assets..........................................         954       1,107
                                                          --------    --------
  TOTAL ASSETS........................................    $227,924    $210,389
                                                          ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Unpaid losses and loss adjustment expenses............    $137,406    $124,258
Unearned premiums.....................................       8,563       8,772
Policyholder dividends................................       4,664       4,665
Reinsurance premiums payable..........................       1,707       1,832
Funds withheld on ceded reinsurance...................       1,534       1,492
Other liabilities.....................................       4,229       3,548
                                                          --------    --------
  TOTAL LIABILITIES...................................     158,103     144,567
Preferred stock ($0.10 par value; authorized
 10,000,000 shares; none issued and outstanding)......         --          --
Common stock ($0.10 par value; authorized 20,000,000
 shares; issued 15,370,894 shares; outstanding
 15,360,255 shares)...................................       1,537       1,537
Additional paid-in capital............................      46,131      46,131
Net unrealized gain on available-for-sale securities..       5,195         639
Retained earnings.....................................      17,024      17,581
Treasury stock (Cost of 10,639 shares)................         (66)        (66)
                                                          --------    --------
  TOTAL STOCKHOLDERS' EQUITY..........................      69,821      65,822
                                                          --------    --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........    $227,924    $210,389
                                                          ========    ========

          See accompanying Notes to Consolidated Financial Statements.

                 DANIELSON HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)

                                                              FOR THE THREE
                                                              MONTHS ENDED
                                                                MARCH 31,
                                                             ----------------
                                                              1995     1996
                                                             -------  -------
REVENUES:
  Gross premiums earned..................................... $22,391  $12,901
  Ceded premiums earned.....................................  (3,859)  (3,933)
                                                             -------  -------
  Net premiums earned.......................................  18,532    8,968
  Trust fee income..........................................   1,076    1,085
  Net investment income.....................................   3,093    2,839
  Other income..............................................     294      333
                                                             -------  -------
    TOTAL REVENUES..........................................  22,995   13,225
                                                             -------  -------
LOSSES AND EXPENSES:
  Gross losses and loss adjustment expenses.................  16,895    8,586
  Ceded losses and loss adjustment expenses.................  (2,450)  (1,915)
                                                             -------  -------
  Net losses and loss adjustment expenses...................  14,445    6,671
  Policyholder dividends....................................     137       44
  Policy acquisition expenses...............................   3,930    2,539
  General and administrative expenses.......................   3,832    3,401
                                                             -------  -------
    TOTAL LOSSES AND EXPENSES...............................  22,344   12,655
                                                             -------  -------
Income before provision for income taxes....................     651      570
Income tax provision........................................      38       13
                                                             -------  -------
NET INCOME.................................................. $   613  $   557
                                                             =======  =======
EARNINGS PER SHARE OF COMMON STOCK AND COMMON EQUIVALENT
 SHARE...................................................... $   .04  $   .03
                                                             =======  =======


          See accompanying Notes to Consolidated Financial Statements.

                 DANIELSON HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                         FOR THE THREE MONTHS
                                                           ENDED MARCH 31,
                                                         ---------------------
                                                           1995        1996
                                                         ---------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................ $     613  $      557
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
  Depreciation and amortization.........................       536         298
  Change in accrued investment income...................       253         578
  Change in premiums and fees receivable................     1,688       1,531
  Change in reinsurance recoverables....................     1,357      (1,149)
  Change in reinsurance recoverable on unpaid losses....      (125)      3,014
  Change in prepaid reinsurance premiums................      (239)       (188)
  Change in deferred acquisition costs..................        67          14
  Change in unpaid losses and loss adjustment expenses..    (1,565)    (13,148)
  Change in unearned premiums...........................      (680)        209
  Change in policyholder dividends payable..............      (391)          1
  Change in reinsurance payables and funds withheld.....       538          83
  Other, net............................................    (2,352)       (895)
                                                         ---------  ----------
    Net cash (used in) operating activities.............      (300)     (9,095)
                                                         ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales:
  Fixed income maturities available-for-sale............       997         --
Investments, matured or called:
  Fixed income maturities held-to-maturity..............       483         --
  Fixed income maturities available-for-sale............     2,932       5,194
Investments, purchased:
  Fixed income maturities held-to-maturity..............      (170)        --
  Fixed income maturities available-for-sale............    (4,224)        --
Proceeds of sale of branch office assets................       --           71
Proceeds of sale of property and equipment..............       --           60
Purchases of property and equipment.....................       (90)        (59)
                                                         ---------  ----------
    Net cash provided by (used in) investing
     activities.........................................       (72)      5,266
                                                         ---------  ----------
  Net decrease in cash and short term investments.......      (372)     (3,829)
  Cash and short term investments at beginning of year..     3,776       9,175
                                                         ---------  ----------
  Cash and short term investments at end of period...... $   3,404  $    5,346
                                                         =========  ==========

          See accompanying Notes to Consolidated Financial Statements.

                 DANIELSON HOLDING CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                  MARCH 31, 1996
                                                                  --------------
COMMON STOCK
  Balance, beginning of year.....................................   $    1,537
                                                                    ----------
  Balance, end of period.........................................        1,537
                                                                    ----------
ADDITIONAL PAID-IN CAPITAL
  Balance, beginning of year.....................................       46,131
                                                                    ----------
  Balance, end of period.........................................       46,131
                                                                    ----------
NET UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES
  Balance, beginning of year.....................................        5,195
  Net (decrease).................................................       (4,556)
                                                                    ----------
  Balance, end of period.........................................          639
                                                                    ----------
RETAINED EARNINGS
  Balance, beginning of year.....................................       17,024
  Net income.....................................................          557
                                                                    ----------
  Balance, end of period.........................................       17,581
                                                                    ----------
TREASURY STOCK
  Balance, beginning of year.....................................          (66)
                                                                    ----------
  Balance, end of period.........................................          (66)
                                                                    ----------
    TOTAL STOCKHOLDERS' EQUITY...................................   $   65,822
                                                                    ==========
COMMON STOCK, SHARES
  Balance, beginning of year.....................................   15,370,894
                                                                    ----------
  Balance, end of period.........................................   15,370,894
                                                                    ==========
TREASURY STOCK, SHARES
  Balance, beginning of year.....................................       10,639
                                                                    ----------
  Balance, end of period.........................................       10,639
                                                                    ==========

          See accompanying Notes to Consolidated Financial Statements.

                DANIELSON HOLDING CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1) BASIS OF PRESENTATION

  The accompanying unaudited Consolidated Financial Statements of Danielson Holding Corporation ("DHC" or "Registrant") and subsidiaries (collectively with DHC, the "Company") have been prepared in accordance with generally accepted accounting principles. However, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, reference is made to the Consolidated Financial Statements and footnotes thereto included in DHC's Annual Report on Form 10-K for the year ended December 31, 1995.

2) PER SHARE DATA

  Per share data is based on the weighted average number of shares of common stock of DHC, par value $0.10 per share ("Common Stock"), outstanding during a particular year or other relevant period. Earnings per share computations, as calculated under the treasury stock method, include the average number of shares of additional outstanding Common Stock issuable for stock options, whether or not currently exercisable. Such average number of shares were 16,048,970 and 16,013,221 for the three months ended March 31, 1995 and 1996, respectively.

3) INCOME TAXES

  DHC files a Federal consolidated income tax return with its subsidiaries and with certain trusts that assumed various former liabilities of certain present and former subsidiaries of DHC. The Company records its interim tax provisions based upon estimated effective tax rates for the year.

  The Company has made provisions for certain state and local franchise taxes. The amount of these provisions is not material to the Consolidated Financial Statements. Tax filings for these jurisdictions do not consolidate the activity of the trusts referred to above. For further information, reference is made to Note 8 of the Notes to Consolidated Financial Statements included in DHC's Annual Report on Form 10-K for the year ended December 31, 1995.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Midland Financial Group, Inc.:

  We have audited the consolidated balance sheets of Midland Financial Group, Inc. and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of income (loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of Midland's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midland Financial Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in note 1, Midland adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
March 22, 1996, except as to note 12,
which is dated May 31, 1996

                 MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31,
                                                              ------------------
                                                                1994      1995
                                                              --------  --------
ASSETS:
Cash and equivalents........................................  $ 29,196  $ 12,479
Investment securities (note 3):
  Held to maturity:
    Fixed maturities, at amortized cost (fair value
     $122,953)..............................................   129,287       --
  Available for sale:
    Equity securities, at fair value (cost $5,877 and
     $13,039 respectively)..................................     5,533    13,408
    Fixed maturities, at fair value (amortized cost $1,981
     and $146,637, respectively)............................     1,879   148,916
                                                              --------  --------
      Total investments.....................................   136,699   162,324
Receivables:
  Agents and insureds.......................................    17,252    39,741
  Premium finance contracts.................................     1,523       365
  Reinsurance--direct.......................................     9,624    17,165
        assumed.............................................     1,241       654
  Prepaid reinsurance premium...............................       561    21,207
  Accrued investment income.................................     2,244     2,296
  Deferred policy acquisition costs.........................    15,148     9,617
  Equity investments in nonconsolidated companies...........       424       293
  Furniture and equipment, at cost, net of accumulated
   depreciation of $1,085 and $1,979, respectively..........     2,518     3,398
  Notes receivable (note 9).................................     2,256     2,158
  Deferred income taxes (note 7)............................     1,042     3,813
  Income taxes recoverable..................................       --      5,414
  Other assets..............................................     2,092     2,607
                                                              --------  --------
                                                              $221,820  $283,531
                                                              ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Unpaid losses and loss adjustment expenses (notes 4 and 5)..  $ 56,858  $104,516
Unearned premiums (note 5)--direct..........................    55,901    77,311
assumed.....................................................     6,479     5,162
Due to reinsurers (note 5)..................................       --      7,946
Notes payable (note 6)......................................    40,000    27,000
Other liabilities...........................................     4,788    12,751
                                                              --------  --------
                                                               164,026   234,686
                                                              --------  --------
Stockholders' equity (note 13):
  Common stock, no par value.
  Authorized 50,000,000 shares; 5,344,222 and 5,389,022
   shares issued, respectively..............................    39,258    39,420
  Additional paid-in capital................................     1,887     1,887
  Retained earnings.........................................    16,943     5,796
  Unrealized appreciation (depreciation) of securities
   available for sale, net..................................      (294)    1,742
                                                              --------  --------
                                                                57,794    48,845
Commitments and contingencies (notes 5, 10 and 11)
                                                              $221,820  $283,531
                                                              ========  ========

          See accompanying notes to consolidated financial statements.

                 MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                 (DOLLARS IN THOUSANDS--EXCEPT PER SHARE DATA)

                                                   YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                                  1993       1994       1995
                                               ---------- ---------- ----------
INCOME:
  Premiums earned (note 5).................... $   55,272 $  118,218 $  172,394
  Policy fees.................................      4,748      6,491     10,649
  Investment income (note 2)..................      3,330      6,190      9,839
  Net realized investment gains (losses)(note
   3).........................................        698         42         (3)
  Other income................................        461        545        167
                                               ---------- ---------- ----------
                                                   64,509    131,486    193,046
                                               ---------- ---------- ----------
EXPENSES:
  Losses and loss adjustment expenses (notes 4
   and 5).....................................     38,628     84,311    152,103
  Policy acquisition costs....................     12,494     31,431     50,070
  Operating expenses..........................      3,547      3,745      6,368
  Interest....................................         52        970      1,880
  Amortization of intangible assets...........        106        129        135
                                               ---------- ---------- ----------
                                                   54,827    120,586    210,556
    Income (loss) before provision for income
     taxes and equity interest................      9,682     10,900    (17,510)
Provision for income taxes (benefit) (note
 7)...........................................      2,620      2,980     (7,445)
                                               ---------- ---------- ----------
  Income (loss) before equity interests.......      7,062      7,920    (10,065)
Equity interests..............................          6          5         (6)
                                               ---------- ---------- ----------
  Net income (loss)........................... $    7,068 $    7,925 $  (10,071)
                                               ========== ========== ==========
PER SHARE DATA:
  Net income (loss)........................... $     1.34 $     1.45 $    (1.88)
                                               ========== ========== ==========
  Weighted average common shares outstanding..  5,305,824  5,477,666  5,369,461
                                               ========== ========== ==========


          See accompanying notes to consolidated financial statements.

                 MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                             COMMON STOCK
                          -------------------
                            SHARES
                            ISSUED            ADDITIONAL             UNREALIZED
                              AND              PAID-IN   RETAINED   APPRECIATION
                          OUTSTANDING AMOUNT   CAPITAL   EARNINGS  (DEPRECIATION)  TOTAL
                          ----------- ------- ---------- --------  -------------- --------
Balances at December 31,
 1992...................   4,346,123  $35,392   $1,887   $  2,483      $  118     $ 39,880
Net income..............         --       --       --       7,068         --         7,068
Warrants exercised......     872,505    3,429      --         --          --         3,429
Options exercised.......      70,686      231      --         --          --           231
Appreciation of equity
 securities.............         --       --       --         --           12           12
                           ---------  -------   ------   --------      ------     --------
Balances at December 31,
 1993...................   5,289,314   39,052    1,887      9,551         130       50,620
Net income..............         --       --       --       7,925         --         7,925
Cash dividends paid
 ($.10 per share).......         --       --       --        (533)        --          (533)
Options exercised.......      14,000       46      --         --          --            46
Warrants exercised......      40,908      160      --         --          --           160
Change in fair value of
 securities available
 for sale net of tax of
 $231...................         --       --       --         --         (424)        (424)
                           ---------  -------   ------   --------      ------     --------
Balances at December 31,
 1994...................   5,344,222   39,258    1,887     16,943        (294)      57,794
Net (loss)..............         --       --       --     (10,071)        --       (10,071)
Cash dividends paid
 ($.20 per share).......         --       --       --      (1,076)        --        (1,076)
Options exercised.......      44,800      162      --         --          --           162
Change in fair value of
 securities available
 for sale net of tax of
 $1,058.................         --       --       --         --        2,036        2,036
                           ---------  -------   ------   --------      ------     --------
Balances at December 31,
 1995...................   5,389,022  $39,420   $1,887   $  5,796      $1,742     $ 48,845
                           =========  =======   ======   ========      ======     ========


          See accompanying notes to consolidated financial statements.

                 MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1994      1995
                                                   --------  --------  --------
Cash flows from operating activities:
Net income (loss)................................  $  7,068  $  7,925  $(10,071)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
 Net realized (gains) losses on securities.......      (698)      (42)        3
 Gain on disposal of fixed assets................       --        --        (33)
 Depreciation....................................       353       550       894
 Amortization of intangibles.....................       139       351       285
 Amortization of discounts and premiums..........       264       673       529
 Deferred taxes..................................      (249)     (526)   (3,828)
 Changes in assets and liabilities:
 Agent and insured receivables, net..............    (2,089)  (10,983)  (22,489)
 Reinsurance receivables.........................    (7,414)   12,826   (27,600)
 Premium finance receivables.....................      (256)     (716)    1,158
 Accrued interest receivable.....................      (545)   (1,085)      (52)
 Deferred policy acquisition costs...............    (5,541)   (8,062)    5,531
 Other assets....................................      (677)     (527)     (868)
 Unpaid losses and loss adjustment expenses......    18,576    21,571    47,658
 Unearned premiums...............................    24,176    23,505    20,093
 Due to reinsurers...............................    (2,246)       (8)    7,946
 Other liabilities...............................     1,582       430     7,461
 Income taxes....................................       100       593    (5,854)
                                                   --------  --------  --------
Net cash provided by operating activities........    32,543    46,475    20,763
                                                   --------  --------  --------
Cash flows from investing activities:
Maturities and calls of securities
 --held to maturity..............................     1,145     4,985     3,260
 --available for sale............................       --        251     1,909
Sales of securities
 --held to maturity..............................    13,820     3,160       --
 --available for sale............................       --      5,720    15,274
Purchases of securities
 --held to maturity..............................   (42,824)  (67,139)  (29,356)
 --available for sale............................       --     (7,884)  (13,208)
Investments in nonconsolidated companies.........       572       (14)      131
Fixed asset additions............................    (1,104)   (1,414)   (2,071)
Fixed asset disposals............................       --        --        329
Investment in insurance programs.................      (342)     (404)       68
                                                   --------  --------  --------
Net cash used in investing activities............   (28,733)  (62,739)  (23,664)
                                                   --------  --------  --------
Cash flows from financing activities:
Notes payable to banks...........................    20,000    30,000    10,000
Note receivable from sale of equity investment...      (405)       72        91
Notes receivable from others.....................    (1,674)     (249)        7
Proceeds from exercise of common stock warrants..     3,429       160       --
Proceeds from issuance of common stock options...       231        46       162
Repayment of debt................................      (286)  (10,000)  (23,000)
Dividend to stockholders.........................       --       (533)   (1,076)
Payments received on notes from stockholders.....        94       --        --
                                                   --------  --------  --------
Net cash provided by (used in) financing
 activities......................................    21,389    19,496   (13,816)
                                                   --------  --------  --------
Net increase (decrease) in cash and equivalents..    25,199     3,232  (16,717)
Cash and equivalents:
 Beginning of year...............................       765    25,964    29,196
                                                   --------  --------  --------
 End of year.....................................  $ 25,964  $ 29,196  $ 12,479
                                                   ========  ========  ========
Supplemental disclosures of cash flow
 information:
Cash paid during the period for:
 Interest........................................  $      4  $    936  $  1,378
 Income taxes....................................     3,020     2,739     2,225
Noncash investing and financing activities:
 Transfers to securities available for sale......       --        --    149,190
 Unrealized gain (loss) on securities available
  for sale.......................................       --       (655)    3,094

          See accompanying notes to consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1993, 1994 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation and Basis of Presentation

  The consolidated financial statements include the accounts of Midland Financial Group, Inc. (the "Company") and its subsidiaries, except Agents' Financial Services, Inc. a 40% owned affiliate ("AFS"). Midland's investment in AFS is carried at cost plus its equity in the undistributed earnings since date of acquisition. All significant intercompany transactions have been eliminated.

  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period then ended.

  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the liability for unpaid loss and loss adjustment expense and the recoverability of deferred policy acquisition costs. In connection with the determination of these items, management uses actuarial projections, historical data and current business conditions to formulate estimates, including assumptions related to the ultimate cost to settle claims. These estimates by their nature are subject to uncertainties for various reasons. Midland's results of operations and financial condition could be adversely affected should the ultimate payments required to settle claims be materially in excess of the reserves currently provided.

 Nature of Operations

  Midland writes non-standard personal automobile insurance and commercial automobile insurance for small businesses through six Company-owned and three independent general agencies. These general agencies market Midland's products through approximately 8,500 independent insurance agents in 20 states, primarily in the southeastern and southwestern regions of the United States. During 1995, Midland wrote a significant amount of business in Arizona, California and Florida representing 13%, 19% and 14%, respectively, of gross written premiums.

  The nature of the non-standard automobile insurance business is such that Midland can from time to time, experience abnormally high levels of claims payouts in the event of unusual weather and other conditions, such as heavy rain, hail, wind storms and flooding. Midland utilizes both quota share and excess of loss reinsurance coverage and catastrophic reinsurance options to limit its exposure on these risks.

  Increasing public interest in the availability and affordability of insurance has prompted legislative, regulatory and judicial activity in several states. This includes efforts to contain insurance prices, restrict underwriting practices and risk classifications, mandate rate reductions and refunds and generally expand regulation affecting the insurance industry. These regulatory and judicial activities could impact Midland's premium volume.

  Midland manages its credit risk on its investment securities by maintaining a highly-diversified investment portfolio with limited concentrations in any given region or industry. Interest rate risk is managed through a combination of highly liquid debt instruments purchased with an original maturity of three months or less or fixed maturity securities with an average contractual maturity of approximately 5 years.

 Premiums and Policy Fees

  Premiums, net of amounts ceded to reinsurers, are recognized as income ratably over the terms of the policies. Unearned premiums represent premiums applicable to the unexpired terms of the policies.

                       DECEMBER 31, 1993, 1994 AND 1995


  Midland operates six general agencies which receive non-refundable fees for processing policy applications. Such income is recognized when the effort is completed, generally in the month received.

 Reinsurance

  In the normal course of business, Midland seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

 Deferred Policy Acquisition Costs

  The costs of selling policies (principally commissions and premium taxes) are deferred and reduced by the amount recovered from reinsurers through ceding commissions. The net acquisition costs deferred are amortized to expense over the periods in which the related premiums are earned. In addition, during 1995, Midland wrote off approximately $5.4 million of these costs related to premium reserve deficiencies. Anticipated losses and loss adjustment expenses and investment earnings, based on past experience, are considered in determining the recoverable acquisition costs to be deferred.

  Net deferred policy acquisition costs were (in thousands):

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1994      1995
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
   Balance, beginning of period................... $  1,545  $  7,086  $ 15,148
   Acquisition costs deferred.....................   18,035    39,493    44,539
   Amortized to expense during the period.........  (12,494)  (31,431)  (50,070)
                                                   --------  --------  --------
   Balance, end of period......................... $  7,086  $ 15,148  $  9,617
                                                   ========  ========  ========

 Unpaid Losses and Loss Adjustment Expenses

  The liability for unpaid losses and loss adjustment expenses includes reported and incurred but not reported losses and loss adjustment expenses.

  Losses and loss adjustment expenses include the estimated costs of investigating and settling unpaid losses. Such amounts are determined on the basis of claims adjusters' evaluations and other estimates, and accordingly, there can be no assurance that the ultimate liability will not vary from such estimates.

 Investment Securities

  Effective January 1, 1994, Midland adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Under SFAS No. 115, fixed maturity securities for which a company has the ability and management has the positive intent to hold to maturity are classified as held to maturity securities and are reported at amortized cost. Fixed maturity and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Fixed maturity and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and are reported at fair value, with unrealized gains and losses (net of deferred taxes) charged or credited as a separate component of stockholders' equity.

                       DECEMBER 31, 1993, 1994 AND 1995

  During September 1995, Company management changed its intent with respect to securities classified as held to maturity and reclassified all securities in its held to maturity portfolio to available for sale. The transfer had no impact on earnings. However, a $1.6 million fair value adjustment was recorded, resulting in a net $1 million increase in stockholders' equity, net of tax. Realized gains and losses on the sale of investments are recognized in the determination of net income or loss on the basis of specific identification. Amortization of premiums and accretion of discounts are computed using the interest method. Changes in the valuation of securities which are considered other than temporary are recorded as losses in the period recognized.

 Income Taxes

  Midland files a consolidated federal income tax return with its wholly-owned subsidiaries.

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Depreciation

  Depreciation on furniture and equipment is provided on a straight-line basis over the estimated useful lives of the assets (three to seven years).

 Cash Equivalents

  Midland considers all highly liquid debt instruments purchased with an original maturity at acquisition of three months or less to be cash equivalents.

 Earnings per Share

  Earnings per common share are based on the weighted average number of common shares outstanding, including common stock equivalents, during the periods presented. Outstanding options and warrants are considered common stock equivalents at that point where the market price exceeds the option price. The resultant effect on earnings per share is calculated using the treasury stock method. At December 31, 1995, these common stock equivalents were anti-dilutive.

 Fair Value Disclosures

  The following methods were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value. Fixed maturities and equity securities are valued using quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices of similar securities. Due to the relatively short-term nature of cash, short-term investments, accounts receivable, and accounts payable, their carrying amounts are reasonable estimates of fair value. Fair value of long-term debt is approximately equal to its recorded value. The fair value of Catastrophe Insurance Contracts is determined based on the settlement price on the date of valuation as determined by the exchange on which the contract was traded.

 Recent Accounting Pronouncements

  SFAS No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," issued in March, 1995, provides guidance for recognition of impairment losses related to long-

                       DECEMBER 31, 1993, 1994 AND 1995

lived assets, and certain intangibles and related goodwill. The Statement is effective for fiscal years beginning after December 15, 1995.

  SFAS No. 123 "Accounting for Stock-Based Compensation" was issued in October, 1995, and provides for a fair value method of accounting for stock-based compensation arrangements rather than the intrinsic value method now followed. Adoption of the fair value method for purposes of preparing basic financial statements is not required although disclosure or the effect of such adoption is. The Statement is effective for options awarded after December 15, 1995.

  Management believes the adoption of the above-mentioned statements will not have a material impact on Midland's consolidated financial statements.

 Reclassifications

  Certain items in the prior years' financial statements have been reclassified to conform with the 1995 presentation.

(2) INVESTMENT INCOME

  Components of investment income were as follows (in thousands):

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1993     1994     1995
                                                     -------- -------- --------
   Fixed maturities................................. $  2,837 $  5,318 $  7,699
   Equity securities................................      194      164      607
   Call options on U.S. Treasury Notes..............      --       359     (361)
   Cash and cash equivalents........................      299      349    1,894
                                                     -------- -------- --------
     Investment income.............................. $  3,330 $  6,190 $  9,839
                                                     ======== ======== ========

(3) INVESTMENT SECURITIES

  Realized and unrealized investment gains and losses were as follows (in thousands):

                                                     YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                      1993     1994     1995
                                                     ----------------  --------
   Realized gains:
     Fixed maturities............................... $   104 $      7  $   764
     Equity securities..............................     965      530      227
                                                     ------- --------  -------
       Total gains..................................   1,069      537      991
                                                     ------- --------  -------
   Realized losses:
     Fixed maturities...............................     138       45       42
     Equity securities..............................     233      450       10
     Catastrophe Insurance Contracts................     --       --       942
                                                     ------- --------  -------
       Total Losses.................................     371      495      994
                                                     ------- --------  -------
     Net realized securities gains (losses)......... $   698 $     42  $    (3)
                                                     ======= ========  =======
   Change in unrealized gains (losses):
     Fixed maturities............................... $ 1,272 $ (7,812) $ 8,715
                                                     ======= ========  =======
     Equity securities.............................. $    12 $   (931) $   713
                                                     ======= ========  =======

                       DECEMBER 31, 1993, 1994 AND 1995


  The amortized cost and estimated fair value of securities follow (in thousands):

                                                 DECEMBER 31, 1994
                                     -----------------------------------------
                                                 GROSS      GROSS    ESTIMATED
                                     AMORTIZED UNREALIZED UNREALIZED   FAIR
                                       COST      GAINS      LOSSES     VALUE
                                     --------- ---------- ---------- ---------
HELD TO MATURITY:
Obligations of the U.S. Government
 and its agencies................... $  1,521    $  --     $    70   $  1,451
Obligations of states and political
 subdivisions.......................   85,749        15      3,200     82,564
Corporate notes and debentures......    3,667         9        189      3,487
Redeemable preferred stock..........   38,350         1      2,900     35,451
                                     --------    ------    -------   --------
                                     $129,287    $   25    $ 6,359    122,953
                                     --------    ------    -------   --------
AVAILABLE FOR SALE:
Corporate notes and debentures......    1,730        21        120      1,631
Redeemable preferred stock..........      251       --           3        248
Equity securities...................    5,877       145        489      5,533
                                     --------    ------    -------   --------
                                        7,858       166        612      7,412
                                     --------    ------    -------   --------
                                     $137,145    $  191    $ 6,971   $130,365
                                     ========    ======    =======   ========
                                                 DECEMBER 31, 1995
                                     -----------------------------------------
                                                 GROSS      GROSS    ESTIMATED
                                     AMORTIZED UNREALIZED UNREALIZED   FAIR
                                       COST      GAINS      LOSSES     VALUE
                                     --------- ---------- ---------- ---------
AVAILABLE FOR SALE:
Obligations of the U.S. Government
 and its agencies................... $  1,207    $    8    $   --    $  1,215
Obligations of states and political
 subdivisions.......................   83,838     1,536        108     85,266
Corporate notes and debentures......   19,722       125         37     19,810
Redeemable preferred stock..........   41,870     1,064        309     42,625
Equity securities...................   13,039       483        114     13,408
                                     --------    ------    -------   --------
                                     $159,676    $3,216    $   568   $162,324
                                     ========    ======    =======   ========

  The amortized cost and estimated fair value of fixed maturities by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

                                                            AMORTIZED ESTIMATED
                                                              COST    FAIR VALUE
                                                            --------- ----------
   AVAILABLE FOR SALE:
   Due in one year or less................................. $ 18,838   $ 18,858
   Due after one year through five years...................   70,525     71,056
   Due after five years through ten years..................   37,938     39,242
   Due after ten years.....................................   19,336     19,760
                                                            --------   --------
                                                            $146,637   $148,916
                                                            ========   ========

  Proceeds from sales of securities during 1993 were $13,820,000. Gross gains of $1,069,000 and gross losses of $371,000 were realized in 1993. In 1994, held to maturity securities with an amortized cost of $3,163,000 were sold resulting in realized losses of $3,000. All sales from the held to maturity portfolio in 1994 were made

                       DECEMBER 31, 1993, 1994 AND 1995

within three months of the contractual maturity of the security. Proceeds from sales of securities available for sale during 1994 were $5,720,000. Gross gains of $537,000 and gross losses of $492,000 were realized on those sales. Proceeds from sales of securities available for sale during 1995 were $15,274,000. Gross gains of $991,000 and gross losses of $52,000 were realized on these sales.

  Investments in fixed maturities on deposit with various regulatory bodies as required by law are as follows (in thousands):

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1994   1995
                                                                  ------ ------
   Arkansas Commissioner of Insurance............................ $   50 $   50
   California Commissioner of Insurance..........................    --     200
   Georgia Commissioner of Insurance.............................     25     25
   Louisiana Commissioner of Insurance...........................     70    140
   Nevada Commissioner of Insurance..............................    250    250
   New Mexico Department of Insurance............................    375    375
   Oklahoma Commissioner of Insurance............................    100    100
   South Carolina Department of Insurance........................    650    650
   Tennessee Department of Insurance............................. $1,675 $2,025
                                                                  ------ ------
                                                                  $3,195 $3,815
                                                                  ====== ======

  Investments in securities of a single issuer aggregating more than 10% of stockholders' equity follow (in thousands):

                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1994   1995
                                                                   ------ ------
   Shelby County, TN.............................................. $5,895 $6,670
   Metro Nashville, Davidson County, TN...........................  5,733  6,570
   Memphis, TN Electric System....................................  4,575  5,206

                       DECEMBER 31, 1993, 1994 AND 1995


(4) UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

  Midland's consulting actuary has determined that Midland's liability for unpaid losses and loss adjustment expenses is 2% less than the actuary's selected ultimate liability and falls within an acceptable range of actuarial estimates.

  The following table presents information on changes in the reserve for losses and loss adjustment expenses of Midland for the periods presented (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1993    1994     1995
                                                       ------- ------- --------
   Reserve for losses and loss adjustment expenses at
    beginning of year................................  $16,711 $35,287 $ 56,858
   Less reinsurance recoverables on unpaid losses and
    loss adjustment expenses.........................    9,590  13,634    6,880
                                                       ------- ------- --------
   Net reserves for losses and loss adjustment
    expenses at beginning of year....................    7,121  21,653   49,978
   Add:
     Provision for losses and loss adjustment
      expenses occurring:
       Current year..................................   38,341  82,241  141,130
       Prior years...................................      287   2,070   10,973
                                                       ------- ------- --------
         Total.......................................   38,628  84,311  152,103
   Less:
     Loss and loss adjustment expense payments for
      claims occurring:
       Current year..................................   17,334  39,542   73,493
       Prior years...................................    6,762  16,444   36,383
                                                       ------- ------- --------
         Total.......................................   24,096  55,986  109,876
                                                       ------- ------- --------
   Net reserve for losses and loss adjustment
    expenses at end of year..........................   21,653  49,978   92,205
   Plus reinsurance recoverables on unpaid losses and
    loss adjustment expenses.........................   13,634   6,880   12,311
                                                       ------- ------- --------
   Reserve for losses and loss adjustment expenses at
    end of year......................................  $35,287 $56,858 $104,516
                                                       ======= ======= ========

  The reinsurance recoverables on paid losses and loss adjustment expenses are $2,762, $2,744 and $4,854 for 1993, 1994, and 1995, respectively.

  During 1995, Midland strengthened its prior year loss reserves by approximately $11.0 million due to adverse development in both the commercial and personal programs and due to higher than anticipated LAE. This adverse development was impacted by a processing backlog in the western region claims office which occurred in the first half of 1995 related to the Arizona and California full-coverage programs.

(5) REINSURANCE

  During 1993 the wholly-owned property and casualty insurance subsidiaries of Midland maintained "quota share" reinsurance agreements whereby a portion of premiums written, incurred losses and loss adjustment

                       DECEMBER 31, 1993, 1994 AND 1995

expenses were ceded to other insurance companies. These quota-share reinsurance agreements were not utilized in 1994. At September 30, 1995, these subsidiaries entered into a 30% quota share agreement with Kemper Reinsurance Company, including a cession of unearned premiums as of that date. This agreement provides reinsurance on Midland's personal automobile programs, which generally are for mandatory limits of liability and other coverages of no more than $25,000 per person and $50,000 per accident for bodily injury, and in the range of $10,000 to $20,000 for property damage.

  The commercial and coastal dwelling programs of Midland provide property and liability limits of up to $1,000,000. Through excess of loss reinsurance, Midland limits its retention on any one risk to $375,000.

  Under reinsurance agreements, in the event that the reinsuring company is unable to pay its portion of the loss based on the coverage ceded, Midland would be responsible for the entire loss. Midland evaluates the financial viability of its reinsurers on a regular basis and has no reason to believe that these reinsurers will be unable to pay their portion of the loss based on the coverage ceded.

  Amounts ceded under all reinsurance agreements were as follows (in thousands)

                                                       YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                        1993    1994     1995
                                                      -------- ------- --------
   Premiums written.................................. $ 24,648 $ 1,359 $ 38,372
   Premiums earned...................................   25,461  10,801   17,719
   Losses and loss adjustment expenses incurred......   18,936   7,279   14,770
   Unearned premiums.................................    9,996     554   21,207
   Unpaid losses and loss adjustment expenses........   13,634   6,880   12,311

(6) NOTES PAYABLE AND OTHER DEBT

  Components of notes payable were as follows (in thousands):

                                                                1994    1995
                                                               ------- -------
   Short-term borrowings from bank; 8.5% interest;
     Repaid January 1995...................................... $20,000     --
   Bank credit facility, $30 million, secured by subsidiary
    operations:
     Fixed portion of borrowings; 7.11% interest..............  10,000     --
     Floating portion of borrowings; LIBOR + 2.25% (8.5% at
      December 31, 1995)......................................  10,000 $27,000
                                                               ------- -------
                                                               $40,000 $27,000
                                                               ======= =======

  At September 30, 1995, Midland defaulted on certain financial covenants related to the bank credit facility, due to generating a net loss from operations. Midland has since been unable to cure the default. On January 25, 1996, Midland signed an agreement with the lender to change the entire facility to a floating interest rate equivalent to 8.5% retroactive to October 1, 1995. In addition, Midland paid a $67,500 amendment fee and the lender fixed the facility at $27 million decreasing with future principal payments.

  Effective March 1, 1996, the loan agreement was restructured, with the payment of an additional $50,000 fee. The floating rate was adjusted to LIBOR + 3.25% through June 30, 1996 and LIBOR + 3.50% thereafter.

  In anticipation of the completion of Midland's proposed merger with Danielson Holding Corporation, further discussed at Note 15, "Subsequent Events," the lender has agreed to waive a principal payment

                       DECEMBER 31, 1993, 1994 AND 1995

scheduled for March 31, 1996. Principal is payable quarterly thereafter through June 1, 1998. Interest is payable quarterly March 31, 1996 through June 30, 1998.

(7) INCOME TAXES

  The components of income tax expense (benefit) are as follows (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1993     1994      1995
                                                     -------  -------  --------
   Current:
     Federal........................................ $ 2,705  $ 3,311  $ (3,845)
     State..........................................     164      195       228
                                                     -------  -------  --------
                                                       2,869    3,506    (3,617)
   Deferred:
     Federal........................................    (226)    (528)   (3,695)
     State..........................................     (23)       2      (133)
                                                     -------  -------  --------
                                                        (249)    (526)   (3,828)
                                                     -------  -------  --------
   Total............................................ $ 2,620  $ 2,980  $ (7,445)
                                                     =======  =======  ========

  Income tax expense differs from the amounts computed by applying the federal income tax rates to income before income taxes and equity interests due to the following (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     1993     1994      1995
                                                    -------  -------  --------
   Tax expense at statutory rate................... $ 3,292  $ 3,715  $ (5,953)
   State taxes (net of federal deduction)..........      93      129        63
   Dividend received deduction.....................    (172)    (343)     (661)
   Tax exempt interest.............................    (562)    (802)   (1,180)
   Other, net......................................     (31)     281       286
                                                    -------  -------  --------
                                                    $ 2,620  $ 2,980  $ (7,445)
                                                    =======  =======  ========

                       DECEMBER 31, 1993, 1994 AND 1995


  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994, respectively, are presented below in thousands:

                                                              1994     1995
                                                             -------  -------
                                                               (UNAUDITED)
   Deferred tax assets:
     Unearned premiums...................................... $ 4,327  $ 4,244
     Discounted losses......................................   1,957    3,407
     Unrealized securities losses...........................     151      --
     Deferred compensation..................................     --       253
     Net operating loss carryforwards.......................     --       248
     Other..................................................     253      192
                                                             -------  -------
       Total gross deferred tax asset.......................   6,688    8,344
       Less valuation allowance.............................     --       --
                                                             -------  -------
       Net deferred tax assets..............................   6,688    8,344
   Deferred tax liabilities:
     Deferred acquisition costs.............................  (5,301)  (3,324)
     Equipment, principally due to differences in deprecia-
      tion..................................................     (95)    (194)
     Unrealized securities gains............................     --      (906)
     Other..................................................    (250)    (107)
                                                             -------  -------
       Total gross deferred tax liability...................  (5,646)  (4,531)
                                                             -------  -------
       Net deferred tax asset............................... $ 1,042  $ 3,813
                                                             -------  -------

  Based upon the level of historical taxable income and projections for future taxable income over periods which the deferred tax assets are deductible, management believes it is more likely than not Midland will realize the benefits of the deductible differences at December 31, 1995.

(8) RELATED PARTY TRANSACTIONS

  During 1993, 1994 and 1995, Midland paid fees of $201,000, $324,000, and
$351,000, respectively, to an investment company which has certain stockholders and directors that are also stockholders and directors of Midland.

  Midland has a line of credit to an affiliate which bears interest at prime plus 3%. Balances outstanding related to this line of credit were $1.3 million and $1.2 million at December 31, 1994 and 1995, respectively.

(9) EMPLOYEE BENEFIT AND INCENTIVE PLANS

  In April, 1989, Midland adopted a nonqualified incentive stock option plan for officers and key employees. The plan provided for the granting of options to purchase up to 154,000 shares of common stock of Midland at prices not less than fair market value, as determined by the Board of Directors, on the date options are granted. The options vest ratably over a 5 year period and are exercisable up to 10 years from the dates of grant. In connection with the granting of an option, Midland also granted a companion stock appreciation right ("SAR"). The SAR gives the employee the right to surrender for cancellation all or part of the shares covered by the option, to the extent such option is exercisable. In the event of surrender, an employee is entitled to receive payment of up to 100% of the option exercise price. Options with related SAR's were granted as follows: 1989, 59,486 shares at $3.26 per share; 1990, 42,000 shares at $3.32; and 1991, 42,000 at $3.71. During 1993, options to purchase 70,686 shares were exercised for a total of $231,000. During 1994, options to purchase 14,000 shares

                       DECEMBER 31, 1993, 1994 AND 1995

were exercised for a total of $46,410. During 1995, options to purchase 44,800 shares were exercised for a total of $162,000.

  In November, 1992, the plan was frozen with the simultaneous adoption of a long-term incentive plan for officers and directors. The remaining options available for grant under the previous plan were combined with new options available for grant for a total of 136,514 options available. In 1993 and in 1995, the stockholders approved share increases in the number of shares available under this plan totalling 500,000. Options under the 1992 plan are granted at the fair market value at the date of grant, vest over varying periods at the discretion of the committee, and expire 10 years from the date of grant. Options to purchase 129,500 shares were granted in 1992 at an option price of $14 per share. Options to purchase 222,000 shares were granted in 1993 at prices from $20.25 to $21.625. Options to purchase 35,000 shares were granted in 1994 at an option price of $14.75. Options to purchase 157,000 shares were granted in 1995 at prices from $9.50 per share to $18.75 per share. No options have been exercised with respect to the plan.

  Midland has a defined contribution plan (Savings Plan) intended to be a qualified plan under Section 401(a) and 401(k) of the Internal Revenue Code. Eligible participants include all officers and employees with six months of service. Employee contributions (up to 15% of defined compensation) are matched 50% by Midland up to a limit of 2.5% of the participant's compensation. The participants vest in Midland's matched contributions in equal increments over a four-year period. Matching expense related to the savings plan for the years ended December 31, 1993, 1994 and 1995 were approximately $84,000, $120,883, and $99,700, respectively.

  In 1994, Midland adopted a deferred compensation plan under which certain employees may defer up to 25% of their compensation and its directors may defer 100% of their compensation. Midland matches 100% of the employee deferrals up to 10% of their compensation in years in which Midland's net income reaches certain levels. Amounts deposited into these plans are unsecured liabilities of Midland. The total liability included in accrued premium taxes and other expenses for these plans at December 31, 1995 and 1994 was $979,174 and $373,485, respectively. The contribution matching expense related to the plan for the year ended December 31, 1994 was $114,698. Due to the net loss for the year ended December 31, 1995, Midland was not required to match employee contributions. In connection with the administration of this plan, Midland has purchased Company-owned life insurance policies insuring the lives of certain directors, officers and key employees. The purpose of these policies is to fund the payment of benefits to the participants.

(10) LEGAL PROCEEDINGS

  In August 1994, Midland and three of its wholly owned subsidiaries were named in a civil lawsuit on behalf of two Chapter 13 debtors and as putative representatives of a plaintiff's class challenging the validity of the Chapter 13 automobile insurance program in Alabama. The plaintiffs sought certification of a class, a declaration that the insurance policies violate Alabama statutes, a permanent injunction against further implementation of the Chapter 13 automobile insurance program in Alabama, and reimbursement of premiums received by Midland under the Chapter 13 automobile program in Alabama. Midland and its subsidiaries denied the material allegations of the complaint and were awarded Dismissal by Summary Judgement in August 1995. The plaintiffs filed a motion for reconsideration which was denied in October 1995. The plaintiffs have appealed this determination and no decision has been rendered to date.

  In May 1995, Midland, one of its officers and one of its subsidiaries were named in a wrongful termination lawsuit by a former employee. This lawsuit is pending in the State of Illinois Circuit Court, Seventh Judicial Circuit. The plaintiff seeks $200,000 in compensatory damages and $1 million in punitive damages. The matter is in the discovery stages. Management of Midland believes that it had valid cause for the dismissal of this employee and presently intends to vigorously defend the case. Management of Midland believes that the resolution of this matter will not have a material impact on Midland's operations.

                       DECEMBER 31, 1993, 1994 AND 1995


  Midland and its subsidiaries are involved in asserted claims in the normal course of business. Management believes the outcome of these matters in the aggregate will not have a material adverse effect on the consolidated financial statements of Midland.

(11) COMMITMENTS AND CONTINGENT LIABILITIES

 Catastrophe Insurance Contracts

  Midland utilizes catastrophe insurance futures and options (CAT contracts) to help manage Midland's risk from catastrophic losses. These CAT contracts are traded on the Chicago Board of Trade and are designed to track insured catastrophic losses on a regional and nationwide basis. The CAT contracts are indexed to loss notices as determined by Insurance Services Office, Inc. (ISO) using data obtained from designated reporting companies. ISO considers losses reported to the designated companies as of the end of the quarter following the loss quarter. ISO estimates quarterly premiums based on the most recent statutory annual statements filed by the reporting companies. Since the premium is known and constant during the life of the CAT contract, any changes in CAT contract prices are due entirely to changes in the amount of reported losses.

  The CAT program is used by management as a supplement to reinsurance treaties. Depending on CBOT quotes and conditions in the traditional catastrophic reinsurance market, the standardized nature of the CAT contracts provides management the opportunity to "shop" for better price and coverage in specific regions that a reinsurance company may not be able to offer in a timely fashion.

  The program has been used to reduce Midland's exposure to catastrophic risk with the ISO September Eastern contract at the CBOT. These particular contracts focus on the Atlantic coast and gulf regions of the country. It is in certain areas of those regions that management believes it has catastrophic exposure that is too costly to reinsure "traditionally". The contracts are based on industry wide loss ratio calculated by the ISO. Management purchases or sells calls or puts at various loss ratios to be long the loss ratio. This way, if the industry is suffering from catastrophic losses the loss ratio will increase. Management believes that gains in the value of the CAT contracts resulting from catastrophic losses will offset underwriting losses. Should the value of the contracts decline as a result of lower industry losses, Management believes that the effect will be offset by lower underwriting losses.

  During 1995, Midland wrote 384 contracts with a $9.6 million notional value, purchased 272 contracts with a $6.8 million notional value, and terminated 193 contracts with a $4.8 million notional value. Midland realized gains of $855,000 on terminated contracts during 1995. At December 31, 1995, Midland had unrealized losses of $1.8 million on open contracts. The contracts are carried at fair value at December 31, 1995. The table below summarizes the open futures and options positions and the owned options at December 31, 1995:

                                                            PREMIUM
                  NUMBER OF  NOTIONAL   STRIKE EXPIRATION  RECEIVED      FAIR
                  CONTRACTS   AMOUNT    PRICE     DATE      (PAID)      VALUE
                  --------- ----------- ------ ---------- -----------  --------
Call options.....    129    $ 3,225,000   70    4/30/96   $  (261,064) $    --
Put options......     12        300,000   70    4/30/96        93,627   184,500
Call options.....    184      4,600,000   50    4/30/96       581,555       --
Futures..........    138      3,450,000   70    4/30/96    (2,415,000)  389,970
                     ---    -----------                   -----------  --------
                     463    $11,575,000                   $(2,000,882) $574,470
                     ===    ===========                   ===========  ========

 Leases

  Midland and its subsidiaries lease office space under noncancellable operating leases expiring through the year 2006. Rent expense under the leases was approximately $460,000, $669,000, and $930,000 for the years

                       DECEMBER 31, 1993, 1994 AND 1995

ended December 31, 1993, 1994 and 1995, respectively. Future rental commitments under noncancellable operating leases aggregate approximately $5,632,000 at December 31, 1995 and are payable as follows (in thousands):

      1996............................................................... $1,294
      1997...............................................................  1,262
      1998...............................................................    769
      1999...............................................................    405
      2000...............................................................    326
      2001 and beyond....................................................  1,576
                                                                          ------
                                                                          $5,632
                                                                          ======

(12) REGULATORY EXAMINATION

  The State of Tennessee Department of Commerce and Insurance (The Examiners) have completed the fieldwork in connection with their regular examination of Midland Risk Insurance Company (MRIC) and Specialty Risk Insurance Company
(SRIC) as of December 31, 1994 and issued their report of findings. The Examiners have questioned the admissibility of certain of the assets of MRIC and SRIC, including MRIC's $9 million equity investment in SRIC, for statutory capital purposes. The aggregate amount of assets whose admissibility the Examiners questioned was approximately $10 million and $9.6 million at December 31, 1995 and 1994, respectively. Midland's management has responded to the Examiner's report and indicated that they believe the assets should be admitted for statutory capital purposes. In addition, MRIC and SRIC continue to prepare financial statements for statutory reporting purposes, which admit the assets questioned by the Examiners. Midland is unable to determine the outcome, if any, of the matters raised by the Examiners. However, management believes that the affect of not admitting such assets would not materially impact Midland's operations because the resulting impact on Midland's risk-based capital position and capital adequacy ratio is not expected to affect Midland's ability to continue its anticipated level of premium writings.

                       DECEMBER 31, 1993, 1994 AND 1995


(13) STATUTORY CAPITAL AND SURPLUS

  Statutory accounting practices for insurance companies differ somewhat from generally accepted accounting principles. Reconciliations of statutory capital and surplus and income, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements is as follows:

                                                             AT DECEMBER 31,
                                                            ------------------
                                                              1994      1995
                                                            --------  --------
   Combined statutory capital and surplus.................. $ 62,558  $ 56,588
   GAAP adjustments:
     Deferred policy acquisition costs.....................   15,148     9,617
     Unrealized appreciation on fixed maturities...........      --      1,957
     Deferred income taxes.................................   (5,549)    4,051
     Other.................................................      345       760
                                                            --------  --------
       GAAP stockholders' equity...........................   72,502    72,973
   Noninsurance company adjustments:
     Note payable..........................................  (20,000)  (27,000)
     Other.................................................    5,292     2,872
                                                            --------  --------
       Stockholders' equity as presented herein............ $ 57,794  $ 48,845
                                                            ========  ========
                                                               YEAR ENDED
                                                            ------------------
                                                              1994      1995
                                                            --------  --------
   Combined statutory net income (loss)....................    2,068    (9,617)
   GAAP adjustments:
     Deferred policy acquisition costs.....................    7,159    (5,292)
     Deferred income taxes.................................   (2,727)    3,200
                                                            --------  --------
       GAAP net income.....................................    6,500   (11,709)
   Noninsurance company adjustments........................    1,425     1,638
                                                            --------  --------
     Net income (loss) as presented herein................. $  7,925  $(10,071)
                                                            ========  ========

  MRIC cannot declare dividends in excess of the greater of 10% of statutory capital and surplus or the net income for the preceding fiscal year unless approval is obtained from the Tennessee Department of Insurance. In addition, MRIC is required by the State of Tennessee to maintain statutory capital and surplus of at least $2,000,000.

                       DECEMBER 31, 1993, 1994 AND 1995


(14) QUARTERLY FINANCIAL DATA (UNAUDITED)

  Presented below is unaudited quarterly financial information for 1994 and 1995. The information has been restated for the effect of reclassifying securities in the held to maturity portfolio to the available for sale portfolio during the third quarter of 1995 (see Note 1).

                                                          1994
                                           ------------------------------------
                                            FIRST    SECOND   THIRD     FOURTH
                                           QUARTER  QUARTER  QUARTER   QUARTER
                                           -------- -------- --------  --------
Total income.............................. $ 24,359 $ 32,153 $ 36,199  $ 38,775
Total expenses............................   21,126   28,600   32,287    38,573
Net income................................    2,258    2,454    2,637       576
Net income per share......................      .41      .45      .48       .11
                                                          1995
                                           ------------------------------------
                                            FIRST    SECOND   THIRD     FOURTH
                                           QUARTER  QUARTER  QUARTER   QUARTER
                                           -------- -------- --------  --------
Total investments
  --held to maturity...................... $139,330 $144,102      --        --
  --available for sale....................    8,793    8,828 $160,203  $162,324
Total assets..............................  219,977  254,276  287,438   283,531
Total stockholders' equity................   60,407   63,206   58,111    48,845
Total income..............................   42,870   50,691   55,321    44,164
Total expenses............................   39,348   47,066   64,554    60,530
Net income (loss).........................    2,609    2,795   (5,723)   (9,752)
Net income (loss) per share...............      .48      .51    (1.05)    (1.81)

(15) SUBSEQUENT EVENTS

  On February 9, 1996, Midland's Board of Directors suspended the policy adopted in August, 1994 of paying a quarterly dividend on its common stock.

  On February 26, 1996, Midland entered into an Agreement and Plan of Merger with Danielson Holding Corporation. The merger will be accounted for by the purchase method of accounting. The Agreement calls for holders of Midland's stock to receive consideration of 1.6 times audited book value at December 31, 1995, in a combination of cash, preferred stock and common stock. Midland anticipates completion of the merger during the second quarter of 1996.

  Effective March 1, 1996, Midland entered into an Amended and Restated Loan Agreement with its lender, SunTrust Bank of Nashville. This agreement provides for principal payments quarterly June 30, 1996 through June 30, 1998 and interest payments quarterly March 31, 1996 through June 30, 1998. The loan agreement includes new financial covenants, with which management expects to comply.

                         MIDLAND FINANCIAL GROUP, INC.

                             CONDENSED CONSOLIDATED

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                            DEC. 31,  MARCH 31,
                                                              1995      1996
                                                            -------- -----------
                                                                     (UNAUDITED)
ASSETS
Cash and equivalents....................................... $ 12,479  $  3,925
Investments available for sale at fair value:
  Equity securities........................................   13,408    14,838
  Fixed maturities.........................................  148,916   147,163
                                                            --------  --------
                                                             162,324   162,001
Receivables:
  Agents and insureds......................................   39,741    38,473
  Finance contracts receivable.............................      365       282
  Reinsurance receivables--direct..........................   17,165    18,570
  --assumed................................................      654       432
Prepaid reinsurance premium................................   21,207    21,408
Accrued investment income..................................    2,296     2,067
Deferred policy acq. costs.................................    9,617     9,440
Net furniture, equip, fixtures.............................    3,398     3,334
Notes receivable...........................................    2,158     2,743
Subsidiary investments.....................................      293     2,267
Deferred income taxes......................................    3,813     4,350
Income taxes recoverable...................................    5,414     5,624
Other assets...............................................    2,607     4,659
                                                            --------  --------
    Total Assets........................................... $283,531  $279,575
                                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses................. $104,516  $107,716
Unearned premiums and fees--direct.........................   77,311    78,710
- --assumed..................................................    5,162     3,172
Due to reinsurers..........................................    7,946     3,473
Notes payable and other debt...............................   27,000    26,000
Accrued premium taxes and other expenses...................   12,751     9,923
                                                            --------  --------
    Total Liabilities......................................  234,686   228,994
                                                            --------  --------
Common stock...............................................   39,420    41,625
Additional paid-in capital.................................    1,887     1,887
Retained earnings..........................................    5,796     6,354
Unrealized depr. on equity.................................    1,742       715
    Total Stockholders' Equity.............................   48,845    50,581
                                                            --------  --------
      Total Liabilities and Stockholders' Equity........... $283,531  $279,575
                                                            ========  ========

                         MIDLAND FINANCIAL GROUP, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                         --------------------
                                                           1995       1996
                                                         ---------  ---------
Gross premiums written.................................. $  49,083  $  51,890
                                                         =========  =========
Net premiums written.................................... $  48,293  $  38,271
                                                         =========  =========
Income:
  Premiums earned....................................... $  38,787  $  39,064
  Commissions and policy fees...........................     1,983      3,080
  Investment income.....................................     2,064      2,159
  Net realized investment gains.........................       (30)       407
  Other income..........................................        66         21
                                                         ---------  ---------
                                                            42,870     44,731
                                                         ---------  ---------
Expenses:
  Losses and loss adjustment expenses...................    27,786     32,147
  Policy acquisition costs..............................     9,671      9,746
  Operating expenses....................................     1,458      1,755
  Interest..............................................       402        629
  Amortization of intangible assets.....................        31         36
                                                         ---------  ---------
                                                            39,348     44,313
                                                         ---------  ---------
Income before provision for income taxes and equity in-
 terests................................................     3,522        418
Provision for income taxes..............................       879       (125)
                                                         ---------  ---------
Income before equity interests..........................     2,643        543
Equity interests........................................        34         15
                                                         ---------  ---------
Net income.............................................. $   2,609  $     528
                                                         =========  =========
Net income per common share............................. $     .48  $     .10
                                                         =========  =========
Weighted average common shares outstanding..............     5,462      5,567
                                                         =========  =========

                         MIDLAND FINANCIAL GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                MARCH 31,
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
Net cash flows from operating activities................... $  6,094  $ (6,376)
                                                            --------  --------
Cash flows from investing activities:
  Sales of investments.....................................       73    27,439
  Purchases of investments.................................  (11,346)  (28,913)
  Other....................................................     (135)      (78)
                                                            --------  --------
  Net cash used by investing activities....................  (11,408)   (1,552)
                                                            --------  --------
Cash flows from financing activities:
  Exercise of warrants and options.........................       28       --
  Repayment of debt........................................  (21,000)   (1,000)
  Other....................................................     (246)      374
                                                            --------  --------
  Net cash used by financing activities....................  (21,218)     (626)
                                                            --------  --------
Cash, beginning of period..................................   29,196    12,479
                                                            --------  --------
Cash, end of period........................................ $  2,664  $  3,925
                                                            ========  ========

                         MIDLAND FINANCIAL GROUP, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the accounting policies in effect as of December 31, 1995 as set forth in the annual consolidated financial statements of Midland Financial Group, Inc. (the "Company"), of such date. In the opinion of Management, all adjustments necessary for a fair presentation of the condensed consolidated financial statements have been included. Certain 1995 amounts have been reclassified to conform with the 1996 presentation. The results of operations for the three-month period ended March 31, 1996, are not necessarily indicative of the results to be expected for the full year.

   The computations of earnings per share are based upon the weighted average number of common shares outstanding during each period adjusted for the assumed exercise of all outstanding stock options using the treasury stock method (5,462,000 and 5,567,000 for the three months ended March 31, 1995 and 1996, respectively).

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE 1
 DEFINITIONS............................................................   A-1
 ARTICLE 2
 THE MERGER.............................................................   A-7
    2.1.   The Merger..................................................    A-7
    2.2.   Effective Time of the Merger................................    A-8
    2.3.   Surviving Corporation.......................................    A-8
           (a) Certificate of Incorporation and Bylaws.................    A-8
           (b) Directors...............................................    A-8
           (c) Effect of the Merger....................................    A-8
           (d) Name of Surviving Corporation...........................    A-8
 ARTICLE 3
 MERGER CONSIDERATION; STATUS AND CONVERSION OF SHARES..................   A-8
    3.1.   Merger Consideration........................................    A-8
           (a) Aggregate Merger Consideration..........................    A-8
           (b) Per Share Merger Consideration..........................    A-8
    3.2.   Conversion or Cancellation of Shares in the Merger..........    A-8
           (a) Company Common Stock....................................    A-8
           (b) Merger Sub Common Stock.................................    A-9
    3.3.   Status of Treasury Shares...................................    A-9
    3.4.   Holder Consideration Election Rights........................    A-9
    3.5.   Status of Options...........................................   A-11
    3.6.   Payment for Shares in the Merger............................   A-11
    3.7.   Fractional Shares...........................................   A-13
    3.8.   Transfer of Shares after the Effective Time.................   A-13
    3.9.   Dividend Rate of Preferred Stock............................   A-13
    3.10.  Closing.....................................................   A-13
 ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................  A-14
    4.1.   Organization of the Company.................................   A-14
    4.2.   Authorization...............................................   A-14
    4.3.   Subsidiaries................................................   A-14
    4.4.   Capital Stock...............................................   A-15
    4.5.   Government Approvals; Compliance with Laws and Orders.......   A-15
    4.6.   Absence of Certain Changes or Events........................   A-16
    4.7.   Compliance with Contracts and Commitments...................   A-17
    4.8.   Non-Contravention; Approvals and Consents...................   A-18
    4.9.   Litigation..................................................   A-19
    4.10.  Labor Matters...............................................   A-19
    4.11.  Absence of Undisclosed Liabilities..........................   A-19
    4.12.  No Brokers..................................................   A-19
    4.13.  No Other Agreements to Sell the Assets or the Company.......   A-19
    4.14.  Employee Benefit Plans......................................   A-19
    4.15.  S-4 Registration Statement and Proxy Statement/Prospectus...   A-21
    4.16.  Tax Matters.................................................   A-21

                                                                          PAGE
                                                                          ----
    4.17.  Reports and Financial Statements...........................    A-22
    4.18.  Payments...................................................    A-22
    4.19.  Information Supplied.......................................    A-22
    4.20.  Other Reports..............................................    A-23
    4.21.  Vote Required..............................................    A-23
    4.22.  Chapter 35 of the TBCA.....................................    A-23
    4.23.  Fairness Opinions..........................................    A-23
 ARTICLE 5
 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUB....   A-23
    5.1.   Organization of the Purchaser and the Merger Sub...........    A-23
    5.2.   Authorization..............................................    A-24
    5.3.   Subsidiaries...............................................    A-24
    5.4.   Capital Stock..............................................    A-24
    5.5.   Government Approvals; Compliance with Laws and Orders......    A-25
    5.6.   Authorization for Preferred Stock and Additional Purchaser
           Common Stock...............................................    A-25
    5.7.   Absence of Certain Changes or Events.......................    A-26
    5.8.   Compliance with Contracts and Commitments..................    A-27
    5.9.   Non-Contravention; Approvals and Consents..................    A-28
    5.10.  Litigation.................................................    A-28
    5.11.  Labor Matters..............................................    A-28
    5.12.  Absence of Undisclosed Liabilities.........................    A-29
    5.13.  No Brokers.................................................    A-29
    5.14.  No Other Agreements to Merge...............................    A-29
    5.15.  S-4 Registration Statement and Proxy Statement/Prospectus..    A-29
    5.16.  Tax Matters................................................    A-29
    5.17.  Reports and Financial Statements...........................    A-30
    5.18.  Payments...................................................    A-30
    5.19.  Information Supplied.......................................    A-30
    5.20.  Other Reports..............................................    A-31
    5.21.  Fairness Opinion...........................................    A-31
    5.22.  Employee Benefit Plans.....................................    A-31
    5.23.  Vote Required..............................................    A-31
 ARTICLE 6
 ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES....................   A-31
    6.1.   Conduct of the Business of the Company.....................    A-31
    6.2.   Conduct of the Business of the Purchaser...................    A-34
    6.3.   No Solicitation; Transaction Moratorium....................    A-36
    6.4.   Meetings of Shareholders...................................    A-37
    6.5.   Registration Statement.....................................    A-37
    6.6.   Purchaser Common Stock Offering............................    A-37
    6.7.   Audited Financial Statements...............................    A-38
    6.8.   Reasonable Efforts.........................................    A-38
    6.9.   Access to Information......................................    A-39
    6.10.  Supplements or Amendments..................................    A-39
    6.11.  Directors' and Officers' Indemnification and Insurance.....    A-40
    6.12.  Registration and Listing of Share Consideration............    A-41
    6.13.  Affiliates of the Purchaser and the Company................    A-41
    6.14.  Consents...................................................    A-41

                                                                          PAGE
                                                                          ----
    6.15.  Filings and Authorizations...................................  A-42
    6.16.  Further Assurances; Notice of Breach; Cure...................  A-42
    6.17.  Continuation of Compensation and Employee Benefit Plans......  A-42
    6.18.  Cooperation on Litigation....................................  A-42
    6.19.  Capital Contribution to Surviving Corporation................  A-43
 ARTICLE 7
 CONDITIONS TO CLOSING................................................... A-43
    7.1.   Conditions to Obligations of the Parties.....................  A-43
           (a) Company's Shareholders' Approval.........................  A-43
           (b) Purchaser's Stockholders' Approval.......................  A-43
           (c) Government Consents......................................  A-43
           (d) No Suits nor Injunctions.................................  A-43
           (e) Registration Statement...................................  A-43
           (f) Listing of Purchaser Shares on Exchange..................  A-44
           (g) Purchaser Common Stock Offering..........................  A-44
    7.2.   Conditions to Obligations of the Purchaser...................  A-44
           (a) Representations and Warranties True......................  A-44
           (b) Performance..............................................  A-44
           (c) Compliance Certificate...................................  A-44
           (d) Opinion of Counsel for the Company.......................  A-44
           (e) Proceedings..............................................  A-44
           (f) Certain Disclosures......................................  A-44
           (g) Third Party Consents.....................................  A-44
           (h) Fairness Opinion.........................................  A-44
    7.3.   Conditions to Obligations of the Company.....................  A-44
           (a) Representations and Warranties True......................  A-44
           (b) Performance..............................................  A-45
           (c) Compliance Certificate...................................  A-45
           (d) Opinion of Counsel for the Purchaser.....................  A-45
           (e) Proceedings..............................................  A-45
           (f) Third Party Consents.....................................  A-45
           (g) Fairness Opinion.........................................  A-45
           (h) Certain Disclosure.......................................  A-45
           (i) Opinion Regarding Tax Consequences.......................  A-45
 ARTICLE 8
 TERMINATION AND ABANDONMENT; BREAK-UP FEE AND EXPENSE REIMBURSEMENT..... A-45
    8.1.   Termination Rights...........................................  A-45
    8.2.   Termination Expenses and Liability...........................  A-46
           (a) General Provision........................................  A-46
           (b) Expense Recoupment--Company..............................  A-46
           (c) Expense Recoupment--the Purchaser........................  A-46
           (d) Termination Fee--the Purchaser...........................  A-46
 ARTICLE 9
 MISCELLANEOUS........................................................... A-46
    9.1.   Expenses.....................................................  A-46
    9.2.   Public Disclosure............................................  A-47

                                                                           PAGE
                                                                           ----
    9.3.   Governing Law; Consent to Jurisdiction........................  A-47
    9.4.   Notices.......................................................  A-47
    9.5.   Headings......................................................  A-48
    9.6.   Counterparts..................................................  A-48
    9.7.   Assignment....................................................  A-48
    9.8.   Severability..................................................  A-48
    9.9.   Waivers and Amendments........................................  A-48
    9.10.  No Third Party Beneficiaries..................................  A-48
    9.11.  Entire Agreement..............................................  A-48
    9.12.  Survival......................................................  A-48

EXHIBITS

  Exhibit 1A--Series A Preferred Terms

SCHEDULES

  Company Disclosure Schedule
  Purchaser Disclosure Schedule
  Schedule 7.2--Opinion of Counsel for the Company
  Schedule 7.3--Opinion of Counsel for the Purchaser

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of February 26, 1996 (this "Agreement"), between Midland Financial Group, Inc., a Tennessee corporation (the "Company"), Danielson Holding Corporation, a Delaware corporation (the "Purchaser"), and Mission Sub E, Inc., a Delaware corporation (the "Merger Sub").

                                  WITNESSETH:

  WHEREAS, the respective boards of directors of the Company, the Purchaser and the Merger Sub have approved the Merger of the Company with and into the Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth herein;

  WHEREAS, the Purchaser, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

  NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to, and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

  When used in this Agreement, the following terms shall have the respective meanings set forth below:

  "Acquisition Transaction" has the meaning given to such term in Section
6.3(a).

  "Adequate Pricing Opportunity" has the meaning given to such term in Section 6.6(d).

  "Affiliate" has the meaning given to such term in Rule 12b-2 promulgated under the Exchange Act.

  "Aggregate Cash Consideration Fund" means an amount equal to 50% of the Aggregate Merger Price.

  "Aggregate Common Stock Consideration Fund" means the number of shares of Purchaser Common Stock determined by dividing (i) an amount equal to 10% of the Aggregate Merger Price by (ii) the Purchaser Common Stock Per Share Value.

  "Aggregate Merger Consideration" means (i) funds representing the Aggregate Cash Consideration Fund and (ii) stock certificates representing the Aggregate Preferred Stock Consideration Fund and the Aggregate Common Stock
Consideration Fund.

  "Aggregate Merger Price" means the product determined by multiplying (i) the Per Share Merger Price by (ii) the number of Shares issued and outstanding at the Effective Time.

  "Aggregate Preferred Stock Consideration Fund" means the number of shares of Preferred Stock determined by dividing (i) an amount equal to 40% of the Aggregate Merger Price by (ii) the Stated Preferred Per Share Value.

  "AMEX" means the American Stock Exchange, Inc.

  "Antitrust Division" has the meaning given to such term in Section 6.15.

  "Assets" means the assets of the Company and its Subsidiaries reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date.

  "Authorization" means any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

  "Balance Sheet" means the audited consolidated balance sheet of the Company as of December 31, 1994, together with the notes thereon and the related unqualified report of KPMG Peat Marwick LLP, the Company's certified public accountants, previously delivered to the Purchaser.

  "Balance Sheet Date" means December 31, 1994.

  "Business Day" means any day other than Saturday or Sunday and any other day on which commercial banks in New York, New York or Memphis, Tennessee are required or permitted to be closed.

  "Capital Contribution Amount" has the meaning given to such term in Section 6.19.

  "Cash Election" has the meaning given to such term in Section 3.4(a).

  "Certificate of Merger" means the Certificate of Merger with respect to the merger of the Company with and into the Merger Sub, containing the provisions required by, and executed in accordance with, Section 48-21-107 of the TBCA and Section 252 of the DGCL.

  "Certificates" means one or more certificates which immediately prior to the Effective Time represented outstanding Shares.

  "Chosen Underwriters" means DLJ and Salomon Brothers Inc.; provided, however, that a different investment banking firm may be substituted for any of such firm upon the mutual written consent of the Purchaser and the Company.

  "Closing" means the closing of the Merger contemplated hereby.

  "Closing Date" has the meaning given to such term in Section 3.10.

  "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "Common Stock Election" has the meaning given to such term in Section
3.4(a).

  "Company" means Midland Financial Group, Inc. a Tennessee corporation.

  "Company's Adjusted Book Value" means an amount equal to the sum of (i) the total stockholders' equity shown on the Consolidated Balance Sheets of the Company as of, and for the year ended, December 31, 1995 plus (ii) an additional amount of up to $2,205,000 reflecting additional book value of the Company resulting from the issuance of Company Common Stock after December 31, 1995 in connection with the acquisition by the Company of certain minority interests held by others in Subsidiaries of the Company.

  "Company Benefit Arrangement" has the meaning given to such term in Section 4.14(a).

  "Company Common Stock" means the common stock, no par value, of the Company.

  "Company Disclosure Schedule" means the disclosure schedule of the Company dated the date of this Agreement delivered concurrently with the execution and delivery of this Agreement by the Company to the Purchaser.

  "Company Employee Plan" has the meaning given to such term in Section
4.14(a).

  "Company Financial Statements" has the meaning given to such term in Section 4.17.

  "Company Material Adverse Effect" means a material adverse effect on (i) the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole,
(ii) the validity or enforceability of, or the ability of any party hereto to perform its obligations under, and to consummate the transactions contemplated by, this Agreement or any other agreement or instrument contemplated hereby or to be entered into in connection herewith, or (iii) without limitation as to the foregoing, any development, condition, event or circumstance relating to the Company which has a material adverse effect on the Purchaser's ability to consummate the Purchaser Common Stock Offering or the pricing or any other terms thereof.

  "Company Option" has the meaning given to such term in Section 3.5.

  "Company Permits" has the meaning given to such term in Section 4.5(a).

  "Company SEC Reports" means all reports (including without limitation, definitive proxy statements), forms, schedules, registration statements and other documents together with all amendments and supplements thereto, which the Company has been required to file with the SEC since January 1, 1992.

  "Company Shareholders' Meeting" has the meaning given to such term in
Section 6.4(a).

  "Company's Adjusted Per Share Book Value" means an amount expressed in dollars and cents equal to the quotient determined by dividing (i) the Company's Adjusted Book Value by (ii) the number of Shares issued and outstanding as of the Effective Time.

  "Company's Shareholders' Approval" has the meaning given to such term in
Section 6.4(a).

  "Consideration Fund" refers generically to, either the Common Stock Consideration Fund, the Preferred Stock Consideration Fund or the Cash Consideration Fund (and, in the plural form, means all three collectively).

  "Constituent Corporations" means each of the Merger Sub and the Company.

  "Contract" means any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind.

  "DGCL" means the Delaware General Corporation Law.

  "DLJ" means Donaldson Lufkin & Jenrette Securities Corporation.

  "Effective Time" means the date and time of the effectiveness of the Merger pursuant to Section 2.2 and in accordance with the TBCA and the DGCL.

  "Election Deadline" has the meaning given to such term in Section 3.4(e).

  "Employees" means the officers, employees, agents, directors or independent contractors of a Person or any of its Subsidiaries, whether former or current.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "ERISA Affiliates" means any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with the Company or any of its Subsidiaries under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

  "Excess Shares" has the meaning given to such term in Section 3.7.

  "Exchange" means the stock exchange on which the Purchaser Common Stock and Preferred Stock is listed for trading upon official notice of issuance as of, or immediately after giving effect to, the Effective Time.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

  "Exchange Agent" means the exchange agent selected by the Purchaser and reasonably acceptable to the Company, to effectuate the payment for and conversion of Shares in the Merger.

  "Final Termination Date" means August 31, 1996 provided, however, that the Company may, by delivery of written notice to the Purchaser prior to the date which would otherwise be the Final Termination Date, extend such date up to two times for a period of thirty days each such time, in which case the "Final Termination Date" shall mean the date as so extended.

  "Form of Election" has the meaning given to such term in Section 3.4(d).

  "Fractional Securities Fund" has the meaning given to such term in Section
3.7.

  "FTC" has the meaning given to such term in Section 6.15.

  "Governmental Body" means any Federal, state, municipal, political subdivision or other governmental court, tribunal, arbitrator, authority, official, department, commission, board, bureau, agency or instrumentality, domestic or foreign.

  "Holder Consideration Election" has the meaning given to such term in
Section 3.4(a).

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "Indemnified Liabilities" has the meaning given to such term in Section
6.11(a).

  "Indemnified Parties" has the meaning given to such term in Section 6.11(a).

  "Indemnifying Party" has the meaning given to such term in Section 6.11(a).

  "Laws" means any statute, law, rule, regulation or ordinance of any Governmental Body.

  "Lazard" means Lazard Freres & Co.

  "Lien" means any lien, claim, mortgage, encumbrance, pledge, security interest, equity and charge of any kind.

  "Merger" means the merger of the Company with and into the Merger Sub as contemplated by Section 2.1.

  "Merger Sub" has the meaning given to such term in the first paragraph hereof.

  "NASDAQ" means National Association of Securities Dealers-Automated Quotation System.

  "Offering Price" means the price per share at which shares of Purchaser Common Stock are sold to the public in the Purchaser Common Stock Offering.

  "Offering Pricing Date" means the date upon which an Underwriting Agreement providing for the firm commitment underwriting of the Purchaser Common Stock Offering, and specifying the pricing of the Purchaser Common Stock offered therein, has been executed and delivered by the Purchaser and all other parties thereto.

  "Options" means any subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement to issue or sell any shares of capital stock of a corporation.

  "Order" means any judgment, decree, order, writ, permit or license of any Governmental Body.

  "Par Trading Rate" means a dividend rate applicable to the Preferred Stock, determined in accordance with Section 3.9 initially as of the Preferred Pricing Date and again as of the Offering Pricing Date, as the rate which is likely to cause the market values of the Preferred Stock to trade at the Stated Preferred Per Share Value if such security was assumed to trade on a fully distributed basis on the date as of which such rate is determined.

  "Per Share Merger Price" means a price per Share equal to the product determined by multiplying (i) the Company's Adjusted Per Share Book Value by
(ii) a factor of 1.6, which price is estimated to be $14.00 per share.

  "Person" means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

  "Plan" means the Company's 1989 Incentive Stock Option Plan and 1992 Long-Term Incentive Plan.

  "Potential Acquiror" has the meaning given to such term in Section 6.3(a).

  "Preferred Pricing Date" has the meaning given to such term in Section 3.9.

  "Preferred Stock" means Series A Preferred Stock of the Purchaser to be issued at the Effective Time in accordance with Article 3 and which will have the designations, rights and preferences set forth in the Series A Preferred Terms and will have a dividend rate set in accordance with Section 3.9.

  "Preferred Stock Election" has the meaning given to such term in Section 3.4(a)(ii).

  "Preliminary Prospectus Mailing Date" has the meaning given to such term in
Section 6.6(c).

  "Pro Rata Allocation" means, for purposes of allocating any Consideration Fund with respect to Shares owned by a holder, the product determined by multiplying the total value of the consideration available in such Consideration Fund, when valued in accordance with the last sentence of
Section 3.1(a) after giving effect to the reduction of such Consideration Fund by any priority allocations thereof, by such holder's Pro-Rationing Factor.

  "Pro-Rationing Factor" means, for purposes of allocating any Consideration Fund to any holder pursuant to an effective Holder Consideration Election filed by such holder, the quotient determined by dividing (i) an amount equal to either (x) the Per Share Merger Price times the number of Shares covered by such Holder Consideration Election, in the case of an allocation of such holder's Chosen Consideration, or (y) the amount of such holder's Unsatisfied Allocation Short-fall, in the case of any allocation of such holder's Second Form of Consideration or Third Form of Consideration, by (ii) an amount equal to either (x) the Per Share Merger Price times the number of all Shares covered by Holder Consideration Elections filed by holders (including such holder) among whom consideration is to be allocated as a group (in the case of an allocation of the Chosen Consideration of such group) or (y) the Unsatisfied Allocation Short-fall of all holders in such group (in the case of an allocation of the Second Form of Consideration or Third Form of Consideration of such group).

  "Proxy Statement/Prospectus" has the meaning given to such term in Section
6.5.

  "Purchaser" has the meaning given to such term in the first paragraph hereof.

  "Purchaser Benefit Arrangement" means each plan (other than any Purchaser Employee Plan), program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employees of the Purchaser or any beneficiaries or dependents of any Employees of the Purchaser (other than directors' and officers' liability insurance policies), whether or not oral or written or insured or funded, or constituting an employment or severance agreement or arrangement with any officer or director of the Purchaser or any Significant Subsidiary.

  "Purchaser Common Stock" means the shares of common stock, par value $.10 per share, of the Purchaser.

  "Purchaser Common Stock Offering" has the meaning given to such term in
Section 6.6(a).

  "Purchaser Common Stock Per Share Value" means the arithmetic average of the closing prices of the Purchaser Common Stock on the Amex (or other national securities exchange on which the Purchaser Common Stock is then listed for trading) for each day on which trading of such stock took place on the Exchange during the period beginning on the date twenty days prior to the Offering Pricing Date and ending on the Business Day immediately preceding the Offering Pricing Date; provided, however, that in no event shall the Purchaser Common Stock Per Share Value be an amount less than $5.00 nor more than $10.00 per share.

  "Purchaser Disclosure Schedule" means the Disclosure Schedule dated the date of this Agreement delivered by the Purchaser to the Company.

  "Purchaser Employee Plan" means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, established by the Purchaser, any of its Subsidiaries, or any ERISA Affiliate or under which the Purchaser, any of its Subsidiaries, or any ERISA affiliate contributes or under which any Employees of the Purchaser or any beneficiary thereof is covered, is eligible for coverage or has benefit rights with respect to service to the Purchaser, any of its Subsidiaries or any ERISA Affiliate or under which any obligation exists to issue capital stock of the Purchaser or any of its Subsidiaries.

  "Purchaser Financial Statements" has the meaning given to such term in
Section 5.17.

  "Purchaser Material Adverse Effect" means a material adverse effect on (i) the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Purchaser and its Subsidiaries, taken as a whole, (ii) the validity of enforceability of, or the ability of any party hereto to perform its obligations under, and to consummate the transactions contemplated by, this Agreement or any other agreement or instrument contemplated hereby or to be entered into in connection herewith, or (iii) without limitation as to the foregoing, the Purchaser's ability to consummate the Purchaser Common Stock Offering or the pricing or any other terms thereof.

  "Purchaser Permits" has the meaning given to such term in Section 5.5(a).

  "Purchaser SEC Reports" means all reports (including, without limitation, definitive proxy statements), forms, schedules, registration statements and other documents together with all amendments and supplements thereto which the Purchaser has been required to file with the SEC since January 1, 1991.

  "Purchaser's Stockholders' Approval" has the meaning given to such term in
Section 6.4(b).

  "Purchaser Stockholders' Meeting" has the meaning given to such term in
Section 6.4(b).

  "Representative" has the meaning given to such term in Section 6.3(a).

  "Respective Representatives" has the meaning given to such term in Section
6.9.

  "R-H" means The Robinson-Humphrey Company, Inc.

  "Rule 145 Affiliates" has the meaning given to such term in Section 6.13.

  "S-4 Registration Statement" has the meaning given to such term in Section
6.5.

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Series A Preferred Terms" means the certificate of designations, preferences, rights and limitations of Preferred Stock substantially in the form attached hereto as Exhibit 1A.

  "Share Consideration" means the amount of shares of Preferred Stock and Purchaser Common Stock to be delivered by the Purchaser as consideration in the Merger.

  "Shares" means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, after giving effect to the exercise or cancellation of each Company Option pursuant to Section 3.5.

  "Significant Response" has the meaning given to such term in Section 6.3(b).

  "Significant Subsidiary" has the meaning given to such term in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

  "Stated Preferred Per Share Value" shall mean, with respect to the Preferred Stock, the stated per share value thereof, as set forth in the Series A Preferred Terms.

  "Stephens" means Stephens Inc.

  "Subsidiary" means as to any Person, any other Person of which at least 50% of the equity or voting interests are owned, directly or indirectly, by such first Person.

  "Surviving Corporation" has the meaning given to such term in Section 2.1.

  "Surviving Corporation Common Stock" means the common stock, par value $.01 per share, of the Surviving Corporation.

  "Taxpayers" means as to any Person, such Person, any predecessor of such Person and all members for income tax purposes of any affiliated group of corporations of which such Person or any such predecessor corporation is or has been a member.

  "TBCA" means the Tennessee Business Corporation Act.

  "Transaction Moratorium Period" has the meaning given to such term in
Section 6.3(b).

  "Unsatisfied Allocation Short-fall" has the meaning given to such term in
Section 3.4.

  "Wholly-Owned Subsidiary" means a Subsidiary of which 100% of the issued and outstanding common stock is owned directly or indirectly by the parent company.

                                   ARTICLE 2

                                  THE MERGER

  2.1. The Merger. Subject to the terms and conditions hereof, at the Effective Time and in accordance with the provisions of this Agreement and the applicable provisions of the TBCA and the DGCL, the Company shall be merged with and into the Merger Sub which shall continue as the surviving corporation (the "Surviving

Corporation"). Thereupon the separate corporate existence of the Company shall cease, and the Surviving Corporation shall continue existence under the laws of the State of Delaware.

  2.2. Effective Time of the Merger. On or prior to the Closing Date, the parties hereto will cause the Certificate of Merger, satisfactory to the parties hereto, to be duly prepared, executed and verified on behalf of each Constituent Corporation and to be filed with the Secretary of State of the State of Tennessee, as provided in Section 48-21-105 of the TBCA, and the Secretary of State of the State of Delaware, as provided in Section 252 of the DGCL, and the Merger shall become effective on the Closing Date.

  2.3. Surviving Corporation

  (a) Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Merger Sub, each as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation and Bylaws until amended as provided therein and under the provisions of the DGCL.

  (b) Directors. The Board of Directors of the Merger Sub immediately prior to the Effective Time shall from and after the Effective Time be the directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

  (c) Effect of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the TBCA and DGCL.

  (d) Name of Surviving Corporation. The name of the Surviving Corporation shall be "Midland Financial Group, Inc."

                                   ARTICLE 3

             MERGER CONSIDERATION; STATUS AND CONVERSION OF SHARES

  3.1. Merger Consideration.

  (a) Aggregate Merger Consideration. The Aggregate Merger Consideration, when valued in accordance with the last sentence of this subsection, shall have a value at the Effective Time equal to the Aggregate Merger Price, with 50% of that value attributable to non-cash consideration in the form of the Aggregate Preferred Stock Consideration Fund and the Aggregate Common Stock Consideration Fund. For purposes of this Article 3, (i) each share of Preferred Stock in the Aggregate Preferred Stock Consideration Fund shall be valued at the Stated Preferred Per Share Value and (ii) each share of Purchaser Common Stock in the Aggregate Common Stock Consideration Fund shall be valued at the Purchaser Common Stock Per Share Value.

  (b) Per Share Merger Consideration. The consideration that will be issued and paid in the Merger in respect of each Share (i) shall have at the Effective Time, when valued in accordance with the final sentence of subsection (a) of this Section 3.1, a value equal to the Per Share Merger Price and (ii) shall consist of the combination of securities and cash determined pursuant to this Article 3.

  3.2. Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Constituent Corporations shall be converted or canceled, as the case may be, in the following manner:

    (a) Company Common Stock. Each Share (other than shares of Company Common Stock held in treasury) shall be converted into a right to receive a portion of the Aggregate Merger Consideration which (i) has a value, when valued in accordance with the last sentence of Section 3.1(a), equal to the Per Share

  Merger Price and (ii) consists of cash, Preferred Stock and Purchaser Common Stock in the proportions determined in accordance with Section 3.4.

    (b) Merger Sub Common Stock. Each share of Common Stock, par value $.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute one share of Surviving Corporation Common Stock.

  3.3. Status of Treasury Shares. At the Effective Time, each share of Company Common Stock, if any, held in treasury immediately prior to the Effective Time shall be canceled and retired and no payment shall be made with respect thereto.

  3.4. Holder Consideration Election Rights.

  (a) Each holder of Company Common Stock will be entitled to submit, in accordance with the procedures set forth in this Section 3.4, a written request (in each case a "Holder Consideration Election") as to all the Shares owned by such holder, or multiple written requests each relating to a portion of the Shares owned by such holder, requesting that, subject to the provisions of this Section 3.4:

    (i) the consideration to be paid in the Merger in respect of the Shares covered by such Holder Consideration Election be Purchaser Common Stock (a "Common Stock Election"); for purposes of determining allocations pursuant to subsection (c) to holders who have made Common Stock Elections, Purchaser Common Stock shall be deemed the "Chosen Consideration" for such holders, Preferred Stock shall be deemed the "Second Form of Consideration" for such holders and cash shall be deemed the "Third Form of Consideration" for such holders; or

    (ii) the consideration to be paid in the Merger in respect of the Shares covered by such Holder Consideration Election be Preferred Stock (a "Preferred Stock Election"); for purposes of determining allocations pursuant to subsection (c) to holders who have made Preferred Stock Elections, Preferred Stock shall be deemed the "Chosen Consideration" for such holders, Purchaser Common Stock shall be the "Second Form of Consideration" for such holders and cash shall be deemed the "Third Form of Consideration" for such holders; or

    (iii) the consideration to be paid in the Merger in respect of the Shares covered by such Holder Consideration Election be cash (a "Cash Election"); for purposes of determining allocations pursuant to subsection (c) to holders who have made Cash Elections, cash shall be deemed the "Chosen Consideration" for such holders, Preferred Stock shall be deemed the "Second Form of Consideration" for such holders and Purchaser Common Stock shall be deemed the "Third Form of Consideration" for such holders.

  In accordance with the priorities set forth in subsection (b) and the procedures set forth in subsection (c), each holder who has made a valid Holder Consideration Election with respect to some or all Shares owned by it which remains in effect at the Effective Time will receive in the Merger in respect of such Shares consideration in the form of such holder's Chosen Consideration (subject to the availability of such consideration after pro-rating such holder with other holders in accordance with this Section); if there is not a sufficient amount of such holder's Chosen Consideration available (after giving effect to pro-rationing) to satisfy such holder's right to receive consideration in the Merger in respect of such Shares which has a value equal to the Per Share Merger Price (when valued in accordance with the last sentence of Section 3.1(a), such holder will receive additional, successive allocations of such holder's Second Form of Consideration and Third Form of Consideration, until such holder has received such value.

  (b) Priority of Allocations Based on Chosen Consideration. The Aggregate Merger Consideration shall be allocated among holders of Shares, in the manner set forth in subsection (c) of this Section, in the following order of priority:

    First, as a group, among all holders of Shares who have made valid Common Stock Elections that remain in effect at the Effective Time;

    Second, as a group, among all holders of Shares who have made valid Preferred Stock Elections that remain in effect at the Effective Time;

    Third, as a group, among all holders of Shares who have made valid Cash Elections that remain in effect at the Effective Time; and

    Fourth, as a group, among all holders of Shares who have not made any Holder Consideration Election.

  (c) Manner of Allocation to Each Holder. Each holder who has made a valid Holder Consideration Election with respect to all or a portion of the Shares owned by it which remains in effect at the Effective Time shall have a right to receive in respect of such Shares the following allocations of the Aggregate Merger Consideration:

    (i) Allocation of Chosen Consideration. Such holder shall have a right to receive in respect of such Shares its Pro Rata Allocation of the Consideration Fund of such holder's Chosen Consideration (after giving effect to the depletion of such Consideration Fund by any allocations granted priority in accordance with subsection (b)).

    (ii) Allocation of Second Form of Consideration. If the value of the allocation made to such holder pursuant to clause (i) above (when valued in accordance with the last sentence of Section 3.1(a)) is less than the Per Share Merger Price times the number of Shares owned by such holder and covered by such Holder Consideration Election, such holder shall have a right to receive in respect of such Shares a Pro Rata Allocation of the Consideration Fund of such holder's Second Form of Consideration (after giving effect to any depletion of such Consideration Fund by any allocations granted priority in accordance with subsection (b)) to the extent of the short-fall (an "Unsatisfied Allocation Short-fall") between
  (x) the Per Share Merger Price times the number of Shares owned by such holder and covered by such Holder Consideration Election, and (y) the value of the allocation made to such holder pursuant to clause (i) above in respect of such Shares; and

    (iii) Allocation of Third Form of Consideration. If the total value of the allocations made to such holder pursuant to clauses (i) and (ii) above (when valued in accordance with the last sentence of Section 3.1(a)) is less than the Per Share Merger Price times the number of Shares owned by such holder and covered by such Holder Consideration Election, such holder shall have a right to receive in respect of such Shares a Pro Rata Allocation of the Consideration Fund of such holder's Third Form of Consideration (after giving effect to any depletion of such Consideration Fund by any allocations granted priority in accordance with subsection (b)) to the extent of the Unsatisfied Allocation Short-fall between (x) the Per Share Merger Price times the number of Shares owned by such holder and covered by such Holder Consideration Election, and (y) the value of the allocations made to such holder pursuant to clauses (i) and (ii) above in respect of such Shares.

  Each holder for whom no Holder Consideration Election is in effect at the Effective Time shall have a right to receive with respect to its Shares its pro rata allocation of the Aggregate Cash Consideration Fund, the Aggregate Common Stock Fund and the Aggregate Preferred Stock Fund, in each case after giving effect to the depletion of those Consideration Funds by prior allocations to all holders who made Holder Consideration Elections.

  (d) A form pursuant to which each record holder of shares of Company Common Stock may make Holder Consideration Elections and the related letter of transmittal (the "Form of Election") shall be mailed to shareholders of record of the Company as of the record date for the Company Shareholders' Meeting and such mailing shall accompany the Proxy Statement/Prospectus mailed to such shareholders in connection with such Meeting. The Company shall also make the Form of Election available at its executive offices and such other places as the Company and the Purchaser deem appropriate to all persons who become stockholders of the Company during the period between such record date and the Election Deadline.

  (e) A Holder Consideration Election will be deemed effectively made only if the Exchange Agent shall have received a Form of Election properly completed and signed, no later than 5:00 P.M. New York City time, on such Business Day determined in accordance with the last sentence of this Section as is announced by the Purchaser (after consultation with the Company) in a news release delivered to the Dow Jones News Service, as the last day on which Forms of Election will be accepted (the "Election Deadline"). The Business Day on which the Election Deadline shall occur shall be a date no earlier than the date of the Company Shareholders' Meeting and no later than the Effective Time and shall be at least five, and not more than 20, Business Days following the news release set forth above.

  (f) Any holder of Shares who has made one or more effective Holder Consideration Elections as provided in clause (e) may at any time prior to the Election Deadline change or revoke its Holder Consideration Election if such holder submits to the Exchange Agent, and the Exchange Agent receives, prior to the Election Deadline, a revocation or a revised Form of Election properly completed and signed.

  (g) The Purchaser shall, in its discretion, conclusively determine any questions with respect to, and shall have the right to make rules not inconsistent with, the terms of this Agreement, governing the form, terms and conditions of Forms of Election, the revocation and withdrawal of elections, the validity and effectiveness of Holder Consideration Elections and the manner and extent to which they are to be taken into account in making the determinations provided for in this Section 3.4. The Purchaser (or the Exchange Agent at the direction of the Purchaser) may make such changes in the procedures set forth herein for the implementation of elections by the Company shareholders as shall be necessary or desirable to effect the purposes of this Agreement. A Company shareholder shall be deemed to have made no Holder Consideration Election with respect to Shares as to which an invalid or ineffective election has been made.

  3.5. Status of Options. On the Offering Pricing Date, the Company shall cause the Plan and/or each Option outstanding on such date for the purchase of shares of Company Common Stock granted under any employee stock option or compensation plan or arrangement of the Company and its Subsidiaries (a "Company Option") to be amended in the following respects: (i) each Company Option, whether or not such Company Option is then exercisable, shall become fully vested and exercisable as of the close of business on the Business Day immediately preceding the Closing Date, (ii) each Company Option shall terminate as of the Effective Time unless exercised prior to the Effective Time, and (iii) except with respect to any Company Option granted after the date six months prior to the Closing Date to a person required to file reports under Section 16(a) of the Exchange Act, each holder of a Company Option shall be deemed as of the Offering Pricing Date to have irrevocably exercised in full his Company Option as of the close of business on the Business Day immediately prior to the Closing Date by means of a "cash-less" exercise pursuant to which the Company, when issuing shares of Company Common Stock on exercise, will withhold from such issuance shares with an aggregate value (when valued at the Per Share Merger Price) equal to the exercise price payable upon such exercise, in lieu of the payment by the holder of the exercise price in cash. The amendment of Company Options provided for in this Section shall be conditional upon the consummation of the Merger such that, in the event the Merger is not consummated and this Agreement is terminated, the Company Options shall in all respects revert to the terms in effect prior to the Offering Pricing Date and all notices of exercise deemed given pursuant to this Section shall be null and void. No payment, assumption or conversion shall occur in the Merger with respect to terminated Options. All Shares issued upon exercise of Company Options pursuant to this Section 3.5 shall be deemed issued and outstanding at the Effective Time for purposes of the Merger.

  3.6. Payment for Shares in the Merger. The manner of making payment for and conversion of Shares in the Merger shall be as follows:

    (a) At the Effective Time, the Purchaser shall make available to the Exchange Agent for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, the Aggregate

  Merger Consideration and such additional funds as may be payable in lieu of fractional Shares pursuant to Section 3.7. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the non-cash consideration to be issued pursuant to Section 3.2 and effect the payments of cash provided for in Section 3.2 out of the Aggregate Merger Consideration. The Aggregate Merger Consideration shall not be used for any other purpose.

    (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the non-cash consideration issuable and the cash consideration payable pursuant to this Article 3, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the cash and non-cash consideration payable pursuant to this Article 3 and any cash in lieu of fractional Preferred Stock or Purchaser Common Stock as contemplated by Section 3.7, with respect to each of the Shares represented thereby. No dividends or other distributions that are declared after the Effective Time on securities issued pursuant to this
  Article 3 and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive such securities until such Persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the Preferred Stock and Purchaser Common Stock is issued pursuant to this Article 3 any dividends or other distributions having a record date after the Effective Time and payable with respect to such securities between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Preferred Stock and Purchaser Common Stock is issued pursuant to this Article 3 any dividends or other distributions on such securities which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or any certificate representing Preferred Stock or Purchaser Common Stock issued pursuant to this Article 3 is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Preferred Stock or Purchaser Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Preferred Stock or Purchaser Common Stock issued pursuant to this Article 3 or dividends thereon or, in accordance with Section 3.7, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Preferred Stock or Purchaser Common Stock issued pursuant to this Article 3 and held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such securities for the account of the Persons entitled thereto.

    (c) Certificates surrendered for exchange by any Person constituting a Rule 145 Affiliate of the Company shall not be exchanged for certificates representing Preferred Stock or Purchaser Common Stock until the Purchaser has received a written agreement from such Person as provided in Section 6.13.

    (d) Any portion of the Aggregate Merger Consideration and the Fractional Securities Fund which remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered to the Purchaser, upon demand of the Purchaser, and any former shareholders of the Company shall thereafter look only to the Purchaser for payment of their claim for the Share Consideration and the

  Per Share Cash Consideration Amount for the Shares or for any cash in lieu of fractional Shares included in Share Consideration.

  3.7. Fractional Shares. No fractional shares of any security constituting a part of the Share Consideration shall be issued in the Merger. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a share of any security included in the Share Consideration upon surrender of Certificates for exchange pursuant to this
Article 3 will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the Excess Shares representing the aggregation of all fractional interests created pursuant to this Article 3. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of each security included in the Share Consideration delivered to the Exchange Agent by the Purchaser over (ii) the aggregate number of full shares to be distributed to holders of Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Shares, shall sell the Excess Shares at the prevailing prices on the Exchange. The sale of the Excess Shares by the Exchange Agent shall be executed on the Exchange through one or more member firms of the Exchange and shall be executed in round lots to the extent practicable. The Purchaser shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former shareholders of the Company, the Exchange Agent will hold such proceeds in trust for such former shareholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former shareholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

  3.8. Transfer of Shares after the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

  3.9. Dividend Rate of Preferred Stock. The dividend rate applicable to the Preferred Stock shall initially be set, not earlier than the date 10 Business Days nor later than the date five Business Days prior to the date upon which the Proxy Statement/Prospectus is mailed to shareholders (the "Preferred Pricing Date"), at the Par Trading Rate as determined in the joint written opinion of DLJ and R-H. The dividend rate set at the Preferred Pricing Date shall be subject to upward or downward adjustment as of the Offering Pricing Date to a rate which, in the joint written opinion of DLJ and R-H, represents the Par Trading Rate as of the Offering Pricing Date. In the event that DLJ and R-H are unable to agree upon an appropriate dividend rate for the Preferred Stock as of either the Preferred Pricing Date or the Offering Pricing Date, Lazard shall advise the Company and the Purchaser in writing of the rate which, in its opinion, represents the Par Trading Rate as of such date. If the rate specified by Lazard for such security as of either such date is within the high and low rates specified by DLJ and R-H for such security, the rate so specified by Lazard shall be the rate for such security (subject to adjustment as of the Offering Pricing Date as provided above in the case of rates set as of the Preferred Pricing Date). If the rate specified by Lazard for such security is above or below the range of the two rates specified by DLJ and R-H for such security, the nearest of the two rates specified by DLJ and R-H shall be the dividend rate for such security (subject to adjustment as of the Offering Pricing Date as provided above in the case of rates set as of the Preferred Pricing Date).

  3.10. Closing. The Closing shall, subject to the terms and conditions set forth herein, including, without limitation, the satisfaction or waiver of the conditions set forth in Article 7, take place at the New York offices of Anderson Kill Olick & Oshinsky, P.C. at the Effective Time, which shall occur at the same time and on the same date (the "Closing Date") as the closing of the sale of Purchaser Common Stock in the Purchaser Common Stock Offering. From and after the Offering Pricing Date, time shall be of the essence in this Agreement.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as otherwise set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to the Purchaser as follows:

  4.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, has full corporate power and authority to conduct its business as and to the extent it is presently being conducted and as and to the extent proposed by the Company to be conducted and to own, lease and operate its properties and assets. The Company is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or admission necessary and where the failure to be so qualified, licensed or admitted has or could reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is listed in
Section 4.1 of the Company Disclosure Schedule. Except for the Company's Subsidiaries, the Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any material equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than portfolio securities acquired by the Company in the ordinary course of business.

  4.2. Authorization. The Company has all necessary corporate power and authority to enter into this Agreement, has taken all corporate action necessary to consummate the transactions contemplated hereby and, subject to obtaining the Company Shareholders' Approval, to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Subject to Section 6.3, the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  4.3. Subsidiaries. Section 4.3 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries and indicates the Company's ownership interest in each. Section 4.3 of the Company Disclosure Schedule also sets forth the jurisdiction of incorporation of each of the Company's Subsidiaries, each jurisdiction in which such Subsidiary is qualified, licensed (other than licenses to conduct insurance business) or admitted to do business and the number of shares of capital stock of such Subsidiary authorized and outstanding. Each Subsidiary of the Company (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the full power and authority to own, lease or operate its properties and assets and conduct its business as and to the extent currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and could not reasonably be expected (so far as can be foreseen at the time) to have, a Company Material Adverse Effect, and (ii) is duly qualified, licensed or admitted and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, license or admission necessary, except where the failure to be so qualified, licensed or admitted does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

  4.4. Capital Stock.

  (a) As of the date hereof, the authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock, of which 5,389,022 shares are issued and outstanding, no shares are held in the treasury of the Company and 534,500 shares are reserved for issuance pursuant to outstanding Options granted under the Company's Plan, 97,000 shares are reserved for issuance pursuant to outstanding warrants and 157,500 shares are reserved for issuance in connection with the acquisition of the minority interests of certain of the Company's Subsidiaries. Except for shares of Company Common Stock issued upon exercise of outstanding Options granted pursuant to the Company's Plan, the outstanding warrants, the acquisition of certain minority interests of the Company's Subsidiaries and except as contemplated by Section 6.1(a), there has not been, and as of the Closing Date there will not have been, any change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance since the date hereof. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as described in this Section 4.4 and pursuant to this Agreement, there are no outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

  (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company, free and clear of any Liens. There are no (i) outstanding Options obligating the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock of any Significant Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Significant Subsidiary, wholly owned directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Significant Subsidiary of the Company.

  (c) There are no outstanding contractual obligations of the Company or any Significant Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Significant Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Significant Subsidiary of the Company or any other Person.

  4.5. Government Approvals; Compliance with Laws and Orders.

  (a) To the best of the Company's knowledge, the Company and each of its Significant Subsidiaries has obtained from the appropriate Governmental Bodies or self-regulatory organizations which are charged with regulating or supervising any business conducted by the Company or any Significant Subsidiary of the Company all permits, variances, exemptions, orders, approvals and licenses necessary for the conduct of its business and operations as and to the extent currently conducted (the "Company Permits"), which Company Permits are valid and remain in full force and effect, except where the failure to have obtained such Company Permits or the failure of such Company Permits to be valid and in full force and effect, individually or in the aggregate, does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, do not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

  (b) Neither the Company nor any of its Significant Subsidiaries has received notice of any Order or any complaint, proceeding or investigation of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Significant Subsidiary of the Company pending or, to the knowledge of the Company, threatened, which affects or could reasonably be expected (so far as can be foreseen at the time) to affect the validity of any such Company Permit or impair the renewal thereof, except where the invalidity of any such Company Permit or the non-renewal thereof does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Significant Subsidiaries is a party or subject to, any agreement, consent decree or Order, or other understanding or arrangement with, or any directive of, any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Significant Subsidiary of the Company which imposes any material restrictions on or otherwise affects in any material way, the conduct of the insurance business of the Company or any of its Significant Subsidiaries.

  (c) To the best of the Company's knowledge, the Company and its Subsidiaries are not and have not been in violation of or default under any Laws or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company, except for violations which, individually or in the aggregate, have not had and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

  4.6. Absence of Certain Changes or Events. Since the Balance Sheet Date, to the best of the Company's knowledge (i) there has not been any change, event or development (or threat thereof) which has had, or that could reasonably be expected (so far as can be foreseen) to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (iii) neither the Company nor any of its Significant Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of Section 6.1. Without limiting the generality of the foregoing, since the Balance Sheet Date except as disclosed in Company SEC Reports filed prior to the date hereof and as disclosed in the Company Disclosure Schedule, there has not been any:

    (a) change in the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of the Company or any of its Subsidiaries, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Company Material Adverse Effect;

    (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable to any Company Employee whose total cash compensation for services rendered to the Company or any of its Subsidiaries is currently at an annual rate of more than $100,000, (ii) except in the ordinary course of business consistent with past practice bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Company Employees, (iii) except in the ordinary course of business consistent with past practice or as required by law, employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company or any of its Subsidiaries for any Company Employee provided, however, that any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company or any of its Subsidiaries for any Company Employee pursuant to the existing plans and arrangements described in benefit plans and arrangements described in Section 4.15 of the Company Disclosure Schedule shall be permitted, or (iv) new employment agreement to which the Company or any of its Subsidiaries is a party;

    (c) except in the ordinary course of business consistent with past practice or as required by law, addition to or modification of the employee benefit plans, arrangements or practices described in Section 4.14 of the Company Disclosure Schedule affecting Company Employees other than (i) contributions made for 1994 or 1995 in accordance with the normal practices of the Company or its Subsidiaries or (ii) the extension of coverage to other Company Employees who became eligible after the Balance Sheet Date;

    (d) sale, assignment or transfer of any of the assets of the Company or any of its Subsidiaries, which are material, singly or in the aggregate to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course;

    (e) cancellation of any indebtedness or waiver of any rights of substantial value to the Company and its Subsidiaries, taken as a whole, whether or not in the ordinary course of business;

    (f) amendment, cancellation or termination of any Contract, license or other instrument material to the Company and its Subsidiaries, taken as a whole;

    (g) capital expenditure or the execution of any lease or any incurring of liability therefor by the Company or any of its Subsidiaries, involving payments in excess of $50,000 in any 12 month period or $250,000 in the aggregate;

    (h) failure to repay when due any material obligation of the Company or any of its Subsidiaries, except in the ordinary course of business or where such failure could not have a Company Material Adverse Effect;

    (i) material change in accounting methods or practices by the Company or any of its Subsidiaries affecting their respective assets, liabilities or business;

    (j) material revaluation by the Company or any of its Subsidiaries of any of their respective assets, including without limitation, writing-off notes or accounts receivable which are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

    (k) damage, destruction or loss (whether or not covered by insurance) having a Company Material Adverse Effect;

    (l) mortgage, pledge or other encumbrance of any assets of the Company or any of its Subsidiaries, which are material, singly or in the aggregate, to the Company and its Subsidiaries taken as a whole except purchase money mortgages arising in the ordinary course of business;

    (m) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's equity securities;

    (n) issuance by the Company or any of its Subsidiaries of, or commitment of the Company or any of its Subsidiaries to issue, any shares of capital stock or other equity securities or Options other than the issuance of Company Common Stock upon the exercise of Options as provided in Section 3.5;

    (o) indebtedness incurred by the Company or any of its Subsidiaries for borrowed money or any commitment to borrow money entered into by the Company or any of its Subsidiaries, or any loans made or agreed to be made by the Company or any of its Subsidiaries;

    (p) liabilities incurred involving $250,000 or more, except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves other than in the ordinary course of business consistent with past practices;

    (q) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (ii) of other liabilities involving not more than $250,000 singly and not more than $750,000 in the aggregate; or

    (r) agreement or commitment by the Company or any of its Subsidiaries to do any of the foregoing.

  4.7. Compliance with Contracts and Commitments.

  (a) Section 4.7 of the Company Disclosure Schedule contains an accurate and complete listing of each material Contract, whether written or oral, required to be described in the Company SEC Reports or filed as exhibits thereto pursuant to the Exchange Act. Each of such Contracts (other than Contracts which have expired or terminated in accordance with the terms thereof) is in full force and effect and (i) to the best of the Company's knowledge, neither the Company nor any of its Subsidiaries nor, to the best of the Company's knowledge, any other party thereto has breached or is in default thereunder,
(ii) to the best of the Company's knowledge, no event has occurred which, with the passage of time or the giving of notice or both would constitute such a breach or default, (iii) to the best of the Company's knowledge, no claim of material default thereunder has been asserted or threatened and (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

  (b) Neither the Company nor any Subsidiary of the Company is in violation of any term of (i) its charter, by-laws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other Contract to which it is a party or by which it is bound, (iii) any applicable law, ordinance, rule or regulation of any Governmental Body, or
(iv) any applicable Order of any Governmental Body, or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company, the consequences of which violation, whether individually or in the aggregate, have or could reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

  4.8. Non-Contravention; Approvals and Consents.

  (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws (or other comparable charter document) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph
(b) of this Section, (x) Laws or Orders, of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company, applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

  (b) Except for (i) the filing of a premerger notification report by the Company under the HSR Act, (ii) the filing of the Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act, (iii) the filing of the Certificate of Merger and other appropriate merger documents required by the TBCA and the DGCL with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Delaware, respectively and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iv) any filings required to be made with the Tennessee State Department of Commerce and Insurance and any other regulatory authority in each jurisdiction in which the Company or any of its Subsidiaries conducts insurance business, no consent, approval or action of, filing with or notice to any Governmental Body or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company, or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

  4.9. Litigation. Except as disclosed in Section 4.9 of the Company Disclosure Schedule there are no actions, suits, arbitrations, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or any Company Employee Plan or Company Benefit Arrangement), or any property of the Company or any such Subsidiary (including Proprietary Rights), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, arbitrations, investigations or proceedings which, individually or in the aggregate, have not had and if adversely determined or resolved, could not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

  4.10. Labor Matters. The Company is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other governmental agency arising out of the Company's activities, and the Company has no knowledge of any facts or information which would give rise thereto.

  4.11. Absence of Undisclosed Liabilities. The Company has no liabilities or obligations (whether choate or inchoate, absolute or contingent, or otherwise) except (i) liabilities which are reflected and reserved against or disclosed on the Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which have not resulted in, and could not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

  4.12. No Brokers. Neither the Company nor any Subsidiary or affiliate of the Company has entered into or will enter into any Contract or understanding, whether oral or written, with any Person other than R-H which will result in the obligation of the Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

  4.13. No Other Agreements to Sell the Assets or the Company. Neither the Company nor any Significant Subsidiary has any legal obligation, absolute or contingent, to any other person to sell any Assets, to sell any capital stock of the Company or any of its Significant Subsidiaries or to effect any merger, consolidation or other reorganization of the Company or any of its Significant Subsidiaries or to enter into any agreement with respect thereto.

  4.14. Employee Benefit Plans.

  (a) The Company Disclosure Schedule sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, established by the Company, any of its Significant Subsidiaries, or any ERISA Affiliate or under which the Company, any of its Significant Subsidiaries, or any ERISA Affiliate contributes or under which any Employees of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights with respect to service to the Company, any of its Significant Subsidiaries or any ERISA Affiliate or under which any obligation exists to issue capital stock of the Company or any of its Significant Subsidiaries (each, a "Company Employee Plan"), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Company Employees or any beneficiaries or dependents of any Company Employees (other than directors' and officers' liability insurance policies), whether or not oral or written or insured or funded, or constituting an employment or severance agreement or arrangement with any officer or director of the Company or any Significant Subsidiary (each, a "Company Benefit Arrangement"). Any such Company Employee Plans or Company Benefit Arrangements maintained for any officer, director or employee of a Subsidiary of the Company that is not a Significant Subsidiary are not in the aggregate material to the Company and its Significant Subsidiaries taken as a whole. The Company Disclosure Schedule also (i) sets forth a true and complete list of each Company Employee Plan maintained by the Company, any ERISA Affiliate, or any of its Significant Subsidiaries, during the five years preceding the date of this Agreement that was covered during such period by Title IV of ERISA,

(ii) identifies each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, and (iii) identifies the Company Employee Plans and Company Benefit Arrangements that are maintained, respectively, by each of the Company and its Significant Subsidiaries. The Company has made available to the Purchaser with respect to each Company Employee Plan and Company Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Company Employee Plan or Company Benefit Arrangement (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Company Employee Plan or Company Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable;
(iii) the most recent financial statements and actuarial reports, if any, including without limitation, any such reports relating to any health or medical plan; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Any such Company Employee Plans and Company Benefit Arrangements not so provided are not in the aggregate material to the Company and its Subsidiaries taken as a whole.

  (b) Each Company Employee Plan and Company Benefit Arrangement has been established and maintained in all material respects substantially in accordance with its terms and substantially in compliance with all applicable laws, including, but not limited to, ERISA and the Code where the failure to comply with such terms or laws would have a Company Material Adverse Effect. To the best of the Company's knowledge, neither the Company nor any of its Significant Subsidiaries nor any of their respective Employees nor any other disqualified person or party-in-interest with respect to any Company Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in section 4975 of the Code or Section 406 of ERISA, with respect to which the Company or its Significant Subsidiaries could have or has any material liability. All contributions required to be made to the Company Employee Plans and Company Benefit Arrangements have been made timely or, to the extent such contributions have not been made timely the liability resulting therefrom is not material. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code and whose related trust is intended to be exempt from taxation under Section 501(a) of the Code has received, or has applied for and has not been denied, a favorable determination letter with respect to its qualification and to the Company's best knowledge, nothing has occurred which could cause a loss of such qualification. Neither the Company, any ERISA Affiliate nor any Significant Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than a liability for premiums not yet due.

  (c) Neither the Company, any ERISA Affiliate nor any Significant Subsidiary has ever maintained, sponsored or contributed to any employee plan that is or was subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

  (d) Neither the Company, any ERISA Affiliate nor any Significant Subsidiary has ever maintained or sponsored or contributed to any employee pension benefit plan.

  (e) Neither the Company nor any ERISA Affiliate has any liability under Title IV of ERISA, nor do any circumstances exist that could result in any of them having any liability under Title IV of ERISA. To the best of the Company's knowledge, neither the Company nor any Significant Subsidiary has any liability for any failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or to the extent the Company or any Significant Subsidiary has any such liability, such liability is not material.

  (f) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Company Employee Plan or Company Benefit Arrangement.

  (g) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Company Employee Plan or Company Benefit arrangement to post-employment welfare benefits of any kind, including without limitation death or medical benefits, (other than coverage mandated by Section 4980B of the Code.)

  (h) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Significant Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the Company's best knowledge, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company or any of its Significant Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the Company's knowledge, threatened, against the Company or any of its Significant Subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of its Significant Subsidiaries at any time within two years of the date of this Agreement.

  (i) Neither the Company, nor any Significant Subsidiary has scheduled or agreed upon future increases of benefits levels (or creations of new benefits) with respect to any Company Employee Plan or Company Benefit Arrangement, and no such increases or creation of benefits have been proposed or made the subject of representations to employees under circumstances which make it reasonable to expect that such increases would be granted. No loan is outstanding between the Company, any Subsidiary, or any ERISA Affiliate and any Employee.

  4.15. S-4 Registration Statement and Proxy Statement/Prospectus.

  (a) The Proxy Statement/Prospectus relating to the Company Shareholders' Meeting, as amended or supplemented from time to time, and any other documents, including without limitation, the S-4 Registration Statement, to be filed with the SEC or any other Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement/Prospectus, at the date it is mailed to shareholders, at the time of the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading insofar as the information therein relates to the Company. The Proxy Statement/Prospectus and any such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

  (b) Neither the information supplied or to be supplied by or on behalf of the Company for inclusion, nor the information incorporated by reference from documents filed by the Company with the SEC, in any document to be filed by the Purchaser with the SEC or any other Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company in connection with the Merger, the Purchaser Common Stock Offering or any other transaction contemplated hereby will on the date of its filing contain, to the best of the Company's knowledge, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  4.16. Tax Matters. To the best of the Company's knowledge, the Company Taxpayers have duly filed all tax reports and returns required to be filed by them, including all federal, state, local and foreign tax returns and reports and have paid in full all taxes required to be paid by such Company Taxpayers before such payment became delinquent. To the best of the Company's knowledge, the Company has made adequate provision, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which may subsequently become due. All taxes which any Company Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

  The consolidated federal income tax returns of the Company and its predecessors and the federal income tax returns of each Subsidiary of the Company whose results of operations are not consolidated in the federal income tax returns of the Company, have not been examined by the Internal Revenue Service for any periods since their inception. There are no audits known by the Company to be pending of the Company's tax returns, and there are no claims which have been or may be asserted relating to any of the Company's tax returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any deficiency which could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. There have been no waivers of statutes of limitations by the Company.

  None of the Company Taxpayers has filed a statement under Section 341(f) of the Code (or any comparable state income tax provision) consenting to have the provisions of Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Company's assets or property, and no property of the Company is property which the Purchaser or the Company is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) (safe harbor leasing provisions) of the Code. The Company is not a party to any tax-sharing agreement or similar arrangement with any other party.

  For the purpose of this Agreement, any federal, state, local or foreign income, sales, use, transfer, payroll, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, is referred to as a "tax."

  4.17. Reports and Financial Statements. The Company has filed with the SEC all Company SEC Reports and has previously made available to the Purchaser true and complete copies of all the Company SEC Reports. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) to the best of the Company's knowledge, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and, to the best of the Company's knowledge, fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected, individually or in the aggregate, to result in a Company Material Adverse Effect) the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, in each case, in accordance with generally accepted accounting principles consistently applied. Each Significant Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

  4.18. Payments. The Company has not, directly or indirectly, paid nor has it delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Company, which the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and the Company has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

  4.19. Information Supplied. The financial and other information provided to the Purchaser by or on behalf of the Company on or prior to the date hereof and listed on the Company Disclosure Schedule at Section 4.19 of such Schedule relating to (i) loans of the Company or its Subsidiaries secured by an interest in real property, (ii) the reserves and other amounts of liabilities or obligations of the Company and its Subsidiaries in respect of insurance contracts, annuity contracts and guaranteed interest contracts as established or reflected on the books and records of the Company and its Subsidiaries and
(iii) reinsurance, retrocession, coinsurance and similar contracts was prepared in good faith and, as of the dates provided and in light of the circumstances under which such information was provided (as supplemented by further information provided by the Company to the

Purchaser prior to the date hereof), accurately reflected in all material respects the status or matters purported to be reflected by such financial or other information. To the best of the Company's knowledge, the information listed on Company Disclosure Schedule at Section 4.19 thereof which was provided to the Purchaser by the Company with respect to the business, operations and financial condition of the Company is not false or misleading in any material respect, as of the dates provided and in light of the circumstances under which such information was provided (as supplemented by further information provided by the Company to the Purchaser prior to the date hereof).

  4.20. Other Reports. Since January 1, 1991, to the best of the Company's knowledge, the Company and each insurance Subsidiary of the Company has filed all required forms, reports and documents required to be filed with the applicable state commissioners or superintendents of insurance, and any other Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or any Subsidiary of the Company (other than such forms, reports and documents which if not filed would not adversely affect in any significant manner the licenses and regulatory status of the Company or any insurance Subsidiary), each of which complied in all material respects with applicable requirements in effect on the dates of such filings and to the best of the Company's knowledge, none of which, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

  4.21. Vote Required. The affirmative vote of the holders of record of a majority of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

  4.22. Chapter 35 of the TBCA. The provisions of Sections 48-35-101 et seq. of the TBCA will not apply to this Agreement, the Merger or the other transactions contemplated hereby.

  4.23. Fairness Opinions. The Company has received the oral opinion of R-H to the effect that the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders.

                                   ARTICLE 5

       REPRESENTATIVES AND WARRANTIES OF THE PURCHASE AND THE MERGER SUB

  Except as otherwise set forth in the Purchaser Disclosure Schedule, the Purchaser and the Merger Sub hereby represent and warrant to the Company as follows:

  5.1. Organization of the Purchaser and the Merger Sub. Each of the Purchaser and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to conduct its business as and to the extent it is presently being conducted and as and to the extent proposed by the Purchaser to be conducted and to own, lease and operate its properties and assets. The Purchaser is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or admission necessary and where the failure to be so qualified, licensed or admitted has or could reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect. Each jurisdiction in which the Purchaser is qualified to do business as a foreign corporation is listed in Section 5.1 of the Purchaser Disclosure Schedule. Except for the Purchaser's Subsidiaries, the Purchaser does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any material equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than portfolio securities acquired by the Purchaser in the ordinary course of business.

  5.2. Authorization. Each of the Purchaser and the Merger Sub has all necessary corporate power and authority to enter into this Agreement, has taken all corporate action necessary to consummate the transactions contemplated hereby and, subject to obtaining the Purchaser's Stockholders' Approval, to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the Merger Sub and the consummation by the Purchaser and the Merger Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Purchaser and the Merger Sub, respectively. The Board of Directors of the Purchaser has recommended adoption of this Agreement by the stockholders of the Purchaser and directed that this Agreement be submitted to the stockholders of the Purchaser for their consideration, and no other corporate proceedings on the part of the Purchaser or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby, other than obtaining the Purchaser's Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Purchaser and the Merger Sub and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser and the Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  5.3. Subsidiaries. Section 5.3 of the Purchaser Disclosure Schedule sets forth a complete and accurate list of all of the Purchaser's Subsidiaries, and indicates the Company's ownership interest in each. Section 5.3 of the Purchaser Disclosure Schedule also sets forth the jurisdiction of incorporation of each of the Purchaser's Subsidiaries, each jurisdiction in which such Subsidiary is qualified, licensed (other than licenses to conduct insurance business) or admitted to do business and the number of shares of capital stock of such Subsidiary authorized and outstanding. Each Subsidiary of the Purchaser (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the full power and authority to own, lease or operate its properties and assets and conduct its business as and to the extent currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and could not reasonably be expected (so far as can be foreseen at the time) to have, a Purchaser Material Adverse Effect, and (ii) is duly qualified, licensed or admitted and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, license or admission necessary, except where the failure to be so qualified, licensed or admitted does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

  5.4. Capital Stock.

  (a) As of the date hereof, the authorized capital stock of the Purchaser consists solely of 20,000,000 shares of Purchaser Common Stock, of which 15,360,255 shares are issued and outstanding, 10,639 shares are held in the treasury of the Purchaser and 1,271,537 shares are reserved for issuance pursuant to outstanding Options and 10,000,000 shares of preferred stock, none of which are issued or outstanding. Except for shares of Purchaser Common Stock to be issued upon exercise of outstanding Options and except as contemplated by Section 6.6, there has not been, and as of the Closing Date there will not have been, any change in the number of issued and outstanding shares of Purchaser Common Stock or material change in the number of shares of Purchaser Common Stock held in treasury or reserved for issuance since such date. All of the issued and outstanding shares of Purchaser Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as described in this Section 5.4, there are no outstanding Options obligating the Purchaser or any of its Subsidiaries to issue or sell any shares of capital stock of the Purchaser or to grant, extend or enter into any Option with respect thereto.

  (b) Except as disclosed in the Purchaser SEC Reports filed prior to the date hereof, all of the outstanding shares of capital stock of each Subsidiary of the Purchaser are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Purchaser or a Subsidiary of the Purchaser, free and clear of any Liens. There are no (i) outstanding Options obligating the Purchaser or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Purchaser or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Purchaser or any of its Wholly-Owned Subsidiaries with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Purchaser.

  (c) There are no outstanding contractual obligations of the Purchaser or any Subsidiary of the Purchaser to repurchase, redeem or otherwise acquire any material number of shares of Purchaser Common Stock or any capital stock of any Subsidiary of the Purchaser or to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Purchaser or any other Person.

  5.5. Government Approvals; Compliance with Laws and Orders.

  (a) To the best of the Purchaser's knowledge, the Purchaser and each of its Subsidiaries has obtained from the appropriate Governmental Bodies or self-regulatory organizations which are charged with regulating or supervising any business conducted by the Purchaser or any Subsidiary of the Purchaser all permits, variances, exemptions, orders, approvals and licenses necessary for the conduct of its business and operations as and to the extent currently conducted (the "Purchaser Permits"), which Purchaser Permits are valid and remain in full force and effect, except where the failure to have obtained such Purchaser Permits or the failure of such Purchaser Permits to be valid and in full force and effect, individually or in the aggregate, does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect. The Purchaser and its Subsidiaries are in compliance with the terms of the Purchaser Permits, except failures so to comply which, individually or in the aggregate, do not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

  (b) Neither the Purchaser nor any of its Significant Subsidiaries has received notice of any Order or any complaint, proceeding or investigation of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Significant Subsidiary of the Purchaser pending or, to the knowledge of the Purchaser, threatened, which affects or could reasonably be expected (so far as can be foreseen at the time) to affect the validity of any such Purchaser Permit or impair the renewal thereof, except where the invalidity of any such Purchaser Permit or the non-renewal thereof does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect. As of the date hereof, neither the Purchaser nor any of its Significant Subsidiaries is a party or subject to, any agreement, consent decree or Order, or other understanding or arrangement with, or any directive of, any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Significant Subsidiary of the Purchaser which imposes any material restrictions on or otherwise affects in any material way, the conduct of the insurance business of the Purchaser or any of its Significant Subsidiaries.

  (c) To the best of the Purchaser's knowledge, the Purchaser and its Subsidiaries are not and have not been in violation of or default under any Laws or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Subsidiary of the Purchaser, except for violations which, individually or in the aggregate, have not had and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

  5.6. Authorization for Preferred Stock and Additional Purchaser Common Stock. Prior to the Effective Time, the Purchaser will have taken all necessary action to permit it to issue the number of shares of Preferred Stock and shares of Purchaser Common Stock required to be issued pursuant to Article
3. The shares of Preferred

Stock and Purchaser Common Stock issued pursuant to Article 3 will, when issued, be duly authorized, validly issued, fully paid and nonassessable and no stockholder of the Purchaser will have any preemptive right of subscription or purchase in respect thereof. The shares of Preferred Stock and Purchaser Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will be approved for listing upon official notice issuance by the Exchange.

  5.7. Absence of Certain Changes or Events. Since the Balance Sheet Date (i) there has not been any change, event or development (or threat thereof) which has had, or that could reasonably be expected (so far as can be foreseen) to have, individually or in the aggregate, a Purchaser Material Adverse Effect,
(ii) the Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (iii) neither the Purchaser nor any of its Significant Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of Section 6.2. Without limiting the generality of the foregoing, since the Balance Sheet Date except as described in the Purchaser SEC Reports filed prior to the date of this Agreement or as disclosed in the Purchaser Disclosure Schedule, there has not been any:

    (a) change in the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of the Purchaser or any of its Subsidiaries, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Purchaser Material Adverse Effect.

    (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable to any Purchaser Employee whose total cash compensation for services rendered to the Purchaser or any of its Subsidiaries is currently at an annual rate of more than $350,000, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Purchaser Employees, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Purchaser or any of its Subsidiaries for any Purchaser Employee except pursuant to the existing plans and arrangements described in the Purchaser Disclosure Schedule or (iv) new employment agreement to which the Purchaser or any of its Subsidiaries is a party;

    (c) addition to or modification of the employee benefit plans, arrangements or practices described in the Purchaser Disclosure Schedule affecting Purchaser Employees other than (i) contributions made for 1994 or 1995 in accordance with the normal practices of the Purchaser or its Subsidiaries or (ii) the extension of coverage to other Purchaser Employees who became eligible after the Balance Sheet Date;

    (d) sale, assignment or transfer of any of the assets of the Purchaser or any of its Subsidiaries, which are material singly or in the aggregate to the Purchaser and its Subsidiaries, taken as a whole, other than in the ordinary course;

    (e) cancellation of any indebtedness or waiver of any rights of substantial value to the Purchaser and its Subsidiaries, taken as a whole, whether or not in the ordinary course of business;

    (f) amendment, cancellation or termination of any Contract, license or other instrument material to the Purchaser and its Subsidiaries, taken as a whole;

    (g) capital expenditure or the execution of any lease or any incurring of liability therefor by the Purchaser or any of its Subsidiaries, involving payments in excess of $350,000 in any 12 month period or $1,000,000 in the aggregate;

    (h) failure to repay when due any material obligation of the Purchaser or any of its Subsidiaries, except in the ordinary course of business or where such failure could not have a Purchaser Material Adverse Effect;

    (i) material change in accounting methods or practices by the Purchaser or any of its Subsidiaries affecting their respective assets, liabilities or business;

    (j) except in connection with the transactions contemplated by the Merger, material revaluation by the Purchaser or any of its Subsidiaries of any of their respective assets, including without limitation, writing-off notes or accounts receivable which are, individually or in the aggregate, material to the Purchaser and its Subsidiaries, taken as a whole;

    (k) damage, destruction or loss (whether or not covered by insurance) having a Purchaser Material Adverse Effect on the properties, business or prospects of the Purchaser and its Subsidiaries, taken as a whole;

    (l) mortgage, pledge or other encumbrance of any assets of the Purchaser or any of its Subsidiaries, which are material singly or in the aggregate, to the Purchaser and its Subsidiaries, taken as a whole, except purchase money mortgages arising in the ordinary course of business;

    (m) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Purchaser or any redemption, purchase or other acquisition of any of the Purchaser's equity securities;

    (n) except in connection with the transactions contemplated by the Merger, issuance by the Purchaser or any of its Subsidiaries of, or commitment of the Purchaser or any of its Subsidiaries to issue, any shares of capital stock or other equity securities or Options;

    (o) indebtedness incurred by the Purchaser or any of its Subsidiaries for borrowed money or any commitment to borrow money entered into by the Purchaser or any of its Subsidiaries, or any loans made or agreed to be made by the Purchaser or any of its Subsidiaries;

    (p) liabilities incurred involving $1,000,000 or more, except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves other than in the ordinary course consistent with past practices;

    (q) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (ii) of other liabilities involving not more than $1,000,000 singly and not more than $2,000,000 in the aggregate; or

    (r) agreement or commitment by the Purchaser or any of its Subsidiaries to do any of the foregoing.

  5.8. Compliance with Contracts and Commitments.

  (a) Each material Contract to which the Purchaser is a party is in full force and effect and (i) to the best of the Purchaser's knowledge, none of the Purchaser or any of its Subsidiaries or any other party thereto, has breached or is in default thereunder, (ii) to the best of the Purchaser's knowledge, no event has occurred which, with the passage of time or the giving of notice or both would constitute such a breach or default, (iii) no claim of material default thereunder has, to the knowledge of the Purchaser, been asserted or threatened and (iv) none of the Purchaser or any of its Subsidiaries or, to the knowledge of the Purchaser, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

  (b) Neither the Purchaser nor any Subsidiary of the Purchaser is in violation of any term of (i) its charter, by-laws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other Contract to which it is a party or by which it is bound, (iii) any applicable law, ordinance, rule or regulation of any Governmental Body, or (iv) any applicable Order of any Governmental Body, or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Subsidiary of the Purchaser, the consequences of which violation, whether individually or in the aggregate, have or could reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

  5.9. Non-Contravention; Approvals and Consents.

  (a) The execution and delivery of this Agreement by the Purchaser do not, and the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws (or other comparable charter document) of the Purchaser (assuming Purchaser Stockholder Approval) or any of its Subsidiaries, (ii) subject to the taking of the actions described in paragraph
(b) of this Section, (x) Laws or Orders, of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Subsidiary of the Purchaser, applicable to the Purchaser or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contract to which the Purchaser or any of its Subsidiaries is a party or by which the Purchaser or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect.

  (b) Except for (i) the filing of a premerger notification report by the Purchaser under the HSR Act, (ii) the filing of the Proxy Statement/Prospectus with the SEC and the AMEX and NASDAQ pursuant to the Exchange Act and applying for listing of the Share Consideration on an Exchange, (iii) the filing of the Certificate of Merger and other appropriate merger documents required by the TBCA and the DGCL with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Delaware, respectively, and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) the filing of a registration statement with the SEC and any "blue sky" or similar filings in connection with the Purchaser Common Stock Offering and (v) the making of any required filings with the California Department of Insurance and Banking Department, no consent, approval or action of, filing with or notice to any Governmental Body or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Subsidiary of the Purchaser, or any Contract to which the Purchaser or any of its Subsidiaries is a party or by which the Purchaser or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect.

  5.10. Litigation. There are no actions, suits, arbitrations, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries (or any Purchaser Employee Plan or Purchaser Benefit Arrangement), or any property of the Purchaser or any such Subsidiary (including Proprietary Rights), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, arbitrations, investigations or proceedings which, individually or in the aggregate, have not had and if adversely determined or resolved, could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect.

  5.11. Labor Matters. The Purchaser is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. To the best of the Purchaser's knowledge, there is no unfair labor practice charge or complaint against the Purchaser pending before the National Labor Relations Board or any other governmental agency arising out of the Purchaser's activities, and the Purchaser has no knowledge of any facts or information which would give rise thereto.

  5.12. Absence of Undisclosed Liabilities. The Purchaser has no known liabilities or obligations (whether choate or inchoate, absolute or contingent, or otherwise) except (i) liabilities which are reflected and reserved against or disclosed on the Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which have not resulted in, and could not reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect.

  5.13. No Brokers. Neither the Purchaser nor any Subsidiary or affiliate of the Purchaser has entered into or will enter into any Contract or understanding, whether oral or written, with any Person other than Stephens and DLJ which will result in the obligation of the Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

  5.14. No Other Agreements to Merge. Except as disclosed in the SEC Reports, neither the Purchaser nor any Significant Subsidiary thereof has any legal obligation, absolute or contingent, to any other person to effect any merger, consolidation or other reorganization of the Purchaser or any of its Significant Subsidiaries or to enter into any agreement with respect thereto.

  5.15. S-4 Registration Statement and Proxy Statement/Prospectus.

  (a) The Proxy Statement/Prospectus relating to the Purchaser Stockholders' Meeting, as amended or supplemented from time to time, and any other documents, including without limitation, the S-4 Registration Statement, to be filed with the SEC or any other Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Subsidiary of the Purchaser in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement/Prospectus, at the date it is mailed to stockholders, at the time of the Purchaser Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, insofar as the information therein relates to the Purchaser. The Proxy Statement/Prospectus and any such other documents filed by the Purchaser with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

  (b) Neither the information supplied or to be supplied by or on behalf of the Purchaser for inclusion, nor the information incorporated by reference from documents filed by the Purchaser with the SEC, in any document to be filed by the Company or any of its Subsidiaries with the SEC or any other Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Subsidiary of the Purchaser in connection with the Merger, the Purchaser Common Stock Offering contemplated in Section 6.6 or any other transaction contemplated hereby will on the date of its filing contain, to the best of the Purchaser's knowledge, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  5.16. Tax Matters. To the best of the Purchaser's knowledge, since August 15, 1990, the Purchaser Taxpayers have duly filed all tax reports and returns required to be filed by them, including all federal, state, local and foreign tax returns and reports and have paid in full all taxes required to be paid by such Purchaser Taxpayers before such payment became delinquent. To the best of Purchaser's knowledge, the Purchaser has made adequate provision, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which may subsequently become due. All taxes which any Purchaser Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

  The consolidated federal income tax returns of the Purchaser and its predecessors and the federal income tax returns of each Subsidiary of the Purchaser whose results of operations are not consolidated in the federal income tax returns of the Purchaser, have not been examined by the Internal Revenue Service for any periods since August 1990. There are no audits known by the Purchaser to be pending of the Purchaser's tax returns, and there are no claims which have been or may be asserted relating to any of the Purchaser's tax returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any material deficiency which could reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect. There have been no waivers of statutes of limitations by the Purchaser.

  None of the Purchaser Taxpayers has filed a statement under Section 341(f) of the Code (or any comparable state income tax provision) consenting to have the provisions of Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Purchaser's assets or property, no property of the Purchaser is property which the Purchaser or the Company is or will be required to treat as owned by another person pursuant to the provisions of
Section 168(f) (safe harbor leasing provisions) of the Code. The Purchaser is not a party to any tax-sharing agreement or similar arrangement with any other party.

  5.17. Reports and Financial Statements. The Purchaser has filed with the SEC all Purchaser SEC Reports and has made available to the Company true and complete copies of all the Purchaser SEC Reports. As of their respective dates, the Purchaser SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) to the best of the Purchaser's knowledge, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Purchaser SEC Reports (the "Purchaser Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and, to the best of the Purchaser's knowledge, fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected, individually or in the aggregate, to be material or to result in a Purchaser Material Adverse Effect) the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, in each case, in accordance with generally accepted accounting principles consistently applied. Each Significant Subsidiary of the Purchaser is treated as a consolidated subsidiary of the Purchaser in the Purchaser Financial Statements for all periods covered thereby.

  5.18. Payments. The Purchaser has not, directly or indirectly, paid nor has it delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Purchaser, which the Purchaser knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and the Purchaser has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

  5.19. Information Supplied. The financial and other information provided to the Company by or on behalf of the Purchaser on or prior to the date hereof and listed on the Purchaser Disclosure Schedule at Section 5.19 of such Schedule relating to the business, assets, liabilities and business prospects of the Purchaser was prepared in good faith and, as of the dates provided and in light of the circumstances under which such information was provided (as supplemented by further information provided by the Purchaser to the Company prior to the date hereof), accurately reflected in all material respects the status or matters purported to be reflected by such financial or other information. To the best knowledge of the Purchaser, the information provided to the Company by the Purchaser with respect to the business, operations and financial condition of the Purchaser is not false or misleading in any material respect, as of the dates provided and in light of the circumstances under which such information was provided (as supplemented by further information provided by the Purchaser to the Company prior to the date hereof).

  5.20. Other Reports. Since January 1, 1991, the Purchaser and each Subsidiary of the Purchaser has filed all required forms, reports and documents required to be filed with the applicable state commissioners or superintendents of insurance and, since March 26, 1993, banking, and any other Governmental Body or self-regulatory organization which is charged with regulating or supervising any business conducted by the Purchaser or any Subsidiary of the Purchaser (other than such forms, reports and documents which if not filed would not adversely affect in any significant manner the licenses and regulatory status of the Purchaser or any insurance Subsidiary), each of which complied in all material respects with applicable requirements in effect on the dates of such filings and, to the best of the Purchaser's knowledge, none of which, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

  5.21. Fairness Opinion. The Purchaser has received oral advice as to the proposed fairness of the Merger from a financial point of view to the Purchaser and its stockholders.

  5.22. Employee Benefit Plans. Purchaser, its Significant Subsidiaries and its ERISA Affiliates are in compliance with all laws relating to Purchaser Benefit Arrangements and Purchaser Employee Plans, including, without limitation, ERISA and the Internal Revenue Code, except where the failure to comply would not have a Purchaser Material Adverse Effect and none of Purchaser, its Significant Subsidiaries or ERISA Affiliates has any liability to or in respect of any such Purchaser Benefit Arrangements and Purchaser Employee Plans, including, without limitation, any liability under Part 4 of Title I or Title IV of ERISA or under the Code, that could have a Purchaser Material Adverse Effect and to the best of the knowledge of Purchaser, no event has occurred or is likely to occur that would result in any such liability.

  5.23. Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding shares of Purchaser Common Stock with respect to the adoption of this Agreement and ratification of Preferred Stock terms is the only vote of the holders of any class or series of the capital stock of the Purchaser required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                                   ARTICLE 6

              ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

  6.1. Conduct of the Business of the Company. Except as expressly contemplated by this Agreement or as set forth in the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective
Time: (i) the Company will, and will cause each of its Subsidiaries to, conduct its business only in, and the Company will not take, and will cause each of its Subsidiaries not to take, any action except in, the ordinary course consistent with past practice, (ii) the Company will not, and the Company will cause each of its Subsidiaries not to, enter into any material transaction other than in the ordinary course of business consistent with past practice and (iii) to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, the Company will, and will cause each of its Subsidiaries to, preserve intact its current business organizations and reputation, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time and comply in all material respects with all Laws and Orders of all Governmental Bodies or regulatory authorities applicable to it. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement, prior to the Effective Time, the Company will not and will not permit any of its Subsidiaries to, without the prior written consent of the Purchaser (except to the extent set forth in the Company Disclosure Schedule):

    (a) except for (i) 534,500 shares of Company Common Stock reserved for issuance upon exercise of Company Options outstanding as of the date hereof or issuable pursuant to additional Company Options which may be granted after the date hereof but prior to the Effective Time (ii) 97,000 shares of Company Common Stock reserved for issuance pursuant to warrants and (ii) 157,500 additional shares of Company

  Common Stock which may be issued after the date hereof but prior to the Effective Time in connection with the acquisition of minority interests in certain Subsidiaries of the Company, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

    (b) except as contemplated in subsection (a) above, directly or indirectly redeem, repurchase or otherwise acquire, or propose to redeem, repurchase or otherwise acquire, any of its outstanding securities (including the Shares) or any Option with respect thereto;

    (c) split, combine, subdivide, reclassify or take similar action with respect to any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such, other than in a manner consistent with prior business practices;

    (d) (i) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or employees, whether past or present that, in the aggregate, result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, (iii) enter into any new or amend any existing employment agreement with any such director, officer or employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice, that, in the aggregate, do not and will not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, (iv) enter into any new or amend any existing severance agreement with any such director, officer or employee, except as permitted in the Company Disclosure Schedule and except for severance agreements in the ordinary course of business consistent with past practice, that in the aggregate do not and will not result in a material increase in the benefits or compensation expense to the Company and its Subsidiaries taken as a whole, or (v) except as may be required to comply with applicable law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multi-employer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing or accelerating any benefits thereunder, except for plans, arrangements or amendments in the ordinary course of business consistent with past practice, that, in the aggregate do not result in a material increase in the benefits or compensation expense to the Company and its Subsidiaries taken as whole;

    (e) enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any Affiliate of the Company or any of its Subsidiaries;

    (f) adopt a plan of complete or partial liquidation, or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger, and other than such of the foregoing with respect to any subsidiary of the Company as do not change the beneficial ownership interest of the Company in such Subsidiary);

    (g) make any acquisition, by means of merger, consolidation, purchase of a substantial equity interest in or a substantial portion of the assets of, or otherwise, of (i) any business or corporation, partnership, association or other business organization or division thereof or (ii) except in the ordinary course and consistent with past practice, any other assets;

    (h) adopt or propose any amendments to its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary not constituting an inactive Subsidiary of the Company;

    (i) other than borrowings under existing credit facilities or other borrowings in the ordinary course (but in all cases only in the aggregate at any time outstanding up to $1,000,000 of additional borrowings after the date hereof), (x) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of business consistent with past practices or, except in the ordinary course consistent with past practice, (y) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any Wholly Owned Subsidiary of the Company) or (z) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

    (j) make any change in the lines of business in which it participates or is engaged;

    (k) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company or its Subsidiaries;

    (l) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $500,000 per year which is not cancelable without penalty on 30 days' or less notice; or

    (m) except to the extent required by applicable law, (x) permit any material change in (A) pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method or calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental Body or regulatory authority;

    (n) other than dispositions of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

    (o) take any action that would cause any representations set forth in
  Article 4 not to be true in all material respects from and after the date hereof until the Effective Time;

    (p) fail to maintain in full force the insurance policies in effect on the date hereof or change any self-insurance program in effect in any material respect;

    (q) in the event that a claim is made for damage, which damage would have a Company Material Adverse Effect during the period prior to the Closing Date which is covered by such insurance, fail to promptly notify the Purchaser of the pendency of such a claim;

    (r) do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any Contract or commitment of the Company or any of its Subsidiaries, except to the extent that such breach would not have a Company Material Adverse Effect;

    (s) fail to duly comply with all Laws and Orders applicable to it and its properties, operations, business and employees except to the extent that such non-compliance would not have a Company Material Adverse Effect; or

    (t) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract to do any of the foregoing.

  6.2. Conduct of the Business of the Purchaser. Except as expressly contemplated by this Agreement or as set forth in the Purchaser Disclosure Schedule, during the period from the date of this Agreement to the Effective
Time: (i) the Purchaser will, and will cause each of its Subsidiaries to, conduct its business only in, and the Purchaser will not take, and will cause each of its Subsidiaries not to take, any action except in, the ordinary course consistent with past practice, (ii) the Purchaser will not, and the Purchaser will cause each of its Subsidiaries not to, enter into any material transaction other than in the ordinary course of business consistent with past practice and (iii) to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, the Purchaser will, and will cause each of its Subsidiaries to, preserve intact its current business organizations and reputation, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time and comply in all material respects with all Laws and Orders of all Governmental Bodies or regulatory authorities applicable to it. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement or as set forth in the Purchaser Disclosure Schedule, prior to the Effective Time, the Purchaser will not and will not permit any of its Subsidiaries to, without the prior written consent of the Company, which consent may not be withheld unless the action in question would have or could reasonably be expected to have a Purchaser Material Adverse Effect:

    (a) except for 2,772,637 shares of Purchaser Common Stock reserved for issuance upon exercise of options outstanding as of the date hereof or granted under existing plans or arrangements after the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock of any class (including the shares of Purchaser Common Stock), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares of Purchaser Common Stock outstanding on the date hereof;

    (b) directly or indirectly redeem, repurchase or otherwise acquire, or propose to redeem, repurchase or otherwise acquire, any of its outstanding securities (including the shares of Purchaser Common Stock) or any Option with respect thereto;

    (c) other than pursuant to the Purchaser Common Stock Offering or the Merger, split, combine, subdivide, reclassify or take similar action with respect to any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such;

    (d) (i) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Purchaser and its Subsidiaries taken as a whole, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or employee, whether past or present that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Purchaser and its Subsidiaries taken as a whole, (iii) enter into any new or amend any existing employment agreement with any such director, officer or employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice, that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Purchaser and its Subsidiaries taken as a whole, (iv) enter into any new or amend any existing severance agreement with any such director, officer or employee, except as permitted in the Purchaser Disclosure Schedule or (v) except as may be required to comply with applicable law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multi-employer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing or accelerating any benefits thereunder;

    (e) enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any Affiliate of the Purchaser or any of its Subsidiaries;

    (f) adopt a plan of complete or partial liquidation, or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Purchaser or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger, and other than such of the foregoing with respect to any Subsidiary of the Purchaser as do not change the beneficial ownership interest of the Purchaser in such Subsidiary);

    (g) make any acquisition, by means of merger, consolidation, purchase of a substantial equity interest in or a substantial portion of the assets of, or otherwise, of (i) any business or corporation, partnership, association or other business organization or division thereof or (ii) except in the ordinary course and consistent with past practice, any other assets;

    (h) adopt or propose any amendments to its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary not constituting an inactive Subsidiary of the Purchaser;

    (i) other than borrowings under existing credit facilities or other borrowings in the ordinary course or borrowings used to fund the Capital Contribution, (x) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of business consistent with past practices or, except in the ordinary course consistent with past practice, (y) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Purchaser or any Wholly Owned Subsidiary of the Purchaser) or (z) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

    (j) make any change in the lines of business in which it participates or is engaged;

    (k) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Purchaser or its Subsidiaries;

    (l) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $1,000,000 per year which is not cancelable without penalty on 30 days' or less notice; or

    (m) except to the extent required by applicable law, (x) permit any material change in (A) pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method or calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental Body or regulatory authority;

    (n) other than dispositions of assets which are not, individually or in the aggregate, material to the Purchaser and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

    (o) take any action that would cause any representations set forth in
  Article 5 not to be true in all material respects from and after the date hereof until the Effective Time;

    (p) fail to maintain in full force the insurance policies in effect on the date hereof or change any self-insurance program in effect in any material respect;

    (q) in the event that a claim is made for damage, which damage would have a Purchaser Material Adverse Effect during the period prior to the Closing Date which is covered by such insurance, fail to promptly notify the Company of the pendency of such a claim;

    (r) do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any Contract or commitment of the Purchaser or any of its Subsidiaries, except to the extent that such breach would not have a Purchaser Material Adverse Effect;

    (s) fail to duly comply with all Laws and Orders applicable to it and its properties, operations, business and employees except to the extent that such non-compliance would not have a Purchaser Material Adverse Effect;

    (t) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract to do any of the foregoing.

  6.3. No Solicitation; Transaction Moratorium.

  (a) The Company shall not, and shall not permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each, a "Representative") retained by or acting for or on behalf of it or any of its Subsidiaries to, directly or indirectly, initiate, solicit, encourage, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction by any Person or group (a "Potential Acquiror"); provided, however, that (i) the Company may furnish or cause to be furnished information concerning the Company and its businesses, properties or assets to a Potential Acquiror (provided that such information is supplied on terms, including confidentiality terms, substantially similar to those set forth in the Confidentiality Letter dated January 19, 1996, between the Purchaser and the Company), (ii) the Company may engage in discussions or negotiations with a Potential Acquiror, (iii) following receipt of a proposal or offer for an Acquisition Transaction, the Company may take and disclose to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to the Company's shareholders and (iv) following receipt of a proposal or offer for an Acquisition Transaction the Board of Directors may withdraw or modify its recommendation to the Company's shareholders contemplated by Section 6.4 and thereby elect to terminate this Agreement pursuant to Section 8.1(a), but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors of the Company shall conclude in good faith on the basis of written advice from independent counsel that such action is necessary or appropriate in order for such Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. As used in this Agreement, "Acquisition Transaction" means any merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries, whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by this Agreement.

  (b) If at any time the Company or any Representative of the Company provides a Significant Response (as defined below) to any inquiry or solicitation by a Potential Acquiror, the Company shall immediately deliver to the Purchaser a written notice advising Purchaser of the fact that such Significant Response has been given. As a consequence of the delivery of such notice all duties and obligations of the Purchaser hereunder shall be suspended during the Transaction Moratorium Period. "Transaction Moratorium Period" means a period beginning on the date of such notice and ending on the date of Purchaser's receipt of a written notice signed by the President of the Company certifying that all discussions and contacts between the Company and its Representatives, on one hand, and the Potential Acquiror to whom the Company had provided a Significant Response and any Representatives or Affiliates thereof, on the other, have ended and are not expected to resume. In the event that a Transaction Moratorium Period continues for a period in excess of 30 days, the Purchaser may, at any time prior to its receipt of a notice terminating such Transaction Moratorium Period, terminate this

Agreement pursuant to Section 8.1(a). If the Company delivers a notice of Significant Response, the Final Termination Date and each of the dates set forth herein as relating to or affecting a date by which the Purchaser is required to perform duties and obligations hereunder shall in each case be extended on a day-for-day basis for each day in any Transaction Moratorium Period. "Significant Response" means any action by the Company or any of its Representatives in response to an inquiry, solicitation or request for documents or other information received by the Company from a Potential Acquiror other than participation by the Company in a preliminary discussion or discussions with such Potential Acquiror or any Representative thereof and shall include, without limitation, (i) any action by the Company or any of its Representatives to provide a Potential Acquiror information regarding the Company other than publicly available information, (ii) any execution by the Company and a Potential Acquiror of a confidentiality agreement relating to information about the Company and (iii) any participation by the Company or any of its Representatives in substantive discussions regarding the terms and conditions of an Acquisition Transaction or regarding a term sheet or similar document relating to an Acquisition Transaction.

  6.4. Meetings of Shareholders.

  (a) Subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised in writing by counsel (i) the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as practicable to consider and vote upon the approval of the Merger and the other transactions contemplated hereby (the "Company's Shareholders' Approval") and
(ii) the Board of Directors of the Company shall recommend and declare advisable such approval and the Company shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. The Purchaser agrees to cooperate in all reasonable respects with the Company in the Company's efforts to obtain the Company Shareholders' Approval.

  (b) Subject to the fiduciary duties of the Purchaser's Board of Directors under applicable law, as advised in writing by counsel (i) the Purchaser will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "Purchaser Stockholders' Meeting") as promptly as practicable to consider and vote upon the approval of the Merger and such amendments to its Certificate of Incorporation as may be necessary to authorize the Preferred Stock and sufficient additional shares of Purchaser Common Stock to permit the Purchaser Common Stock Offering ("Purchaser's Stockholders' Approval") and (ii) the Board of Directors of the Purchaser shall recommend and declare advisable such approval and the Purchaser shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. The Company agrees to cooperate in all reasonable respects with the Purchaser in the Purchaser's efforts to obtain the Purchaser Stockholders' Approval.

  6.5. Registration Statement. The Company and the Purchaser will, as promptly as practicable, jointly prepare and file with the SEC, not later than April 15, 1996, a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a joint proxy statement/prospectus, in connection with the registration under the Securities Act of the Share Consideration issuable in the Merger and the vote of the Company's shareholders and the Purchaser's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders and the Purchaser's stockholders, is herein called the "Proxy Statement/Prospectus"). The Company and the Purchaser will use all reasonable efforts to have, or cause the S-4 Registration Statement to be, declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and the Company and the Purchaser will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to shareholders of the Company and stockholders of the Purchaser at the earliest practicable date.

  6.6. Purchaser Common Stock Offering.

  (a) The Purchaser will, as promptly as practicable but in no event later than April 15, 1996, prepare and file with the SEC a Registration Statement registering under the Securities Act the offer and sale of shares of Purchaser Common Stock in a public underwritten transaction (the "Purchaser Common Stock Offering").

  (b) The Company agrees to cooperate in all reasonable respects with the Purchaser in the Purchaser's efforts to consummate the Purchaser Common Stock Offering, including, without limitation, to (i) assist the Purchaser in preparing any offering documents or related materials and presenting such offering documents or related materials to potential investors in connection with the Purchaser Common Stock Offering and (ii) provide to the Purchaser any required closing opinions, documents or certifications relating to the Company required at the closing for the Purchaser Common Stock Offering. The Company shall provide indemnity to the Purchaser with respect to any information concerning the Company supplied by the Company for use in the Purchaser Common Stock Offering, such indemnity to be on terms substantially similar to that given by the Purchaser to any underwriters in the Purchaser Common Stock Offering.

  (c) The Purchaser shall have the right to commence active marketing of the Purchaser Common Stock Offering at any time prior to termination of this Agreement including, without limitation, the right to determine the date (the "Preliminary Prospectus Mailing Date") on which it is appropriate to distribute preliminary prospectuses; provided, however, that the Purchaser shall first have determined that, in its reasonable judgment, the commencement of active marketing at that time is feasible in light of foreseeable market conditions. After the Preliminary Prospectus Mailing Date relating to such offering, the Purchaser will continue in good faith the active marketing of such offering by attending and actively participating in meetings with financial analysts and potential investors customary for offerings comparable to the Purchaser Common Stock Offering.

  (d) The Purchaser shall have the right to actively market the Purchaser Common Stock Offering for up to 35 days after the Preliminary Prospectus Mailing Date. If the Chosen Underwriters do not present the Purchaser prior to the expiration of such 35 day period with an opportunity to enter into a definitive firm commitment underwriting agreement with respect to the Purchaser Common Stock Offering and to accept pricing of Purchaser Common Stock in the Purchaser Common Stock Offering at a price per share which would generate net proceeds to the Purchaser of not less than the Aggregate Cash Consideration Fund (an "Adequate Pricing Opportunity"), (i) the Purchaser's obligation hereunder to actively market such Offering will cease, and (ii) the Company alone will have the right to terminate this Agreement pursuant to
Section 8.1(a) (subject to the terms and conditions set forth therein). If the Chosen Underwriters present to the Purchaser prior to the expiration of such 35 day period an Adequate Pricing Opportunity, the Purchaser shall be required to accept. If the Purchaser shall decline to accept such Adequate Pricing Opportunity, the Company may terminate this Agreement pursuant to Section 8.1 (subject to the terms and conditions set forth therein), which termination shall become effective no sooner than the day five Business Days after the delivery to the Purchaser of written notice of termination (unless the Purchaser has accepted an Adequate Pricing Opportunity prior to such date). The Purchaser shall not be deemed to have declined to accept an Adequate Pricing Opportunity if the Purchaser does not enter into an underwriting agreement on the basis of a determination by the Purchaser that, in its reasonable judgment, there is a material risk that any condition set forth in
Article 7 hereof (other than a condition set forth solely in Section 7.3 which has been irrevocably waived by the Company) or in the underwriting agreement would not be satisfied on or prior to the third Business Day following the day upon which such Adequate Pricing Opportunity was presented to the Purchaser.

  6.7. Audited Financial Statements. The Purchaser and the Company each will use its best efforts to cause its respective audited financial statements as of, and for the year ending, December 31, 1995, to be certified by its independent auditors in conformity with generally accepted accounting principals consistently applied and to be delivered to the other party hereto not later than March 31, 1996.

  6.8. Reasonable Efforts. The Company and the Purchaser shall and shall use all reasonable efforts to cause their respective Subsidiaries to: (i) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto;
(ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 7 and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (iii) not take any action

(including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder). The Purchaser shall cause the Chosen Underwriters to report to the Company to the extent necessary to effectuate the provisions of Section 6.5.

  6.9. Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company (which the Company represents and warrants are not material) or to the Purchaser (which the Purchaser represents and warrants are not material), and upon reasonable notice, each of the Company and the Purchaser shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other party (the "Respective Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.9 shall affect or be deemed to modify any of the respective representations or warranties made by the Purchaser or the Company. Each of the Company and the Purchaser agrees that it will not, and will cause its Respective Representatives not to, use any information obtained pursuant to this Section 6.9 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement (including, without limitation, the Purchaser Common Stock Offering). Subject to the requirements of law, each party hereto will keep confidential, and will cause its Respective Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.9 except as otherwise consented to by the other party; provided, however, that neither the Purchaser nor the Company shall be precluded from making any disclosure which it deems required by law in connection with the transactions contemplated by this Agreement (including, without limitation, the Purchaser Common Stock Offering). In the event any party is required to disclose any information or documents pursuant to the immediately preceding sentence, such party shall promptly give written notice of such disclosure that is proposed to be made to the other party so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that either party is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, each of the Company and the Purchaser will collect and deliver to the other party all documents obtained pursuant to this Section 6.9 or otherwise for such party or its Respective Representatives by it or any of its Respective Representatives then in their possession and any copies thereof. All requests for access to the Company or the Purchaser and their respective Subsidiaries pursuant to this Section 6.9 shall be made through their Respective Representatives named in the Purchaser Disclosure Schedule or the Company Disclosure Schedule, as the case may be.

  6.10. Supplements or Amendments.

  (a) If at any time prior to the Company Shareholders' Meeting or the Purchaser Stockholders' Meeting (whichever is later) any event with respect to the Company or any of its Subsidiaries or any of their respective officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, the Company shall notify the Purchaser thereof by reference to this
Section 6.10(a) and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company and such amendment or supplement shall comply with all provisions of applicable law. If at any time prior to the Effective Time, the Company or any of its Subsidiaries or any of their respective officers or directors becomes aware of any fact or condition which would cause any material statement in the Proxy Statement/Prospectus or in the prospectus relating to the Purchaser Common Stock Offering to have been untrue or would cause the Proxy Statement/Prospectus or such other prospectus to omit to state a material fact required to have been stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify the Purchaser in writing of such fact or condition.

  (b) If at any time prior to the Company Shareholders' Meeting or the Purchaser Stockholders' Meeting (whichever is later) any event with respect to the Purchaser, or any of its Subsidiaries or their respective officers or directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, the Purchaser shall notify the Company thereof by reference to this
Section 6.10(b) and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Purchaser and such amendment or supplement shall comply with all provisions of applicable law. If at any time prior to the Effective Time, the Purchaser or any of its Subsidiaries or any of their respective officers or directors becomes aware of any fact or condition which would cause any material statement in the Proxy Statement/Prospectus to have been untrue or would cause the Proxy Statement/Prospectus to omit to state a material fact required to have been stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Purchaser shall promptly notify the Company in writing of such fact or condition.

  6.11. Directors' and Officers' Indemnification and Insurance.

  (a) From and after the Effective Time, the Surviving Corporation (the "Indemnifying Party") shall until the third anniversary of the Effective Time indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries (each, an "Indemnified Party") against (i) all losses, claims, damages, costs and expenses (including attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or in the case of a present or former director, officer or employee of the Company or a Subsidiary, a fiduciary of any employee benefit plan or arrangement of the Company or any of its Subsidiaries and, in either case relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors, officers, employees or agents, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Indemnifying Party will pay expenses in advance of the final disposition of any such claim, action suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Indemnifying Parties shall use all commercially reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Party, but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this paragraph except to the extent such failure irreparably prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (b) The Surviving Corporation shall, until the third anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; and in no event shall the coverage for the transactions contemplated hereby be excluded; provided that in no event shall the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of the aggregate premiums paid by the Company and its Subsidiaries as of the date hereof for such purpose, but in such case shall purchase as much coverage as possible for such maximum annual amount; and provided, further, that in the event any claim or claims are asserted or made within such three year period, the obligations of the Surviving Corporation to maintain in effect insurance shall continue until the disposition of any and all claims.

  (c) In the event that any action, suit, proceeding or investigation relating to this Agreement or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

  (d) This Section 6.11 shall survive the Effective Time and is intended to benefit the Indemnified Parties and their successors and assigns and shall be binding on all successors and assigns of the Purchaser, the Company and the Surviving Corporation.

  (e) The Surviving Corporation shall honor, to the fullest extent permitted by applicable law, all indemnification agreements existing as of the date hereof between the Company and any of the Indemnified Parties.

  6.12. Registration and Listing of Share Consideration.

  (a) The Purchaser will cause to be registered, under the applicable provisions of the Securities Act, the offer and sale in the Merger of Share Consideration to be issued pursuant to this Agreement.

  (b) The Purchaser will use its best efforts to cause the Share Consideration to be listed on the AMEX, NYSE or NASDAQ.

  6.13. Affiliates of the Purchaser and the Company. Prior to the Effective Time, the Company shall deliver to the Purchaser a letter identifying all Persons who, at the time this Agreement is submitted for approval to the shareholders of the Company, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act (the "Rule 145 Affiliates") or who may otherwise be deemed to be Affiliates of the Company. The Company shall use all reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to the Purchaser on or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Preferred Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

  6.14. Consents. Between the date hereof and the Closing Date, the Company and the Purchaser shall use their respective best efforts, without payment of any consideration to the persons or entities from whom or which consents or agreements are required, to obtain at the earliest practicable date, and prior to the Closing Date, all consents and agreements of third parties necessary for the performance by the Company and the Purchaser of their respective obligations under this Agreement or any agreement referred to herein or contemplated hereby or to the consummation of the transactions contemplated hereby or thereby except for those consents and agreements which, if not obtained, would not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by either of the Company or the Purchaser or any of their respective Subsidiaries without the prior written approval of the other party.

  6.15. Filings and Authorizations. The Company and the Purchaser shall, as promptly as practicable following the execution and delivery of this Agreement, file or supply, or cause to be filed or supplied, all notifications, reports and other information required to be filed or supplied pursuant to the HSR Act and applicable state insurance laws in connection with the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of the Purchaser and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general. Each of the Company and the Purchaser will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (i) make, or cause to be made, all such other filings and submissions, as may be required to consummate the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement, (ii) obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all persons and governmental authorities necessary to be obtained in order to consummate such transfer and such transactions and (iii) take, or cause to be taken, all other actions necessary, proper or advisable in order to fulfill their respective obligations hereunder.

  6.16. Further Assurances; Notice of Breach; Cure. At any time and from time to time after the Closing, the parties agree to use their best efforts to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment (which documents and instruments must be in form reasonably satisfactory to each party executing the same), files, books and records and do all such further acts and things as may reasonably be required to carry out the transactions contemplated hereunder. Each party shall promptly notify the other party in writing of any information delivered to or obtained by such party which would prevent the satisfaction of any condition set forth in Article 7 or consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations or warranties of any of the parties to this Agreement. After giving or receiving notice that any representation, warranty or covenant set forth herein has been breached or that any condition set forth in Article 7 cannot be satisfied, the affected party shall have 15 days to cure same or to demonstrate to the other party's reasonable satisfaction that such breach or condition both is curable and will be cured prior to the estimated Effective Time. If such party fails to cure or demonstrate such ability to cure such breach or satisfy such condition, the other party shall have the right to waive the breach or failure of condition unless the nature of such breach or failure of condition renders closing under this Agreement impossible. If such breach or failure of condition is not waived, this Agreement may be terminated in accordance with Section 8.1.

  6.17. Continuation of Compensation and Employee Benefit Plans. The Purchaser and the Company acknowledge and agree that the Purchaser shall have the sole and exclusive right to determine its future benefit and employment policies and that it is not intended that, and in no event shall, the provisions of this Section 6.17 create any right or interest of any person (including, without limitation, the Company or any employee of the Company or any ERISA Subsidiary). The Purchaser acknowledges that it intends to cause the Surviving Corporation to establish or continue to maintain as of the Closing Date, benefit plans and programs providing benefits for non-union employees of the Company or any ERISA Subsidiary that in the aggregate (as to the current and former employee groups, respectively) are at least approximately equivalent to the benefits being provided for such employees of the Company and any ERISA Subsidiary under the Company Employee Plans existing immediately before the Closing Date. Effective as of the Closing Date, Purchaser shall cause the Surviving Corporation to assume all duties, obligations and liabilities with respect to the compensation and benefits payable to or on account of current or former employees of the Company or any ERISA Subsidiary with respect to the relationship of such employee(s) with any such entities.

  6.18. Cooperation on Litigation. The Purchaser and the Company agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably necessary for the preparation for or the prosecution or defense of any suit, action, litigation or arbitration or other proceeding or investigation against the Purchaser or the Company, respectively. The party requesting such information and assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.

  6.19. Capital Contribution to Surviving Corporation. The Purchaser agrees to raise $30,000,000 (the "Capital Contribution Amount") either (i) as additional proceeds in the Purchaser Common Stock Offering (in excess of the funds necessary for the Aggregate Cash Consideration Fund) or (ii) if, in the judgment of the Purchaser the pricing of the Purchaser Common Stock Offering would be adversely affected by attempting to raise such additional proceeds in such offering, in the debt market; provided, however, that Purchaser may not raise more than $15,000,000 of the Capital Contribution Amount in the debt market without the prior written consent of the Board of Directors of the Company. The Purchaser shall at the Effective Time make a capital contribution to the Surviving Corporation in an amount equal to the Capital Contribution Amount.

                                   ARTICLE 7

                             CONDITIONS TO CLOSING

  7.1. Conditions to Obligations of the Parties. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, unless waived in writing by the party being benefitted thereby, to the extent permitted by applicable law.

    (a) Company's Shareholders' Approval. The Company shall have obtained the Company's Shareholders' Approval from the requisite holders of Shares in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

    (b) Purchaser's Stockholders' Approval. The Purchaser shall have obtained the Purchaser's Stockholders' Approval from the requisite holders of shares of Purchaser Common Stock in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Purchaser.

    (c) Government Consents. All (i) Authorizations specified in the Company Disclosure Schedule and the Purchaser Disclosure Schedule and (ii) other Authorizations required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained in each case without limitation or restriction unacceptable to the Purchaser in its reasonable judgment, except, in the case of Authorizations referred to in clause (ii) above, where the failure to have obtained such Authorizations could not reasonably be expected (so far as can be foreseen at the time) to have a Purchaser Material Adverse Effect or a Company Material Adverse Effect, as the case may be.

    (d) No Suits nor Injunctions. There shall be no suits, actions, inquiry, investigations nor proceedings, nor shall there be in effect any Order or injunction of any court or Governmental Body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to the Purchaser in its reasonable judgment.

    (e) Registration Statement. The S-4 Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Purchaser Common Stock and Preferred Stock shall have been received.

    (f) Listing of Purchaser Shares on Exchange. The shares of Preferred Stock and Purchaser Common Stock required to be issued hereunder shall have been approved for listing on the Exchange, subject only to official notice of issuance.

    (g) Purchaser Common Stock Offering. The Purchaser Common Stock Offering shall have been consummated in accordance with its terms and the terms of the underwriting agreement entered into in connection therewith and the net proceeds received by the Purchaser pursuant thereto shall not have been less than the Aggregate Cash Consideration Amount.

  7.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or part by the Purchaser to the extent permitted by applicable law:

    (a) Representations and Warranties True. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

    (b) Performance. The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

    (c) Compliance Certificate. The Company Closing shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the precedent conditions specified herein.

    (d) Opinion of Counsel for the Company. The Purchaser shall have received from Baker, Donelson, Bearman & Caldwell, P.C. or other counsel for the Company satisfactory to the Purchaser an opinion, dated the Closing Date, in substantially the form set forth in Schedule 7.2 hereto.

    (e) Proceedings. All corporate proceedings taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall reasonably be satisfactory in all respects to the Purchaser and the Purchaser's counsel, and the Purchaser and Purchaser's counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

    (f) Certain Disclosures. The S-4 Registration Statement, at the time it shall have been declared effective, shall disclose no information in existence on the date hereof materially adverse with respect to the Company's business, properties, operations, condition (financial or other) or prospects not previously disclosed in the Company SEC Reports or this Agreement.

    (g) Third Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Body), the failure to obtain which could have a Company Material Adverse Effect, shall have been obtained.

    (h) Fairness Opinion. The Purchaser shall have received a written opinion of Stephens, dated the date of the Proxy Statement/Prospectus, to the effect that the financial terms of the Merger are fair from a financial point of view to the Purchaser and its stockholders.

  7.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

    (a) Representations and Warranties True. Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date and the Purchaser shall have delivered to the Company a certificate, dated the Closing Date and executed on behalf of the Purchaser by its Chairman of the Board, President, Chief Operating Officer or Secretary, to such effect.

    (b) Performance. The Purchaser shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

    (c) Compliance Certificate. The Purchaser shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chairman of the Board, President, Chief Operating Officer, or Secretary of the Purchaser, certifying as to the fulfillment of the precedent conditions specified herein.

    (d) Opinion of Counsel for the Purchaser. The Company shall have received from Anderson Kill Olick & Oshinsky, P.C. or other counsel for the Purchaser satisfactory to the Company an opinion, dated the Closing Date, in substantially the form set forth in Schedule 7.3 hereto.

    (e) Proceedings. All corporate proceedings taken by the Purchaser in connection with the transactions contemplated hereby and all documents incident thereto shall reasonably be satisfactory in all respects to the Company and the Company's special counsel, and the Company and the Company's special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

    (f) Third Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Body), the failure to obtain which could have a Purchaser Material Adverse Effect, shall have been obtained.

    (g) Fairness Opinion. The Company shall have received a written opinion of R-H, dated the date of the Proxy Statement/Prospectus, to the effect that the consideration to be received pursuant to the Merger by the holders of Shares is fair from a financial point of view to such holders.

    (h) Certain Disclosure. The S-4 Registration Statement, at the time it shall have been declared effective, shall disclose no information in existence on the date hereof materially adverse with respect to the Purchaser's business, properties, operations, condition (financial or otherwise) or prospects not previously disclosed in the Purchaser SEC Reports or this Agreement.

    (i) Opinion Regarding Tax Consequences. The Company shall have received an opinion of Anderson Kill Olick & Oshinsky, P.C. or other counsel of Purchaser satisfactory to the Company dated the date of the Proxy Statement/Prospectus to the effect that the Merger shall be treated for federal income tax purposes as a tax-free reorganization.

                                   ARTICLE 8

                         TERMINATION AND ABANDONMENT;
                    BREAK-UP FEE AND EXPENSE REIMBURSEMENT

  8.1. Termination Rights. This Agreement shall terminate on the Final Termination Date unless prior thereto the Offering Pricing Date has occurred on or prior to such date. This Agreement may be terminated at an earlier time upon the mutual written consent of the parties. In addition, either party may terminate this Agreement prior to the Final Termination Date by delivery of written notice to such effect to the other party (a) in accordance with termination rights specifically provided elsewhere in this Agreement, (b) in the event that any condition precedent to the closing of the Merger has not been or cannot be satisfied within the time periods (including any grace or cure periods) and in the manner provided herein, and (c) in the event that a party breaches in some material respect a representation, warranty or covenant contained herein and such party fails to cure or demonstrate an ability to cure such breach within the time period provided in Section 6.16.

  8.2. Termination Expenses and Liability.

  (a) General Provision. Unless a party is entitled pursuant to the provisions of subsections (b), (c), (d) or (e) below to receive expense reimbursement or any termination payment, or unless a party commits a willful breach of any representation, warranty or covenant contained herein, upon a termination of this Agreement by either party, each party shall bear its own costs and expenses and neither party shall have any liability to the other in connection with or following any valid termination of this Agreement. Upon a willful breach of any representation, warranty or covenant made by a party herein, such party shall have such liability for breach of contract and shall pay such damages as may be determined by a court of law or equity. It is understood that any failure on the part of the Purchaser to fulfill the covenant set forth in Section 6.19 shall not constitute a wilful breach of a covenant for purposes of this subsection (a).

  (b) Expense Recoupment--Company. Upon a termination of this Agreement by either party, the Company shall be entitled to be reimbursed by the Purchaser promptly after such termination for the actual, documented out-of-pocket expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, up to a $1,000,000 maximum, if the reason for such termination is the Purchaser has committed a material but non-willful breach of any representation, warranty or covenant herein which shall not have been cured within any applicable time period or the Purchaser shall be unable to comply with the condition set forth in Section 7.3(a) relating to representations and warranties.

  (c) Expense Recoupment--the Purchaser. Upon a termination of this Agreement by either party, the Purchaser shall be entitled to be reimbursed by the Company promptly after such termination for the actual, documented out-of-pocket expenses incurred by the Purchaser in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the expenses incurred in connection with the Purchaser Common Stock Offering), up to $1,000,000 maximum, if the reason for such termination is one of the following: (i) the Company has committed a material but non-willful breach of any representation, warranty or covenant herein which shall not have been cured within any applicable time period or the condition set forth in Section 7.2(a) relating to representations and warranties shall otherwise not be capable of being satisfied, (ii) a Transaction Moratorium Period shall have continued for not less than 30 days, or (iv) the Company shall have withdrawn or modified its recommendation for the Company Shareholders' Approval.

  (d) Termination Fee--the Purchaser. In the event (i) the Company fails to obtain Company Shareholders' Approval and this Agreement is terminated, or
(ii) the Purchaser has elected to terminate this Agreement under Section 6.3(b) or (iii) the Board of Directors of the Company has withdrawn or modified its recommendation to its shareholders as contemplated by Section 6.3(a) and this Agreement is terminated or (iv) the condition set forth in
Section 7.3 relating to the receipt by the Company of a fairness opinion has not been satisfied, then the Company and its successors shall owe the Purchaser (in addition to any expense reimbursement provided for in Section 8.2(c)) a termination fee of $2,750,000 (subject to reduction by the amount of any credit pursuant to the last sentence of this subsection), payable in immediately available funds, if, within six months from the date of a termination of this Agreement, an Acquisition Transaction is publicly announced, an Acquisition Transaction closes or an agreement to consummate an Acquisition Transaction is signed. Such termination fee shall be paid on the date of closing of any such Acquisition Transaction; provided, however, that any amount previously paid by the Company to the Purchaser as an expense recoupment pursuant to subsection (c) of this Section 8.2 shall apply as a credit against any amount payable by the Company under this subsection.

                                   ARTICLE 9

                                 MISCELLANEOUS

  9.1. Expenses. Except as otherwise provided in Section 8.2, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred connection with this Agreement and the transactions contemplated hereby.

  9.2. Public Disclosure. Except as may be required to comply with the requirements of applicable law, or otherwise to comply with the terms and conditions of this Agreement, in which case prior notice thereof shall, to the extent practicable, be given to the other party hereto, and reasonable efforts to obtain such party approval shall be made, the parties hereto agree that no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement without the prior approval of the other party.

  9.3. Governing Law; Consent to Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law) applicable to agreements made and to be entirely performed within such state. The Company and the Purchaser irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement, or the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided.

  9.4. Notices. Any notices or other communications required under this Agreement shall be in writing, shall be deemed to have been given and received when delivered in person, or addressed

      (a)if to the Purchaser to:

              Danielson Holding Corporation
              767 Third Avenue
              New York, NY 10017
              Attention: C. Kirk Rhein, Jr.
              Telephone: (212) 888-0347
              Fax: (212) 735-0003

              with a copy to:

              Anderson Kill Olick & Oshinsky, P.C.
              1251 Avenue of the Americas
              New York, NY 10020-1182
              Attention: Michael W. Stamm
              Telephone: (212) 278-1702
              Fax: (212) 728-1733

      (b)if to the Company to:

              Midland Financial Group, Inc.
              825 Crossover Lane
              Suite 112
              Memphis, TN 38117-4936
              Attention: Joseph W. McLeary
              Telephone: (901) 680-9100
              Fax: (901) 638-6395

              with a copy to:

              Baker, Donelson, Bearman & Caldwell, P.C.
              165 Madison Avenue
              First Tennesee Building, 20th Floor
              Memphis, TN 38103
              Attention: Charles T. Tuggle, Jr.
              Telephone: (901) 577-2267
              Fax: (901) 577-2303

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein provided.

  9.5. Headings. Article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

  9.6. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

  9.7. Assignment. This Agreement may not be assigned by a party hereto without the prior written consent of the other hereto. This Agreement shall be binding upon and inure to the benefit of successors and assigns of the parties hereto.

  9.8. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent permitted.

  9.9. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, at any time, but only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

  9.10. No Third Party Beneficiaries. Except as provided in Section 6.10 nothing in this Agreement shall convey any rights or remedies upon any person or entity that is not a party to this Agreement or a permitted assignee of a party to this Agreement.

  9.11. Entire Agreement. This Agreement, the Schedules and Exhibits hereto and any collateral agreements executed in connection with the consummation of the transactions contemplated herein, constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior written or oral understandings, agreements or undertakings with respect thereto.

  9.12. Survival. Notwithstanding any provision of this Agreement to the contrary, the representations and warranties of the Company and the Purchaser contained in this Agreement shall not survive, and shall be of no force and effect following, the Closing Date of the Merger.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                          Midland Financial Group, Inc.

                                                   /s/ Joseph W. McLeary
                                          By: _________________________________
                                            Name: Joseph W. McLeary
                                            Title: Chairman and Chief
                                            Executive Officer

                                          Danielson Holding Corporation

                                                  /s/ C. Kirk Rhein, Jr.
                                          By: _________________________________
                                            Name: C. Kirk Rhein, Jr.
                                            Title: President and Chief
                                            Executive Officer

                                          Mission Sub E, Inc.

                                                  /s/ C. Kirk Rhein, Jr.
                                          By: _________________________________
                                            Name: C. Kirk Rhein, Jr.
                                            Title: President and Chief
                                            Executive Officer

                                                                   APPENDIX A-1

                         DANIELSON HOLDING CORPORATION
                               767 THIRD AVENUE
                           NEW YORK, NEW YORK 10017

                                                                 April 18, 1996

Midland Financial Group, Inc.
825 Crossover Lane, Suite 112
Memphis, Tennessee 38117-4936

            Re: Agreement and Plan of Merger

Ladies and Gentlemen:

  Reference is made to the Agreement and Plan of Merger dated as of February 26, 1996 (the "Merger Agreement"), between Danielson Holding Corporation (the "Purchaser"), Midland Financial Group, Inc. (the "Company") and Mission Sub E, Inc. (the "Merger Sub"). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement.

  By signing in the space provided below, the Company and the Merger Sub hereby agree with the Purchaser to amend certain provisions of the Merger Agreement as follows:

  1. Section 6.5 of the Merger Agreement is hereby amended in its entirety to read as follows:

    6.5 Registration Statement. The Company and the Purchaser will, as promptly as practicable, jointly prepare and file with the SEC, not later than April 24, 1996, a joint proxy statement, in connection with the Merger and the vote of the Company's shareholders and the Purchaser's stockholders with respect to the transactions contemplated by this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders and the Purchaser's stockholders, is herein called the "Proxy Statement"). The Proxy Statement will form part of the registration statement on Form S-4 registering under the Securities Act the Share Consideration issuable in the Merger (the "S-4 Registration Statement"). The Company and the Purchaser will use all reasonable efforts to (i) have, or cause the Proxy Statement/Prospectus to become definitive, (ii) file the S-4 Registration Statement with the SEC, and (iii) have or cause the S-4 Registration Statement to be declared effective as promptly as practicable. The Company and the Purchaser also will take any other action required to be taken under federal or state securities laws, and the Company and the Purchaser will use all reasonable efforts to cause the Proxy Statement to be mailed to shareholders of the Company and stockholders of the Purchaser at the earliest practicable date.

  2. Section 6.6 (a) of the Merger Agreement is hereby amended in its entirety to read as follows:

    6.6 Purchaser Common Stock Offering.

    (a) The Purchaser will, as promptly as practicable after having received and having had a reasonable opportunity to respond to the final comments of the SEC on the Proxy Statement, prepare and file with the SEC a registration statement on Form S-3 registering under the Securities Act the offer and sale of shares of Purchaser Common Stock in a public underwritten transaction (the "Purchaser Common Stock Offering").

  3. Section 6.4 of the Merger Agreement is hereby amended to add the following subsection (c):

    (c) It is understood that for purposes of obtaining approval of the Merger at the Purchaser Stockholders' Meeting, approval of the amendments to the Purchaser's Certificate of Incorporation as may be necessary to authorize the Preferred Stock and sufficient additional shares of Purchaser Common Stock to permit the Purchaser Common Stock Offering shall be deemed to be approval of the Merger by the Purchaser's stockholders.

  Except as specifically set forth in this letter, the Merger Agreement is hereby affirmed and shall remain in full force and effect.

                                          Very truly yours,

                                          Danielson Holding Corporation

                                                  /s/ C. Kirk Rhein, Jr.
                                          By: _________________________________
                                               President and Chief Executive
                                                          Officer

Accepted and Agreed To:

Midland Financial Group, Inc.

         /s/ Joseph W. McLeary
By: _________________________________
     Chairman and Chief Executive
                Officer

Mission Sub E, Inc.

        /s/ C. Kirk Rhein, Jr.
By: _________________________________
     President and Chief Executive
                Officer

                                                                   APPENDIX A-2

                         DANIELSON HOLDING CORPORATION
                               767 THIRD AVENUE
                           NEW YORK, NEW YORK 10017

                                                                   July 3, 1996

Midland Financial Group, Inc.
825 Crossover Lane, Suite 112
Memphis, Tennessee 38117-4936

Re: Agreement and Plan of Merger

Ladies and Gentlemen:

  Reference is made to the Agreement and Plan of Merger dated as of February 26, 1996, as amended (the "Merger Agreement"), between Danielson Holding Corporation (the "Purchaser"), Midland Financial Group, Inc. (the "Company") and Mission Sub E, Inc. (the "Merger Sub"). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement.

  By signing in the space provided below, the Company and the Merger Sub hereby agree with the Purchaser to amend certain provisions of the Merger Agreement and the Certificate of Designation, Preferences, Rights and Limitations of Series A Cumulative Perpetual Preferred Stock of Danielson Holding Corporation, attached as Exhibit 1A to the Merger Agreement (the "Certificate of Designation") as follows:

    1. The definition of Series A Preferred Terms appearing in Article 1 of the Merger Agreement is hereby amended in its entirety to read as follows:

    "Series A Preferred Terms' means the certificate of designations, preferences, rights and limitations of Preferred Stock in the form attached hereto as Exhibit 1A."

    2. The definition of "Lazard" appearing in Article 1 of the Merger Agreement and all references to Lazard therein are hereby deleted and in lieu and in place thereof, the term "BT" shall appear, and for purposes of
  Article 1 of the Merger Agreement, BT shall be defined as follows:

    "BT' means BT Securities Corporation."

    3. The definition of "Purchaser Common Stock Per Share Value" appearing in Article 1 is amended to read in its entirety as follows:

    "Purchaser Common Stock Per Share Value" means the arithmetic average of the closing prices of the Purchaser Common Stock on the Amex (or other national securities exchange on which the Purchaser Common Stock is then listed for trading) for each day on which trading of such stock took place on the Exchange during the period beginning on the date twenty days prior to the Offering Pricing Date and ending on the Business Day immediately preceding the Offering Pricing Date; provided, however, that in no event shall the Purchaser Common Stock Per Share Value be an amount less than $4.50 nor more than $10.50 per share.

    4. Section 3.4(d) of the Merger Agreement is hereby amended in its entirety to read as follows:

    "(d) A form pursuant to which each record holder of shares of Company Common Stock may make Holder Consideration Elections and the related letter of transmittal (the "Form of Election") shall be mailed to shareholders of record of the Company as of the record date for the Company Shareholders' Meeting and such mailing shall, at the Purchaser's discretion, either (i) accompany the Proxy Statement/Prospectus mailed to such shareholders in connection with such Meeting, or (ii) be mailed to such shareholders promptly after the mailing of the Proxy Statement/Prospectus. The Company shall also make the Form of Election available at its executive offices and such other places as the Company and the Purchaser deem appropriate to all persons who become stockholders of the Company during the period between such record date and the Election Deadline."

    5. Section 3.4(b) is amended to read in its entirety as follows:

    "(b) Priority of Allocations Based on Chosen Consideration. The Aggregate Merger Consideration shall be allocated among holders of Shares, in the manner set forth, in subsection (c) of this Section, in the following order of priority:

      First, as a group, among all holders of Shares who have made valid Common Stock Elections that remain in effect at the Effective Time;

      Second, as a group, among all holders of Shares who have made valid Preferred Stock Elections that remain in effect at the Effective Time; and

      Third, among (i) all holders of Shares who have made valid Cash Elections that remain in effect at the Effective Time and (ii) all holders of Shares for whom no Holder Consideration Election is in effect at the Effective Time, both such holders treated for such allocation purposes as a single group.

Each holder for whom no Holder Consideration Election is in effect at the Effective Time shall be treated as though such holder has made a valid Cash Election."

    6. Section 3.4(c) is amended to delete the final paragraph thereof.

    7. Section 3.9 of the Merger Agreement is hereby amended in its entirety to read as follows:

    "3.9 Dividend Rate of Preferred Stock. The dividend rate applicable to the Preferred Stock shall initially be set prior to the date upon which the Proxy Statement/Prospectus is mailed to shareholders (the "Preferred Pricing Date"), at the Par Trading Rate as determined in the joint written opinion of DLJ and R-H. The dividend rate set at the Preferred Pricing Date shall be subject to upward or downward adjustment as of the Offering Pricing Date to a rate which, in the joint written opinion of DLJ and R-H, represents the Par Trading Rate as of the Offering Pricing Date. In the event that DLJ and R-H are unable to agree upon an appropriate dividend rate for the Preferred Stock as of either the Preferred Pricing Date or the Offering Pricing Date, BT shall advise the Company and the Purchaser in writing of the rate which, in its opinion, represents the Par Trading Rate as of such date. If the rate specified by BT for such security as of either such date is within the high and low rates specified by DLJ and R-H for such security, the rate so specified by BT shall be the rate for such security (subject to adjustment as of the Offering Pricing Date as provided above in the case of rates set as of the Preferred Pricing
    Date). If the rate specified by BT for such security is above or below the range of the two rates specified by DLJ and R-H for such security, the nearest of the two rates specified by DLJ and R-H shall be the dividend rate for such security (subject to adjustment as of the Offering Pricing Date as provided above in the case of rates set as of the Preferred Pricing Date)."

    8. Section 9.9 of the Merger Agreement is hereby amended in its entirety to read as follows:

    "9.9. Waivers and Amendments.

    (a) This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, at any time, but only by a written instrument signed by parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

    (b) Subject to Article 8, this Agreement may be terminated by the boards of directors of Midland and Merger Sub at any time prior to the filing of a Certificate of Merger with the Secretary of State of Delaware and Tennessee, notwithstanding approval of this Agreement by the stockholders of Midland and Merger Sub.

    (c) Subject to Article 8, this Agreement may be amended by the boards of directors of Midland and Merger Sub at any time prior to the filing of a Certificate of Merger with the Secretary of State of Delaware and Tennessee, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of Midland and Merger Sub shall not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of Company Common Stock, (2) alter or change any terms of the certificate of incorporation of the Surviving Corporation to be effected by the merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Company Common Stock."

    9. Section 5 of the Certificate of Designation is hereby amended by adding the following provision:

    "(f) The provisions of this Section 5 shall be null and void if the Corporation's right to redeem the Series A Preferred Stock would cause the Series A Preferred Stock to be treated, for purposes of the Merger, as "other property," as such term is used in Section 356(a)(1) of the Internal Revenue Code of 1986, as amended."

    10. Section 7(e) of the Certificate of Designation is hereby amended in its entirety to read as follows:

    "(e) Upon termination of such special voting rights attributable to all holders of the Series A Preferred Stock and any other series or Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, the term of office of each director elected by the holders of shares of Series A Preferred Stock and such parity Preferred Stock (a "Preferred Stock Director") pursuant to such special voting rights shall immediately terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Any Preferred Stock Director may be removed without cause by, and shall not be removed without cause otherwise than by, the vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock with respect to dividends who were entitled to participate in such Preferred Stock Director's election, voting as a separate class, at a meeting called for such purposes. If the office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining Preferred Stock Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred."

    11. Section 9 of the Certificate of Designation is hereby amended in its entirety to read as follows:

    "Status of Acquired Shares. Shares of Series A Preferred Stock redeemed by the Corporation, or otherwise acquired by the Corporation, will upon the taking of any action required by law, be restored to the status of authorized but unissued shares of the Corporation's preferred stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock."

  Except as specifically set forth in this letter, the Merger Agreement is hereby affirmed and shall remain in full force and effect.

                                          Very truly yours,

                                          Danielson Holding Corporation

                                                  /s/ C. Kirk Rhein, Jr.
                                          By: _________________________________
                                                       President and
                                                  Chief Executive Officer

ACCEPTED AND AGREED TO:

Midland Financial Group, Inc.

         /s/ Joseph W. McLeary
By: _________________________________
             Chairman and
        Chief Executive Officer

Mission Sub E, Inc.

        /s/ C. Kirk Rhein, Jr.
By: _________________________________
             President and
        Chief Executive Officer

                                                                     APPENDIX B

                                 Stephens Inc.

July 5, 1996

The Board of Directors of
Danielson Holding Corporation
767 Third Avenue
New York, NY 10017-2023

Gentlemen:

  We have acted as your financial advisor in connection with the acquisition by Danielson Holding Corporation (the "Company") of Midland Financial Group, Inc. ("Midland") (the "Transaction"). Midland will be merged with and into Mission Sub E, Inc., a wholly-owned subsidiary of Danielson; and the shareholders of Midland will receive a combination of cash, Danielson common stock and Danielson Series A Cumulative Perpetual Preferred Stock, equal to $14.50 per share of Midland common stock, determined in accordance with the valuation provisions in the Agreement and Plan of Merger dated February 26, 1996 (as amended) (the "Agreement and Plan of Merger"). The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger.

  You have requested our opinion as to the fairness to the Company from a financial point of view of the consideration to be paid by the Company in the Transaction. In connection with rendering our opinion we have:

    (i) analyzed certain publicly available financial statements and reports regarding Midland and the Company, including the Joint Proxy
  Statement/Prospectus, dated July 5, 1996, related to the Transaction;

    (ii) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning Midland and the Company prepared by management of Midland and the Company respectively;

    (iii) analyzed, on a pro forma basis, the effect of the Transaction on the Company's balance sheet, capitalization ratios, earnings and book value both in the aggregate and, where applicable, on a per share basis;

    (iv) reviewed the reported prices and trading activity for the Midland common stock and the Danielson common stock;

    (v) compared the financial performance of Midland and the prices and trading activity of the Midland common stock with that of certain other comparable publicly-traded companies and their securities;

    (vi) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

    (vii) reviewed the Agreement and Plan of Merger and related documents;

    (viii) discussed with management of Midland and the Company the operations of and future business prospects for Midland and the anticipated financial consequences of the Transaction to the Company;

    (ix) assisted in your deliberations regarding the material terms of the Transaction; and

    (x) performed such other analyses and provided such other services as we have deemed appropriate.

  We have relied on the accuracy and completeness of the information and financial data provided to us by Midland and the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of Midland and those prepared by management

                                      B-1

                              INVESTMENT BANKERS
    111 CENTER STREETPOST OFFICE BOX 3507 LITTLE ROCK, ARKANSAS 72203-3507
                         501-374-4361 FAX 501-377-2674
of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Midland and the Company.

  As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with Midland and the Company and issue periodic research reports regarding the business activities and prospects of Midland. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Midland and the Company. Stephens is receiving a fee, and reimbursement of its expenses, in connection with the issuance of this fairness opinion. In connection with its role as financial advisor to the Company, Stephens will receive a success fee in the event the Transaction is successfully consummated, against which Stephens will credit the fee received in connection with the issuance of this fairness opinion.

  Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be paid by the Company in the Transaction is fair to the Company from a financial point of view.

  The Agreement and Plan of Merger provides that the Danielson common stock to be issued to the shareholders of Midland will be valued based on its average closing price (the "Average Closing Price") during the twenty-day period preceding the date on which the proposed public offering of Danielson common stock (the "Public Offering"), a substantial portion of the net proceeds of which are intended to be used to consummate the Transaction, is priced, subject to a minimum price of $4.50 per share and a maximum price of $10.50 per share. The Agreement and Plan of Merger also provides that if either the price at which the Danielson common stock will be sold in the Public Offering or the Average Closing Price is less than $4.50 per share or more than $10.50 per share, then the Joint Proxy Statement/Prospectus must be recirculated to provide shareholders of Midland and Danielson a second opportunity to vote on the Transaction and the other matters presented therein. If a recirculation of the Joint Proxy Statement/Prospectus is required pursuant to these provisions, Stephens reserves the right to review and reconsider its analysis and its opinion as set forth above.

  This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders provided that we approve of such disclosures prior to publication.

Very truly yours,

/s/ Stephens Inc.

                                                                     APPENDIX C

                      The Robinson-Humphrey Company, Inc.

                                                                   July 5, 1996

Board of Directors
Midland Financial Group, Inc.
825 Crossover Lane
Suite 112
Memphis, TN 38117

Gentlemen:

  In connection with the proposed acquisition of Midland Financial Group, Inc. ("MDLD" or the "Company") by Danielson Holding Corporation ("DHC") (the "Merger"), you have asked us to render our opinion as to whether the consideration to be offered to the stockholders of MDLD in the Merger, as provided in the Agreement and Plan of Merger dated February 26, 1996, as amended, among such parties (the "Merger Agreement"), is fair, from a financial point of view. We understand that, pursuant to the terms of the Merger Agreement, holders of all outstanding shares of the Common Stock, no par value, of MDLD (the "MDLD Common Stock") will receive consideration equal to 1.6 times the GAAP book value per share of MDLD Common Stock at December 31, 1995, or approximately $14.50 per share, and that the consideration to be paid to MDLD stockholders (the "Consideration") will be approximately comprised of as follows: (i) 50% in cash; 40% in Series A Cumulative Perpetual Preferred Stock, par value $.10 per share, of DHC (the "DHC Preferred Stock"); and (iii) 10% in Common Stock, par value $.10 per share, of DHC (the "DHC Common Stock"). The actual combination of cash, DHC Preferred Stock and DHC Common Stock to be received for each share of MDLD Common Stock will depend on the election made with respect to each share and the aggregate elections made with respect to all shares of MDLD Common Stock. The dividend rate on the DHC Preferred Stock has been initially established pursuant to Section 3.9 of the Merger Agreement as the dividend rate that is believed to be likely to cause the DHC Preferred Stock to have a trading price equal to its stated value of $25.00 per share, as of July 1, 1996, if such security were then trading on a fully-distributed basis. The exchange rate for the DHC Common Stock to be issued to the Company's stockholders will be the average of closing prices of DHC Common Stock on the American Stock Exchange for each day on which trading of DHC Common Stock took place on such exchange beginning on the date 20 days prior to the date on which the public offering of DHC Common Stock is priced and ending on the business day immediately preceding the pricing of the DHC public offering, provided that in no event shall such price assigned to DHC Common Stock be lower than $4.50 per share or more than $10.50 per share.

  We have been requested by the Company to render our opinion (the "Opinion") with respect to the fairness, from a financial point of view, to the Company's stockholders of the Consideration to be received by such stockholders pursuant to the terms of the Merger Agreement. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with, effect or consummate the Merger.

                                      C-1

                           ATLANTA FINANCIAL CENTER
               3333 PEACHTREE ROAD, NE . ATLANTA, GEORGIA  30326
                                (404) 266-6000

  In arriving at our Opinion, we reviewed and analyzed: (i) the Merger Agreement; (ii) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (iii) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant; (iv) an analysis of financial and stock market information of selected publicly traded companies which we deemed to be comparable to the Company; (v) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions which we deemed to be relevant; and (vi) certain information regarding DHC, including, without limitation: (a) certain recent filings with the Securities and Exchange Commission, (b) the recent trading history of DHC Common Stock,
(c) historical and projected financial information regarding DHC, and (d) the dividend rate proposed to be paid on the DHC Preferred Stock, which rate was initially established pursuant to Section 3.9 of the Merger Agreement as the dividend rate that is believed to be likely to cause the DHC Preferred Stock to have a trading price equal to its stated value of $25.00 per share, as of July 1, 1996, if such security were then trading on a fully-distributed basis. In addition, we held discussions with the management of the Company and DHC concerning their respective businesses and operations, assets, present conditions and future prospects, and undertook such other studies, analyses and investigations as we deemed appropriate.

  We have relied upon the accuracy and completeness of the financial and other information used by us in arriving at our Opinion without independent verification and have further relied upon the assurances of management of each of the Company and DHC, respectively, that they are not aware of any facts that would make such information inaccurate or misleading. In arriving at our Opinion, we have not conducted a physical inspection of the properties or facilities of the Company or DHC. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or DHC. We have relied as to all legal matters on advice of counsel to the Company. Our Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will be paid upon the delivery of this Opinion. In addition, the Company has agreed to indemnify us for certain potential liabilities arising out of the rendering of this Opinion.

  Based upon and subject to the foregoing, we are of the Opinion as of the date hereof that, from a financial point of view, the Consideration to be received by the Company's stockholders in the Merger is fair to such stockholders. Our Opinion is contingent upon, and it is our understanding that the Merger itself is contingent upon, the successful consummation of a public offering of common stock by DHC to be underwritten by Donaldson, Lufkin & Jenrette Securities Corporation that results in a minumum of $55.6 million in net proceeds to DHC.

  This Opinion is for the use and benefit of the Board of Directors of the Company and the Company's stockholders and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior approval, except that: (i) this Opinion may be filed with the Securities and Exchange Commission as an exhibit to the registration statement on Form S-4 being filed by DHC in connection with the Merger; and (ii) this Opinion may be described in, and a copy hereof may be annexed to, the proxy statement to be circulated to the stockholders of the Company in connection with the Merger. We are expressing no opinion herein as to the prices at which the DHC Common Stock or DHC Preferred Stock will actually trade at any time subsequent to the date hereof. This Opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

                                         Very truly yours,

                                         /s/ The Robinson-Humphrey Company, Inc.

                                         The Robinson-Humphrey Company, Inc.

                                                                     APPENDIX D

                         Donaldson, Lufkin & Jenrette
            Donaldson, Lufkin & Jenrette Securities Corporation .
            140 Broadway, New York, NY 10005-1285 . (2120 504-3000

                                                              February 26, 1996

Board of Directors
Danielson Holding Corporation
767 Third Avenue
New York, NY 10017-2023

Dear Sirs:

  We understand that Danielson Holding Company (the "Company") intends to acquire all of the issued and outstanding common stock of Midland Financial Group, Inc. (the "Acquired Business") (the "Acquisition"). You have advised us that the total purchase price for the Acquisition (including the contribution of $30 million to the capital of Midland's insurance subsidiary) will be approximately $110.4 million and the Acquisition (and such refinancing) will be financed with the issuance by the Company of $30.2 million in aggregate principal amount of preferred stock issued directly to Midland's shareholders, the issuance by the Company of $7.5 million in aggregate amount of Danielson's common stock issued directly to Midland's shareholders with the balance ($72.7 million) being provided by the net proceeds of an equity offering of up to
44.4 million shares of Danielson's common stock (the "Common Stock").

  You have asked Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as lead-managing underwriter in connection with the sale of the Common Stock. Based on the information that you and Midland have provided to us, and on our analysis of the current market for securities issued by entities engaged in the insurance industry, we are pleased to inform you that we believe that the Common Stock can be sold to finance a portion of the purchase price of the Acquisition as described above, subject to the matters set forth in the following paragraph.

  Our ability to consummate the sale or placement of the Common Stock is subject to: (i) the Common Stock and all other debt and equity financing for the Acquisition (including any debt to be assumed) and all related documentation being satisfactory in form and substance to DLJ; (ii) the purchase price and other terms and conditions of the Acquisition being substantially the same as set forth in the merger proposal of February 25, 1996; (iii) the execution and delivery of customary documentation with respect to the Acquisition and all related transactions in form and substance satisfactory to DLJ; (iv) the absence of any material adverse change in the business, condition (financial or otherwise), result of operations, assets, liabilities or prospects of the Company or the Acquired Business; (v) the absence of any permanent negative change or implied permanent negative change in A.M. Best ratings of the Company or the Acquired Business, post-Acquisition; (vi) the receipt of all necessary governmental, regulatory and third party approvals and consents in connection with the Acquisition; (vii) the execution and delivery of customary documentation with respect to the Common Stock and the offering and sale thereof (including, but not limited to, the underwriting agreement, purchase agreement or placement agreement) that is satisfactory in form and substance to DLJ; (viii) the satisfactory completion of our due diligence investigation, a substantial portion of which has already been completed; (ix) satisfactory market conditions for new issuances of equity securities or in the securities markets in general; and, (x) our having reasonable time to market the Common Stock with the assistance of management of the Company and the Acquired Business, based on our experience in comparable transactions sold in comparable markets.

  This letter shall be treated as confidential and is being provided to the Company solely in connection with the Company's proposed acquisition of the Acquired Business and may not be used, circulated, quoted or otherwise referred to in any document, except with DLJ's prior written consent. Notwithstanding the foregoing, this letter may be shown to the Board of Directors of the Acquired Business provided that the Board of Directors of the Acquired Business agrees to treat the letter as confidential. Please note that this letter is not a commitment to purchase or place the Common Stock or any other securities of the Company.

  We look forward to working with you toward the successful completion of the proposed financing.

                                          Sincerely,

                                          /s/ Donaldson, Lufkin & Jenrette

                                                                     APPENDIX E

                          CERTIFICATE OF DESIGNATION
                      PREFERENCES, RIGHTS AND LIMITATIONS
                                      OF
                 SERIES A CUMULATIVE PERPETUAL PREFERRED STOCK
                                      OF
                         DANIELSON HOLDING CORPORATION

                               ----------------

            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware

                               ----------------

          ,         of Danielson Holding Corporation ( the "Corporation"), a
corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of
Directors") by unanimous written consent thereto effective      , 1996, and
that such resolution is in full force and effect upon the date of this Certificate.

    "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") there
  hereby is created, from the     shares of authorized but unissued shares of
  Preferred Stock of the Corporation, par value $    per share, authorized in
  Article   of the Certificate of Incorporation (the "Preferred Stock"), a
  series of Series A Cumulative Perpetual Preferred Stock of the Corporation
  consisting of     shares, which series shall have the following powers,
  designation, preferences and relative, participating, optional and other special rights, and the following qualifications, limitations and restrictions (in addition to those set forth in the Certificate of Incorporation):

  1. Designation and Amount; No Fractional Shares. The designation of the Series of Preferred Stock created by this resolution shall be Series A
Cumulative Preferred Stock, par value $    per share (the "Series A Preferred
Stock"), and the number of shares constituting such series shall be    . The
Series A Preferred Stock shall be issuable solely in whole shares.

  2. Stated Value. The stated value (the "Stated Value") of each such share of
Series A Preferred Stock is $   .

  3. Dividends.

    (a) the holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds at the time legally available therefor, cumulative cash dividends accruing at a per share rate of % per annum, and no more, quarterly in arrears on the 15th day of March, June, September and December of each year, commencing
         , 1996 (each, a "Dividend Payment Date") (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of records as they appear upon the stock transfer books of the Corporation on such record dates, not less than 10 nor more than 60 days preceding the payment dates for such dividends, as are fixed by the Board of Directors (each, a "Record Date"). For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York City. The Series A Preferred Stock will not participate in dividends with the Common Stock, par value $.10 per share, of the Corporation (the "Common Stock"). The date of initial issuance of shares of Series A Preferred Stock is hereinafter referred to as the "Issue Date". Dividends payable on the Series A Preferred Stock (i) for any period other than a full dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and (ii) for each full dividend period, shall be computed by dividing the annual dividend rate by four.

    (b) Dividends on the shares of Series A Preferred Stock shall be cumulative from the Issue date whether or not there shall be funds legally available for the payment thereof. Subject to the next succeeding sentence, if there shall be outstanding shares of any other series of Preferred Stock ranking junior to or on a parity with the Series A Preferred Stock as to dividends, no dividends (other than dividends payable solely in additional shares of such other series) shall be declared or paid or set apart for payment on any such other series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all dividend periods terminating on or prior to the date of payment of such dividends. If dividends on the Series A Preferred Stock and on any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock are in arrears, in making any dividend payment on account of such arrears, the Corporation shall make payments ratably upon all outstanding shares of the Series A Preferred Stock and shares of such other series of Preferred Stock in proportion to the respective amounts of dividends in arrears on the Series A Preferred Stock and on such other series of Preferred Stock to the date of such dividend payment. Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable with respect to any dividend payment or payments which may be in arrears.

    (c) Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock shall have been paid or declared and set aside for payment for all past dividend periods, no dividend shall be declared, paid or set apart for payment or any other distribution (whether in cash or obligations of the Corporation or other properties, other than dividends payable solely in additional shares of Common Stock or other junior stock) upon the Common Stock or upon any other stock ranking junior to the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and the distribution of assets upon liquidation, dissolution or winding
  up).

  4. Liquidation Preference.

    (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders an amount equal to the Stated Value per share plus an amount equal to any accrued and unpaid dividends thereon (whether or not declared) to and including the date of such distribution, and no more, before any payment or distribution shall be made to the holders of Common Stock or any other class or series of stock of the Corporation ranking junior to the Series A Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up. After payment of such liquidating distributions, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

    (b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series A Preferred Stock pursuant to Section 4(a) and any other shares of Preferred Stock ranking on a parity with the Series A Preferred Stock as to the distribution of assets, the holders of Series A Preferred Stock and the holders of such other Preferred Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

    (c) The merger or consolidation of the Corporation into or with any other corporation, the merger or consolidation of any other corporation into or with the Corporation or the sale of the assets of the Corporation substantially as an entirety shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this
  Section 4.

  5. Redemption.

    (a) The Corporation, at its option, may redeem any or all shares of Series A Preferred Stock, at any time or from time to time, on or after
         , 2001 at a redemption price per share equal to the Stated Value thereof, plus an amount equal to accrued and unpaid dividends thereon (whether or not declared) to and including the date of redemption (the "Redemption Price").

    (b) If less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot.

    (c) Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 90 days prior to the date fixed for redemption to the holders of record of the shares of Series A Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Corporation. Such notice shall state: (i) the date fixed for redemption; (ii) the Redemption Price; (iii) the number of shares of Series A Preferred Stock to be redeemed and if less than all the shares held by such holder are to be redeemed, the number of such shares to be so redeemed from such holder; (iv) the place where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that after such date fixed for redemption the shares to be redeemed shall not accrue dividends. Such notice shall be deemed to have been duly given to any holder of the Series A Preferred Stock within the meaning of the foregoing provisions when the same shall have been mailed as aforesaid. Accidental failure to mail any such notice to one or more of such holders shall not affect the validity of such redemption as to the other holders. Subject to Section 5(d) below, if such notice is mailed as aforesaid, and if on or before the date fixed for redemption, funds sufficient to redeem the shares called for redemption are set aside by the Corporation in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the redemption date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue and all rights of the holders of such shares as stockholders of the Corporation shall cease (except the right to receive the Redemption Price, without interest, upon surrender of the certificate representing such shares). Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Corporation in such notice), the holders of record of such shares shall be entitled to receive the Redemption Price, without interest. Notwithstanding the foregoing, however, as and to the extent that the Corporation is required under the abandoned property laws of any jurisdiction to escheat any redemption funds held in trust for the benefit of any holder, the Corporation shall be absolved of any further obligation or liability to such holder to the full extent provided by any such law. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

    (d) At the option of the Corporation, if notice of redemption is mailed as aforesaid, and if prior to the date fixed for redemption, funds sufficient to pay in full the Redemption Price are deposited in trust for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice doing business in the Borough of Manhattan, City of New York, State of New York, and having capital and surplus of at least $100 million (which bank or trust company also may be the transfer agent and/or paying agent for the Series A Preferred Stock) notwithstanding the fact that any certificate(s) for shares called for redemption shall not have been surrendered for cancellation, on and after such date of deposit the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares as shareholders of the Corporation shall cease, except the right of the holders thereof to receive out of the funds so deposited in trust the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Unless otherwise required by law, any funds so deposited with such bank or trust company which shall remain unclaimed by the holders of shares called for redemption at the end of two years after the redemption date shall be repaid to the Corporation, on demand, and thereafter the holder of any such shares shall look only to the Corporation for the payment, without interest, of the Redemption Price. Notwithstanding the foregoing, however, as and to the extent that the Corporation is required under the abandoned property laws of any jurisdiction to escheat any redemption funds held in trust for the benefit of any holder, the Corporation shall be absolved of any further obligation or liability to such holder to the full extent provided by any such laws.

    (e) Any provision of this section 5 to the contrary notwithstanding, in the event that any quarterly dividend payable on the Series A Preferred Stock shall be in arrears and until all such dividends in arrears shall have been paid or declared and set apart for payment, the Corporation shall not redeem any shares of Series A Preferred Stock unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and shall not purchase or otherwise acquire any shares of Series A Preferred Stock except in accordance with a purchase or exchange offer made on the same terms to all holders of record of Series A Preferred Stock for the purchase of all outstanding shares thereof.

    (f) The provisions of this Section 5 shall be null and void if the Corporation's right to redeem the Series A Preferred Stock would cause the Series A Preferred Stock to be treated, for purposes of the Merger, as "other property," as such term is used in Section 356(a)(1) of the Internal Revenue Code of 1986, as amended.

  6. No Sinking Fund. The shares of Series A Preferred Stock shall not be subject to the operation of any mandatory purchase, retirement or sinking fund.

  7. Voting Rights. Other than as required by applicable law, the Series A Preferred Stock shall not have any voting powers either general or special, except that:

    (a) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series A Preferred Stock and any other series of Preferred Stock, at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Series A Preferred Stock and any such other series of Preferred Stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, as amended or of any amendment or supplement thereto (including any certificate of designation or any similar document relating to any series of Preferred Stock) of the Corporation or the by-laws of the Corporation, which would adversely affect the preferences, rights, powers or privileges, qualifications, limitations and restrictions of the Series A Preferred Stock and any such other series of Preferred Stock. If the Series A Preferred Stock (but not all other series of Preferred Stock outstanding) are affected by the above-described actions in this Section 7(a), the Series A Preferred Stock shall, in addition, be entitled to vote on such actions separately as a class, and shall approve such actions by the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of Series A Preferred Stock.

    (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of Series A Preferred Stock and any other series of Preferred Stock of the Corporation ranking on a parity with shares of the Series A Preferred Stock, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up, at the time outstanding, given in person or by proxy, whether in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Series A Preferred Stock and any such other series of Preferred Stock shall vote together as a single class without regard to series, shall be necessary to create, authorize or issue, or reclassify any authorized stock of the Corporation into, or create, authorize or issue, any obligation or security convertible into or evidencing a right to purchase, any shares of any class of stock of the Corporation ranking prior to the Series A Preferred Stock or ranking prior to any other series of Preferred Stock which ranks on a parity with the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up. Notwithstanding the above, no vote of Series A Preferred Stock is required for the creation of an issue of stock ranking prior to the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up if a notice of redemption has been given for the Series A Preferred Stock as provided herein and the proceeds of the sale of such new issue of stock are used to retire or redeem any or all of the Series A Preferred Stock.

    (c) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of a majority of all of the shares of Series A Preferred Stock and any other series of Preferred Stock of the Corporation ranking junior to or on a parity with shares of the Series A Preferred Stock, either as to dividends or the distribution of assets upon the liquidation, dissolution or winding up, shall be required to increase the authorized amount of Preferred Stock, or to create any series of Preferred Stock ranking on a parity with the Series A Preferred Stock, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up.

    (d) Whenever, at any time or times, dividends payable on the shares of Series A Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not such arrearage occurred in consecutive periods) on shares of the Series A Preferred Stock at the time outstanding, the holders of the outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a class together with holders of shares of any one or more other series of Preferred Stock ranking on a parity with the Series A Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Corporation for one-year terms at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of Series A Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other series of Series A Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such rights of the holders of Series A Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of Series A Preferred Stock (either alone or together with the holders of shares of any one or more other series of Preferred Stock ranking on such a parity) as set forth herein. The right of the holders of Series A Preferred Stock, voting separately as a class to elect (either alone or together with the holders of shares of any one or more other series of Preferred Stock ranking on such a parity) members of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated on the Series A Preferred Stock shall have been paid in full or declared and set apart for payment, at which time such right shall immediately terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

    (e) Upon termination of such special voting rights attributable to all holders of the Series A Preferred Stock and any other series or Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, the term of office of each director elected by the holders of shares of Series A Preferred Stock and such parity Preferred Stock (a "Preferred Stock Director") pursuant to such special voting rights shall immediately terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Any Preferred Stock Director may be removed without cause by, and shall not be removed without cause otherwise than by, the vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock with respect to dividends who were entitled to participate in such Preferred Stock Director's election, voting as a separate class, at a meeting called for such purposes. If the office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining Preferred Stock Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

  8. Ranking. Any class or classes of stock of the Corporation shall be deemed to rank:

    (a) prior to the Series A Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock,

    (b) on a parity with the Series A Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series A Preferred Stock, if the holders of such class of stock and the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation prices, without preferences or priority one over the other, and

    (c) junior to the Series A Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

  9. Status of Acquired Shares. Shares of Series A Preferred Stock redeemed by the Corporation, or otherwise acquired by the Corporation, will upon the taking of any action required by law, be restored to the status of authorized but unissued shares of the Corporation's preferred stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.

  10. Conversion and Preemptive Rights. The Series A Preferred Stock is not entitled to any conversion, preemptive or subscription rights with respect to any securities of the Corporation.

  11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or unenforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

  IN WITNESS WHEREOF, Danielson Holding Corporation has caused this
Certificate to be signed and attested by the undersigned, this    of      ,
1996.

                                          Danielson Holding Corporation

                                          By: _________________________________

Attest:

_____________________________________

                                                                      APPENDIX H


[LOGO OF       Bankers Trust
BANKERS TRUST  Bankers Trust New York Corporation
APPEARS HERE]  and its affiliated Companies


BT Securities Corporation                    Mailing Address:
                                             P.O. Box 318, Church Street Station
                                             New York, New York  10008




                                                                    July 1, 1996

Midland Financial Group, Inc.
825 Crossover Lane
Suite 112
Memphis, Tennessee 38117-4936

Danielson Holding Corporation
767 Third Avenue
New York, New York 10017-2023

Ladies and Gentlemen:

  Midland Financial Group, Inc. (the "Company") and Danielson Holding Corporation (the "Purchaser") have engaged BT Securities Corporation ("BT") to render an opinion (the "Opinion") to the Company, the Purchaser and Mission Sub E, Inc., a wholly-owned subsidiary of the Purchaser (the "Merger Sub" and, collectively with the Company and the Purchaser, the "Merger Parties"), as to the dividend rate applicable to the Series A Cumulative Preferred Stock, $.10 par value per share and having a stated value of $25.00 per share (the "Series A Preferred Stock"), that BT believes, if the Transactions (as defined below) were consummated and the Series A Preferred Stock were assumed to trade on a fully distributed basis, in each case as of the date of such Opinion, would be likely to cause the Series A Preferred Stock to have a trading price of $25.00 per share on such date.

  The issuance of the Series A Preferred Stock is to be effected in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of February 26, 1996, as amended (the "Merger Agreement"), between the Merger Parties, which provides for, among other things, (a) the acquisition of the Company by the Purchaser by means of the merger of the Company with and into the Merger Sub (the "Merger") in a tax-free reorganization in consideration of the payment to the stockholders of the Company of an amount equal in the aggregate to approximately $81,066,832 (the "Merger Consideration"), which is equal to 1.6 times the total stockholders' equity of the Company as of December 31, 1995, as adjusted pursuant to the Merger Agreement, which aggregate amount shall be paid (i) approximately $40,533,416 in cash, (ii) approximately $32,426,733 in Series A Preferred Stock of the Purchaser, which shares of Series A Preferred Stock shall be listed for trading on the American Stock Exchange, Inc. or The New York Stock Exchange, Inc. or approved for trading in The National Association of Securities Dealers Automated Quotation System, and
(iii) approximately $8,106,683 in common stock, $.10 par value per share (the "Common Stock"), of the Purchaser, (b) the contribution of $30,000,000 in capital by the Purchaser to the Merger Sub (the "Capital Contribution Amount") and (c) the issuance and sale by the Purchaser of shares of Common Stock in a public offering to provide net proceeds to the Purchaser of not less than the cash portion of the Merger Consideration and a portion APPENDIX H of the Capital Contribution Amount. The transactions contemplated by the Merger Agreement are collectively referred to as the "Transactions".

  For the purposes of this Opinion, (a) the term "trading price" with respect to the Series A Preferred Stock shall mean a price within a range of prices at which the Series A Preferred Stock would change hands in routine trading transactions between willing buyers and willing sellers as of the date of this Opinion, each having reasonable knowledge of the relevant facts, none being under any compulsion to act, and with equity to both; and (b) the term "fully distributed" shall mean, with respect to the Series A Preferred Stock, that the shares of Series A Preferred Stock issued in the Transactions to stockholders of the Company (other than "affiliates" of the Company, as such term is defined in the rules and regulations promulgated under the Securities Act of 1933, as amended) who do not desire to hold such shares as an investment shall have been completely transferred to persons who shall have purchased such shares with a view to investment. It is our understanding, upon which we are relying, that you concur with our definitions of "trading price" and "fully distributed," and that you are relying on your own respective counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar expert advice in these matters and all other matters addressed by this Opinion.

  In connection with this Opinion, we have made such examination and investigation as we have deemed necessary and appropriate to permit us to express an informed opinion with respect to the matters referred to below. Among other things, we have:

     1. reviewed a draft of the Preliminary Joint Proxy Statement/Prospectus (the "Preliminary Joint Proxy Statement/Prospectus") proposed to be included in the Registration Statement on Form S-4 of the Purchaser with respect to the Transactions (the "Registration Statement");

     2. reviewed the Merger Agreement, including the form of Certificate of Designation, Preferences, Rights and Limitations of Series A Cumulative Perpetual Preferred Stock of the Purchaser attached thereto as Exhibit 1A;

     3. reviewed the consolidated financial statements of the Company and its subsidiaries included in the Preliminary Joint Proxy
        Statement/Prospectus;

     4. reviewed the consolidated financial statements of the Purchaser and its subsidiaries included in the Preliminary Joint Proxy
        Statement/Prospectus;

     5. reviewed the selected and historical pro forma unaudited condensed consolidated financial information of the Company and its subsidiaries, the Purchaser and its subsidiaries and the Purchaser and its subsidiaries, including Merger Sub, after giving effect to the consummation of the Transactions, respectively, included in the Preliminary Joint Proxy Statement/Prospectus;

     6. conferred with certain members of the senior management of the Company with respect to the operations, financial condition, future prospects and projected operations and performance of the Company and its subsidiaries;

     7. conferred with certain members of the senior management of the Purchaser with respect to the operations, financial condition, future prospects and projected operations and performance of the Purchaser and its subsidiaries;

     8. reviewed the letter of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") dated June 19, 1996 with respect to the dividend rate of the Series A Preferred Stock, reviewed certain related material prepared by DLJ with respect to the same and conferred with representatives of DLJ with respect to the foregoing;

     9. reviewed the letter of The Robinson-Humphrey Company, Inc., ("Robinson-Humphrey") dated June 24, 1996 with respect to the dividend rate of the Series A Preferred Stock, reviewed certain related material prepared by Robinson-Humphrey with respect to the same and conferred with representatives of Robinson-Humphrey with respect to the foregoing;

    10. reviewed the form of letter proposed to be delivered by Stephens Inc. ("Stephens") to the Purchaser, attached as Appendix B to the Preliminary Joint Proxy Statement/Prospectus, with respect to the fairness, from a financial point of view, of the terms of the Merger to the Purchaser, reviewed certain related material prepared by Stephens with respect to the same and conferred with representatives of Stephens with respect to the foregoing;

    11. reviewed the form of letter proposed to be delivered by Robinson-Humphrey to the Company, attached as Appendix C to the Preliminary Joint Proxy Statement/Prospectus, with respect to the fairness, from a financial point of view, of the merger consideration to be issued in the Merger to the stockholders of the Company, reviewed certain related material prepared by Robinson-Humphrey with respect to the same and conferred with representatives of Robinson-Humphrey with respect to the foregoing;

    12. reviewed forecasts and projections for the ten years ended December 31, 2005 (a) of the Company and its subsidiaries prepared by management of the Company, (b) of the Purchaser and its subsidiaries prepared by management of the Purchaser and (c) of the Purchaser and its subsidiaries, including the Merger Sub, after giving effect to the consummation of the Transactions and the proposed refinancing of the outstanding bank indebtedness of the Company on terms reflected in such forecasts and projections, prepared by the Purchaser; and conferred with certain members of the senior managements of the Company and the Purchaser, respectively, with respect to the foregoing;

    13. reviewed the historical market prices and trading activity for the publicly traded securities of the Company and the Purchaser, respectively, and reviewed other publicly available financial and operating data for the Company and the Purchaser and their respective subsidiaries;

    14. reviewed publicly available data regarding the historical results of operations, present financial condition and other information of certain companies engaged primarily in the insurance business, none of which companies is identical in all material respects to, and many of which companies differ substantially in material respects from, the Purchaser and its subsidiaries, including the Merger Sub, after giving effect to the consummation of the Transactions; reviewed publicly available data regarding the historical market prices, interest and dividend rates and trading activity of debt securities and preferred stock issued by such companies; and, to the extent we deemed appropriate, compared such data to comparable data with respect to the Purchaser and its subsidiaries, including the Merger Sub, after giving effect to the consummation of the Transactions;

    15. reviewed publicly available data regarding the historical market prices, interest and dividend rates and trading activity of debt securities and preferred stock issued by certain companies other than the Merger Parties having terms and other features that we deem relevant to our analysis (including the respective principal or stated amounts thereof, the respective maturities or redemption dates thereof, if any, and the existence, absence or level of securities ratings by nationally recognized statistical ratings organizations, coverage by securities analysts and historical trading activities), none of which instruments is identical in all material respects to, and many of which differ substantially in material respects from, the Series A Preferred Stock with respect to such terms and features; and

    16. conducted such other studies, analyses and investigations as we have deemed appropriate.

  We have relied upon and assumed, without independent verification, that the forecasts and projections referred to in item 12 above have been reasonably prepared on and reflect the best currently available estimates and judgements of the persons preparing the same as to the future financial performance of the Company and its subsidiaries and the Purchaser and its subsidiaries, in each case before giving effect to the consummation of the Transactions, and the Purchaser and its subsidiaries, including the Merger Sub, after giving effect to the consummation of the Transactions, as the case may be, and we express no view as to such forecasts and projections or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, business or prospects of the Company and its subsidiaries or the Purchaser and its subsidiaries, respectively, since the date of the most recent financial statements made available to us. We have also assumed that the definitive, final versions of documents we have reviewed as forms or in draft form will not contain any material information that differs materially from the information contained in such forms or drafts.

  For the purposes of this Opinion, we have also relied upon and assumed that, as of the date of this Opinion: the Transactions have been consummated in accordance with the terms of the Merger Agreement and the description of the Transactions in the Preliminary Joint Proxy Statement/Prospectus; the Series A Preferred Stock is listed for trading on the American Stock Exchange, Inc. or The New York Stock Exchange, Inc. or has been approved for trading on The National Association of Securities Dealers Automated Quotation System; the Series A Preferred Stock has not been assigned a securities rating by a nationally recognized statistical ratings organization; the rating of the Company and its subsidiaries by A.M. Best Company is not less than "B+" (Very
Good); the shares of Series A Preferred Stock issued to stockholders of the Company (other than "affiliates" thereof, as defined in the rules and regulations promulgated under the Securities Act of 1933, as amended) in the Transactions are freely transferable; the merger contemplated by the Merger Agreement qualifies as a tax-free reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); the Purchaser has a federal consolidated net operating loss carryforward of approximately $1.4 billion, which the Purchaser's consolidated group after the consummation of the Transactions will be able to utilize to offset future income of the Purchaser and its subsidiaries without limitation under Section 382 of the Code or otherwise (except for a limitation with respect to certain "recognized built-in gains" of the Company) through the expiration dates thereof as set forth in the Preliminary Joint Proxy Statement/Prospectus; the negative unassigned surplus of a subsidiary of the Company is reset to zero; the respective provisions of the Company and its subsidiaries and the Purchaser and its subsidiaries for unpaid losses and loss adjustment expenses as of March 31, 1996, as disclosed in the consolidated financial statements of the Company and its subsidiaries and the Purchaser and its subsidiaries, respectively, included in the Preliminary Joint Proxy Statement/Prospectus, are adequate; the issuance and sale by the Purchaser of shares of Common Stock in a public offering has been completed and has provided to the Purchaser net proceeds of not less than the sum of (i) the cash portion of the Merger Consideration, (ii) the Capital Contribution Amount and (iii) $7 million; and outstanding bank indebtedness of the Company has been refinanced in a principal amount not greater than $27 million on terms consistent with those reflected in the forecasts and projections of the Purchaser and its subsidiaries, including the Merger Sub, after giving effect to the consummation of the Transactions and such refinancing, referred to above.

  We have not independently verified, or otherwise assumed responsibility for, the accuracy or completeness of the information supplied to us or publicly available with respect to any of the Merger Parties and their respective subsidiaries and do not assume any responsibility with respect to it. We have assumed that any such information provided by the Merger Parties or their respective representatives, including, without limitation, any information included in the Preliminary Joint Proxy Statement/Prospectus, any prospectus or similar document, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. We have not made or obtained any independent evaluation or appraisal of the assets, liability (contingent or otherwise) or reserves of any of the Merger Parties and their respective subsidiaries, nor have we made any physical inspection of the properties or assets of any of the Merger Parties and their respective subsidiaries.

  The Opinion expressed below is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this Opinion, and we express no Opinion as of any other date. Although subsequent developments may affect the Opinion, we have no obligation to update or revise the Opinion unless requested by the Company and the Purchaser to do so pursuant to the terms of their engagement of BT.

  Based upon the foregoing, and in reliance thereon, it is our opinion as of the date of this letter that, if the Transactions were consummated and the Series A Preferred Stock were assumed to trade on a fully distributed basis, in each case as of the date of this Opinion, the dividend rate applicable to the Series A Preferred Stock that would be likely to cause the Series A Preferred Stock to have a trading price of $25.00 per share on such date is 10.00% per annum.

  No opinion is expressed herein as to the fairness of the Transactions, from a financial point of view or otherwise, to any Merger Party, any of its stockholders or any other person, as to the value or fairness of any consideration to be received by any Merger Party, any of its stockholders or other person in connection with the Transactions, as to the price at which shares of Series A Preferred Stock will actually trade upon the issuance thereof or at any time thereafter or as to the price at which any holder of shares of Series A Preferred Stock will at any time be able to sell or otherwise dispose of such shares or any interest therein. There can be no assurance that the Series A Preferred Stock will trade at or near its stated value per share or on a fully distributed basis at any time.

  By your acceptance hereof, you agree that this Opinion is furnished subject to the conditions, scope of engagement, limitations and understandings set forth herein. This Opinion shall be used only by the Merger Parties and only for purposes of determining the compliance of the Merger Parties with Section
3.9 of the Merger Agreement. No representation is made herein as to the sufficiency of this Opinion for this or any other purpose. This Opinion shall not be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any other purpose (including in any public filing), nor shall any public references be made to us (nor our role herein), except with our prior written consent, except that (i) this Opinion may be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement and (ii) this Opinion may be described in, and a copy hereof may be annexed to the Joint Proxy Statement/Prospectus included in the Registration Statement. Without limiting the generality of the foregoing, no person is authorized to rely, and no person is justified in relying, on this Opinion in determining how to vote with respect to any matter related to the Transactions, in determining the type of consideration, or the amount thereof, to be received in the Transactions or in determining whether or when to purchase, sell or hold any shares of Series A Preferred Stock or other securities.

                                          Very truly yours,

                                          BT Securities Corporation

                                                    /s/ W. Dana LaForge
                                          By: _________________________________
                                                      W. Dana LaForge
                                                     Managing Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Danielson's Bylaws provide that Danielson shall indemnify and hold harmless, to the fullest extent which it is empowered to do unless prohibited from doing so by the Delaware General Corporation Law, as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of Danielson, or while a director or officer of Danielson, is or was serving at the request of Danielson as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA exercise taxes or penalties and amounts paid-in settlement) reasonably incurred or suffered by such person in connection therewith and that such indemnification shall continue as to any such person who has ceased to be a director or officer, and shall inure to the benefit of such person's heirs, executors and administrators; provided, however, that except with respect to proceedings to enforce indemnification rights, Danielson shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by Danielson's board of directors.

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  The Bylaws further provide that Danielson shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Danielson, except that it shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to Danielson) that the claimant has not met the standards of conduct (as set forth above) which make it permissible under the Delaware General Corporation Law for Danielson to indemnify the claimant for the amount claimed, but the burden of such defense shall be on Danielson.

  The Bylaws further provide that the right to indemnification shall be a contract right and shall include the right to be paid by Danielson for the expenses incurred in defending any such proceeding in advance of its final disposition unless otherwise determined by the board of directors of Danielson in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Danielson; and that such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors of Danielson deems appropriate. The rights conferred in the Bylaws to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 102 of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. Article Tenth of Danielson's Certificate of Incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law.

  Danielson maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such including among other things, certain liabilities under the Securities Act of 1933, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) EXHIBITS

                               INDEX TO EXHIBITS

                                                                   SEQUENTIAL
 EXHIBITS/1/                                                       PAGE NUMBER
 ------------                                                      -----------
              Plan of Acquisition:
     2.1*     Agreement and Plan of Merger dated as of February
              26, 1996 among Midland Financial Group, Inc.,
              Danielson Holding Corporation and Mission Sub E,
              Inc. (included as Appendix A to this Joint Proxy
              Statement/Prospectus).
     2.2      Letter Agreement dated April 18, 1996 amending the
              Agreement and Plan of Merger (included as Appendix
              A-1 to the Joint Proxy Statement/Prospectus).
     2.3      Letter Agreement dated July  , 1996 amending the
              Agreement and Plan of Merger (included as Appendix
              A-2 to the Joint Proxy Statement/Prospectus).
     3.1*     Certificate of Incorporation of Danielson Holding
              Corporation (included as Exhibit B to Proxy
              Statement, dated April 1, 1992).
              Organizational Documents:
     3.2*     Bylaws of Danielson Holding Corporation (included
              as Exhibit C to Proxy Statement, dated April 1,
              1992).
     3.3      Form of Certificate of Amendment of Certificate of
              Incorporation of Danielson Holding Corporation.
     3.4      Form of Certificate of Designation, Preferences,
              Rights and Limitations of Series A Cumulative
              Perpetual Preferred Stock of Danielson Holding
              Corporation (included as Appendix E to the Joint
              Proxy Statement/Prospectus).
              Instruments Defining Rights of Security-Holders:
     4.1*     Certificate of Incorporation of Danielson Holding
              Corporation (included as Exhibit B to Proxy
              Statement, dated April 1, 1992).
     4.2      Form of Certificate of Designation, Preferences,
              Rights and Limitations of Series A Cumulative
              Perpetual Preferred Stock of Danielson Holding
              Corporation (included as Appendix E to the Joint
              Proxy Statement/Prospectus).

                                                                    SEQUENTIAL
 EXHIBITS/1/                                                        PAGE NUMBER
 ------------                                                       -----------
              Opinion re Legality:
     5.1      Opinion of Anderson Kill Olick & Oshinsky, P.C. as
              to the legality of the securities being registered.
              Opinion re Liquidation Preference:
     7.1      Opinion of Anderson Kill Olick & Oshinsky, P.C.
              regarding the liquidation preference of Danielson
              Series A Preferred Stock.
              Opinion re Tax Matters:
     8.1      Opinion of Anderson Kill Olick & Oshinsky, P.C.
              regarding certain tax matters relating to the
              Merger.
              Material Contracts--Executive Compensation Plans
              and Arrangements:
    10.11*    1990 Stock Option Plan (filed with Report on Form
              8-K dated September 4, 1990, Exhibit 10.8).
    10.12*    1995 Stock and Incentive Plan (included as Exhibit
              A to Proxy Statement filed on March 30, 1995).
              Statements re Computation of Per Stock Earnings:
    11.1      Computation of Earnings per share for the quarters
              ended March 31, 1995 and 1996--Danielson Holding
              Corporation.
    11.2      Computation of Earnings per share for the year
              ended December 31, 1995--Danielson Holding
              Corporation.
    11.3      Computation of Earnings per share for the quarters
              ended March 31, 1995 and 1996--Midland Financial
              Group, Inc.
    11.4      Computation of Earnings per share for the year
              ended December 31, 1995--Midland Financial Group,
              Inc.
              Subsidiaries of the Registrant:
    21.1      Subsidiaries of Danielson Holding Corporation.
              Consents of Experts and Counsel:
    23.1      Consent of Anderson Kill Olick & Oshinsky, P.C.
              (included in Exhibit 5.1 to this Registration
              Statement).
    23.2      Consent of Anderson Kill Olick & Oshinsky, P.C.
              (included in Exhibit 7.1 to this Registration
              Statement).
    23.3      Consent of Anderson Kill Olick & Oshinsky, P.C.
              (included in Exhibit 8.1 to this Registration
              Statement).
    23.4      Consent of KPMG Peat Marwick LLP.
    23.5      Consent of KPMG Peat Marwick LLP.
              Power of Attorney:
    24.1      Powers of Attorney executed by certain directors of
              Danielson Holding Corporation (included in
              signature page of this Registration Statement).

                                                                  SEQUENTIAL
 EXHIBITS/1/                                                      PAGE NUMBER
 ------------                                                     -----------
              Additional Exhibits:
 99.1*        Press release dated February 27, 1996 (filed with
              Report on Form 8-K dated March 1, 1996, Exhibit
              99.1).
 99.2         Press release dated April 19, 1996.
 99.3         Press release dated April 25, 1996.

- --------
/1/Exhibit numbers are referenced to Item 601 of Regulation S-K under the
   Securities Exchange Act of 1934.
 * Asterisk indicates an exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference.

 (B) FINANCIAL STATEMENT SCHEDULES

DANIELSON HOLDING CORPORATION

    Schedule I--Summary of Investments--Other than Investments in Related
    Parties
    Schedule II--Condensed Financial Information of Danielson
    Schedule IV--Reinsurance
    Schedule V--Valuation and Qualifying Accounts Schedule
    III and VI--Supplementary Insurance Information and Supplemental
                Information Concerning Property-Casualty Insurance
                Operations

MIDLAND FINANCIAL GROUP, INC.

    Schedule I--Summary of Investments--Other than Investments in Related
    Parties
    Schedule II--Condensed Financial Information of Midland
    Schedule IV--Reinsurance

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, except to the extent permitted to be filed as a prospectus supplement, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW
YORK, ON    , 1996.

                                          Danielson Holding Corporation

                                                  /s/ C. Kirk Rhein, Jr.
                                          By: _________________________________
                                             C. KIRK RHEIN, JR. PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

  THE REGISTRANT AND EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS C. KIRK RHEIN, JR. AND LISA D. LEVEY, AND ANY AGENT FOR SERVICE NAMED IN THIS REGISTRATION STATEMENT AND EACH OF THEM, HIS, HER OR ITS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM, HER OR IT AND IN HIS, HER, OR ITS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN AND FILE (I) ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND (II) A REGISTRATION STATEMENT, AND ANY AND ALL AMENDMENTS THERETO, RELATING TO THE OFFERING COVERED HEREBY FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE, SHE, OR IT MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
       /s/ C. Kirk Rhein, Jr.          President, Chief          July 5, 1996
- -------------------------------------   Executive Officer
         C. KIRK RHEIN, JR.             and Director
                                        (principal
                                        executive officer)

       /s/ James P. Heffernan          Chief Financial           July 5, 1996
- -------------------------------------   Officer and
         JAMES P. HEFFERNAN             Director (principal
                                        financial officer)

       /s/ Claudia C. Cosenza          Controller                July 5, 1996
- -------------------------------------   (principal
         CLAUDIA C. COSENZA             accounting officer)


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
        /s/ Martin J. Whitman           Chairman of the          July 5, 1996
- -------------------------------------    Board, Chief
          MARTIN J. WHITMAN              Investment Officer
                                         and Director

        /s/ Joseph F. Porrino           Director                 July 5, 1996
- -------------------------------------
          JOSEPH F. PORRINO

                                        Director                     , 1996
- -------------------------------------
            FRANK B. RYAN

                                        Director                     , 1996
- -------------------------------------
         EUGENE M. ISENBERG

        /s/ William R. Story            Director                 July 5, 1996
- -------------------------------------
          WILLIAM R. STORY

                                        Director                     , 1996
- -------------------------------------
         WALLACE O. SELLERS

                                                                      SCHEDULE I

                 DANIELSON HOLDING CORPORATION AND SUBSIDIARIES

       SUMMARY OF INVESTMENTS--OTHER THAN INVESTMENTS IN RELATED PARTIES
                                 (IN THOUSANDS)

                                                DECEMBER 31, 1995
                                   -------------------------------------------
                                      COST OR       FAIR   AMOUNT REFLECTED ON
                                   AMORTIZED COST  VALUE      BALANCE SHEET
                                   -------------- -------- -------------------
Fixed maturities classified as
 available-for-sale:
  U.S. Government/Agency..........    $ 54,865    $ 56,715      $ 56,715
  Mortgage-backed.................      62,342      63,606        63,606
  Corporate.......................      50,566      52,274        52,274
                                      --------    --------      --------
    TOTAL FIXED MATURITIES........     167,773     172,595       172,595
                                      --------    --------      --------
Equity securities:
  Common stocks...................         256         629           629
                                      --------    --------      --------
    TOTAL EQUITY SECURITIES.......         256         629           629
                                      --------    --------      --------
Short term investments............       8,570       8,570         8,570
                                      --------    --------      --------
    TOTAL INVESTMENTS.............    $176,599    $181,794      $181,794
                                      ========    ========      ========

                                                                     SCHEDULE II

                         DANIELSON HOLDING CORPORATION

               CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
                             (PARENT COMPANY ONLY)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                     -------------------------
                                                      1993     1994     1995
                                                     -------  -------  -------
REVENUES:
  Net investment income............................. $   597  $   435  $   675
  Net realized investment losses....................     --       --        (2)
  Other income......................................     --        12       26
                                                     -------  -------  -------
    TOTAL REVENUES..................................     597      447      699
                                                     -------  -------  -------
EXPENSES:
  Employee compensation and benefits................   1,182    1,118    1,442
  Professional fees.................................     429      751      221
  Other general and administrative fees.............     625      697      657
                                                     -------  -------  -------
    TOTAL EXPENSES..................................   2,236    2,566    2,320
                                                     -------  -------  -------
Income (loss) before provision for income taxes.....  (1,639)  (2,119)  (1,621)
Income tax provision................................      54       40       36
                                                     -------  -------  -------
Loss before equity in net income of subsidiaries....  (1,693)  (2,159)  (1,657)
Equity in net income of subsidiaries................   4,927    5,304    3,973
                                                     -------  -------  -------
INCOME BEFORE EXTRAORDINARY ITEM....................   3,234    3,145    2,316
  Extraordinary item................................     --       750      --
                                                     -------  -------  -------
NET INCOME.......................................... $ 3,234  $ 3,895  $ 2,316
                                                     =======  =======  =======

                         DANIELSON HOLDING CORPORATION

               CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
                             (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                               DECEMBER 31,
                              ----------------
                               1994     1995
                              -------  -------
ASSETS:
Cash........................  $    51  $    18
Fixed maturities:
  Available-for-sale at fair
   value (Cost: $12,794 and
   $10,487).................   12,736   10,530
Short term investments, at
 cost which approximates
 fair value.................      165      466
                              -------  -------
    TOTAL CASH AND
     INVESTMENTS............   12,952   11,014
Investment in subsidiaries..   48,944   58,289
Accrued investment income...      176      175
Other assets................      576      626
                              -------  -------
    TOTAL ASSETS............  $62,648  $70,104
                              =======  =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Other liabilities...........  $   330  $   283
                              -------  -------
    Total liabilities.......      330      283
                              -------  -------
Preferred Stock ($0.10 par
 value; authorized
 10,000,000 shares; none
 issued and outstanding)....      --       --
Common Stock ($0.10 par
 value; authorized
 20,000,000 shares; issued
 15,370,894 shares and
 15,370,894 shares;
 outstanding 15,360,270
 shares and 15,360,255
 shares)....................    1,537    1,537
Additional paid-in capital..   46,417   46,131
Net unrealized gain (loss)
 on available-for-sale
 securities.................     (278)   5,195
Retained earnings...........   14,708   17,024
Treasury stock (Cost of
 10,624 shares and 10,639
 shares).......................   (66)     (66)
                              -------  -------
    TOTAL STOCKHOLDERS'
     EQUITY.................   62,318   69,821
                              -------  -------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY...  $62,648  $70,104
                              =======  =======

                         DANIELSON HOLDING CORPORATION

               CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
                             (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1993      1994      1995
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income......................................  $  3,234  $  3,895  $  2,316
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Net realized investment losses................       --        --          2
  Depreciation and amortization.................       (46)      125        86
  Equity in net (income) of subsidiaries........    (4,927)   (5,304)   (3,973)
  Increase (decrease) in accrued expenses.......       (47)       56       (47)
  Other, net....................................      (238)      209       (79)
                                                  --------  --------  --------
    Net cash (used in) operating activities.....    (2,024)   (1,019)   (1,695)
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments purchased:
  Fixed income maturities available-for-sale....       --    (12,933)  (10,787)
  Fixed income maturities held-to-maturity......    (8,592)      --        --
Proceeds from sales:
  Fixed income maturities available-for-sale....       --      7,026     1,837
Investments, matured or called
  Fixed income maturities available-for-sale....       --        --     11,210
  Fixed income maturities held-to-maturity......       --      8,430       --
  Change in accrued investment income...........        36      (127)        1
                                                  --------  --------  --------
    Net cash provided by (used in) investing
     activities.................................    (8,556)    2,396     2,261
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Acquisition of Danielson Trust Company..........    (4,611)      --        --
Acquisition of Western Trust Services...........       --     (2,505)      --
Proceeds from exercise of options to purchase
 Common Stock...................................       --        774       --
Retirement of stock options.....................       --        --       (286)
Purchase of treasury stock......................       --        (56)      --
Dividend received from subsidiary...............       668       --        --
Change in receivable from subsidiary............      (137)     (344)      (12)
Return of capital from subsidiaries.............       133        (2)      --
                                                  --------  --------  --------
    Net cash (used in) financing activities.....    (3,947)   (2,133)     (298)
                                                  --------  --------  --------
Net increase (decrease) in cash and short term
 investments....................................   (14,527)     (756)      268
Cash and short term investments at beginning of
 year...........................................    15,499       972       216
                                                  --------  --------  --------
CASH AND SHORT TERM INVESTMENTS AT END OF YEAR..  $    972  $    216  $    484
                                                  ========  ========  ========

                                                                     SCHEDULE IV

                         DANIELSON HOLDING CORPORATION

                                  REINSURANCE
                                 (IN THOUSANDS)

                                      CEDED EARNED ASSUMED EARNED            PERCENTAGE OF
                         GROSS EARNED   TO OTHER     FROM OTHER   NET EARNED     AMOUNT
                            AMOUNT     COMPANIES     COMPANIES      AMOUNT   ASSUMED TO NET
                         ------------ ------------ -------------- ---------- --------------
YEAR ENDED DECEMBER 31,
 1993:
Property and liability
 insurance premiums.....   $ 91,768     $ 5,784        $  68       $86,052         --
                           ========     =======        =====       =======         ===
YEAR ENDED DECEMBER 31,
 1994:
Property and liability
 insurance premiums.....   $106,552     $13,261        $ --        $93,291         --
                           ========     =======        =====       =======         ===
YEAR ENDED DECEMBER 31,
 1995:
Property and liability
 insurance premiums.....   $ 76,688     $16,140        $ --        $60,548         --
                           ========     =======        =====       =======         ===

                                                                      SCHEDULE V

                         DANIELSON HOLDING CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                        ADDITIONS
                                             -------------------------------
                             BALANCE AT      CHARGED TO COSTS   CHARGED TO               BALANCE AT
                         BEGINNING OF PERIOD   AND EXPENSES   OTHER ACCOUNTS DEDUCTIONS END OF PERIOD
                         ------------------- ---------------- -------------- ---------- -------------
Allowance for premiums
 and fees receivable....        $323              $ 117           $ --         $ 283        $157
                                ====              =====           =====        =====        ====
Allowance for
 uncollectable
 reinsurance on paid
 losses.................        $675              $ --            $ --         $ 287        $388
                                ====              =====           =====        =====        ====
Allowance for
 uncollectable
 reinsurance on unpaid
 losses.................        $425              $ --            $ --         $ --         $425
                                ====              =====           =====        =====        ====

                              SCHEDULES III AND VI

                         DANIELSON HOLDING CORPORATION
  SUPPLEMENTARY INSURANCE INFORMATION AND SUPPLEMENTAL INFORMATION CONCERNING
                    PROPERTY--CASUALTY INSURANCE OPERATIONS
                                 (IN THOUSANDS)

                                     RESERVES FOR
                                        UNPAID
                                      CLAIMS AND                             OTHER
                          DEFERRED      CLAIM     DISCOUNT FROM          POLICY CLAIMS
    AFFILIATION WITH     ACQUISITION  ADJUSTMENT  RESERVES FOR  UNEARNED AND BENEFITS  NET EARNED INVESTMENT
       REGISTRANT           COSTS      EXPENSES   UNPAID CLAIMS PREMIUMS    PAYABLE     PREMIUMS    INCOME
    ----------------     ----------- ------------ ------------- -------- ------------- ---------- ----------
Consolidated Property--
 Casualty Entities:
  As of and for the year
   ended 12/31/93.......   $2,196      $137,479       $--       $16,502      $--        $86,052    $12,587
                                                      ====                   ====
  As of and for the year
   ended 12/31/94.......   $2,204      $146,330       $--       $14,328      $--        $93,291    $11,287
                                                      ====                   ====
  As of and for the year
   ended 12/31/95.......   $1,045      $137,406       $--       $ 8,563      $--        $60,548    $12,351
                                                      ====                   ====

                             CLAIMS AND CLAIM
                           ADJUSTMENT EXPENSES
                           INCURRED RELATED TO      AMORTIZATION      OTHER       PAID CLAIMS
    AFFILIATION WITH     ------------------------    OF DEFERRED    OPERATING      AND CLAIM      NET WRITTEN
       REGISTRANT        CURRENT YEAR PRIOR YEARS ACQUISITION COSTS EXPENSES  ADJUSTMENT EXPENSES  PREMIUMS
    ----------------     ------------ ----------- ----------------- --------- ------------------- -----------
Consolidated Property--
 Casualty Entities:
  As of and for the year
   ended 12/31/93.......   $65,157      $  743         $14,812       $2,181         $51,502         $87,953
  As of and for the year
   ended 12/31/94.......   $67,131      $  384         $13,724       $4,953         $58,113         $91,069
  As of and for the year
   ended 12/31/95.......   $45,592      $3,123         $ 9,089       $4,302         $61,046         $55,295

                                                                      SCHEDULE I

                         MIDLAND FINANCIAL GROUP, INC.

       SUMMARY OF INVESTMENTS--OTHER THAN INVESTMENTS IN RELATED PARTIES

                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                     AMOUNT AT
                                                                    WHICH SHOWN
                                                                      IN THE
                                                             FAIR     BALANCE
               TYPE OF INVESTMENT                   COST    VALUE      SHEET
               ------------------                 -------- -------- -----------
FIXED MATURITIES:
Bonds:
  United States Government and government
   agencies...................................... $  1,207 $  1,215  $  1,215
  Municipalities.................................   83,838   85,266    85,266
  All other corporate bonds......................   19,722   19,810    19,810
  Redeemable preferred stock.....................   41,870   42,625    42,625
                                                  -------- --------  --------
    Total fixed maturities.......................  146,637  148,916   148,916
                                                  -------- --------  --------
EQUITY SECURITIES:
Common stock.....................................   13,039   13,408    13,408
                                                  -------- --------  --------
    Total equity securities......................   13,039   13,408    13,408
                                                  -------- --------  --------
    Total Investments............................ $159,676 $162,324  $162,324
                                                  ======== ========  ========

                                                         SCHEDULE II PAGE 1 OF 5

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         MIDLAND FINANCIAL GROUP, INC.
                             (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)

                                                               1994     1995
                                                              -------  -------
                                   ASSETS
Investments in subsidiaries.................................. $74,425  $76,671
Cash and equivalents.........................................      29    1,869
Securities available for sale................................   6,732      --
Due from affiliates..........................................  13,365      --
Furniture and equipment......................................   1,335    2,167
Notes receivable.............................................   1,756    1,651
Other assets.................................................     916    1,049
Deferred income taxes........................................     --       125
Income taxes recoverable.....................................     235    1,470
                                                              -------  -------
                                                              $98,793  $85,002
                                                              =======  =======
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable................................................ $40,000  $27,000
Due to affiliates............................................     --     7,212
Accrued expenses.............................................     559    1,945
Income taxes payable.........................................     440      --
                                                              -------  -------
                                                               40,999   36,157
                                                              -------  -------
STOCKHOLDERS' EQUITY:
Common stock.................................................  39,258   39,420
Additional paid-in capital...................................   1,887    1,887
Retained earnings............................................  16,943    5,796
Unrealized appreciation (depreciation) of securities avail-
 able for sale...............................................    (294)   1,742
                                                              -------  -------
    Total stockholders' equity...............................  57,794   48,845
                                                              -------  -------
                                                              $98,793  $85,002
                                                              =======  =======

            See accompanying note to condensed financial statements.

                                                         SCHEDULE II PAGE 2 OF 5

                         MIDLAND FINANCIAL GROUP, INC.
                             (PARENT COMPANY ONLY)

                         CONDENSED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                       1993    1994     1995
                                                      ------  ------  --------
Income:
  Investment income.................................. $  186  $  652  $  1,929
  Net realized securities gain.......................    186     --        --
  Management fees....................................    552     695     1,284
  Other..............................................     58       7       --
                                                      ------  ------  --------
                                                         982   1,354     3,213
                                                      ------  ------  --------
Expenses:
  General and administrative.........................    266     173     1,908
  Interest expense...................................    --      924     1,859
                                                      ------  ------  --------
                                                         266   1,097     3,767
                                                      ------  ------  --------
    Income (loss) before income taxes and equity in-
     terests.........................................    716     257      (554)
Income tax provision.................................   (254)   (283)     (114)
                                                      ------  ------  --------
  Income (loss) before equity interests..............    462     (26)     (668)
Equity interests.....................................      6       5        (6)
                                                      ------  ------  --------
  Net income (loss) before equity in undistributed
   income of subsidiaries............................    468     (21)     (674)
Equity in undistributed income of subsidiaries.......  6,600   7,946    (9,397)
                                                      ------  ------  --------
  Net income (loss).................................. $7,068  $7,925  $(10,071)
                                                      ======  ======  ========


            See accompanying note to condensed financial statements.

                                                         SCHEDULE II PAGE 3 OF 5

                 MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                             COMMON STOCK
                          -------------------
                            SHARES            ADDITIONAL             UNREALIZED
                          ISSUED AND           PAID-IN   RETAINED   APPRECIATION
                          OUTSTANDING AMOUNT   CAPITAL   EARNINGS  (DEPRECIATION)  TOTAL
                          ----------- ------- ---------- --------  -------------- --------
Balances at December 31,
 1992...................   4,346,123  $35,392   $1,887   $  2,483      $  118     $ 39,880
Net income..............         --       --       --       7,068         --         7,068
Warrants exercised......     872,505    3,429      --         --          --         3,429
Options exercised.......      70,686      231      --         --          --           231
Appreciation of equity
 securities.............         --       --       --         --           12           12
                           ---------  -------   ------   --------      ------     --------
Balances at December 31,
 1993...................   5,289,314   39,052    1,887      9,551         130       50,620
Net income..............         --       --       --       7,925         --         7,925
Cash dividends paid
 ($.10 per share).......         --       --       --        (533)        --          (533)
Options exercised.......      14,000       46      --         --          --            46
Warrants exercised......      40,908      160      --         --          --           160
Change in fair value of
 securities available
 for sale net of tax of
 $231...................         --       --       --         --         (424)        (424)
                           ---------  -------   ------   --------      ------     --------
Balances at December 31,
 1994...................   5,344,222   39,258    1,887     16,943        (294)      57,794
Net loss................         --       --       --     (10,071)        --       (10,071)
Cash dividends paid
 ($.20 per share).......         --       --       --      (1,076)        --        (1,076)
Options exercised.......      44,800      162      --         --          --           162
Change in fair value of
 securities available
 for sale net of tax
 of $1,058..............         --       --       --         --        2,036        2,036
                           ---------  -------   ------   --------      ------     --------
Balances at December 31,
 1995...................   5,389,022  $39,420   $1,887   $  5,796      $1,742     $ 48,845
                           =========  =======   ======   ========      ======     ========


            See accompanying note to condensed financial statements.

                                                         SCHEDULE II PAGE 4 OF 5

                         MIDLAND FINANCIAL GROUP, INC.
                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31 1993, 1994, AND 1995
                                 (IN THOUSANDS)

                                                    1993      1994      1995
                                                  --------  --------  --------
Cash flows from operating activities:
  Net income (loss).............................. $  7,068  $  7,925  $(10,071)
  Gain on investments............................     (186)      --        --
Changes in assets and liabilities:
  Other assets...................................      390      (779)     (133)
  Accrued expenses and other liabilities.........      (11)      549     1,386
  Income taxes payable...........................     (429)      505    (1,800)
  Other noncash items............................       18        51       137
                                                  --------  --------  --------
Net cash provided by (used in) operating activi-
 ties............................................    6,850  $  8,251   (10,481)
                                                  --------  --------  --------
Cash flows from investing activities:
  Investment in subsidiaries.....................  (18,659)  (17,512)   (2,246)
  Purchases of investments.......................   (8,985)   (7,429)      --
  Sales of investments...........................    3,811     5,720     6,732
  Fixed asset additions..........................     (260)     (655)      945
  Other..........................................     (100)       (6)      126
                                                  --------  --------  --------
Net cash provided by (used in) investing activi-
 ties............................................  (24,099)  (19,976)    5,557
                                                  --------  --------  --------
Cash flows from financing activities:
  Proceeds from credit facility..................   20,000    30,000    10,000
  Notes receivable...............................   (1,579)     (177)      102
  Proceeds from exercise of common stock warrants
   and options...................................    3,660       206       162
  Repayment of debt..............................      --    (10,000)  (23,000)
  Loans to affiliates............................   (2,244)  (10,330)   20,576
  Dividends to stockholders......................      --       (533)    (1076)
                                                  --------  --------  --------
Net cash provided by financing activities........   19,837     9,166     6,764
                                                  --------  --------  --------
Increase (decrease) in cash......................    2,588    (2,559)    1,840
Cash at beginning of year........................      --      2,588        29
                                                  --------  --------  --------
Cash at end of year.............................. $  2,588  $     29  $  1,869
                                                  ========  ========  ========

            See accompanying note to condensed financial statements.

                                                        SCHEDULE II PAGE 5 OF 5

                         MIDLAND FINANCIAL GROUP, INC.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                    NOTE TO CONDENSED FINANCIAL STATEMENTS

(1) The accompanying condensed financial information should be read in conjunction with the consolidated financial statements of Midland Financial Group, Inc. and subsidiaries as of December 31, 1994 and 1995 and for the three-year period ended December 31, 1995.

                                                                     SCHEDULE IV

                         MIDLAND FINANCIAL GROUP, INC.

                                  REINSURANCE

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                    ASSUMED          PERCENTAGE
                                         CEDED TO    FROM            OF AMOUNT
                                 DIRECT    OTHER     OTHER     NET    ASSUMED
                                 AMOUNT  COMPANIES COMPANIES AMOUNT    TO NET
                                -------- --------- --------- ------- ----------
Year ended December 31, 1993:
Premiums
Property casualty.............. $ 78,329  25,461     2,402    55,272    4.35
                                --------  ------    ------   -------    ----
Total.......................... $ 78,329  25,429     2,402    55,272    4.35
                                ========  ======    ======   =======    ====
Year ended December 31, 1994:
Premiums
Property casualty.............. $117,738  10,801    11,281   118,218    9.54
                                --------  ------    ------   -------    ----
Total.......................... $117,738  10,801    11,281   118,218    9.54
                                ========  ======    ======   =======    ====
Year Ended December 31, 1995:
Premiums
Property casualty.............. $175,226  17,719    14,887   172,394    8.64
                                --------  ------    ------   -------    ----
Total.......................... $175,226  17,719    14,887   172,394    8.64
                                ========  ======    ======   =======    ====

                         MIDLAND FINANCIAL GROUP, INC.

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

  The undersigned hereby appoints Joseph W. McLeary and Elena Barham, or either of them, with power of substitution, attorneys and proxies to represent the undersigned in the Special Meeting of Shareholders of MIDLAND FINANCIAL GROUP, INC. ("Midland") to be held on August 2, 1996 at The New York Marriott East Side Hotel, New York, New York at 10:00 a.m. New York time, or at any adjournment thereof, to vote all shares of the Midland common stock, no par value, which the undersigned is entitled to vote as designated below and upon such other business that may properly come before the meeting.

  [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

1. Approval and adoption of the Agreement and Plan of Merger, dated as of February 26, 1996, as amended, among Midland Financial Group, Inc., Danielson Holding Corporation and Mission Sub E., Inc.

                   [_] FOR      [_] AGAINST      [_] ABSTAIN

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATION, THE PROXY WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

  PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                                           MARK HERE IF YOU PLAN
                                           TO ATTEND THE MEETING   [_]

                                           Date: _______________________ , 1996

                                           ____________________________________

                                           ____________________________________

                                           ____________________________________
                                           PLEASE SIGN EXACTLY AS NAME APPEARS
                                           HEREON AND DATE. IF THE SHARES ARE
                                           HELD JOINTLY, EACH HOLDER SHOULD
                                           SIGN. WHEN SIGNING AS AN ATTORNEY,
                                           EXECUTOR, ADMINISTRATOR, TRUSTEE,
                                           GUARDIAN OR AS AN OFFICER SIGNING
                                           FOR A CORPORATION, PLEASE GIVE FULL
                                           TITLE UNDER SIGNATURE.

                         DANIELSON HOLDING CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

  The undersigned hereby appoints C. Kirk Rhein, Jr. and Lisa D. Levey, or either of them, with power of substitution, attorneys and proxies to represent the undersigned in the Annual Meeting of Stockholders of DANIELSON HOLDING CORPORATION ("Danielson"), to be held on August 2, 1996 at The New York Marriott East Side Hotel, New York, New York at 1:00 p.m. New York time, or at any adjournment thereof, to vote all shares of Danielson common stock, $0.10 par value per share, which the undersigned is entitled to vote as designated below and upon such other business that may properly come before the meeting.

  [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

1. Approval and adoption of the Merger Proposal, which will constitute approval of the merger of Midland Financial Group, Inc. into Mission Sub E, Inc.; approval of the Common Stock Issuance; approval of the Preferred Stock Terms; approval of the Authorized Capital Charter Amendment; and approval of the Non-Voting Stock Charter Amendment.

     [_] FOR         [_] AGAINST      [_] ABSTAIN

2. The election of the following persons as Directors of Danielson to serve until the next Annual Meeting of Stockholders and until their respective successors shall be duly elected and qualified:

 Nominees: Martin J. Whitman; James P. Heffernan, C. Kirk Rhein, Jr.; Joseph
       F. Porrino; Eugene M. Isenberg; Frank B. Ryan; William R. Story; Wallace O. Sellers and Paul B. Loyd, Jr.

     [_] FOR all nominees
                     [_] AGAINST as to all nominees
                                         [_] FOR except for vote withheld from
                                          the following nominees:
                                         --------------------------------------
3. Confirmation of the selection of KPMG Peat Marwick LLP as independent certified public accountants for Danielson for the fiscal year ending December 31, 1996.

     [_] FOR         [_] AGAINST      [_] ABSTAIN

4. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournments thereof, according to their decision and in their discretion.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATION, THE PROXY WILL BE VOTED "FOR" APPROVAL OF THE MERGER PROPOSAL, "FOR" THE ELECTION OF DIRECTORS AND "FOR" CONFIRMATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                MARK HERE IF YOU PLAN
                TO ATTEND THE MEETING [_]    Date: _____________________ , 1996

                                             __________________________________

                                             __________________________________
                                             PLEASE SIGN EXACTLY AS NAME
                                             APPEARS HEREON AND DATE. IF THE
                                             SHARES ARE HELD JOINTLY, EACH
                                             HOLDER SHOULD SIGN. WHEN SIGNING
                                             AS AN ATTORNEY, EXECUTOR,
                                             ADMINISTRATOR, TRUSTEE, GUARDIAN
                                             OR AS AN OFFICER SIGNING FOR A
                                             CORPORATION, PLEASE GIVE FULL
                                             TITLE UNDER SIGNATURE.


    PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.